     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 8, 2002



                                                      REGISTRATION NO. 333-97071

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                AMENDMENT NO. 1


                                       TO


                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                          INSTINET GROUP INCORPORATED
             (Exact name of registrant as specified in its charter)

            DELAWARE                            6211                            13-4134098
    (State of Incorporation)        (Primary Standard Industrial             (I.R.S. Employer
                                        Classification Code)              Identification Number)

                    3 TIMES SQUARE, NEW YORK, NEW YORK 10036
                                 (212) 310-9500
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                             PAUL A. MEROLLA, ESQ.
           SECRETARY AND GENERAL COUNSEL, INSTINET GROUP INCORPORATED
                    3 TIMES SQUARE, NEW YORK, NEW YORK 10036
                                 (212) 310-9500
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   COPIES TO:

              YVETTE P. TEOFAN, ESQ                               ALFRED O. ROSE, ESQ.
       CLEARY, GOTTLIEB, STEEN & HAMILTON                             ROPES & GRAY
                ONE LIBERTY PLAZA                                ONE INTERNATIONAL PLACE
            NEW YORK, NEW YORK 10006                           BOSTON, MASSACHUSETTS 02110
            TELEPHONE: (212) 225-2636                           TELEPHONE: (617) 951-7372
            FACSIMILE: (212) 225-3999                           FACSIMILE: (617) 951-7050

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable following the effectiveness of this Registration Statement, satisfaction or waiver of the other conditions to closing of the merger described herein, and consummation of the merger.
    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ----------

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ----------


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

[INSTINET LOGO]
                                                                   [ISLAND LOGO]

    The boards of directors of Island Holding Company, Inc. and Instinet Group Incorporated have approved a merger which will combine Instinet and Island through the acquisition of Island by Instinet. The merger is structured so Island will be merged with, and become, a wholly-owned subsidiary of Instinet. Instinet will survive as a publicly traded company.

    If the merger is completed, Island stockholders will receive a number of Instinet common shares determined by a formula described in the accompanying proxy/information statement-prospectus. Instinet stockholders will continue to own their existing shares after the merger. We estimate that the Instinet common shares to be issued or issuable to holders of Island shares, options and warrants will represent approximately 25% of the outstanding Instinet common shares after the merger on a fully diluted basis.


    Instinet's common shares are listed on the Nasdaq National Market under the trading symbol "INET", and on August 7, 2002, the closing price of an Instinet common share was $4.65.


    Completion of the merger requires that Island's stockholders adopt the merger agreement and an amendment to Island's certificate of incorporation and that Instinet's stockholders approve the issuance of Instinet common shares in the merger and adopt an amendment to Instinet's certificate of incorporation.


    Island will hold a special meeting of its stockholders to consider and vote on the merger agreement and the proposed amendment to Island's certificate of incorporation. Only Island stockholders who hold their Island shares at the close of business on August 7, 2002, the record date for the special meeting, will be entitled to vote at the Island special meeting. Adoption of the merger agreement and the proposed amendment to Island's certificate of incorporation requires approval by the holders of a majority of Island's outstanding shares and adoption of the proposed amendment to Island's certificate of incorporation will require the additional approval of the holders of two-thirds of Island's outstanding Class L common shares. YOUR VOTE IS VERY IMPORTANT.


    Whether or not you plan to attend the Island meeting, please take the time to vote your Island shares by completing and mailing the enclosed proxy card to Island. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of adoption of the merger agreement and the proposed amendment to Island's certificate of incorporation. If you fail to return your card, the effect will be a vote against the merger and the proposed amendment to Island's certificate of incorporation. Returning your proxy does NOT deprive you of your right to attend the meeting and to vote your shares in person should you decide to do so.

    The date, time and place of the Island meeting are:


                               September 10, 2002


                             11:00 a.m., local time

                          Island Holding Company, Inc.
                                50 Broad Street

                            New York, New York 10004


    After careful consideration, Island's board of directors has unanimously approved the merger agreement and the transactions contemplated thereby and the proposed amendment to Island's certificate of incorporation, and determined that the merger is in the best interests of Island's stockholders. ISLAND'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ISLAND STOCKHOLDERS VOTE FOR THE ADOPTION OF THE MERGER AGREEMENT AND FOR THE ADOPTION OF THE PROPOSED AMENDMENT TO ISLAND'S CERTIFICATE OF INCORPORATION.


    Subsidiaries of Reuters Group PLC holding approximately 83% of the outstanding Instinet common shares have approved the issuance of Instinet common shares in the merger and the adoption of the amendment to Instinet's certificate of incorporation. As a result, no vote by the stockholders of Instinet will be taken because these actions have already been approved by the written consent of the holders of a majority of the outstanding shares of Instinet as allowed by
Section 228 of the Delaware General Corporation Law. The enclosed document serves as an information statement with respect to such approval. Only Instinet stockholders of record at the close of business on August 7, 2002 are entitled to notice of the actions taken. INSTINET IS NOT ASKING ITS STOCKHOLDERS FOR PROXIES AND THEY ARE REQUESTED NOT TO SEND INSTINET A PROXY.



    This proxy/information statement-prospectus provides you with detailed information about the proposed merger. YOU SHOULD CAREFULLY CONSIDER THE DISCUSSION IN THE SECTION ENTITLED "RISK FACTORS" BEGINNING ON PAGE 17. You may obtain additional information about Instinet from documents Instinet has filed with the Securities and Exchange Commission. See "Where You Can Find More Information." We encourage you to read this entire document carefully.


[EDWARD J. NICOLL                                         [ANDRE F.H. VILLENEUVE'S
SIGNATURE]                                                SIGNATURE]
------------------------                                  ------------------------
Edward J. Nicoll                                          Andre F.H. Villeneuve
Chairman                                                  Chairman
Island Holding Company,                                   Instinet Group Incorporated
Inc.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE COMMON SHARES TO BE ISSUED BY INSTINET UNDER THIS PROXY/INFORMATION STATEMENT-PROSPECTUS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROXY/INFORMATION STATEMENT-PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


    This proxy/information statement-prospectus is dated August 8, 2002, and is being first mailed to stockholders on or about August 12, 2002.

NOTICE OF MEETING


                          ISLAND HOLDING COMPANY, INC.
                                50 BROAD STREET
                            NEW YORK, NEW YORK 10004

                             ---------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                        TO BE HELD ON SEPTEMBER 10, 2002


To Island Holding Company, Inc. Stockholders:

     You are cordially invited to attend a special meeting of stockholders of Island for the following purposes:


     - To consider and vote upon a proposal to adopt a merger agreement among Island, Instinet Group Incorporated and Instinet Merger Corporation, a wholly-owned subsidiary of Instinet. Under the merger agreement, Island will merge with Instinet Merger Corporation and Island will become a wholly-owned subsidiary of Instinet. Upon completion of the merger, the outstanding Island Class A common shares and Class L common shares will be converted into an aggregate number of Instinet common shares determined in accordance with the formula described in the accompanying proxy/ information statement-prospectus. Each Island Class A common share and Class L common share will be converted into a number of Instinet common shares determined by allocating the total number of shares to be issued by Instinet as merger consideration among the outstanding Island Class A and Class L common shares in accordance with the certificate of incorporation of Island, as it is proposed to be amended. Because the calculation of the per share merger consideration for Island Class A common shares and Class L common shares fluctuates based on a number of factors, including the date of the closing and the market value of Instinet common shares, the final per share merger consideration cannot be determined until closing. However, for purposes of illustration, if the closing had occurred on August 6, 2002 (the latest practicable trading day prior to the printing of this notice), each Class A common share would have been entitled to 0.7067 Instinet common shares and each Class L common share would have been entitled to 34.0000 Instinet common shares (assuming the average trading price for the Instinet common shares used to calculate the exchange ratio was $4.50 per share (the closing price for the Instinet common shares on August 6, 2002), which is then adjusted for the expected Instinet dividend described in the attached proxy/information statement-prospectus);


     - To adopt a proposed amendment to Island's certificate of incorporation;
       and

     - To transact other business as may properly be presented at the meeting or any postponements or adjournments of the meeting.

     The date, time and place of the meeting are as follows:


                               September 10, 2002


                             11:00 a.m., local time

                          Island Holding Company, Inc.
                                50 Broad Street

                            New York, New York 10004



     Only stockholders of record at the close of business on August 7, 2002, the record date for the special meeting, are entitled to notice of and to vote at the meeting and any postponements or adjournments of the meeting. Island will keep at its offices at 50 Broad Street in New York a list of stockholders entitled to vote at the meeting available for inspection for any purpose relevant to the meeting during normal business hours for the 10 days before the meeting.


     In order to complete the acquisition, holders of a majority of Island's outstanding common shares must vote to adopt the merger agreement and the proposed amendment to Island's certificate of incorporation. The proposed amendment to Island's certificate of incorporation must also be adopted by the holders of two-thirds of the outstanding Island Class L common shares. Because the holders of more than the requisite number of Island Class A and Class L common shares have agreed to vote in favor of adoption of the merger agreement and the proposed amendment to Island's certificate of incorporation, adoption by Island's stockholders is assured.

     YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the meeting, please act promptly to vote your shares on the proposal described above. You may submit a proxy for your shares by completing, signing and dating the enclosed proxy card and returning it as promptly as possible in the enclosed postage-prepaid envelope.

     You may revoke your proxy in the manner described in the accompanying proxy/information statement-prospectus at any time before it has been voted at the special meeting. If you attend the special meeting, you may vote your shares in person even if you have previously submitted a proxy.


     You are entitled to appraisal rights in connection with the merger in accordance with Delaware law. See the discussion under "The Merger -- Island Stockholders' Appraisal Rights To Obtain Payment for Their Shares" beginning on page 39 of the accompanying proxy/information statement-prospectus for more information.


                                          By Order of the Board of Directors,

                                          /s/ Cameron Smith
                                          Cameron Smith
                                          Secretary

New York, New York

August 8, 2002

                      WHERE YOU CAN FIND MORE INFORMATION

     This document incorporates important business and financial information about Instinet Group Incorporated, which in this document we refer to as Instinet, from documents filed with the Securities and Exchange Commission (SEC) that are not included in or delivered with this document.

     Instinet files annual, quarterly and special reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy this information at the SEC's Public Reference Room located at 450 Fifth Street, NW, Washington, D.C. 20549. You can also request copies of the documents, upon payment of a duplicating fee, by writing to the SEC. You may obtain further information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330. The Instinet filings are also available to the public on the SEC Internet site at http://www.sec.gov. (This uniform resource locator (URL) is an inactive textual reference only and is not intended to incorporate the SEC website.)

     Instinet has filed a registration statement on Form S-4 to register with the SEC the Instinet common shares that Island stockholders will receive in connection with the merger. This proxy/information statement-prospectus is a part of the registration statement of Instinet on Form S-4 and is a prospectus of Instinet, an information statement of Instinet relating to the Instinet action without a meeting and a proxy statement of Island for the Island special meeting.

     The SEC permits Instinet to incorporate by reference information into this proxy/information statement-prospectus. This means that Instinet can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy/information statement-prospectus, except for any information superseded by information contained directly in this proxy/information statement-prospectus or by information contained in documents filed with or furnished to the SEC after the date of this proxy/information statement-prospectus that is incorporated by reference in this proxy/information statement-prospectus.

     This proxy/information statement-prospectus incorporates by reference the documents set forth below that have been previously filed by Instinet with the SEC. These documents contain important information about Instinet and its financial condition.

         INSTINET SEC FILINGS (FILE NO. 000-32717)                      PERIOD OR FILING DATE
-----------------------------------------------------------   -----------------------------------------
Annual Report on Form 10-K                                    Year ended December 31, 2001
Quarterly Report on Form 10-Q                                 Period ended March 31, 2002
Definitive proxy materials on Schedule 14A                    Filed April 17, 2002
Current Reports on Form 8-K                                   Filed February 13, 2002, March 22, 2002,
                                                              April 10, 2002, April 22, 2002, June 10,
                                                              2002, June 14, 2002 and July 23, 2002
Description of Capital Stock as contained in Form 8A          Filed May 11, 2001

     Instinet also incorporates by reference into this proxy/information statement-prospectus additional documents that it may file with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, between the date of this document and the date of the Island special meeting. These documents include Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K as well as proxy statements. The information contained in these future filings will automatically update and supersede the information contained in this proxy/information statement-prospectus or incorporated in this proxy/information statement-prospectus by reference to any previously filed document.

     You may not have been sent some of the documents incorporated by reference, but you can obtain any of them through Instinet as described below, through the SEC or through the SEC's Internet website as described above. Stockholders may obtain, without charge, documents incorporated by reference into this proxy/information statement-prospectus, excluding all exhibits unless an exhibit has been specifically incorporated by reference into this proxy/information statement-prospectus, by requesting them in writing or by telephone from Instinet at the following address:

                          INSTINET GROUP INCORPORATED
                           3 TIMES SQUARE, 10TH FLOOR
                               NEW YORK, NY 10036
                         ATTENTION: INVESTOR RELATIONS
                         TELEPHONE NO.: (212) 310-4595


     These documents are also available on Instinet's website at http://www.instinet.com. Information on Instinet's website is not part of this proxy/information statement-prospectus. Instinet has included its web address as an inactive textual reference and does not intend it to be an active link to its website. If you would like to request documents from Instinet, please do so by September 3, 2002, to receive them before the Island special meeting.



     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE INTO THIS PROXY/INFORMATION STATEMENT-PROSPECTUS IN RESPECT OF THE MERGER, THE AMENDMENT TO INSTINET'S CERTIFICATE OF INCORPORATION, THE PROPOSED AMENDMENT TO ISLAND'S CERTIFICATE OF INCORPORATION AND THE INSTINET SHARE ISSUANCE. NO ONE HAS BEEN AUTHORIZED TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM THAT CONTAINED IN, OR INCORPORATED BY REFERENCE INTO, THIS PROXY/INFORMATION STATEMENT-PROSPECTUS. THIS PROXY/INFORMATION STATEMENT-PROSPECTUS IS DATED AUGUST 8, 2002. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN, OR INCORPORATED BY REFERENCE INTO THIS PROXY/INFORMATION STATEMENT-PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE. NEITHER OUR MAILING OF THIS PROXY/INFORMATION STATEMENT-PROSPECTUS TO INSTINET AND ISLAND STOCKHOLDERS NOR THE ISSUANCE BY INSTINET OF COMMON SHARES IN CONNECTION WITH THE MERGER WILL CREATE ANY IMPLICATION TO THE CONTRARY.


     THIS PROXY/INFORMATION STATEMENT-PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. INFORMATION CONTAINED IN THIS
PROXY/INFORMATION STATEMENT-PROSPECTUS REGARDING INSTINET HAS BEEN PROVIDED BY INSTINET AND INFORMATION CONTAINED IN THIS PROXY/INFORMATION
STATEMENT-PROSPECTUS REGARDING ISLAND HAS BEEN PROVIDED BY ISLAND.

     In addition, if you have questions about the merger, you may contact:

         FOR INSTINET STOCKHOLDERS:                       FOR ISLAND STOCKHOLDERS:
         INSTINET GROUP INCORPORATED                    ISLAND HOLDING COMPANY, INC.
         3 Times Square, 10th floor                            50 Broad Street
          New York, New York 10036                        New York, New York 10004
        Attention: Investor Relations                Attention: Cameron Smith, Secretary
      Telephone Number: (212) 310-4595                Telephone Number: (212) 231-5000

                               TABLE OF CONTENTS


QUESTIONS AND ANSWERS ABOUT THE
  MERGER................................  vii
SUMMARY.................................    1
MARKET PRICE AND DIVIDEND INFORMATION...    8
SELECTED HISTORICAL FINANCIAL DATA OF
  INSTINET..............................    9
SELECTED HISTORICAL FINANCIAL DATA OF
  ISLAND................................   13
COMPARATIVE PER SHARE INFORMATION.......   15
RISK FACTORS............................   17
CAUTIONARY STATEMENTS REGARDING
  FORWARD-LOOKING INFORMATION...........   23
THE ISLAND SPECIAL MEETING..............   24
  Date, Time and Place..................   24
  Purpose of the Island Special
     Meeting............................   24
  Record Date...........................   24
  Shares Entitled to Vote...............   24
  Quorum................................   24
  Recommendations of the Island Board of
     Directors..........................   24
  Votes Required........................   24
  Shares Outstanding....................   25
  Voting Procedures.....................   25
  Solicitation of Proxies...............   26
  Auditors..............................   26
THE MERGER..............................   26
  Background of the Merger..............   26
  Island's Reasons for the Merger.......   30
  Instinet's Reasons for the Merger.....   31
  Accounting Treatment..................   33
  Interests of Island's Directors,
     Executive Officers and Principal
     Stockholders in the Merger.........   33
  Regulatory Approvals Required for the
     Merger.............................   38
  Island Stockholders' Appraisal Rights
     To Obtain Payment for Their
     Shares.............................   39
  Summary of Appraisal Rights
     Procedures.........................   39
  Restrictions on the Sale of Instinet
     Stock Issued in the Merger.........   42
  Listing of Instinet Stock to be Issued
     in the Merger......................   43
  Dividends.............................   43
  Instinet Stockholder Rights
     Agreement..........................   43
  Operations Following the Merger.......   43
MATERIAL U.S. FEDERAL INCOME TAX
  CONSEQUENCES OF THE MERGER............   43
  Tax Consequences of the Merger........   44
  Tax Consequences of Exercising
     Appraisal Rights...................   44
  Information Reporting and Backup
     Withholding........................   45
THE MERGER AGREEMENT AND RELATED
  AGREEMENTS............................   45
  The Merger Agreement..................   45
  Amended and Restated Corporate
     Agreement..........................   58
  Island Stockholders Agreement.........   60
  Datek Stockholders Agreement..........   62
  Registration Rights Agreement.........   63
  Voting Agreements of Island
     Stockholders.......................   64
  Voting Agreement of Instinet
     Stockholders.......................   64
INFORMATION ABOUT INSTINET AND INSTINET
  MERGER CORPORATION....................   65
  Instinet..............................   65
  Instinet Merger Corporation ..........   65
INFORMATION ABOUT ISLAND................   66
  Overview..............................   66
  Products and Services.................   66
RECENT DEVELOPMENTS RELATING TO
  INSTINET..............................   68
RECENT DEVELOPMENTS RELATING TO
  ISLAND................................   70
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
  OWNERS AND MANAGEMENT OF ISLAND COMMON
  STOCK.................................   71
COMPARATIVE RIGHTS OF INSTINET AND
  ISLAND STOCKHOLDERS...................   75
AMENDMENTS TO INSTINET'S CERTIFICATE OF
  INCORPORATION AND BYLAWS..............   81
  General...............................   81
  Trigger Date..........................   81
  Number of Directors...................   82
  Election and Removal of Directors.....   82

  Vacancies.............................   82
  Stockholder Meetings..................   83
  Requirements for Advance Notification
     of Stockholder Nominations and
     Proposals..........................   83
  Stockholder Action by Written
     Consent............................   83
  Chief Executive Officer...............   83
  Amendment of Bylaws...................   83
  Amendment of Certificate of
     Incorporation......................   83
  Corporate Opportunity.................   84
INFORMATION ABOUT ADDITIONAL INSTINET
  OFFICERS AND DIRECTORS FOLLOWING THE
  MERGER................................   85
AMENDMENT TO ISLAND'S CERTIFICATE OF
  INCORPORATION.........................   86
ISLAND MANAGEMENT'S DISCUSSION AND
  ANALYSIS OF FINANCIAL CONDITION AND
  RESULTS OF OPERATIONS.................   87
  Overview..............................   87
  Revenues..............................   89
  Expenses..............................   90
  Results of Operations.................   91
  Liquidity and Capital Resources.......   96
  Quantitative and Qualitative
     Disclosures About Market Risk......   97
  Significant Accounting Policies.......   97
  Changes in and Disagreements with
     Accountants on Accounting and
     Financial Disclosures..............   98
  Quarterly Results (Unaudited).........   98
LEGAL MATTERS...........................   99
EXPERTS.................................   99
STOCKHOLDER PROPOSALS...................   99



Agreement and Plan of Merger, dated as of June 9, 2002 (as
  amended as of August 7, 2002), among Instinet Group
  Incorporated, Instinet Merger Corporation and Island
  Holding Company, Inc......................................  Annex A
Amended and Restated Certificate of Incorporation of
  Instinet Group Incorporated...............................  Annex B
Amended and Restated Bylaws of Instinet Group
  Incorporated..............................................  Annex C
Amendment to the Certificate of Incorporation of Island
  Holding Company, Inc......................................  Annex D
Section 262 of the Delaware General Corporation Law.........  Annex E

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: WHAT WILL HAPPEN IN THE MERGER?


A: In the merger, Island will become a wholly-owned subsidiary of Instinet. Holders of Island common shares, options and warrants will, subject to the provisions of Island's certificate of incorporation and the merger agreement, become holders of Instinet common shares, options and warrants and will own or have the right to acquire approximately 25% of the fully diluted Instinet common shares after the merger.


Q: WHY AM I RECEIVING THIS DOCUMENT?

A: Island stockholders are receiving these materials because the merger cannot be completed without the approval of the stockholders of Island. In connection with the merger, it is also necessary to amend Island's certificate of incorporation, which will require a vote of Island stockholders, as detailed more fully below. We are sending Island stockholders this document to help them decide whether to adopt the merger agreement and the proposed amendment to Island's certificate of incorporation and whether to exercise appraisal rights under Delaware law. If you are an Island stockholder and you do not vote your shares, the effect will be a vote against adoption of the merger agreement and the proposed amendment to Island's certificate of incorporation.

    Instinet stockholders are receiving these materials for informational purposes only as required by Delaware law and U.S. securities laws. Instinet is not asking for proxies from its stockholders and Instinet stockholders are requested not to send proxies to Instinet.

Q: WHY ARE INSTINET AND ISLAND PROPOSING THE MERGER?

A:  We are proposing the merger because we believe that it will result in:

   - a larger liquidity pool, which will provide better execution opportunities for customers;

   - a stronger technology and trading platform;

   - an attractive alternative to other offerings in an increasingly competitive sector, in particular Nasdaq's SuperMontage;

   - cost savings; and

   - a strong, experienced combined management team.

  See "The Merger -- Island's Reasons for the Merger" and "The
  Merger -- Instinet's Reasons for the Merger" for a fuller discussion of the reasons we are proposing the merger.

Q: WHAT WILL ISLAND STOCKHOLDERS RECEIVE IN THE MERGER?


A: For each Island Class L common share and each Island Class A common share you own, you will receive a number of Instinet common shares determined in accordance with the merger agreement and Island's certificate of incorporation, as it is proposed to be amended. The formula for determining the number of Instinet common shares issuable in respect of each Island Class L and Class A common share is described later in this document. Because the calculation of the per share merger consideration for each Island Class L and Class A common share fluctuates based on a number of factors, including the date of the closing and the market value of the Instinet common shares, the final per share merger consideration, including whether the holders of Island Class A common shares will be entitled to any merger consideration under Island's certificate of incorporation, cannot be determined until closing. For purposes of illustration, if the closing had occurred on August 6, 2002 (the latest practicable trading day prior to the printing of this document), each Class L common share would have been converted into the right to receive 34.0000 Instinet common shares and each Class A common share would have been converted into the right to receive
    0.7067 Instinet common shares (assuming the average trading price for the Instinet common shares used to calculate the exchange ratio was $4.50 per share (the closing price for the Instinet common shares on August 6, 2002), which is then adjusted for the expected Instinet dividend described in this proxy/information statement-prospectus).


Q: WHERE WILL MY INSTINET COMMON SHARES BE LISTED?

A: The Instinet common shares are traded under the symbol "INET" on the Nasdaq National Market.

Q: WHAT WILL HAPPEN TO INSTINET COMMON SHARES IN THE MERGER?

A: Nothing. Each Instinet common share outstanding will remain outstanding as an Instinet common share.

Q: WHAT STOCKHOLDER APPROVALS ARE REQUIRED TO COMPLETE THE MERGER?

A: Completion of the merger requires that Island's stockholders adopt the merger agreement and the proposed amendment to Island's certificate of incorporation and that Instinet's stockholders approve the issuance of Instinet common shares in the merger and adopt an amendment to Instinet's certificate of incorporation.

    For Island, adoption of the merger agreement and the proposed amendment to Island's certificate of incorporation requires approval by the holders of a majority of the outstanding Island Class L common shares and Class A common shares, voting together. In addition, adoption of the proposed amendment to Island's certificate of incorporation will require the approval of the holders of two-thirds of Island's Class L common shares. As of the record date, Island directors, executive officers and their affiliates were entitled to vote approximately 88.3% of the Island Class A common shares and approximately 100% of the Island Class L common shares outstanding. Because the holders of more than the requisite number of Island Class A and Class L common shares have agreed to vote in favor of adoption of the merger agreement and the proposed amendment to Island's certificate of incorporation, adoption by Island's stockholders is assured.


    For Instinet, approval of the issuance of Instinet common shares in the merger and adoption of the amendment to Instinet's certificate of incorporation, in each case by written consent without a meeting, require approval by the holders of a majority of the outstanding Instinet common shares. On August 7, 2002, 248,738,970 Instinet common shares were issued and outstanding. Subsidiaries of Reuters Group PLC holding 206,900,000 Instinet common shares, or approximately 83% of the outstanding Instinet common shares on that date, have approved the issuance of Instinet common shares in the merger and adopted the amendment to Instinet's certificate of incorporation. As a result, no vote by the stockholders of Instinet will be taken because these actions have already been approved by the written consent of the holders of a majority of the outstanding shares of Instinet as allowed by Section 228 of the Delaware General Corporation Law.


Q: WHEN AND WHERE IS THE ISLAND STOCKHOLDERS' MEETING?


A: The Island special meeting will take place at 11:00 a.m., local time on September 10, 2002. The location of the Island special meeting is specified on the notice inside the cover page of this document.


Q: WHAT WILL HAPPEN AT THE ISLAND STOCKHOLDERS MEETING?

A: At the Island special meeting, Island stockholders will vote on the adoption of the merger agreement and the proposed amendment to Island's certificate of incorporation.

Q: WHAT DO I NEED TO DO NOW?

A: Island stockholders should, after carefully reading and considering the information contained in this document, mail their signed proxy cards in the enclosed return envelope as soon as possible so that their shares may be represented at the Island special meeting. In order to assure that we obtain the votes of Island stockholders, please vote as instructed on the proxy card even if you currently plan to attend the Island special meeting in person. If you sign, date and send your proxy and do not indicate how you want to vote, your proxy will be voted for the approval of the proposals.

    THE ISLAND BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ISLAND STOCKHOLDERS VOTE FOR THE ADOPTION OF THE MERGER AGREEMENT AND FOR THE ADOPTION OF THE PROPOSED AMENDMENT TO ISLAND'S CERTIFICATE OF INCORPORATION.

    Instinet stockholders do not need to do anything now. Instinet is not asking for proxies from its stockholders and Instinet stockholders are requested not to send us proxies.

Q: IF I AM AN ISLAND STOCKHOLDER AND AM PLANNING ON ATTENDING THE ISLAND SPECIAL
   MEETING IN PERSON, SHOULD I STILL GRANT MY PROXY?

A: Yes. Whether or not you plan to attend the Island special meeting, you should grant your proxy as described above. The failure of an Island stockholder to vote in person or by proxy will have the same effect as a vote against the adoption of the merger agreement and the amendment to the Island certificate of incorporation.

Q: ARE THERE RISKS ASSOCIATED WITH THE MERGER THAT ISLAND STOCKHOLDERS SHOULD
   CONSIDER IN DECIDING HOW TO VOTE?


A: Yes. There are a number of risks related to Instinet and to Island, including risks associated with the merger, that are discussed in this document and in other documents incorporated by reference in this document. PLEASE READ WITH PARTICULAR CARE THE DETAILED DESCRIPTION OF THE RISKS ASSOCIATED WITH THE MERGER ON PAGES 17 THROUGH 22 AND THE RISKS DISCUSSED IN THE INSTINET SEC FILINGS REFERRED TO ON PAGE 17.


Q: MAY AN ISLAND STOCKHOLDER CHANGE HIS OR HER VOTE EVEN AFTER RETURNING A PROXY
   CARD?

A: Yes. If you want to change your vote, you may do so at any time at or before the Island special meeting by sending to Island's secretary a proxy with a later date. Alternatively, you may revoke your proxy by delivering to Island's secretary a written revocation at or prior to the Island special meeting or by voting in person at the Island special meeting.

Q: WHEN DO YOU EXPECT TO COMPLETE THE MERGER?

A: We expect to complete the merger as quickly as possible once all the conditions to the merger, including obtaining the approval of Island stockholders at the Island special meeting, are fulfilled. Satisfaction of some of these conditions, such as receiving governmental clearances or approvals, is not entirely within our control. We currently expect to complete the merger in the second half of 2002. However, we cannot assure you as to when or whether the merger will be completed.


Q: HOW CAN I EXCHANGE MY ISLAND SHARES?



A: If you are an Island stockholder, you will receive a transmittal form in the mail. The transmittal form may be sent, subject to the instructions contained in the transmittal form and together with your Island stock certificates, to Mellon Investor Services, the exchange agent for the merger, at one of the addresses set forth in the transmittal form.



    If you are a record holder of Island Class L or Class A common shares and you deliver your shares to the exchange agent with a properly completed transmittal form and other documents required by the instructions to the transmittal form and, assuming all such documents are reasonably satisfactory to Instinet, Instinet will cause the exchange agent to deliver the appropriate Instinet common shares, if any, and any cash due to you promptly following the effective time of the merger. In the case of record holders who do not submit a transmittal form prior to the merger, Island will cause the exchange agent to mail, within two business days after the merger, to each holder of a certificate or certificates which immediately prior to the merger represented outstanding Island common shares (other than common shares held by a stockholder exercising appraisal rights) a form of letter of transmittal and instructions for effecting the surrender of such certificates in exchange for the applicable merger consideration specified in the merger agreement.



    The transmittal form will contain instructions describing how to withdraw your transmittal form and Island shares from the exchange agent if you decide to do so prior to the merger.



    Do not send your stock certificates to Instinet.


Q: WILL THE MERGER BE TAXABLE TO ISLAND STOCKHOLDERS?

A: The merger generally will not be taxable to Island stockholders. An Island stockholder will, however, recognize gain or loss in connection with any cash received in lieu of a fractional Instinet common share. See "Material U.S. Federal Income Tax Consequences of the Merger" for a discussion of the tax consequences of the merger to Island stockholders.

Q: AM I ENTITLED TO APPRAISAL RIGHTS?

A: Island stockholders will have the right under the Delaware General Corporation Law to dissent from the transaction and request an appraisal of the fair value of their shares if they follow the required procedures. Instinet stockholders will not have appraisal rights.

Q: WHO CAN HELP ANSWER MY QUESTIONS?

A: If you have any questions about the merger or if you need additional copies of this document you should contact:

    FOR INSTINET            FOR ISLAND
---------------------  ---------------------
   Instinet Group         Island Holding
    Incorporated           Company, Inc.
   3 Times Square,        50 Broad Street
     10th floor         New York, New York
 New York, New York            10004
        10036           Attention: Cameron
 Attention: Investor     Smith, Secretary
      Relations             Telephone:
     Telephone:           (212) 231-5000
   (212) 310-4595

Q: WHERE CAN I FIND MORE INFORMATION ABOUT INSTINET?

A: You can find more information about Instinet from the various sources described under "Where You Can Find More Information."

                                    SUMMARY

     This summary highlights selected information from this document and may not contain all of the information that is important to you. You should carefully read this entire document and the other documents to which this document refers to fully understand the merger and the other matters being submitted to stockholders. See "Where You Can Find More Information." Each item in this summary includes a page reference directing you to a more complete description of that item.


THE COMPANIES (PAGES 65 AND 66)


ISLAND HOLDING COMPANY, INC.
50 Broad Street
New York, New York 10004
(212) 231-5000


     Island, through its subsidiaries, is a leading electronic securities marketplace. Island has assembled a large liquidity pool of orders to buy and sell securities that are published in its marketplace. Island's proprietary technology enables it to offer low cost, rapid and reliable order display and matching services to its customers.


INSTINET GROUP INCORPORATED
3 Times Square
New York, New York 10036
(212) 310-4595

     Instinet, through its affiliates, is the largest global electronic agency securities broker and has been providing investors with electronic trading solutions for more than 30 years. Its services enable buyers and sellers worldwide to trade securities directly and anonymously with each other, have the opportunity to gain price improvement for their trades and lower their overall trading costs. Through its electronic platforms, Instinet's customers also can access over 40 securities markets throughout the world, including Nasdaq, the NYSE and stock exchanges in Frankfurt, Hong Kong, London, Paris, Sydney, Tokyo, Toronto and Zurich. Instinet also provides its customers with access to research generated by it and by third parties, as well as various informational and decision-making tools. Unlike most traditional broker-dealers, Instinet acts solely as an agent for its customers and does not trade securities for its own account or maintain inventories of securities for sale.

INSTINET MERGER CORPORATION
3 Times Square
New York, New York 10036
(212) 310-4595

     Instinet Merger Corporation is a wholly-owned subsidiary of Instinet recently formed solely for the purpose of effecting the merger.


THE MERGER (SEE PAGE 26)


     In the merger, Instinet Merger Corporation, a wholly-owned subsidiary of Instinet, will merge with Island. The surviving corporation will be called Island Holding Company, Inc. and will be a wholly-owned subsidiary of Instinet. The terms and conditions of the merger are contained in the merger agreement, which is attached as Annex A to this document. Please carefully read the merger agreement as it is the legal document that governs the merger.


     The total number of Instinet common shares to be issued in respect of all outstanding Island Class L and Class A common shares will not exceed 85 million shares and is determined by:



          1. starting with 85 million Instinet common shares, the maximum number of Instinet common shares to be issued in the merger;

          2. then subtracting a number of Instinet common shares determined by dividing:


             (a) the difference between the value of all Instinet common shares issuable in respect of Instinet warrants and stock options, or subject to Instinet stock appreciation rights, to be issued in exchange for Island warrants, stock options and stock appreciation rights in the merger, and the aggregate exercise, strike or base price of such warrants, stock options and stock appreciation rights set forth in the schedules to the merger agreement, by


             (b) the average trading price of an Instinet common share during a specified period ending shortly before the closing of the merger, after adjusting for the $1.00 per share cash dividend expected to be paid with respect to each Instinet common share prior to closing for days in the period prior to the date Instinet common shares begin trading "ex dividend"; and

          3. then subtracting a number of Instinet common shares determined by dividing:

             (a) one-half of the aggregate exercise, strike or base prices of all Island warrants, stock options and stock appreciation rights outstanding on June 9, 2002 and not forfeited without exercise prior to closing, by

             (b) the average trading price of an Instinet common share as determined above; and

          4. then subtracting an additional number of Instinet common shares determined by dividing the aggregate exercise or base price of all Island stock options and stock appreciation rights granted after June 9, 2002 by the average trading price of an Instinet common share as determined above.

     The total number of Instinet common shares to be issued (as determined above) will then be allocated among the Island Class L and Class A common shares in accordance with the requirements of Island's certificate of incorporation, as it will be amended prior to completion of the merger.


     As of June 9, 2002, there were outstanding warrants, options and stock appreciation rights with respect to 4,488,412 Island Class A common shares with an aggregate exercise, strike or base price of approximately $13 million, none of which have been exercised and 27,210 of which, with an aggregate exercise, strike or base price of approximately $200,000, have been forfeited without exercise prior to the printing of this document. As of the date of this document, options with respect to 3,000 Island Class A common shares, with an aggregate strike price of approximately $33,000, have been issued since June 9, 2002.

     The following table illustrates the number of Instinet common shares that would be issuable in respect of each Island Class L and Class A common share at various prices for an Instinet common share, assuming, for purposes of this example only, that the closing of the merger occurred on August 6, 2002, the latest practicable trading day prior to the printing of this document.



AVERAGE TRADING PRICE OF INSTINET
      COMMON SHARES (BEFORE             NUMBER OF INSTINET COMMON           NUMBER OF INSTINET COMMON
  ADJUSTING FOR $1.00 PER SHARE     SHARES YOU WOULD RECEIVE FOR EACH   SHARES YOU WOULD RECEIVE FOR EACH
       EXPECTED DIVIDEND)                 ISLAND CLASS L SHARE                ISLAND CLASS A SHARE
---------------------------------   ---------------------------------   ---------------------------------
            $4.45(1)                             34.4401                             0.6643
            $4.50(2)                             34.0000                             0.7067
            $6.36(3)                             23.4620                             1.7220
            $7.05(4)                             21.2005                             1.9399
            $7.26(5)                             20.6111                             1.9967


---------------


(1) The lowest closing sale price per Instinet common share during the period June 7, 2002 through August 6, 2002, the latest practicable trading day prior to printing of this document.



(2) The closing sale price per Instinet common share on August 6, 2002, the latest practicable trading day prior to the printing of this document.



(3) The average closing sale price per Instinet common share during the period June 7, 2002 through August 6, 2002, the latest practicable trading day prior to the printing of this document.


(4) The closing sale price per Instinet common share on June 7, 2002, the last trading day prior to public announcement of the merger.


(5) The highest closing sale price per Instinet common share during the period June 7, 2002 through August 6, 2002, the latest practicable trading day prior to the printing of this document.



     As demonstrated in the table above, the number of Instinet common shares to be issued in respect of each Island Class A and Class L common share fluctuates with the average trading price of the Instinet common shares at closing, among other things. Specifically, under Island's certificate of incorporation, both today and as it will be amended prior to completion of the merger, merger consideration with a certain value must be paid to holders of Island Class L common shares before any merger consideration may be paid to holders of Island Class A common shares. The exact market value of the merger consideration to be paid first to the holders of Island Class L common shares depends on the closing date of the merger. As a result, if the market value of all the Instinet common shares to be issued in the merger does not exceed a certain amount at the closing then all Instinet common shares to be issued in the merger will be allocated to Island's Class L common shares and Island's Class A common shares will be canceled without receiving any consideration. Based on the assumptions set forth above, including an assumed closing date of August 6, 2002, this would occur if the average trading price of an Instinet common share determined at the closing were below approximately $3.90, before adjusting for the $1.00 per share expected Instinet dividend.


     Instinet will not issue fractional shares in the merger. As a result, the total number of Instinet common shares that an Island stockholder will receive in the merger will be rounded down to the nearest whole number and such stockholder will be entitled to receive a cash payment, based on the average trading price for an Instinet common share as determined above, for the value of the remaining fraction of an Instinet common share that would otherwise have been received. No interest will be paid with respect to such cash payments or any dividends or distributions declared or paid on the Instinet common shares issued in the merger.


ISLAND STOCK OPTIONS, WARRANTS AND STOCK APPRECIATION RIGHTS (SEE PAGE 47)


     When we complete the merger, stock options and warrants to purchase Island Class A common shares that are outstanding and not exercised immediately before the closing of the merger will become options or warrants, as the case may be, to purchase Instinet common shares. The number of Instinet common shares subject to such stock options and warrants and the exercise price of such stock options and warrants will be adjusted according to the number of Instinet common shares issuable in exchange for each Island Class A common share. If, as described above, Island's Class A common shares are canceled without receiving any consideration in the merger, stock options and warrants to purchase Island Class A common shares will likewise be canceled.



     In addition, each Island stock appreciation right with respect to an Island Class A common share that is outstanding immediately before the closing of the merger will become a stock appreciation right with respect to a number of Instinet common shares equal to the number of Instinet common shares issuable in exchange for each Island Class A common share, if any, at a base price adjusted to take into account such exchange ratio.



ISLAND SPECIAL MEETING (SEE PAGE 24)



     Where and when: The Island special meeting will take place at the offices of Island at 50 Broad Street, New York, New York 10004, on September 10, 2002, at 11:00 a.m., local time.


     What you are being asked to vote on: At the Island special meeting, Island stockholders will vote on the adoption of the merger agreement and the proposed amendment to Island's certificate of incorporation. Island stockholders also may be asked to consider other matters that may properly come before the meeting. At the present time, Island knows of no other matters that will be presented for consideration at the special meeting.


     Who may vote: You may vote at the Island special meeting if you owned Island common shares at the close of business on August 7, 2002, the record date for the special meeting. On that date, there were 16,824,268.7 Island Class A-1 common shares outstanding and entitled to vote and 2,111,464.9 Island Class L common shares outstanding and entitled to vote. You may cast one vote for each Island common share that you owned on that date.


     What vote is needed: The affirmative vote of the majority of the voting power of Island common shares, with all classes voting together as a single class, is required to adopt the merger agreement and the proposed amendment to Island's certificate of incorporation. Adoption of the proposed amendment to Island's certificate of incorporation also requires the affirmative vote of holders of two-thirds of Island's Class L common shares. Because the holders of the requisite percentages of the Island common shares have agreed to vote in favor of adopting the merger agreement and the amendment to Island's certificate of incorporation, such approval is assured. See "The Merger Agreement and Related Agreements -- Voting Agreements of Island Stockholders."


RECOMMENDATION TO ISLAND STOCKHOLDERS (SEE PAGE 24)


     Island's board of directors, having unanimously determined that the merger, the merger agreement and the transactions contemplated thereby are fair and in the best interests of Island and its stockholders, has unanimously approved the merger agreement and determined that the merger agreement and the merger are advisable. Island's board of directors also unanimously determined that the proposed amendment to Island's certificate of incorporation is advisable. Accordingly, the board recommends that Island stockholders vote FOR the adoption of the merger agreement and FOR the adoption of the proposed amendment to Island's certificate of incorporation.

     Approximately 100% of Island's outstanding Class L common shares and 88.3% of Island's Class A common shares are currently held by Island's directors, executive officers and their affiliates, all of whom Island expects will vote their shares for adoption of the merger agreement. Because the holders of more than the requisite number of Island Class A and Class L common shares have agreed to vote in favor of adoption of the merger agreement and the proposed amendment to Island's certificate of incorporation, adoption by Island's stockholders is assured. See "The Merger Agreement and Related
Agreements -- Voting Agreements of Island Stockholders."

CONDITIONS TO COMPLETION OF THE MERGER (SEE PAGE 54)


     Each of Island's and Instinet's obligation to complete the merger is subject to the satisfaction or waiver of a number of conditions including:

     - adoption of the merger agreement and the proposed amendment to Island's certificate of incorporation by Island's stockholders;

     - expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act and any other law or regulation relating to the merger, and the receipt of any required regulatory consents;

     - the absence of any injunction restraining or prohibiting the completion of the merger;

     - receipt by Instinet and Island, as the case may be, of an opinion from its legal counsel, that, for U.S. federal income tax purposes, the merger will qualify as a reorganization described in Section 368(a) of the Internal Revenue Code;

     - each company's representations and warranties in the merger agreement (including that each of us has not experienced a material adverse effect) and the related agreements being true and correct to the extent set forth in the merger agreement; and

     - each company having complied in all material respects with its respective covenants and agreements in the merger agreement and the other parties to the voting agreements having complied in all material respects with their respective covenants and agreements in the voting agreements, to the extent set forth in the merger agreement.

In addition, Instinet's obligation to complete the merger is subject to the satisfaction or waiver of other conditions, including that Edward Nicoll remain employed by Island and that he have entered into a definitive employment agreement with Instinet based on a term sheet he and Instinet agreed to at the time the parties entered into the merger agreement.


TERMINATION OF THE AGREEMENT (SEE PAGE 57)


     Instinet and Island can jointly agree at any time to terminate the merger agreement without completing the merger, even if Island stockholders have adopted the merger agreement. Also, either of Instinet or Island can decide, without the consent of the other, to terminate the merger agreement in various circumstances, including the following:

     - if the merger has not been completed by December 15, 2002;

     - if the other party materially breaches the merger agreement in a way that would entitle the party seeking to terminate the agreement not to consummate the merger and the breaching party does not promptly correct the breach; or

     - if any other party to the voting agreements materially breaches the applicable voting agreement and the breaching party does not promptly correct the breach, unless the applicable stockholder approval is obtained notwithstanding the breach.


NON-SOLICITATION (SEE PAGE 52)


     Instinet and Island have each agreed that they will not solicit or encourage the initiation of any inquiries or proposals regarding any transaction or series of related transactions (including mergers, acquisitions, joint ventures or other commercial arrangements) that is a strategic alternative to the merger or any transaction that would reasonably be expected to have the effect of precluding or materially delaying the consummation of the merger. We have each agreed to notify the other if we take any such prohibited action. For further details, see "The Merger Agreement and Related Agreements -- The Merger Agreement -- Prohibited Transactions."

APPRAISAL RIGHTS (SEE PAGE 39)


     Under Delaware law, Island stockholders who do not vote in favor of the merger and who satisfy other conditions of the Delaware appraisal rights statute will have the right to be paid cash for the fair value of their shares as determined by the Delaware Chancery Court. Since the right of appraisal is only available if you properly assert your appraisal rights, you should carefully read "The Merger -- Island Stockholders' Appraisal Rights to Obtain Payment for their Shares" and the copy of the Delaware appraisal rights statute attached as Annex E to this document.


REGULATORY APPROVALS (SEE PAGE 38)


     Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, we may not complete the merger unless required filings have been submitted to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice and certain waiting period requirements have been satisfied.

     In addition, certain private parties as well as state attorneys general and other antitrust authorities may challenge the transactions under antitrust laws under certain circumstances. Instinet and Island believe that they will obtain the necessary antitrust clearances. There can be no assurance, however, that a challenge to the merger on antitrust grounds will not be made, or, if such a challenge is made, what the result will be.

     The merger is also subject to approval by the National Association of Securities Dealers, Inc., referred to as the NASD.

     The merger is also subject to the approval of, or notice to, foreign regulatory authorities, including those in the United Kingdom, Canada and Hong Kong.


MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES (SEE PAGE 43)


     If the merger is completed as currently contemplated, a U.S. holder of Island common shares will not recognize any income, gain or loss as a result of the receipt of Instinet common shares in exchange for Island common shares pursuant to the merger. A U.S. holder will, however, recognize gain or loss in connection with any cash received by such U.S. holder in lieu of a fractional Instinet common share.

     Instinet and Island expect to receive opinions to the effect that the merger will qualify as a tax-free reorganization for U.S. federal income tax purposes, provided that the merger is completed under the current terms of the merger agreement.

     THIS TAX TREATMENT MAY NOT APPLY TO CERTAIN ISLAND STOCKHOLDERS. YOU ARE STRONGLY URGED TO CONSULT YOUR OWN TAX ADVISOR FOR A FULL UNDERSTANDING OF THE MERGER'S TAX CONSEQUENCES FOR YOU.


AMENDED AND RESTATED CORPORATE AGREEMENT (SEE PAGE 58)


     Instinet has amended and restated its corporate agreement with Reuters Limited, which provides for rights of Reuters Limited, including the right to designate Instinet directors, to approve some actions by Instinet and to demand registration of its Instinet common shares. The amendments to the corporate agreement will only take effect if we complete the merger.


ISLAND STOCKHOLDERS AGREEMENT AND DATEK STOCKHOLDERS AGREEMENT (SEE PAGES 60 AND
62)


     Subsidiaries of Reuters Group PLC that own Instinet common shares and certain stockholders of Island have entered into stockholders agreements with Instinet in which each has agreed, among other things, to transfer restrictions regarding its Instinet common shares, to vote to elect nominees of Reuters and, in some cases, to vote to elect nominees of the principal Island stockholders to the Instinet board of directors following the merger. In this document, we sometimes refer to the Reuters subsidiaries that hold Instinet common shares, as Reuters.

REGISTRATION RIGHTS AGREEMENT (SEE PAGE 63)


     Instinet, Reuters, Island's principal stockholders and other significant Island stockholders have agreed to enter into a registration rights agreement prior to completion of the merger.


VOTING AGREEMENTS OF ISLAND STOCKHOLDERS (SEE PAGE 64)


     Island's principal stockholders and other significant Island stockholders have entered into voting agreements with Instinet in which each has agreed, among other things, to vote its Island common shares in favor of the adoption of the merger agreement and the proposed amendment to Island's certificate of incorporation and against any action that would materially delay or prevent the merger and against any transaction prohibited by the merger agreement and not to transfer its shares while the merger is pending. These stockholders have the right, as of the record date for the Island special meeting, to vote a total of 14,559,289 Island Class A common shares and 2,111,465 Island Class L common shares or approximately 86.5% of all outstanding Island Class A common shares and all outstanding Island Class L common shares as of that date, which represents more than the number of Island common shares required to approve the merger agreement and proposed amendment to Island's certificate of incorporation. Therefore, adoption of the merger agreement and the proposed amendment to Island's certificate of incorporation by Island's stockholders is assured.


VOTING AGREEMENT OF REUTERS (SEE PAGE 64)



     Reuters has entered into a voting agreement with Island in which it has agreed, among other things, to consent to the Instinet common share issuance and the proposed amendment to Instinet's certificate of incorporation and to vote against any action that would materially delay or prevent the merger and against any transaction prohibited by the merger agreement and not to transfer any of its Instinet common shares while the merger is pending. As described above, Reuters owns approximately 83% of Instinet's outstanding common shares and Instinet has already received Reuters consent to the share issuance and the amendment to Instinet's certificate of incorporation. This consent will take effect on the 20th business day following the mailing of this document.



INTERESTS OF ISLAND DIRECTORS, EXECUTIVE OFFICERS AND PRINCIPAL STOCKHOLDERS IN THE MERGER (SEE PAGE 33)


     In considering the recommendation of Island's board of directors with respect to the merger, Island stockholders should be aware that some of the directors, executive officers and principal stockholders of Island have interests in the merger that are different from, or are in addition to, the interests of Island's stockholders generally. These interests relate to, among other things:

     - the appointment of Mr. Nicoll, currently a director of Island, as chief executive officer and a director of Instinet upon completion of the merger;

     - agreements to be entered into by some directors and executive officers of Island with respect to the terms of their employment with Instinet or Island, as applicable, following the merger;

     - rights of some of Island's directors and executive officers to receive cash payments and other benefits in the event of the termination of their employment under some circumstances in connection with the merger;

     - the exercisability of vested options to purchase, and vested stock appreciation rights with respect to, Island Class A common shares as a result of the merger;

     - the right to continued insurance coverage, to be paid for by Instinet, of Island's directors and executive officers for acts or omissions occurring prior to the merger;

     - the inclusion in Island's certificate of incorporation and bylaws following the merger of provisions requiring Island to exculpate and indemnify Island's directors and executive officers; and

     - the right to nominate, or hold positions as, directors of Instinet following the merger.

                     MARKET PRICE AND DIVIDEND INFORMATION

MARKET PRICES

     Instinet conducted its initial public offering in May 2001 and its common shares trade on the Nasdaq National Market under the symbol "INET." Island's common shares are not listed for trading on any stock exchange nor are they traded in the over-the-counter (OTC) market.

     The following table sets forth the high and low closing sales prices for Instinet common shares for the calendar quarters indicated, as reported on the Nasdaq National Market:


                                                              INSTINET COMMON
                                                                   STOCK
                                                              ---------------
                                                               HIGH     LOW
                                                              ------   ------
2001
Second Quarter (beginning May 18, 2001).....................  $20.86   $16.30
Third Quarter...............................................   17.92     9.44
Fourth Quarter..............................................   11.36     7.56
2002
First Quarter...............................................   10.30     6.41
Second Quarter..............................................    7.95     6.30
Third Quarter (through August 7, 2002)......................    7.09     4.45



     On June 7, 2002, the last full trading day before the public announcement of the merger agreement, the high and low sale prices of Instinet common shares as reported on the Nasdaq National Market were $7.15 and $6.93, respectively. On August 7, 2002, the last full trading day before the date of this proxy/information statement-prospectus, the closing price of Instinet common shares as reported on the Nasdaq National Market was $4.65.



     As of August 7, 2002, the last date prior to printing this document for which it was practicable for Instinet to obtain this information, there were approximately 312 registered holders of Instinet common shares.



     As of August 7, 2002, the last date prior to printing this document for which it was practicable for Island to obtain this information, there were approximately 80 registered holders of Island Class A common shares and approximately nine registered holders of Island Class L common shares.


DIVIDEND DATA


     Except for the special $1.00 per share cash dividend Instinet intends to pay to holders of record of Instinet common shares on a date prior to the closing of the merger, Instinet has not declared or paid cash dividends on its common shares since its initial public offering and does not anticipate paying cash dividends on its common shares in the foreseeable future. Island has never declared or paid cash dividends on its common shares and does not anticipate paying cash dividends on its common shares in the foreseeable future.

                 SELECTED HISTORICAL FINANCIAL DATA OF INSTINET
    (IN THOUSANDS, EXCEPT VOLUME, SHARE AND PER SHARE DATA AND GROWTH RATES)

     The following table presents Instinet's historical financial results.

     The selected consolidated financial data set forth below should be read together with Instinet's financial statements and the related notes incorporated by reference into this document and the discussion under "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Instinet's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q incorporated by reference into this document. The information as of and for the years ended December 31, 2001, 2000 and 1999 set forth below was derived from Instinet's audited consolidated financial statements and related notes incorporated by reference into this document. The information as of and for the years ended December 31, 1998 and 1997 set forth below was derived from Instinet's audited consolidated financial statements that are not included in or incorporated by reference into this document. See "Where You Can Find More Information."

     The unaudited information as of and for the three months ended March 31, 2002 and 2001 set forth below was derived from Instinet's unaudited consolidated financial statements and the related notes incorporated by reference into this document. See "Where You Can Find More Information." This unaudited information, in the opinion of Instinet management, includes all adjustments, consisting only of normal recurring adjustments necessary for a fair statement of Instinet's financial position and results of operations for these periods. Interim financial results are not necessarily indicative of results of any future period.

     The historical financial information may not be indicative of Instinet's future performance and does not reflect what Instinet's financial position and results of operations would have been had Instinet operated as a separate, stand-alone entity during 2000, 1999, 1998 and 1997.

                                       THREE MONTHS
                                      ENDED MARCH 31,                   YEAR ENDED DECEMBER 31,
                                ---------------------------   -------------------------------------------
                                    2002           2001           2001           2000            1999
                                ------------   ------------   ------------   ------------    ------------
                                        (UNAUDITED)
STATEMENT OF INCOME DATA:
Revenues:
  Transaction fees............  $    266,989   $    415,463   $  1,427,687   $  1,385,509    $    936,958
  Interest....................         9,104         12,807         51,085         40,471          23,916
  Investments.................        (5,714)         2,405         17,687          9,059           8,570
                                ------------   ------------   ------------   ------------    ------------
    Total revenues............       270,379        430,675      1,496,459      1,435,039         969,444
Expenses:(1)
  Compensation and benefits...        92,182        133,785        433,363        412,391         257,491
  Communications and
    equipment.................        35,498         45,391        163,594        153,735          92,322
  Soft dollar and commission
    recapture.................        53,591         56,053        220,050        180,035          89,469
  Brokerage, clearing and
    exchange fees.............        37,567         36,734        146,699        137,446          78,966
  Depreciation and
    amortization..............        20,163         19,502         84,088         77,721          71,206
  Professional fees...........         5,227         15,684         41,623         95,256          62,737
  Occupancy...................        14,153         10,890         52,771         38,250          27,096
  Marketing and business
    development...............         3,512         10,154         22,493         32,679          23,447
  Broker-dealer rebates.......         3,291             --             --             --              --
  Other.......................        15,733         13,003         55,846         42,916          32,337
  Restructuring...............        15,030             --         24,378             --              --
  Loss of fixed assets at
    World Trade Center........            --             --         20,346             --              --
  Insurance recovery of fixed
    assets lost...............            --             --        (21,000)            --              --
                                ------------   ------------   ------------   ------------    ------------
    Total expenses............       295,947        341,196      1,244,251      1,170,429         735,071
                                ------------   ------------   ------------   ------------    ------------
Income/(loss) before income
  taxes and cumulative effect
  of change in accounting
  principle...................       (25,568)        89,479        252,208        264,610         234,373
Provision for/(benefit from)
  income taxes................        (9,527)        39,371        107,441        116,428          98,255
                                ------------   ------------   ------------   ------------    ------------
    Net income/(loss) before
      cumulative effect of
      change in accounting
      principle...............       (16,041)        50,108        144,767        148,182         136,118
Cumulative effect of change in
  accounting principle........       (18,642)            --             --             --              --
                                ------------   ------------   ------------   ------------    ------------
    Net income/(loss).........  $    (34,683)  $     50,108   $    144,767   $    148,182    $    136,118
                                ============   ============   ============   ============    ============
Earnings/(loss) per
  share -- basic and diluted:
  Income/(loss) before
    cumulative effect of
    change in accounting
    principle.................  $      (0.06)  $       0.24   $       0.63   $       0.72(2) $       0.66(2)
  Cumulative effect of change
    in accounting principle...         (0.08)            --             --             --              --
                                ------------   ------------   ------------   ------------    ------------
Net earnings/(loss) per
  share.......................  $      (0.14)  $       0.24   $       0.63   $       0.72(2) $       0.66(2)
Weighted average shares
  outstanding:
  Outstanding -- basic........   248,730,356    206,900,000    230,561,134    206,900,000(2)  206,900,000(2)
  Outstanding -- diluted......   248,730,356    206,900,000    230,564,476    206,900,000(2)  206,900,000(2)


                                  YEAR ENDED DECEMBER 31,
                                ----------------------------
                                    1998            1997
                                ------------    ------------

STATEMENT OF INCOME DATA:
Revenues:
  Transaction fees............  $    821,757    $    693,749
  Interest....................        21,587          17,357
  Investments.................        (1,175)          3,542
                                ------------    ------------
    Total revenues............       842,169         714,648
Expenses:(1)
  Compensation and benefits...       205,970         169,849
  Communications and
    equipment.................        73,065          59,096
  Soft dollar and commission
    recapture.................        80,339          63,317
  Brokerage, clearing and
    exchange fees.............        67,766          48,855
  Depreciation and
    amortization..............        64,502          50,014
  Professional fees...........        24,182          14,305
  Occupancy...................        22,935          24,560
  Marketing and business
    development...............         9,767           9,262
  Broker-dealer rebates.......            --              --
  Other.......................        20,337          20,997
  Restructuring...............            --              --
  Loss of fixed assets at
    World Trade Center........            --              --
  Insurance recovery of fixed
    assets lost...............            --              --
                                ------------    ------------
    Total expenses............       568,863         460,255
                                ------------    ------------
Income/(loss) before income
  taxes and cumulative effect
  of change in accounting
  principle...................       273,306         254,393
Provision for/(benefit from)
  income taxes................       113,409         113,154
                                ------------    ------------
    Net income/(loss) before
      cumulative effect of
      change in accounting
      principle...............       159,897         141,239
Cumulative effect of change in
  accounting principle........            --              --
                                ------------    ------------
    Net income/(loss).........  $    159,897    $    141,239
                                ============    ============
Earnings/(loss) per
  share -- basic and diluted:
  Income/(loss) before
    cumulative effect of
    change in accounting
    principle.................  $       0.77(2) $       0.68(2)
  Cumulative effect of change
    in accounting principle...            --              --
                                ------------    ------------
Net earnings/(loss) per
  share.......................  $       0.77(2) $       0.68(2)
Weighted average shares
  outstanding:
  Outstanding -- basic........   206,900,000(2)  206,900,000(2)
  Outstanding -- diluted......   206,900,000(2)  206,900,000(2)

---------------

(1) The expenses in various categories in this table include costs incurred by Instinet in developing its fixed income securities business and a retail brokerage capability. These costs totaled $11.1 million and $18.3 million for the three months ended March 31, 2002 and 2001, respectively, $49.3 million in 2001, $118.8 million in 2000, $51.1 million in 1999, and $13.4 million in 1998. In December 2000, Instinet decided not to launch its retail brokerage operation, and on May 3, 2002, Instinet closed its fixed income trading platform.

(2) Calculated based on the number of common shares that would have been held by Reuters after giving effect to a return of capital payment of $150 million to Reuters and Instinet's conversion from a limited liability company to a corporation, which is pushed back for EPS calculation purposes.

                                                             THREE MONTHS
                                                            ENDED MARCH 31,              YEAR ENDED DECEMBER 31,
                                                            ---------------   ---------------------------------------------
                                                               2001/2002      2000/2001   1999/2000   1998/1999   1997/1998
                                                            ---------------   ---------   ---------   ---------   ---------
                                                              (UNAUDITED)
Growth rates:
  Total revenue...........................................       (37.2)%         4.3%       48.0%        15.1%      17.8%
  Total expenses(1).......................................       (13.3)          6.3        59.2         29.2       23.6
  Net income..............................................      (169.2)         (2.3)        8.9        (14.9)      13.2

---------------

(1) Includes costs Instinet incurred in developing its fixed income securities business and a retail brokerage capability. These costs totaled $11.1 million and $18.3 million for the three months ended March 31, 2002 and 2001, respectively, $49.3 million in 2001, $118.8 million in 2000, $51.1 million in 1999, and $13.4 million in 1998. In December 2000, Instinet decided not to launch its retail brokerage operation, and on May 3, 2002, Instinet closed its fixed income trading platform.

                                              MARCH 31,                            DECEMBER 31,
                                             -----------   ------------------------------------------------------------
                                                2002          2001         2000         1999         1998        1997
                                             -----------   ----------   ----------   ----------   ----------   --------
                                             (UNAUDITED)
STATEMENT OF FINANCIAL CONDITION DATA:
Cash and cash equivalents..................  $  522,479    $  703,678   $  415,199   $  349,522   $  339,281   $245,060
Securities owned, at market value..........     357,768       236,007      185,121      214,625      190,393    144,862
Receivable from broker-dealers.............     193,658       421,196      660,319      434,995      139,838     74,876
Receivable from customers..................      86,607        68,280      149,080      110,006       37,555     37,969
Total assets...............................   2,662,729     2,994,841    2,440,424    1,747,470    1,155,576    840,131
Stockholders' equity.......................   1,429,698     1,462,509      927,336      778,842      703,022    540,637


                                                        THREE MONTHS
                                                       ENDED MARCH 31,             YEAR ENDED DECEMBER 31,
                                                       ---------------   -------------------------------------------
                                                        2002     2001     2001      2000     1999     1998     1997
                                                       ------   ------   -------   ------   ------   ------   ------
OTHER DATA (UNAUDITED):
Instinet's Nasdaq share volume (millions)............  12,043   20,053    65,893   57,390   35,211   28,653   25,690
Instinet's U.S. exchange-listed share volume
  (millions).........................................   3,117    2,689    11,016    9,321    5,935    5,078    3,194
                                                       ------   ------   -------   ------   ------   ------   ------
Instinet's total U.S. share volume (millions)........  15,160   22,742    76,909   66,711   41,146   33,731   28,884
Instinet's U.S. equity transaction volume
  (thousands)........................................  18,953   27,488    98,346   82,437   44,902   26,800   20,450
Instinet's international equity transaction volume
  (thousands)........................................   1,957    1,702     7,685    5,181    2,827    1,334      567
                                                       ------   ------   -------   ------   ------   ------   ------
Instinet's total equity transaction volume
  (thousands)........................................  20,910   29,190   106,031   87,618   47,729   28,133   21,017
Instinet's average equity transactions per day
  (thousands)........................................     349      471       428      348      189      112       83


                                                        THREE MONTHS
                                                       ENDED MARCH 31,              YEAR ENDED DECEMBER 31,
                                                       ---------------   ---------------------------------------------
                                                          2001/2002      2000/2001   1999/2000   1998/1999   1997/1998
                                                       ---------------   ---------   ---------   ---------   ---------
GROWTH RATES:
Instinet's Nasdaq share volume.......................       (39.9)%        14.8%       63.0%        22.9%       11.5%
Instinet's U.S. exchange-listed share volume.........        15.9          18.2        57.1         16.9        59.0
Instinet's total U.S. share volume...................       (33.3)         15.3        62.1         22.0        16.8
Instinet's U.S. equity transaction volume............       (31.0)         19.3        83.6         67.5        31.1
Instinet's international equity transaction volume...        15.0          48.3        83.3        111.9       135.3
Instinet's total equity transaction volume...........       (28.4)         21.0        83.6         69.7        33.9
Instinet's average equity transactions per day.......       (25.9)         23.0        84.1         68.8        34.9

     Pursuant to SFAS 142, Instinet changed its accounting policy related to goodwill effective January 1, 2002. SFAS 142 requires that goodwill no longer be amortized to earnings, but instead be reviewed at least annually for impairment. Under SFAS 142, impairment is deemed to exist when the carrying value of goodwill is greater than its implied fair value. Fair value is determined based upon the discounted cash flows of the businesses. Should the review indicate that goodwill is impaired, Instinet's carrying value of goodwill would be reduced by the estimated shortfall of the discounted cash flows.

This methodology differs from Instinet's previous policy, as permitted under accounting standards existing before SFAS 142, of using undiscounted cash flows of the businesses acquired over its estimated life. Instinet completed its transitional review of goodwill which resulted in a cumulative effect of a change in accounting principle of $18.6 million, net of tax, for the three months ended March 31, 2002 which is disclosed in Instinet's quarterly report on Form 10-Q for the quarterly period ended March 31, 2002.

     Goodwill existing as of June 30, 2001 was amortized until December 31, 2001. For goodwill arising from acquisitions after June 30, 2001, Instinet did not amortize goodwill but reviewed it for impairment based upon the undiscounted cash flows of the businesses acquired over its estimated useful life for the period ended December 31, 2001, after which Instinet changed its accounting policy as described above.

     For comparative purposes, the following table reflects Instinet's results adjusted as though it had adopted SFAS 142 on January 1, 1999 and had not amortized goodwill since that time:

                                                     THREE MONTHS ENDED
                                                         MARCH 31,           YEAR ENDED DECEMBER 31,
                                                     ------------------   ------------------------------
                                                       2002      2001       2001       2000       1999
                                                     --------   -------   --------   --------   --------
Net income/(loss), as reported.....................  $(34,683)  $50,108   $144,767   $148,182   $136,118
Goodwill amortization..............................        --     2,011      8,110      7,505      4,616
Tax effect.........................................        --      (356)    (1,376)    (1,185)        --
                                                     --------   -------   --------   --------   --------
Net income/(loss), as adjusted.....................  $(34,683)  $51,763   $151,501   $154,502   $140,734
                                                     ========   =======   ========   ========   ========
Basic and diluted earnings/(loss) per share, as
  reported.........................................  $  (0.14)  $  0.24   $   0.63   $   0.72   $   0.66
Basic and diluted earnings/(loss) per share, as
  adjusted.........................................  $  (0.14)  $  0.25   $   0.66   $   0.75   $   0.68

                  SELECTED HISTORICAL FINANCIAL DATA OF ISLAND
                         (IN THOUSANDS, EXCEPT VOLUME)

     The following table presents Island's historical financial results.

     The selected consolidated financial data set forth below should be read together with Island's consolidated financial statements and the related notes included elsewhere in this document and the discussion under "Island Management's Discussion and Analysis of Financial Condition and Results of Operations." The information set forth below for the years ended December 31, 2001, 2000, 1999, 1998 and 1997 was derived from Island's audited consolidated financial statements and related notes.

     The unaudited information as of and for the three months ended March 31, 2002 and 2001 set forth below was derived from Island's unaudited condensed consolidated financial statements and related notes included in this document. This unaudited information, in the opinion of Island management, includes all adjustments, consisting only of normal recurring accruals, that are necessary for a fair presentation of Island's financial position and results of operations for these periods. Interim financial results are not necessarily indicative of full year results.

     The historical financial information may not be indicative of Island's future performance.

                                             THREE MONTHS ENDED
                                                  MARCH 31,                   YEAR ENDED DECEMBER 31,
                                             -------------------   ----------------------------------------------
                                               2002       2001       2001      2000      1999      1998     1997
                                             --------   --------   --------   -------   -------   ------   ------
                                                 (UNAUDITED)
STATEMENT OF INCOME DATA
Revenues
  Transaction:
    ECN....................................  $40,504    $34,347    $140,185   $67,294   $33,119   $8,556   $   21
    Service bureau.........................      942      5,472      12,611    23,009    10,500       --       --
                                             -------    -------    --------   -------   -------   ------   ------
      Total transaction....................   41,446     39,819     152,796    90,303    43,619    8,556       21
  Market data..............................    7,150      1,500       8,172       745        --       --       --
  Communication............................    1,995        412       4,228     1,020        --       --       --
  Interest.................................      121        266         901     1,293       707       35       --
                                             -------    -------    --------   -------   -------   ------   ------
    Total revenues.........................   50,712     41,997     166,097    93,361    44,326    8,591       21
                                             -------    -------    --------   -------   -------   ------   ------
Expenses
  Rebates..................................   17,775     11,454      44,944    27,150    13,248      353       --
  Brokerage, clearing and exchange.........    6,666      8,632      29,962    26,405    22,486    4,068       --
  Compensation and benefits................    6,632      3,698      19,218     9,966     4,397      700       --
  Marketing................................    3,269      3,726      11,509     8,116     3,322       --       --
  Occupancy................................      677        723       3,004     1,350       337      212       --
  Depreciation and amortization............    1,283        743       4,035     2,238       563      147       --
  Communication and equipment..............    3,697      1,600      11,165     3,994     2,739      434       --
  Professional fees........................    2,012        353       1,723     1,553     1,054      244       --
  Other expenses...........................      703     (1,079)        261     2,260     1,886    1,984      304
                                             -------    -------    --------   -------   -------   ------   ------
    Total expenses.........................   42,714     29,850     125,821    83,032    50,032    8,142      304
                                             -------    -------    --------   -------   -------   ------   ------
  Income (loss) before income taxes........    7,998     12,147      40,276    10,329    (5,706)     449     (283)
  Provision for (benefit from) income
    taxes..................................    3,679      5,479      18,390     3,386    (1,019)      60       --
                                             -------    -------    --------   -------   -------   ------   ------
    Net income (loss)......................  $ 4,319    $ 6,668    $ 21,886   $ 6,943   $(4,687)  $  389   $ (283)
                                             -------    -------    --------   -------   -------   ------   ------

                                                 MARCH 31,                        DECEMBER 31,
                                             -----------------   ----------------------------------------------
                                              2002      2001       2001      2000      1999      1998     1997
                                             -------   -------   --------   -------   -------   ------   ------
                                                (UNAUDITED)
STATEMENT OF FINANCIAL CONDITION DATA
  Cash and cash equivalents................  $46,463   $28,895   $ 50,229   $31,488   $27,812   $5,626   $1,766
  Receivables from brokers, dealers and
    clearing organizations, net............   19,145    25,079     18,560    20,356     8,178    4,912       --
  Total assets.............................   91,023    67,968     89,495    64,431    40,909   12,307    1,766
  Total liabilities........................   24,593    21,600     28,299    24,740     5,044    3,817    2,043
  Total stockholders' equity...............   66,430    46,368     61,196    39,691    35,865    8,490     (277)

                                             THREE MONTHS ENDED
                                                  MARCH 31,                   YEAR ENDED DECEMBER 31,
                                             -------------------   ----------------------------------------------
                                               2002       2001       2001      2000      1999      1998     1997
                                             --------   --------   --------   -------   -------   ------   ------
OTHER DATA (UNAUDITED)
  Island U.S. markets share volume
    (millions).............................   14,036     11,454      45,056    26,909    13,247    6,478    1,277
  Island Nasdaq markets share volume
    (millions).............................   12,172     11,036      41,277    26,710    13,246    6,478    1,277
  Island U.S. listed markets share volume
    (millions).............................    1,864        418       3,779       199         1       --       --

                       COMPARATIVE PER SHARE INFORMATION

     The following table presents historical per share data of Instinet and Island and per share data of Instinet after giving effect to the merger, which is referred to as "pro forma" information.


     The Instinet pro forma per share information gives effect to an assumed number of shares to be issued in the merger, which number was calculated based on an assumed closing date of August 6, 2002 (the latest practicable trading day prior to printing of this document), an average trading price of $4.50 (the closing price per Instinet common share on August 6, 2002), which is then adjusted for the $1.00 per share expected dividend, as well as the other assumptions described under "Summary -- The Merger." These amounts are not intended to reflect future per share levels of net income and book value of the combined company.


     The comparative per share data are derived from, and should be read together with, the audited historical financial statements and unaudited interim financial statements of Instinet that are incorporated by reference into this document and the audited historical financial statements and unaudited interim financial statements of Island included elsewhere in this document. See "Where You Can Find More Information" and "Island Holding Company, Inc. Consolidated Financial Statements."


                                                               INSTINET       ISLAND       INSTINET
                                                              HISTORICAL   HISTORICAL(1)   PRO FORMA
                                                              ----------   -------------   ---------
Earnings/(loss) per share -- basic
  Fiscal year ended December 31, 2001.......................    $ 0.63            --        $ 0.53
  Three months ended March 31, 2002.........................    $(0.14)           --        $(0.04)
Earnings/(loss) per share -- diluted
  Fiscal year ended December 31, 2001.......................    $ 0.63            --        $ 0.53
  Three months ended March 31, 2002.........................    $(0.14)           --        $(0.04)
Cash dividends per share
  Fiscal year ended December 31, 2001.......................        --            --            --
  Three months ended March 31, 2002.........................        --            --            --
Book value per share as of March 31, 2002...................    $ 5.75         $3.51        $ 4.68


---------------

(1) Island common shares are not publicly traded on any stock exchange or OTC market and, accordingly, no information is presented regarding its earnings
    (loss) per share.

PRO FORMA ADJUSTMENTS

     We have used the following assumptions in the preparation of the pro forma comparative per share information:

     - The merger will be accounted for using the purchase method of accounting. However, the purchase price has not been allocated between goodwill and other assets. As a result, no amortization of any assets has been recorded.

     - Instinet common shares issued in the merger have been treated as if outstanding from January 1, 2001.

     - Instinet has paid a $1.00 per share cash dividend prior to the issuance of common shares in the merger.

     - Basic earnings per share has been calculated based on the weighted average number of common shares of the combined company outstanding during each period.

     - Diluted earnings per share reflects the potential reduction in earnings per share, if any, assuming the conversion of Island stock options and warrants into Instinet stock options and warrants.

     - Transaction fee income and related brokerage, clearing and exchange fee expense and any related receivables and payables between Instinet and Island have been eliminated.

     - Options and warrants to purchase, and stock appreciation rights with respect to, Island common shares, are converted into options, warrants or stock appreciation rights to purchase, or with respect to, Instinet common shares.

     - No expense is reflected for amortization of unearned compensation resulting from the conversion of unvested Island stock options into Instinet stock options.

     - No expense has been recorded for the changes in the intrinsic value of the Island stock appreciation rights converted to Instinct stock appreciation rights.

     - Pro forma earnings per share excludes discontinued operations and the cumulative effect of a change in accounting principle.

     - The calculation of book value per share excludes the payment of cash in lieu of fractional shares of Instinet common stock in the merger.

                                  RISK FACTORS


     As a result of the merger, current Island stockholders will be investing in Instinet common shares, and current Instinet stockholders will experience dilution of their ownership interest in Instinet. In addition, Instinet will become subject to Island's liabilities, including its contingent liabilities. YOU SHOULD CONSIDER ALL OF THE INFORMATION WE HAVE INCLUDED IN THIS DOCUMENT AND ITS ANNEXES AND ALL OF THE INFORMATION INCLUDED IN THE DOCUMENTS WE HAVE INCORPORATED BY REFERENCE, ESPECIALLY THE OTHER RISKS DESCRIBED IN INSTINET'S ANNUAL REPORT ON FORM 10-K FILED WITH THE SEC ON MARCH 27, 2002 (PP. 29-41) AND ANY ADDITIONAL RISK FACTORS INSTINET MAY DESCRIBE IN FUTURE FILINGS WITH THE SEC. SEE "WHERE YOU CAN FIND MORE INFORMATION."


     In addition you should pay particular attention to the following risks relating to the merger.


YOU WILL NOT KNOW THE EXACT NUMBER OF INSTINET COMMON SHARES TO BE ISSUED TO YOU IN THE MERGER, IF ANY, OR THE MARKET VALUE OF THOSE SHARES, AT THE TIME YOU ARE ASKED TO APPROVE THE MERGER.



     Upon completion of the merger, all of the outstanding Island common shares will be exchanged for a number of Instinet common shares determined in accordance with the terms of the merger agreement. The number of Instinet common shares to be issued to holders of outstanding Island common shares in the merger is 85 million shares, reduced by a number of shares determined based on the value and exercise prices of Island options, warrants and stock appreciation rights. The amount of the deduction will also depend on the closing prices of Instinet common shares in the period prior to closing. As a result, the total number of shares to be issued by Instinet to Island stockholders cannot be determined until closing. In addition, under Island's certificate of incorporation, the allocation of Instinet common shares between the Island Class A and Class L common shares is based in part on the date of closing and the value of the total number of Instinet common shares to be issued in the merger. As a result, the allocation between the two classes of Island common shares cannot be determined until closing. The number of Instinet common shares to be issued in respect of each Island Class A and Class L common share fluctuates with the average trading price of the Instinet common shares at closing, among other things. Specifically, under Island's certificate of incorporation, both today and as it will be amended prior to completion of the merger, merger consideration with a certain value must be paid to holders of Island Class L common shares before any merger consideration may be paid to holders of Island Class A common shares. The exact market value of the merger consideration to be paid first to the holders of Island Class L common shares depends on the closing date of the merger. As a result, if the market value of all the Instinet common shares to be issued in the merger does not exceed a certain amount at the closing then all Instinet common shares to be issued in the merger will be allocated to Island's Class L common shares and Island's Class A common shares will be canceled without receiving any consideration. You will not know the exact number of Instinet common shares to be issued to you in the merger, if any, or the market value of those shares, at the time you are asked to vote on the adoption of the merger agreement and the proposed amendment to Island's certificate of incorporation. Neither of us is permitted to terminate the merger agreement or resolicit the vote of our stockholders solely because of changes in the market price of Instinet's common shares or the number of shares to be issued in the merger. For more information about the number of Instinet common shares that may be issuable with respect to each Island common share, see "The Merger Agreement and Related Agreements -- The Merger Agreement -- What Island Stockholders Will Receive in the Merger."


     The price of Instinet common shares at the time the merger is completed may be higher or lower than its price on the date of this document or on the date of the Island meeting. Changes in the business, operations or prospects of Instinet, market assessments of the benefits of the merger and of the likelihood that the merger will be completed, regulatory considerations, general market and economic conditions, or other factors may affect the price of Instinet common shares. Most of these factors are beyond our control.

     Because the merger will be completed only after the Island meeting is held, there is no way to be sure that the price of the Instinet common shares on the date of the meeting will be indicative of its price at the time the merger is completed. We urge you to obtain current market quotations for Instinet common shares.

INSTINET MAY FAIL TO INTEGRATE INSTINET'S AND ISLAND'S OPERATIONS SUCCESSFULLY. AS A RESULT, INSTINET AND ISLAND MAY NOT ACHIEVE THE ANTICIPATED BENEFITS OF THE MERGER AND THE PRICE OF INSTINET COMMON SHARES MIGHT BE ADVERSELY AFFECTED.

     We cannot assure you that we will realize the benefits we expect as a result of the merger, including cost savings, when anticipated or at all. Achieving these benefits will depend on many factors, including the successful and timely integration and, in some cases, the consolidation of the products, technology, operations and administrative functions of two companies that have previously operated separately. These integration efforts may be difficult and time consuming, especially considering the highly technical and complex nature of Instinet's and Island's products. The merger will present a number of challenges to us, including:

     - the integration of computer and communications systems;

     - the assimilation of new operations;

     - the ability of our combined management to oversee and manage the new combined company effectively;

     - the integration of personnel;

     - the retention of key personnel;

     - the implementation of adequate compliance and risk management methods for new operations; and

     - the retention of customers.

     Failure to achieve a successful and timely integration of Instinet's and Island's operations could result in our loss of existing or potential customers and could result in an increase in costs or a loss of revenues and may have a material adverse effect on our business, financial condition and operating results. The integration of Instinet and Island will require management to dedicate substantial efforts to the integration, which could divert management's focus and resources from other strategic opportunities and from operations during the integration process, which could have an adverse effect on our business during the transition period.

WE WILL INCUR SIGNIFICANT TRANSACTION COSTS AS A RESULT OF THE MERGER.

     Instinet and Island expect to incur significant one-time transaction costs related to the merger. These transaction costs include investment banking, legal and accounting fees and expenses, employee benefit expenses, filing fees, printing expenses and other related charges. We may also incur additional unanticipated transaction costs in connection with the merger. A portion of the transaction costs related to the merger will be incurred regardless of whether the merger is completed.

DELAY IN THE CLOSING OF THE MERGER MAY ADVERSELY AFFECT INSTINET AND ISLAND.

     The closing of the merger is subject to satisfaction of numerous conditions, including receipt of required regulatory clearances and approvals. Delay in our ability to complete the merger, including any delay in connection with obtaining these clearances or approvals, will:

     - delay the integration of Instinet's and Island's businesses;

     - delay the development and implementation of combined customer, marketing and operating strategies; and

     - inhibit Instinet's and Island's ability to address in a timely manner heightened levels of industry competition, particularly those resulting from Nasdaq's anticipated introduction of SuperMontage in the second half of 2002.

In addition, uncertainty regarding the timing of the merger could result in customer attrition, hinder our ability to attract and retain employees and complicate our relationships with suppliers. Significant delays could have a material adverse effect on our operating results.

ISLAND'S OFFICERS, DIRECTORS AND PRINCIPAL STOCKHOLDERS HAVE CONFLICTS OF INTEREST THAT MAY INFLUENCE THEM TO SUPPORT OR APPROVE THE MERGER.

     When considering the recommendations of the board of directors of Island regarding the merger and the amendment to the Island certificate of incorporation, you should be aware of the interests that officers and directors of Island have in the merger that are different from interests of Island stockholders generally. These interests include, among other things:

     - Options. Executive officers and directors of Island currently hold options to purchase Island Class A common shares that will be converted into equivalent options to purchase Instinet common shares, on the same terms and conditions as were applicable prior to conversion. Under Island's stock option plan, options that have become vested based on the executive officer's or director's service with Island are currently not exercisable. Options that vest prior to the merger will become exercisable upon completion of the merger.

     - Nicoll and Andresen Employment Arrangements. Mr. Nicoll, currently chairman of Island and chief executive officer of Datek, and Matthew Andresen, the current chief executive officer of Island, have each entered into binding letter agreements with Instinet which will entitle each executive to significant payments and benefits in connection with his employment (and some terminations of employment) with Instinet or Island, as the case may be, following completion of the merger.

     - Other Employment Agreements. Other executive officers of Island are party to employment agreements with Island which provide for them to receive severance payments and benefits in the event of some types of termination of employment with Island in connection with the merger, including, in the case of four executive officers, any resignation within six months following the merger.

     - Directors' and Officers' Insurance. The merger agreement provides Island with the right to acquire continued insurance coverage, to be paid for by Instinet, for Island's directors and executive officers for acts or omissions occurring prior to the merger.

     - Indemnification of Island's Directors and Officers. The merger agreement provides that Island's certificate of incorporation and bylaws will, following the merger, contain provisions requiring it to exculpate and indemnify Island's directors and executive officers.

     - Nomination of Directors. Island stockholders associated with TA Associates, Bain Capital and Silver Lake Partners will have the right to nominate at least three members of the Instinet board of directors following the merger.

THE MERGER MAY RESULT IN ADDITIONAL REGULATORY BURDENS.

     Instinet is registered with the SEC as a broker-dealer, and is additionally subject to regulation by the SEC as an electronic communications network (ECN) and as an alternative trading system (ATS). Neither Instinet nor Island is currently required to register as a national securities exchange under applicable U.S. securities laws. However, it is possible that the combined entity's future share of the average daily trading volume in specified securities or classes of securities could result in an SEC determination that exchange registration is necessary.

     Island initiated with the SEC staff the preparation of an application for registration as a national securities exchange on June 28, 1999. Under the merger agreement, Island is permitted to pursue this application but is not permitted to allow it to become effective without Instinet's prior consent.

     If the SEC were to require Instinet or any of its subsidiaries, including Island after the merger, to register as a national securities exchange, or Instinet or any subsidiary were to voluntarily register as a national securities exchange, then Instinet could become subject to substantial additional regulation, which might reduce its operational flexibility. Among other consequences, Instinet might be required to comply with fair representation or ownership requirements. These requirements could adversely affect Instinet's operations and could also result in material limitations or restrictions on Reuters equity interest in Instinet or Reuters ability to exercise its voting and other governance rights in the manner contemplated by the corporate agreement between Instinet and Reuters (both in its current form and in the form to take effect upon completion of the merger).

     The amended and restated corporate agreement provides that, in the event the SEC seeks to require the combined entity to register as a national securities exchange, Instinet will take all commercially reasonable actions to mitigate the effect on Reuters rights, including implementing changes in Instinet's corporate structure and operations as appropriate, although Instinet would not be required to take any action which would materially adversely affect any material part of Instinet's business or its consolidated financial condition or results of operations. The amended and restated corporate agreement also provides that neither Instinet nor any of its subsidiaries may voluntarily register as a national securities exchange without the prior written consent of Reuters if such registration would materially affect Reuters ability to exercise its voting and other rights related to its ownership of Instinet common shares. It is possible that Reuters could withhold this consent even if Instinet's management determines that registration as a national securities exchange would be beneficial to Instinet.

ISLAND'S BUSINESS MAY BE AFFECTED BY FUTURE SEC ACTIONS.


     Island is subject to regulation by the SEC as a broker-dealer, as an ATS, and as an ECN. As a result, SEC rulings or interpretations could have a material negative impact on Island's business. For example, Island has earned market data revenues by participating in market data revenue sharing programs provided by Nasdaq and the Cincinnati Stock Exchange. Market data revenues consist of a portion of the fees that exchanges and Nasdaq receive for selling quotation and transaction data to independent market data providers and market participants such as broker-dealers. Market data revenues represented approximately 5% and 14% of Island's total revenues for 2001 and the first three months of 2002, respectively. For the first three months of 2002, these revenues were offset in part by market data rebates that Island paid to some of its customers, which represented approximately 8% of Island's expenses for the period. Island did not pay market data rebates in 2001. On July 3, 2002, the SEC announced that it had abrogated proposals that were submitted by several markets, including Nasdaq and the Cincinnati Stock Exchange, to continue certain of their market data revenue sharing programs. As a result, the Nasdaq and the Cincinnati Stock Exchange revenue sharing programs from which Island has earned most of its market data revenues were suspended. Island immediately announced to its subscribers that it also had suspended its market data revenue sharing program. Some market data revenue sharing programs for exchange-listed securities, which represented a substantial portion of Island's market data revenue, were subsequently reinstated. Nasdaq and the exchanges have not resubmitted, and the SEC has not approved, any data revenue sharing programs for Nasdaq-quoted securities. Although Nasdaq and the Cincinnati Stock Exchange may resubmit their proposals for Nasdaq-quoted securities, we cannot assure you when the SEC would act on them, or whether the SEC would approve them. In addition, we cannot assure you that the market data revenue sharing programs for exchange-listed securities will continue or remain in their current form. As a result, we cannot assure you if Island will continue to earn market data revenues or, if it does, at what levels these revenues will be earned in the future.



     In addition, SEC rulings or interpretations may impact Island's pricing policies with respect to some of its services and customers. For example, the SEC has, at times, approved rules or issued interpretations that directly govern how Island determines prices for certain types of customers and certain services. Such rules or interpretations could have a material, negative impact on Island's business. Recently, Island has had discussions with the SEC regarding the application of its fee schedules to different types of customers and has announced a new pricing policy that will become effective on September 5, 2002. We cannot assure you that Island will not be materially and negatively affected by any rulings or interpretations by the SEC impacting its pricing policies.



     Furthermore, SEC rulings or interpretations with respect to the structure of the overall equity securities markets may negatively impact Island's business. The SEC regularly considers a variety of rule or interpretation approaches with respect to the structure of the equity securities markets, including reducing fragmentation, creating a national consolidated limit order book, and integrating ECNs and ATSs into the national market systems. For example, ECNs have been integrated into the consolidated quote for Nasdaq-quoted securities since the 1997 order handling rules, but the SEC had not required ECNs to similarly provide quotes in exchange-listed securities. However, the SEC has recently informed Island that it expects Island to begin providing its quotes in certain listed securities with significant trading on Island's ECN to a self-regulatory organization no later than September 23, 2002. In order to do so, Island must first agree to comply with the rules of the Intermarket Trading System (ITS), which could impose restrictions on, among other things, the timing and location of Island's display and matching of orders. These restrictions may have a significant negative impact on Island's volume in exchange listed securities and, therefore, on Island's financial results. While Island and the SEC have discussed proposed changes that would reduce the negative impact on Island resulting from participation in the ITS, we are unable to predict the outcome of these discussions.


     Island and Instinet continue to monitor and evaluate developments in these areas.

IN CONNECTION WITH THE MERGER, INSTINET HAS ENTERED INTO ARRANGEMENTS THAT WILL INCREASE THE RIGHTS OF SOME STOCKHOLDERS.

     Current Island stockholders associated with TA Associates, Bain Capital and Silver Lake Partners will have the right to nominate a total of three additional members to Instinet's board of directors as long as they each own 8,000,000 shares of Instinet's common stock that are issued as merger consideration. If the size of Instinet's board of directors is increased beyond 13, then, in most instances, these Island stockholders would have the right to appoint additional directors. The right of these Island stockholders to nominate directors is based on the number of Instinet common shares issued in the merger that they continue to own in the future and not the percentage of Instinet's outstanding common stock represented by those shares. If Instinet issues a significant number of additional common shares in the future, then these Island stockholders may retain the right to nominate directors to Instinet's board in a manner disproportionate to their overall ownership of Instinet's outstanding common stock.

     Instinet has entered into an amended and restated corporate agreement with Reuters that will become effective if we complete the merger. Under that agreement, Instinet has agreed not to take any action voluntarily that would reduce Reuters ownership of Instinet's then-outstanding voting stock to less than 51% of Instinet's capital stock or then-outstanding voting stock without Reuters consent.

     Instinet's amended and restated certificate of incorporation will contain provisions confirming the right of some of the current Island stockholders -- those that will have the right to nominate directors to Instinet's board -- to engage in activities that compete with Instinet and relating to the allocation of business opportunities between those stockholders and Instinet. The resulting situation may be more advantageous to those stockholders than Delaware corporate law would otherwise provide.

FUTURE SALES OF INSTINET COMMON SHARES COULD ADVERSELY AFFECT THE MARKET PRICE OF INSTINET COMMON SHARES.


     If we complete the merger, Instinet will issue common shares to Island's stockholders as merger consideration. In addition, options and warrants to purchase Island common shares will convert into options and warrants to purchase Instinet common shares. The number of Instinet common shares that will be issued to Island's stockholders will depend on the formula described elsewhere in this document, Instinet's share price and any exercise or forfeiture of Island options and warrants prior to the closing. We estimate that former holders of Island common shares, options and warrants will become holders of Instinet common shares, options and warrants representing, or having the right to acquire, approximately 25% of the fully diluted Instinet common shares after the merger. Assuming a closing date of August 6, 2002 (the latest practicable trading day prior to the printing of this document), an average trading price of $4.50 per Instinet common share (the closing price on August 6, 2002), which is then adjusted for the anticipated $1.00 per share cash dividend, and the other assumptions described in this document, Instinet would issue approximately 83.7 million common shares to Island's current stockholders and issue options and warrants to purchase approximately 3.1 million additional Instinet common shares in exchange for Island options and warrants. Many of these shares may be sold without restriction following the merger.


     In addition, Instinet has agreed to provide some of Island's current securityholders with registration rights that would facilitate their future sale of Instinet common shares that they receive in the merger. Instinet would also include shares that would be issuable pursuant to the newly issued Instinet options in a new registration statement on Form S-8 under the Securities Act. Furthermore, Instinet may increase the size of its option plan and include additional shares in the Form S-8 filed with respect to the option plan.

     Sales of substantial amounts of Instinet's common shares in the public market could adversely affect the market price for such shares. A decline in the market price of Instinet's common shares could adversely affect its access to the equity capital markets. In addition, any issuance of shares by Instinet could dilute Instinet's earnings per share.

          CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

     This proxy/information statement-prospectus, any related supplement and the documents that are incorporated by reference may contain forward-looking statements about Instinet and Island or which we believe are covered by the United States Private Securities Litigation Reform Act of 1995. Statements in this prospectus, any related prospectus supplement and the documents that are incorporated by reference that are not historical facts are "forward-looking statements" for the purpose of the safe harbor provided by Section 21E of the Exchange Act and Section 27A of the Securities Act of 1933, as amended, which we refer to as the Securities Act.

     We have made forward-looking statements in this proxy/information statement-prospectus, including in the sections entitled "Risk Factors" and "Recent Developments Relating to Instinet" that are based on our managements' beliefs and assumptions and on information currently available to our managements. Forward-looking statements include information concerning our possible or assumed future results of operations, business strategies, financing plans, competitive position, potential growth opportunities and the effects of competition and regulation. Forward-looking statements include all statements that are not historical facts. You can identify these statements by the use of forward-looking terminology, such as the words "believes," "expects," "anticipates," "intends," "plans," "estimates," "may" or "might" or other similar expressions. Forward-looking statements include the information set forth under "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Instinet's Annual Report on Form 10-K and under the same or similar headings in Instinet's Quarterly Reports on Form 10-Q. Forward-looking statements may also be found in Instinet's Current Reports on Form 8-K.

     The forward-looking statements in this proxy/information statement-prospectus and in the documents incorporated by reference into this document are subject to various risks and uncertainties, most of which are difficult to predict and are generally beyond the control of Instinet and Island. Accordingly, actual results of Instinet following the merger may differ materially from those expressed in, or implied by, the forward-looking statements. The risks and uncertainties to which forward-looking statements are subject include:

     - those risks and uncertainties we discuss under "Risk Factors;"

     - those risks and uncertainties we discuss or identify in our public filings with the SEC;

     - changes in both companies' businesses during the period between now and the completion of the merger;

     - litigation relating to the transaction or our businesses;

     - the successful integration of Island into Instinet's business subsequent to the completion of the merger;

     - timely development, production and acceptance of products and services contemplated by the merged company after completion of the merger;

     - increasing competition in the markets in which we operate;

     - the ability to retain key management and technical personnel; and

     - adverse reactions to the proposed merger by customers, suppliers and strategic partners.

     Forward-looking statements involve significant risks, uncertainties and assumptions. Although we believe that the expectations reflected in the forward-looking statements are reasonable, actual results may differ materially from those expressed in these forward-looking statements. You should not put undue reliance on any forward-looking statements. You should understand that many important factors, in addition to those discussed in the section entitled "Risk Factors" and elsewhere in this document, could cause our results to differ materially from those expressed or suggested in forward-looking statements. The forward-looking statements included in this document are made only as of the date of this document, and we do not have any obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances. In addition, the risk factors included in this document may be amended, superseded or supplemented by risk factor disclosure in any of our future filings with the SEC that are incorporated by reference in this document.

                           THE ISLAND SPECIAL MEETING

     We are furnishing this document to the Island stockholders as part of the solicitation of proxies for use at the Island special meeting of stockholders, including any adjournments or postponements of the meeting.

DATE, TIME AND PLACE


     September 10, 2002 at 11:00 a.m., local time, 50 Broad Street, New York, New York 10004. The meeting may be adjourned or postponed to another date, time or place for proper purposes, including for the purpose of soliciting additional proxies.


PURPOSE OF THE ISLAND SPECIAL MEETING

     - To consider and vote on the adoption of the merger agreement;

     - To consider and vote upon the adoption of the proposed amendment to Island's certificate of incorporation; and

     - To transact other business as may properly be presented at the meeting or any postponements or adjournments of the meeting.

     At the present time, Island knows of no other matters that will be presented for consideration at the special meeting.

RECORD DATE


     Close of business on August 7, 2002.


SHARES ENTITLED TO VOTE

     You may vote at the Island special meeting if you owned Island common shares as of the record date.

QUORUM

     Presence, in person or by proxy, of Island stockholders holding a majority in voting power of the Island common shares entitled to vote at the meeting.

RECOMMENDATIONS OF THE ISLAND BOARD OF DIRECTORS

     Island's board of directors, having unanimously determined that the merger, the merger agreement and the transactions contemplated thereby are fair and in the best interests of Island and its stockholders, has unanimously approved the merger agreement and determined that the merger agreement and the merger are advisable. Island's board of directors also unanimously determined that the proposed amendment to Island's certificate of incorporation is advisable. Accordingly, the board recommends that Island stockholders vote FOR the adoption of the merger agreement and FOR the adoption of the proposed amendment to Island's certificate of incorporation.

VOTES REQUIRED

     Adoption of the merger agreement and the proposed amendment to Island's certificate of incorporation each requires the affirmative vote of the holders of at least a majority of the voting power of the Island common shares outstanding as of the record date. Each Island common share outstanding on the record date is entitled to one vote. The adoption of the proposed amendment to Island's certificate of incorporation requires an additional vote of holders of two-thirds of the outstanding Island Class L common shares.

     If you abstain or fail to vote your Island shares in person or by proxy in favor of adopting the merger agreement or the proposed amendment to Island's certificate of incorporation, it will have the same effect as a vote against adoption of the merger agreement or the proposed amendment to Island's certificate of incorporation, as applicable.

SHARES OUTSTANDING

     As of the record date, there were 16,824,268.7 Island Class A-1 common shares and 2,111,464.9 Island Class L common shares outstanding and entitled to vote on adoption of the merger agreement and adoption of the proposed amendment to Island's certificate of incorporation.

VOTING PROCEDURES

     A proxy card will be sent to each Island stockholder of record entitled to vote. If you have timely and properly submitted your proxy, clearly indicated your vote and have not revoked your proxy, your shares will be voted as indicated. If you have timely and properly submitted your proxy but have not clearly indicated your vote, your shares will be voted FOR the proposal to adopt the merger agreement and approve the agreement of merger contemplated thereby and FOR the proposal to adopt the proposed amendment to Island's certificate of incorporation.

     Adoption of the merger agreement and the proposed amendment to Island's certificate of incorporation each requires the affirmative vote of the holders of at least a majority of the Island common shares outstanding as of the record date. Each Island common share outstanding on the record date is entitled to one vote. Adoption of the proposed amendment to Island's certificate of incorporation also requires an additional vote of holders of two-thirds of the outstanding shares of Island's Class L common stock.

     If you abstain or fail to vote your shares in person or by proxy in favor of adopting the merger agreement or the proposed amendment to Island's certificate of incorporation, it will have the same effect as a vote against adoption of the merger agreement or the proposed amendment to Island's certificate of incorporation, as applicable.


     As of the record date, there were 18,935,733.6 Island Class A and Class L common shares outstanding and entitled to vote on adoption of the merger agreement and the proposed amendment to Island's certificate of incorporation and 2,111,464.9 Island Class L common shares outstanding and entitled to vote separately on the approval of the proposed amendment to the Island certificate of incorporation.


     Island stockholders owning approximately 86.5% of the Island Class A common shares and all of the Island Class L common shares, representing more than the number of Island common shares required to approve the adoption of the merger agreement and the proposed amendment to Island's certificate of incorporation, have agreed to vote in favor of adoption of the merger agreement and the proposed amendment to Island's certificate of incorporation. Therefore, adoption of the merger agreement and the proposed amendment to Island's certificate of incorporation by Island's stockholders is assured. See "The Merger Agreement and Related Agreements -- Voting Agreements of Island Stockholders."

     If any other matters are properly presented at the meeting for consideration, the persons named in your proxy will have the discretion to vote on these matters in accordance with their best judgment. Proxies voted against the proposal related to the merger agreement will not be voted in favor of any postponement or adjournment of the meeting for the purpose of soliciting additional proxies.

  VOTING BY ISLAND STOCKHOLDERS

     Each Island common share outstanding on the record date is entitled to one vote at the meeting. You may submit a proxy by completing, signing and mailing your proxy card in the postage-paid envelope, or you may attend the meeting and vote in person.

  REVOCATION

     You may revoke your proxy at any time prior to its exercise by:

     - giving written notice of such revocation to the secretary of Island at or before the Island meeting;

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

     - properly completing and executing a later-dated proxy and delivering it to the secretary of Island at or before the Island meeting; or

     - appearing and voting in person at the Island meeting.

     Your presence without voting at the meeting will not automatically revoke your proxy, and any revocation after closing of the polls at the meeting will not affect votes previously taken.

SOLICITATION OF PROXIES

     Proxies may be solicited from Island stockholders by personal interview, telephone and telegram by Island's directors, officers and employees, who will not receive additional compensation for performing that service but will be reimbursed for any reasonable expenses that they incur.

AUDITORS

     Deloitte & Touche LLP serves as Island's independent auditors. Representatives of Deloitte & Touche LLP plan to attend the Island special meeting and will be available to answer appropriate questions. Its representatives will also have an opportunity to make a statement at the meeting if they so desire, although it is not expected that any statement will be made.

                                   THE MERGER

BACKGROUND OF THE MERGER

     The boards of directors of Island and Instinet continually review their companies' results of operations and competitive positions in the industries in which they operate. In connection with these reviews, each of Instinet and Island from time to time has evaluated potential transactions that would further its strategic objectives.

     In July 2001, Douglas Atkin, then president and chief executive officer of Instinet, spoke by telephone with Edward Nicoll, chairman of the board of Island, to express his interest in meeting to discuss a possible strategic transaction between the two companies. After entering into confidentiality agreements, Instinet and Island decided to initiate a business diligence process and, on August 9, 2001, representatives of Instinet and Island met to discuss the business diligence process. In August and September 2001, Instinet and Island exchanged due diligence request lists for purposes of exchanging confidential information.

     In August 2001, in connection with their consideration of what options would best further Island's strategic goals, the Island board of directors engaged investment banking firms Credit Suisse First Boston (CSFB) and Morgan Stanley as lead managers with respect to a potential initial public offering by Island. Island also engaged CSFB to act as its financial advisor and to assist in the evaluation of strategic alternatives, including potential sale and business combination transactions. In the fall of 2001, upon instructions from Island's management, CSFB contacted, and responded to inquiries from, various persons regarding a possible sale or business combination transaction with Island. During this process, Island, with CSFB's assistance, prepared initial informational materials about Island and entered into confidentiality agreements with various parties.

     In November 2001, as part of a broader strategic initiative, Lehman Brothers began advising Instinet regarding potential strategic transactions, including an acquisition of Island. From time to time thereafter and throughout the period covered in this background narrative, Andre Villeneuve, chairman of Instinet, Mr. Atkin and other representatives of Instinet, with the assistance of Lehman Brothers, as well as Thomas Glocer, an Instinet director and chief executive officer of Reuters, with the assistance of Morgan Stanley, Reuters financial advisor, engaged in preliminary discussions with a number of parties regarding various potential strategic transactions.

     In late November 2001, Mr. Atkin spoke by telephone with Mr. Nicoll to express his interest in renewing conversations with Island regarding a potential acquisition of Island by Instinet. On November 20, 2001, Jean-

Marc Bouhelier, executive vice president, and later chief operating officer, of Instinet and other Instinet officers met with principals of Island to discuss the two companies' business models and valuation. The parties and their financial advisors continued their conversations during a meeting at Instinet's offices on December 4, 2001, at which Island expressed a preliminary view regarding valuation. The financial advisors to Island and Instinet continued conversations regarding preliminary valuation during the course of December 2001 and January 2002.

     At a meeting on January 30, 2002, the Instinet board of directors received a presentation from management regarding its exploration of possible strategic transactions, including a possible acquisition of Island. At this meeting, the Instinet board of directors authorized management to continue discussions with Island and authorized management, in consultation with Lehman Brothers, Reuters and Morgan Stanley to make a preliminary proposal to acquire Island within specified parameters.

     On February 1, 2002, following discussions between Lehman Brothers and CSFB earlier that day, Instinet sent Island a non-binding proposal for an acquisition of Island for a combination of cash and Instinet common shares.

     On February 4, 2002, the Island board of directors met by conference call to discuss Instinet's proposal and other strategic options. Following this discussion, the board instructed CSFB to advise Lehman Brothers that the February 1 proposal was inadequate.

     Also in early February 2002, Glenn Hutchins of Silver Lake Partners, one of Island's principal stockholders, and Mr. Glocer met informally in New York and briefly discussed the possibility of a transaction and the role the principal stockholders of both Island and Instinet could play in discussions between Island and Instinet when appropriate.

     On February 26, 2002, representatives of Island, Instinet and their financial advisors met in New York to continue business diligence discussions and discuss their respective views as to the potential synergies which might result from a combination of the two businesses.

     On March 15, 2002, the Instinet board of directors met and discussed with management the status of various potential strategic transactions, including the possible acquisition of Island. Following these discussions, in light of ongoing business diligence and recent developments in the industry, the board of directors instructed management to convey a revised non-binding acquisition proposal to Island following consultation with Lehman Brothers, Reuters and Morgan Stanley as to the amount and mix of consideration to be offered. At this meeting, the board of directors of Instinet also established a special committee to progress discussions with Island.

     On March 19, 2002, Mr. Atkin called Mr. Nicoll to describe Instinet's revised proposal regarding the consideration to be paid in connection with a potential acquisition of Island. Mr. Nicoll advised Mr. Atkin that he believed the revised proposal, which was materially reduced from the first proposal, was inadequate.

     In early April 2002, Messrs. Hutchins and Glocer met at Reuters offices in New York and expressed their desire for the conversations between the parties to resume. Following this meeting, Mr. Nicoll and Mr. Glocer spoke by telephone to arrange for meetings between the parties and to discuss the positions of the parties with respect to various issues. On April 12, 2002, representatives of Island and some of its principal stockholders met with representatives of Instinet to discuss Island's business model in greater detail.

     On April 15, 2002, Messrs. Hutchins, Nicoll and Glocer, Matthew Andresen, president and chief executive officer of Island, and Mark Nienstedt, who had recently been named acting president and chief executive officer of Instinet, met at the offices of Silver Lake Partners in New York to discuss business diligence and the principal economic terms of a possible transaction between the two companies.

     During these April meetings, Messrs. Hutchins, Nicoll, Nienstedt and Glocer and other representatives of Instinet, Reuters, Island and Island's principal stockholders outlined a possible transaction and consideration structure in which Island's current stockholders would receive, in the aggregate, a fixed percentage of the outstanding shares of the combined company in exchange for their Island shares and in which Instinet, and perhaps Island, might pay a special, one-time dividend prior to completion of the merger, although the specific percentage and the levels of dividends were not agreed.

     On April 16, 2002, the Instinet board of directors met and again discussed with management the various strategic transactions under consideration. Representatives of Lehman Brothers updated the board regarding the status of the Island transaction, including valuation issues. The board authorized management to continue its discussions with Island.

     On April 17, 2002, Messrs. Nicoll, Andresen and Hutchins and Michael Bingle of Silver Lake Partners met in New York with Messrs. Nienstedt and Glocer, and Devin Wenig, president of Reuters investment banking and brokerage segment, and their respective financial advisors. At this meeting, Instinet presented a revised proposal regarding the consideration and dividends to be paid in a potential acquisition of Island. The representatives of the Island investors advised Instinet that they believed the revised proposal was inadequate.

     Between April 18, 2002 and April 23, 2002, Messrs. Nicoll and Glocer spoke several times by telephone regarding their respective views of business diligence and economic terms of a potential transaction and, in a telephone conversation on April 24, 2002, reached a preliminary understanding as to the principal economic terms of a transaction, subject to, among other things, further diligence and negotiation of other key terms and definitive transaction documents. On April 26, 2002, CSFB delivered, upon instructions from Island's management, a proposed term sheet to Lehman Brothers and Morgan Stanley summarizing a proposal from Island regarding the key provisions of a possible transaction, including economic terms, governance and other rights for Island's principal stockholders, and the composition of Instinet's management, following the transaction.

     During April 2002, Island's board of directors also continued to assess the other strategic alternatives available to the company, including other potential business combinations. The Island board directed management and Island's financial advisors to continue to assess the level of interest of other parties in a potential business combination with Island.

     Beginning on May 1, 2002 and continuing throughout May, Instinet, Reuters, Island, Island's principal stockholders, and their respective financial and legal advisors conducted extensive mutual diligence regarding legal, business, technological, and accounting matters. As part of this process, on May 2, 2002, representatives of Island's management and principal stockholders, on the one hand, and representatives of Instinet's management, on the other hand, made presentations to each other regarding their respective businesses.

     During this period, Island and its principal stockholders also engaged in discussions, and business diligence, regarding a possible business combination with another party.

     On May 15, 2002, Instinet delivered drafts of definitive transaction documents to Island for review and negotiation. Throughout the week of May 20, representatives of Instinet and Island negotiated key terms of the draft documentation, including the scope of the representations, warranties, covenants and indemnities that each party would make and various governance, corporate and stockholder matters.

     On May 21, 2002, Mr. Glocer contacted Mr. Nicoll to discuss revision of the proposed economic terms based on results of diligence and an improved understanding of Island's business, as well as other factors. Later that day, after discussing Instinet's revised proposal, the Island board of directors instructed Mr. Nicoll to convey to Instinet and Reuters that the proposed consideration was not sufficient.

     Over the course of the following week, Mr. Nicoll and Mr. Wenig spoke a number of times to determine whether the parties should meet to continue their discussions regarding possible governance and shareholder arrangements, notwithstanding the parties' then-differing views on economic terms. On Monday, May 27, 2002, Messrs. Nicoll, Bingle and Hutchins and Steven Pagliuca of Bain Capital, another principal Island stockholder, met in New York with Mr. Nienstedt, Mr. Wenig and Philip Wood, managing director of business development for Reuters, to discuss outstanding issues relating to governance and other shareholder matters.

     During the week of May 27, 2002, the parties and their advisors resumed business and legal diligence and on Thursday, May 30, representatives of Instinet, Reuters, and Island's principal stockholders met at Reuters offices in New York to discuss the proposed governance and stockholder arrangements for the combined entity.

     On May 30, 2002, Instinet's board of directors held a special meeting to discuss, and receive presentations from management regarding, the Island transaction. After extensive discussion, the board approved an acquisition of Island within parameters proposed by management and related matters, including the authorization of an extraordinary dividend. The board then reconstituted the special committee and authorized the committee to complete the negotiation of the transaction and to take all necessary and appropriate actions to consummate the merger.

     On Friday, May 31, 2002, Island's board of directors met in Boston to discuss their diligence findings with respect to Instinet and the status of the negotiations with Instinet and the other party. The Board instructed Mr. Pagliuca to attempt to finalize negotiations with Instinet regarding the merger consideration. During a telephone conversation on the afternoon on May 31, 2002 between Mr. Pagliuca and Mr. Wenig, they determined to recommend to the various parties and their boards of directors that the transaction consideration would consist of 85 million shares of Instinet common stock, with a reduction relating to outstanding Island options, warrants and stock appreciation rights, and that Instinet would be permitted to pay an aggregate special dividend to its stockholders prior to the merger not to exceed $250 million. They also agreed that Island would not pay any pre-closing dividend to its stockholders.

     During the week following Mr. Pagliuca and Mr. Wenig's call, representatives of Instinet, Reuters, Island and Island's principal stockholders met in New York and had numerous telephone conferences to negotiate the final terms of the merger agreement and related agreements.

     On Friday, June 7, 2002, the Instinet board of directors met in Charleston, South Carolina and again discussed the status of the Island transaction, including corporate governance provisions that would be applicable to the combined entity. Each member of the committee established at the May 30, 2002 board meeting voiced support and approval for the transaction, and the board concurred with management's recommendation to complete the transaction. The board of directors approved the proposed amendments to Instinet's certificate of incorporation and bylaws and resolved to recommend that Reuters adopt the proposed amendment to the certificate of incorporation.

     On the morning of Saturday, June 8, 2002, the Island board of directors held a special telephonic meeting to consider all outstanding diligence matters, the proposed combination with Instinet, and the status of the other discussions. At this meeting, representatives from Ropes & Gray described to the board of directors the material terms of the proposed transaction with Instinet, including the material terms of the merger agreement, stockholders agreement, registration rights agreement, voting agreements and the proposed amendment to Island's certificate of incorporation. Following deliberations, the board of directors unanimously approved the merger agreement, the proposed amendment to Island's certificate of incorporation, the other related agreements and the contemplated transactions and resolved to recommend that Island stockholders vote in favor of the adoption of the merger agreement and the proposed amendment to Island's certificate of incorporation.

     On Saturday, June 8 and Sunday, June 9, 2002, Island and Instinet, and their respective principal stockholders and legal counsel, continued to finalize the provisions of the merger agreement and related agreements, including letter agreements and term sheets relating to the employment agreements of Messrs. Nicoll and Andresen, with the combined entity and the key terms relating to the registration rights of Reuters and Island's major stockholders following the transaction. On the night of Sunday, June 9, 2002, final agreement was reached on all terms and representatives of Island and Instinet executed the merger agreement and related agreements and the principal stockholders of Island and Instinet executed the stockholders agreements and voting agreements.

     On the morning of Monday, June 10, 2002, Island and Instinet issued a joint press release announcing the transaction.


     On August 7, 2002, Island and Instinet amended the merger agreement to make technical clarifications. At the same time, the principal stockholders of Island and Instinet executed amendments to their voting agreements confirming that the voting agreements would continue to apply to the merger agreement as amended.


ISLAND'S REASONS FOR THE MERGER

     In reaching its decision to approve the merger agreement and the transactions contemplated by the merger agreement, and to recommend that Island stockholders vote to adopt the merger agreement, the Island board of directors consulted with Island's management and its legal and financial advisors.

     The Island board of directors identified and considered several potential benefits of the merger that it believed would benefit the client base of both companies and contribute to the success of the combined company compared to Island's continued operations without the merger. These included:

     - broader and deeper liquidity will provide customers with better execution opportunities and improved performance across multiple markets in the U.S. and around the world;

     - the business combination will create a leading technology platform, combining Instinet's institutionally driven, functionally rich brokerage platform with the speed, reliability and efficiency of the Island platform;

     - ongoing innovation in the development of value-added trading tools and technology, research products and back office services will help enhance customers' performance and efficiency, particularly in relation to larger and more complex transactions; and

     - as an attractive alternative to other market offerings, the combined business will also help preserve investor choice -- now and following the anticipated introduction of Nasdaq's SuperMontage system later this year.

     The Island board of directors also identified and considered several additional potential benefits that would contribute to the success of the combined company or benefit Island's stockholders as compared to Island stockholders' ownership of Island's continued operations without the merger. These included:

     - the terms and conditions of the merger agreement and the transactions contemplated therein and the view of the board of directors that satisfaction of the conditions to closing of the acquisition was probable;

     - a strong management team;

     - the anticipated increase in market liquidity resulting from exchanging stock in a private company for publicly traded securities of Instinet and registration rights provided to principal stockholders; and

     - the expectation that the merger would be a tax-free transaction for U.S. federal income tax purposes.

     The Island board of directors also identified and considered a number of potentially adverse factors concerning the merger or the receipt of Instinet common shares in exchange for Island common shares in the merger, including the following:

     - the risk that the merger might not be completed in a timely manner or at all;

     - the risk that the anticipated synergies and other potential benefits of the merger may not be fully or partially realized;

     - the challenges and difficulties, foreseen and unforeseen, relating to integrating the operations of Instinet and Island;

     - the risk of diverting management focus and resources from other strategic opportunities and from operational matters while working to implement the merger;

     - the potential negative impact of client defections after announcement of the merger;

     - the possibility of management and employee disruption associated with the merger and integrating the operations of the companies, including the risk that, despite the efforts of the combined company, key management, marketing, technical and administrative personnel of Island might not remain employed with the combined company;

     - the potential limited liquidity of Instinet common shares due to historically low trading volumes; and

     - the risks relating to Instinet's business and how they would affect the results of operations of the combined company.

     The Island board of directors also considered the following factors:

     - the feasibility and desirability of pursuing alternative strategies, such as pursuing growth and increased stockholder value through acquisitions and repurchases of stock;

     - that the board of directors of Instinet will be a classified board including representatives of management; individuals designated by Reuters; individuals designated by the Island stockholders associated with TA Associates, Bain Capital and Silver Lake Partners; and individuals qualifying as independent directors under Nasdaq rules; and

     - the potential costs of the transaction.

     After taking into account all of the factors set forth above, the Island board of directors unanimously agreed that the benefits of the merger outweigh the risks and that the merger is in the best interests of Island and its stockholders.

     The foregoing discussion of information and factors considered by the Island board of directors is not intended to be exhaustive but is believed to include the material factors considered by the Island board of directors. In view of the wide variety of factors considered by the Island board of directors, the Island board of directors did not find it practicable to quantify or otherwise assign relative weight to the specific factors considered. In addition, the Island board did not reach any specific conclusion on each factor considered, but conducted an overall analysis of these factors. Individual members of the Island board may have given different weight to different factors.

     THE ISLAND BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ISLAND STOCKHOLDERS VOTE FOR ADOPTION OF THE MERGER AGREEMENT AND FOR ADOPTION OF THE PROPOSED AMENDMENT TO ISLAND'S CERTIFICATE OF INCORPORATION.

     In considering the recommendation of Island's board with respect to the merger agreement, Island stockholders should be aware that some directors, officers and stockholders of Island have interests in the merger that are different from, or are in addition to, the interests of Island stockholders generally. Please see "Interests of Island's Directors, Executive Officers and Principal Stockholders in the Merger" for a discussion of these differing or additional interests.

INSTINET'S REASONS FOR THE MERGER

     Instinet's board of directors, having determined that the merger, the merger agreement and the transactions contemplated thereby, including the issuance of Instinet common shares, are fair and in the best interests of Instinet and its stockholders, has approved the merger agreement and determined that the merger agreement and the merger are advisable.

     Instinet's board of directors also voted to approve Instinet's amended and restated certificate of incorporation and found such amended and restated certificate of incorporation to be advisable, and authorized the officers of the company to file the amended and restated certificate of incorporation upon the completion of the merger.

     In the course of its deliberations regarding the merger, Instinet's board of directors consulted with Instinet's management and its legal and financial advisors.

     The Instinet board of directors identified and considered several potential benefits of the merger that it believed would benefit the client base of both companies and contribute to the success of the combined company compared to Instinet's continued operations without the merger. These included:

     - the combination of the features and liquidity of each platform complements the technology investment Instinet is making to deliver sophisticated trading front-ends to its customer base;

     - the combined liquidity pools will provide customers of both entities with better execution opportunities and improve performance across markets in the U.S. and throughout the globe;

     - the combined business will provide an attractive alternative to other offerings in an increasingly competitive sector, in particular Nasdaq's SuperMontage;

     - from a customer perspective, the merger will combine Instinet's institutionally driven, functionally rich, global high-end brokerage platform with the speed, reliability, efficiency and low cost of the Island platform;

     - the combination provides the opportunity for cost savings by eliminating duplicate activities; and

     - a strong, experienced management team will lead the combined entity.

     The Instinet board of directors also identified and considered a number of potentially adverse factors concerning the merger, including the following:

     - the risk that the merger might not be completed in a timely manner or at all;

     - the risk that the anticipated synergies and other potential benefits of the merger may not be fully or partially realized;

     - the challenges and difficulties, foreseen and unforeseen, relating to integrating the operations of Instinet and Island;

     - the risk of diverting management focus and resources from other strategic opportunities and from operational matters while working to implement the merger;

     - the possibility of management and employee disruption associated with the merger and integrating the operations of the companies, including the risk that, despite the efforts of the combined company, key management, marketing, technical and administrative personnel of Instinet might not remain employed with the combined company;

     - the risk that a larger liquidity pool may not result in incremental trading volumes;

     - the risks relating to Island's business and how they would affect the results of operations of the combined company, including but not limited to the continued vitality of the higher margins associated with the redistribution business; and

     - the risk that Island's current business model may be more susceptible to SuperMontage than Instinet's more diversified model.

     The Instinet board of directors also considered the following factors:

     - the feasibility and desirability of pursuing alternative strategies, such as pursuing growth and increased stockholder value through other acquisitions and strategic options;

     - the composition of the Instinet board of directors which will include, after the merger, individuals representing management; individuals designated by Reuters; individuals designated by the Island stockholders associated with TA Associates, Bain Capital and Silver Lake Partners; and individuals qualifying as independent directors under Nasdaq rules; and

     - the potential costs of the transaction.

     After taking into account all of the factors set forth above, as well as others, the Instinet board of directors agreed that the benefits of the merger outweigh the risks and that the merger is in the best interests of Instinet and its stockholders.

     The foregoing discussion of information and factors considered by the Instinet board of directors is not intended to be exhaustive but is believed to include the material factors considered by the Instinet board of directors. In view of the wide variety of factors it considered, the Instinet board of directors did not find it practicable to quantify or otherwise assign relative weight to the specific factors considered. In addition, the Instinet board did not reach any specific conclusion on each factor considered, but conducted an overall analysis of these factors. Individual members of the Instinet board may have given different weight to different factors.

ACCOUNTING TREATMENT

     The merger will be treated as a "purchase" for accounting purposes. Therefore, the purchase price will be allocated to Island's assets, including intangible assets, and liabilities based on their estimated fair market values at the completion of the merger. Any excess of the purchase price over these fair market values will be accounted for as goodwill.

INTERESTS OF ISLAND'S DIRECTORS, EXECUTIVE OFFICERS AND PRINCIPAL STOCKHOLDERS IN THE MERGER


     In considering the recommendation of Island's board of directors with respect to the merger, Island stockholders should be aware that some of Island's directors, current and former executive officers and principal stockholders have interests in the merger that are different from, or in addition to, the interests of Island stockholders generally. The boards of directors of both companies were aware of these interests and considered them in approving the merger and the merger agreement.


  GOVERNANCE STRUCTURE AND MANAGEMENT POSITIONS

     Pursuant to the terms of the merger agreement and the Island stockholders agreement, upon completion of the merger:

     - The board of directors of Instinet will be comprised initially of 13 members, including a representative nominated by each of three groups of Island stockholders associated with TA Associates, Bain Capital and Silver Lake Partners, respectively, each of which currently has a representative on Island's board of directors. For purposes of describing the arrangements among Instinet, Reuters and these Island stockholders after the merger, we refer to these Island stockholders associated with TA Associates, Bain Capital and Silver Lake Partners as the "principal Island stockholders." Each of these groups of principal Island stockholders will have the right to nominate one of these three directors. It is anticipated that the initial nominees will be C. Kevin Landry of TA Associates, Stephen Pagliuca of Bain Capital and Glenn H. Hutchins of Silver Lake Partners, each of whom is a current Island director. In most cases, upon a vacancy in the board seat held by one of these initial nominees, the appropriate principal Island stockholder will have the right to nominate a replacement director. The number of members of the board that the principal Island stockholders collectively will be entitled to nominate generally will increase proportionally with an increase in the size of the Instinet board. See "The Merger Agreement and Related Agreements -- Island Stockholders Agreement."

     - Edward J. Nicoll, chairman of Island, will serve as chief executive officer of Instinet and while serving in that capacity will also be a member of the board of directors.

     - The executive officers of Island will serve as the executive officers of the Instinet subsidiary resulting from the merger.

     - In connection with the signing of the merger agreement, Messrs. Nicoll and Andresen entered into binding letter agreements with Instinet describing the principal terms of their employment following the merger and providing for the waiver of some rights under their existing employment agreements. It is anticipated that additional executive officers of Island will enter into new employment arrangements with the Instinet subsidiary resulting from the merger that will provide for the terms of their employment with Island following the merger and, in some cases, the waiver of rights under their current employment agreements. Additional information regarding the terms of these agreements can be found under "Employment Agreements" below.

     Additional information regarding the terms of the Island stockholders agreement can be found under "The Merger Agreement and Related
Agreements -- Island Stockholders Agreement." See also "The Merger -- Operations Following the Merger."

  REGISTRATION RIGHTS AGREEMENT

     The principal Island stockholders and some other significant Island stockholders have agreed to the principal terms of an agreement with Reuters and Instinet that, subject to a number of conditions, will provide them with rights to require Instinet to register the resale of the Instinet common shares that they receive in the merger. More details regarding the terms of this agreement can be found under "The Merger Agreement and Related Agreements -- Registration Rights Agreement."

  AGREEMENTS AND RELATIONSHIPS BETWEEN ISLAND AND DATEK

     Each of the principal Island stockholders and some other significant Island stockholders are also principal stockholders of Datek Online Holdings Corp., and a substantial majority of the members of the board of directors of Island, including each of Messrs. Nicoll, Landry, Pagliuca and Hutchins, are also members of the board of directors of Datek. Mr. Nicoll is also the chief executive officer of Datek. Datek is currently a significant stockholder of Island, although it is anticipated that Datek will distribute its Island common shares to Datek's stockholders and some of its option holders in connection with the completion of the pending merger between Ameritrade Holding Corporation and Datek. Based on information made publicly available through filings with the SEC in connection with the Ameritrade/Datek merger, it is anticipated that each of Messrs. Landry, Pagliuca and Hutchins will be a member of the board of directors of the company resulting from the merger of Ameritrade and Datek.

     Datek has issued to various of its directors, officers and employees stock appreciation rights with respect to Island common stock. Subject to certain conditions, upon exercise of one of these stock appreciation rights, Datek must deliver cash in an amount equal to the excess of the market value of an Island common share over the exercise price. Based on information made available by Datek in connection with the execution of the merger agreement, as of June 9, 2002, Datek stock appreciation rights with respect to an aggregate of 1,096,641 Island Class A common shares were outstanding with a weighted average exercise price of $1.184. To support its obligations under these stock appreciation rights, Datek has entered into two hedge option agreements with Island under which Datek has purchased a series of options to buy from Island, subject to specified conditions, Class A common shares in numbers and at exercise prices equivalent to those of the corresponding stock appreciation rights. These hedge options were taken into account in determining the total number of Instinet common shares issuable in connection with the merger.

     Island was once a subsidiary of Datek. While a subsidiary of Datek, Island's results of operations were included in Datek's consolidated U.S. federal income tax return and some state tax returns through December 15, 2000. During this period, tax responsibilities were allocated between Island and Datek under an intercompany tax allocation agreement dated July 20, 1999. Because Island is no longer a member of Datek's consolidated group, this agreement has no further effect other than with respect to future obligations attributable to periods prior to December 15, 2000.

     Island and Datek are parties to a number of other agreements, including the following:

     - Island and Datek, or their respective subsidiaries, are parties to two agreements relating to clearing arrangements. Under a securities clearance service agreement dated July 1999, iClearing, a wholly-owned subsidiary of Datek, acts as the clearing agent for Island ECN and in such capacity performs traditional settlement functions. Under a securities clearance service agreement dated January 2, 2001, iClearing also provides clearing services to Island Execution Services LLC. During 2001, Island recognized clearing fee expenses of $17.7 million in connection with these arrangements.

     - Datek, including its subsidiaries, is one of Island's subscriber customers. During 2001, Datek was the source of 10.7% of the share volume on Island's marketplace, and Island received $5.8 million in transaction fees from Datek and paid $6.4 million in ECN rebates to Datek.

     - In 2001, Island entered into transition services agreements with Datek under which Datek provides administrative, financial, human resources, employee benefit programs and other services and office and other space to Island. In 2001, Island also entered into an agreement with Datek giving Island non-exclusive rights to use a portion of Datek's New Jersey data center to operate Island's computer and communications systems located there. During 2001, Island paid Datek approximately $830,000 under these agreements.

     - Island currently holds a number of technology licenses from Datek and its subsidiaries, and it is anticipated that the parties will enter into good faith negotiations relating to new technology licensing agreements under which Island would obtain a license to Datek's order routing related technology, including the technology commonly known as Watcher.

     - Datek and some of its stockholders, directors, officers and other employees are parties to various stock purchase agreements with Island in respect of their purchase of shares of Island common stock. Some of Datek's directors, officers or employees hold options to purchase shares of Island common stock.

     Datek is also a party to other agreements relating to Island, including the following:

     - Based on information made publicly available through filings with the SEC in connection with the Ameritrade/Datek merger, at December 31, 2001, Datek had promissory notes receivable from some of its current and former employees in aggregate principal amount of approximately $700,000 relating to loans made to employees for the purchase of Island common shares. These notes are secured by the Island common shares purchased with the proceeds of those loans under stock pledge agreements between Datek and those employees.

  EMPLOYMENT AGREEMENTS


     Each of the executive officers of Island (including Joshua Levine, who recently stepped down as an executive officer of Island, but continues to be an Island employee) is currently party to an employment agreement with Island. In addition, Mr. Nicoll is currently party to an employment agreement with Datek. Each of these agreements entitles the individual to receive payments and benefits in the event of some terminations of employment, as described below. As described below, Mr. Nicoll and Mr. Andresen have also agreed to enter into new employment agreements with Instinet and Instinet's Island subsidiary, respectively.


     Nicoll and Andresen Arrangements. Pursuant to binding letter agreements entered into with Instinet, Mr. Nicoll has agreed to enter into a new employment agreement with Instinet and Mr. Andresen has agreed to enter into a new employment agreement with Instinet's Island subsidiary resulting from the merger, in each case, on the terms summarized in the letter agreement. Each executive has also acknowledged in his letter agreement that the changes anticipated to be made to such executive's title and responsibilities in connection with the merger will not constitute "good reason" to terminate employment. Pursuant to the letter agreements, each executive also waived some rights under his existing employment agreement, including the right to resign (other than Mr. Nicoll's right to resign from Datek) with or without "good reason," as defined in such executive's current employment agreement, and receive severance compensation or benefits. In addition, Mr. Nicoll waived his right to accelerated vesting of all of his options to purchase Island Class A common shares at the time of the merger and the extension of the exercise period of such options.

     Pursuant to the new employment agreements, Mr. Nicoll will serve as chief executive officer of Instinet and Mr. Andresen will serve as chief operating officer of the Instinet subsidiary resulting from the merger. Each employment agreement will specify an annual base salary and provide that the executive will be eligible to receive a target annual bonus based on achievement of specified performance objectives. For calendar year

2002, each executive will be entitled to a pro-rated minimum bonus. In the event of a termination of either executive's employment by his employer without "cause" (as defined in the new employment agreement) or by the executive for "good reason" (as so defined), the employment agreements will provide that the executive is entitled to severance compensation and benefits principally consisting of eighteen months' salary, annual bonus and medical benefits. The executives will be subject to customary non-competition and non-solicitation restrictions following termination.

     The new employment agreements will also provide for the grant, on the closing date of the merger, to Messrs. Nicoll and Andresen of a one-time special retention grant of options to purchase 575,000 and 150,000 Instinet common shares, respectively, at an exercise price per share equal to the closing price of Instinet common shares on the last trading day prior to the date of grant. The special options will generally become vested in increments, over the four and one-half year period, in the case of Mr. Nicoll, and the four year period, in the case of Mr. Andresen, following the date of the merger. All other terms of the options will be governed by the Instinet 2000 Stock Option Plan. Messrs. Nicoll and Andresen will also be eligible to receive annual option grants under the Instinet 2000 Stock Option Plan, beginning in February 2003, in accordance with the general compensation policies of Instinet, provided that Mr. Nicoll will receive options to purchase at least 300,000 Instinet common shares in February 2003.

     Mr. Nicoll's new employment agreement provides that he will not sell any Instinet common shares for eighteen months following the merger (other than in connection with the payment of taxes on the exercise of options). Mr. Andresen's new employment agreement provides that he will not sell more than 150,000 Instinet common shares during the twelve months following the merger.


     Other Executive Officers. Pursuant to current employment agreements with each of Island's other executive officers, each such executive is entitled to severance compensation and benefits in the event of the termination of such executive's employment by Island without "cause" (as defined in the executive's employment agreement) or such executive's resignation for "good reason" (as so defined). In addition, each of William Sterling, Mr. Levine, Christopher Concannon and Andrew Goldman is entitled to severance compensation and benefits in the event that he resigns for any reason within six months following the completion of the merger. It is anticipated that some or all of these executives will waive some of their rights under their current employment agreements, including the right to resign without good reason and receive severance compensation and benefits, and enter into new employment agreements with the subsidiary of Instinet resulting from the merger, although no assurances can be given that any such waivers will be obtained or new agreements entered into.


     Under their current agreements, the severance payable to Messrs. Sterling or Levine in the event of a qualifying termination described above is generally equal to continued salary and annual bonus for the longer of twelve months and the remaining term of the executive's employment agreement. In the case of Messrs. Concannon or Goldman, in the event of such executive's resignation within six months following completion of the merger, such executive would be entitled to continued salary for the longer of twelve months and the remaining term of the executive's current employment agreement and in the event of any other qualifying termination of such executive's employment, such executive would be entitled to continued salary for the longer of six months and the remaining term of the executive's current employment agreement. In the case of a qualifying termination of any of Island's other seven executives, such executive would be entitled to continued salary for the longer of six months and the remaining term of the executive's current employment agreement. Each executive would also be entitled to continued welfare benefits generally for the period following termination that the executive receives continued salary. In addition, under the current agreements with Messrs. Sterling and Levine, each such executive is entitled to certain tax gross-up payments in the event that the payments or benefits received by such executive are subject to the excise tax on parachute payments imposed under the Internal Revenue Code.

  OTHER INTERESTS

     Island's directors and executive officers also have the following interests in the merger that are different from Island stockholders' interests generally:

     - Island may, at Instinet's expense up to a specified limit, acquire additional directors' and officers' liability insurance (or extend existing policies) to cover claims against current and former Island directors and officers arising from events occurring prior to completion of the merger for a period of up to six years. Following completion of the merger, Instinet will provide individuals who are former Island directors or officers who become directors or officers of Instinet with the benefit of the same insurance policies and indemnities as are made available to other directors and officers of Instinet. Following completion of the merger, Instinet will cause the certificates of incorporation and bylaws of Island and its subsidiaries to contain provisions providing for mandatory exculpation and indemnification of Island's directors and officers to the fullest extent permitted by applicable law.


     - Vested Island stock options do not become exercisable until the occurrence of a liquidity event such as the merger. Outstanding Island stock options with respect to an aggregate of 817,130 Island Class A-1 common shares held by Island's directors and executive officers (including one former executive officer), will become exercisable to the extent otherwise vested in accordance with their terms at and after the effective time of the merger, as shown in the table below.



                                                TOTAL AFFECTED    PORTION THAT WILL HAVE VESTED
                                                    STOCK               WITHIN 60 DAYS OF
                                                   OPTIONS                AUGUST 1, 2002
                                                --------------   --------------------------------
  Matthew Andresen............................     195,600                   71,858.34
  Christopher Concannon.......................      39,300                    6,103.33
  Rodney Faragalla............................      33,100                    4,331.67
  John Fay....................................      35,000                    2,500.00
  Andrew Goldman..............................      47,300                    6,408.33
  John Hillen.................................      48,400                    5,850.00
  Joshua Levine...............................     121,200                   76,633.34
  Edward J. Nicoll............................      50,000                        0.00
  Cameron Smith...............................      69,450                    8,758.33
  William Sterling............................     172,780                   31,738.33
                                                   -------                  ----------
       Totals.................................     817,130                  214,186.67


      The stock options held by these individuals, to the extent not exercised immediately prior to completion of the merger, will be converted at the effective time into equivalently vested and exercisable options to purchase Instinet common shares, subject to adjustment to reflect the value of the consideration to be paid to Island stockholders in the merger. In general, the unvested options become vested over time based on continued service of the executive officer or director.

     - Vested stock appreciation rights issued by Datek do not become exercisable until the occurrence of a liquidity event such as the merger. Mr. Nicoll holds stock appreciation rights issued by Datek with respect to an aggregate of 136,790 Island common shares. These stock appreciation rights (and similar stock appreciation rights that Datek has issued to other of its officers and employees) will become exercisable, subject to some conditions, to the extent otherwise vested in accordance with their terms at and after the effective time of the merger. The hedge options that Island has issued to Datek for use in connection with these stock appreciation rights are exercisable, subject to some conditions, only upon and to the extent that holders of these stock appreciation rights actually exercise these rights.

     - The merger agreement generally requires Instinet to cause Island, as a subsidiary of Instinet following completion of the merger, to provide employee benefits substantially comparable to those made available to similarly situated Instinet employees. To the extent permitted by applicable law, Island employees generally will be given credit for all service with Island under all employee benefit plans, programs, policies and arrangements. Additional information regarding Instinet's obligations with respect to employee benefit plans and commitments can be found under "The Merger Agreement and Related Agreements -- The Merger Agreement -- Employee Benefits."

     - Under the merger agreement, Island is permitted to pay the reasonable out-of-pocket expenses of its stockholders, up to an aggregate maximum of $2.5 million, incurred in connection with the negotiation, execution, delivery and performance of the merger agreement and related agreements. The principal Island stockholders and other significant stockholders of Island have incurred and expect to continue to incur such expenses for which payment by Island has been or will be sought.


     Island's directors, executive officers and their affiliates did not own any Instinet common shares as of August 1, 2002.


REGULATORY APPROVALS REQUIRED FOR THE MERGER

  ANTITRUST

     Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, we may not complete the merger unless required filings have been submitted to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice and certain waiting period requirements have been satisfied.

     The Federal Trade Commission and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions like the merger. At any time before or after the completion of the merger, the Federal Trade Commission or the Antitrust Division could take any action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger or seeking the divestiture of substantial assets of Instinet or Island. In addition, certain private parties as well as state attorneys general and other antitrust authorities may challenge the transactions under antitrust laws under certain circumstances.

     Instinet and Island believe that the completion of the merger will enhance competition and will not violate the antitrust laws. There can be no assurance, however, that a challenge to the merger on antitrust grounds will not be made, or, if such a challenge is made, what the result will be.

     Instinet and Island expect that the merger will not generally require filings, approvals or clearances with foreign antitrust regulatory authorities under foreign antitrust laws.

  NASD

     Pursuant to the rules of the NASD, Island's broker-dealer subsidiaries must obtain approval from the NASD of the merger. At least 30 days prior to completing the merger, the Island broker-dealer subsidiaries must file an application with the NASD notifying the NASD of the merger and thereafter provide the NASD with information as it may request during the NASD's review process. We can complete the merger after the 30-day notice period has expired and before the NASD has rendered a decision on the application for approval. During this period, however, the NASD may place interim restrictions on Island's broker-dealer subsidiaries pending its decision.

     If the NASD does not render a decision within 180 days after an application has been filed or such later date as agreed to by Island and the NASD, Island may file a written request with the NASD Board of Governors requesting a decision. Within seven days of such a request, the NASD Board of Governors must either direct the appropriate NASD department to make a decision, or, if good cause is shown, extend the time for issuing a decision by no more than 30 days. If the NASD ultimately denies the application, Island's broker-dealer subsidiaries must (1) submit a new application, (2) unwind the transaction or
(3) withdraw their broker-dealer registrations.

  NON-US FILINGS

     The merger is subject to the approval of, or notice to, foreign regulatory authorities, including those in the United Kingdom, Canada and Hong Kong. Although we do not expect these regulatory authorities to raise any significant concerns in connection with their review of the merger, we cannot assure you that we will obtain all required regulatory approvals or that these regulatory approvals will not contain terms, conditions or restrictions that would be detrimental to Instinet after the completion of the merger.

  GENERAL

     Under the merger agreement, Instinet and Island have both agreed to use reasonable efforts to take all actions to obtain all necessary regulatory and government approvals necessary to complete the merger. However, Instinet will not be required to hold separate or divest any of Instinet's or Island's assets or operations or enter into any consent decree or licensing or other arrangement in order to obtain such approvals. Instinet's and Island's obligations to complete the merger are dependent on the condition that there be no law enacted, and no judgment, injunction or decree of any court or government entity in effect, that prohibits the merger.

     It is a condition to the merger that the Instinet common shares to be issued in the merger be approved for listing on the Nasdaq National Market, subject only to official notice of issuance. An application will be filed with the Nasdaq National Market to list these shares.

ISLAND STOCKHOLDERS' APPRAISAL RIGHTS TO OBTAIN PAYMENT FOR THEIR SHARES

     The following discussion of the provisions of Section 262 of the Delaware General Corporation Law is not a complete statement of the law pertaining to appraisal rights and is qualified in its entirety by reference to the full text of Section 262 of the Delaware General Corporation Law, a copy of which is attached to this document as Annex E and is incorporated into this summary by reference.


     Island is organized under Delaware law. Under Delaware law, any Island common stockholder who does not wish to accept the consideration contemplated by the merger agreement for its Island common shares has the right to dissent from the merger and seek an appraisal of, and to be paid in cash the fair value (exclusive of any element of value arising from the accomplishment or expectation of the merger) for, the Island common shares, as determined by the Delaware Chancery Court. An Island stockholder's entitlement to appraisal rights is subject in all cases to compliance with the provisions of Section 262 of the Delaware General Corporation Law. Under Section 262, not less than 20 days before Island's special meeting, Island must notify each of the holders of record of its capital stock as of August 7, 2002 that appraisal rights are available and include in the notice a copy of Section 262. Island intends that this document constitutes this notice.


     Ensuring actual perfection of appraisal rights can be complicated. The procedural rules are specific and must be followed precisely. An Island stockholder's failure to comply with these procedural rules may result in his or her becoming ineligible to pursue appraisal rights. The following information is intended as only a brief summary of the material provisions of the statutory procedures an Island stockholder must follow in order to perfect appraisal rights. Please review Section 262 for a complete description of the necessary procedures to be followed.

SUMMARY OF APPRAISAL RIGHTS PROCEDURES

     If you are an Island common stockholder and you wish to exercise your appraisal rights, you must satisfy the provisions of Section 262 of the Delaware General Corporation Law. Section 262 requires the following:

     - YOU MUST MAKE A WRITTEN DEMAND FOR APPRAISAL: You must deliver a written demand for appraisal to Island before the vote on the merger agreement is taken at the Island special meeting. This written demand for appraisal must be separate from your proxy card. A vote against the merger agreement alone will not constitute a demand for appraisal.

     - YOU MUST REFRAIN FROM VOTING FOR ADOPTION OF THE MERGER AGREEMENT: You must not vote for adoption of the merger agreement. If you vote, by proxy or in person, in favor of the merger agreement, this will terminate your right to appraisal. You can also terminate your right to appraisal if you return a signed proxy card and:

      - fail to vote against adoption of the merger agreement; or

      - fail to note that you are abstaining from voting.

     If you do either of these two things, your appraisal rights will terminate even if you previously filed a written demand for appraisal.

     - YOU MUST CONTINUOUSLY HOLD YOUR ISLAND SHARES: You must continuously hold your shares of Island common stock from the date you make the demand for appraisal through the effective date of the merger. If you are the record holder of Island common stock on the date the written demand for appraisal is made but thereafter transfer the shares prior to the effective date of the merger, you will lose any right to appraisal for those shares.

     You should read the paragraphs below for more details on making a demand for appraisal.

     A written demand for appraisal of Island common stock is only effective if it is signed by, or for, the stockholder of record who owns such shares at the time the demand is made. The demand must also be signed precisely as the stockholder's name appears on his or her share certificate. If you are the beneficial owner of Island common stock, but not the stockholder of record, you must have the stockholder of record sign any demand for appraisal.

     If you own Island common stock in a fiduciary capacity, such as a trustee, guardian or custodian, you must disclose the fact that you are signing the demand for appraisal in that capacity.

     If you own Island common stock with more than one person, such as in a joint tenancy or tenancy in common, all the owners must sign, or have signed for them, the demand for appraisal. An authorized agent, which could include one or more of the joint owners, may sign the demand for appraisal for a stockholder of record; however, the agent must expressly disclose who the stockholder of record is and that the agent is signing the demand as that stockholder's agent.

     If you are a record owner, such as a broker, who holds Island common stock as a nominee for others, you may exercise a right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising such right for other beneficial owners. In such a case, you should specify in the written demand the number of shares as to which you wish to demand appraisal. If you do not expressly specify the number of shares, we will assume that your written demand covers all the shares of Island common stock that are in your name.

     If you are an Island stockholder who elects to exercise appraisal rights, you should mail or deliver a written demand to: Island Holding Company, Inc., 50 Broad Street, New York, NY 10004, Attention: General Counsel.

     It is important that Island receive all written demands before the vote concerning the merger agreement is taken at the Island special meeting. As explained above, this written demand would be signed by, or on behalf of, the stockholder of record. The written demand for appraisal should specify the stockholder's name and mailing address, the number of shares of stock owned, and that the stockholder is demanding appraisal of such stockholder's shares.

     If the merger is completed, each holder of Island capital stock who has perfected appraisal rights in accordance with Section 262 will be entitled to be paid by Island for such stockholder's Island capital stock the fair value in cash of those shares. The Delaware Court of Chancery will appraise the shares, determining their fair value, exclusive of any element of value arising from the completion or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be fair value. In determining such fair value, the court may take into account all relevant factors and upon such determination will then direct the payment of the fair value of the shares, together with any interest, to the holders of Island capital stock who have perfected their appraisal rights. The shares of Island capital stock with respect to which holders have perfected their appraisal rights in accordance with Section 262 and have not effectively withdrawn or lost their appraisal rights are referred to in this document as the dissenting shares.

     Stockholders considering seeking appraisal for their shares should note that the fair value of their shares determined under Section 262 could be more, the same, or less than the consideration they would receive pursuant to the merger agreement if they did not seek appraisal of their shares. The court may determine the costs of the appraisal proceeding and allocate them among the parties as the court deems equitable under the circumstances. Upon application of a stockholder, the court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including reasonable attorneys' fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. In the absence of such determination or assessment, each stockholder bears its own expenses.

     If you fail to comply with any of these conditions and the merger becomes effective, you will only be entitled to receive the consideration provided in the merger agreement for your shares.

     WRITTEN NOTICE: Within ten days after the effective date of the merger, Island must give written notice that the merger has become effective to each stockholder who has fully complied with the conditions of Section 262.

     PETITION WITH THE DELAWARE CHANCERY COURT: Within 120 days after the merger, either the surviving corporation of the merger or any stockholder who has complied with the conditions of Section 262 may file a petition in the Delaware Chancery Court. This petition should request that the Chancery Court determine the value of the shares of stock held by all the stockholders who are entitled to appraisal rights. If you intend to exercise your appraisal rights, you should file this petition in the Chancery Court. Island has no obligation to file this petition, and if you do not file this petition within 120 days after the effective date of the merger, you will lose your rights of appraisal.

     WITHDRAWAL OF DEMAND: If you change your mind and decide you no longer wish to exercise your appraisal rights, you may withdraw your demand for appraisal rights at any time within 60 days after the effective date of the merger. You may also withdraw your demand for appraisal rights after 60 days after the effective date of the merger, but only with the written consent of Island. If you effectively withdraw your demand for appraisal rights, you will receive the merger consideration provided in the merger agreement.

     REQUEST FOR APPRAISAL RIGHTS STATEMENT: If you have complied with the conditions of Section 262, you are entitled to receive a statement from Island. This statement will set forth the number of shares not voted in favor of the merger and that have demanded appraisal rights and the number of stockholders who own those shares. In order to receive this statement you must send a written request to Island within 120 days after the merger. After the merger, Island has ten days after receiving a request to mail you the statement.

     CHANCERY COURT PROCEDURES: If you properly file a petition for appraisal in the Chancery Court and deliver a copy to Island, Island will then have 20 days to provide the Chancery Court with a list of the names and addresses of all stockholders who have demanded appraisal rights and have not reached an agreement with Island as to the value of their shares. The Registry in Chancery, if so ordered by the Court, will give notice of the time and place fixed for the hearing of such petition to the stockholders on the list. At the hearing, the Court will determine the stockholders who have complied with Section 262 and are entitled to appraisal rights. The Chancery Court may also require you to submit your stock certificates to the Registry in Chancery so that it can note on the certificates that an appraisal proceeding is pending. If you do not follow the Chancery Court's directions, you may be dismissed from the proceeding.

     APPRAISAL OF SHARES: After the Chancery Court determines which stockholders are entitled to appraisal rights, the Chancery Court will appraise the shares of stock that are the subject of the demand for appraisal. To determine the fair value of the shares, the Chancery Court will consider all relevant factors except for any appreciation or depreciation due to the anticipation or accomplishment of the merger. After the Chancery Court determines the fair value of the shares, it will direct the surviving corporation of the merger to pay that value to the stockholders who have successfully sought appraisal rights. The Chancery Court can also direct Island to pay interest, simple or compound, on that value if the Chancery Court determines that interest is appropriate. In order to receive payment for your shares under an appraisal procedure, you must surrender your stock certificates to Island.

     The Chancery Court could determine that the fair value of shares of stock is more than, the same as, or less than the merger consideration.

     COSTS AND EXPENSES OF APPRAISAL PROCEEDING: The Chancery Court may determine the costs of the appraisal proceeding and allocate them among the parties as the Chancery Court deems equitable under the circumstances. Upon application by a stockholder, the Chancery Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including reasonable attorneys' fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. In the absence of such determination or assessment, each stockholder bears his, her or its own expenses.

     LOSS OF STOCKHOLDER'S RIGHTS: If you demand appraisal rights, after the effective date of the merger you will not be entitled:

     - to vote the shares of stock for which you have demanded appraisal rights for any purpose;

     - to receive payment of dividends or any other distribution with respect to the shares of stock for which you have demanded appraisal, except for dividends or distributions, if any, that are payable to holders of record as of a record date prior to the effective time of the merger; or

     - to receive the payment of the consideration provided for in the merger agreement (unless you properly withdraw your demand for appraisal).

     If you do not file a petition for an appraisal within 120 days after the effective date of the merger, your right to an appraisal will terminate. You may withdraw your demand for appraisal and accept the merger consideration by delivering to Island a written withdrawal of your demand, except that:

     - any attempt to withdraw made more than 60 days after the effective date of the merger will require the written approval of Island; and

     - an appraisal proceeding in the Chancery Court cannot be dismissed unless the Chancery Court approves.

     IF YOU FAIL TO COMPLY STRICTLY WITH THE PROCEDURES DESCRIBED ABOVE YOU WILL LOSE YOUR APPRAISAL RIGHTS. CONSEQUENTLY, IF YOU WISH TO EXERCISE YOUR APPRAISAL RIGHTS, WE STRONGLY URGE YOU TO CONSULT A LEGAL ADVISOR BEFORE ATTEMPTING TO EXERCISE YOUR APPRAISAL RIGHTS.

RESTRICTIONS ON THE SALE OF INSTINET STOCK ISSUED IN THE MERGER

     All Instinet common shares that Island stockholders receive in the merger will be freely transferable, except for Instinet common shares that are received by persons who are deemed to be "affiliates" of Island under the Securities Act of 1933, as amended, at the time of the Island special meeting. These affiliates may resell the Instinet common shares they receive in the merger only in transactions permitted by Rule 145 under the Securities Act or as otherwise permitted under the Securities Act. Persons who may be deemed affiliates of Island for the above purposes generally include individuals or entities that control, are controlled by or are under common control with Island, and include directors and some executive officers of Island. The merger agreement requires that Island use its reasonable best efforts to cause each of these affiliates to deliver to Instinet, not later than the date of the initial mailing of this document, a written agreement to the effect that these persons will not sell, transfer or otherwise dispose of any of the Instinet common shares issued to them in the merger in violation of the Securities Act or the related SEC rules.

     In addition to the foregoing restrictions on sales of Instinet common shares pursuant to the securities laws, some Island stockholders have agreed to restrictions on their ability to sell Instinet common shares received in the merger pursuant to the Island stockholders agreement and the Datek stockholders agreement. See "The Merger Agreement and Related Agreements -- Island Stockholders Agreement" and "The Merger Agreement and Related
Agreements -- Datek Stockholders Agreement."
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

LISTING OF INSTINET STOCK TO BE ISSUED IN THE MERGER

     It is a condition to the merger that Instinet common shares issuable in connection with the merger be authorized for listing on the Nasdaq National Market, subject to official notice of issuance.

DIVIDENDS


     Instinet intends to pay a $1.00 per share cash dividend, or approximately $249 million in the aggregate, to holders of record of Instinet common shares on a date prior to the effective time of the merger. Under the merger agreement, the total amount of dividends or other distributions declared or paid with respect to the Instinet common shares prior to the effective time of the merger may not exceed $250 million, in the aggregate. The merger agreement provides that Island will not declare or pay any dividends prior to consummation of the merger.


INSTINET STOCKHOLDER RIGHTS AGREEMENT


     Instinet will amend its stockholder rights agreement to exempt Island's stockholders from triggering Instinet's stockholder rights agreement as a result of the consummation of the merger.


OPERATIONS FOLLOWING THE MERGER

     Following the merger, Island will be a wholly-owned subsidiary of Instinet. Upon consummation of the merger, Edward J. Nicoll will become the chief executive officer of Instinet. Mark Nienstedt, Instinet's current acting president and chief executive officer, and chief financial officer, will serve as president and also continue as chief financial officer of Instinet. Jean-Marc Bouhelier, currently Instinet's chief operating officer, will become chief operating officer of Instinet's global agency brokerage business and Matthew Andresen, the current chief executive officer of Island, will serve as chief operating officer of Instinet's Island subsidiary following the merger. Andre Villeneuve would remain chairman of the Instinet board of directors.

     The composition of Instinet's board of directors will remain unchanged except that it will be increased by four members to add Mr. Nicoll and three representatives of Island stockholders associated with TA Associates, Bain Capital and Silver Lake Partners in accordance with the Island stockholders agreement.

     Following the merger, Island's current executive officers will continue to serve in the same positions they held immediately prior to the merger and the board of directors of Island will be modified to consist only of the directors of Instinet Merger Corporation prior to the merger. The stockholders of Island will become stockholders of Instinet, and their rights as stockholders will be governed by Instinet's amended and restated certificate of incorporation and bylaws and the laws of the state of Delaware. See "The Merger Agreement and Related Agreements" and "Comparative Rights of Instinet and Island Stockholders."

          MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     The following discussion is a summary of the material U.S. federal income tax consequences to U.S. holders who exchange Island common shares for Instinet common shares pursuant to the merger, and is not a summary of all potential tax consequences of the transactions contemplated by the merger agreement or the merger itself. The discussion which follows is based on the U.S. Internal Revenue Code of 1986, as amended, which in this document we refer to as the "Code," U.S. Treasury Regulations promulgated under the Code, administrative rulings and pronouncements and judicial decisions as of the date of this document, all of which are subject to change, possibly with retroactive effect.

     The discussion below, except where specifically noted, does not address the effects of any state, local or non-U.S. tax laws. In addition, the discussion below relates only to persons who hold Island common shares and will hold Instinet common shares as capital assets. The tax treatment of an Island stockholder may vary depending upon such stockholder's particular situation, and certain stockholders may be subject to special rules not discussed below. Such stockholders would include, for example, insurance companies, tax-exempt organizations, financial institutions, broker-dealers, stockholders who hold shares of Island as part of a hedge, straddle, constructive sale or conversion transaction, and individuals who received Island common shares pursuant to the exercise of employee stock options or otherwise as compensation.

     As used in this section, a "U.S. holder" means a citizen or resident of the United States or a domestic corporation or a person who is otherwise subject to U.S. federal income tax on a net income basis with respect to Island common shares.

     YOU ARE STRONGLY URGED TO CONSULT WITH YOUR TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES TO YOU OF THE MERGER IN LIGHT OF YOUR OWN PARTICULAR CIRCUMSTANCES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN U.S. FEDERAL OR OTHER TAX LAWS.

TAX CONSEQUENCES OF THE MERGER

     In the opinions of Cleary, Gottlieb, Steen & Hamilton, counsel to Instinet, and Ropes & Gray, counsel to Island, the merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

     Based on this conclusion, the following additional material U.S. federal income tax consequences will result from the merger:

     - an Island stockholder will not recognize any income, gain or loss as a result of the receipt of Instinet common shares in exchange for Island common shares pursuant to the merger, except with respect to cash received in lieu of a fractional Instinet common share;

     - the aggregate tax basis to an Island stockholder of the Instinet common shares received in exchange for Island common shares pursuant to the merger will equal such Island stockholder's aggregate tax basis in the Island common shares surrendered in exchange therefor, reduced by the tax basis allocable to any fractional Instinet common share for which cash is received;

     - the holding period of an Island stockholder for the Instinet common shares received pursuant to the merger will include the holding period of the Island common shares surrendered in exchange therefor;

     - an Island stockholder who receives cash in lieu of a fractional Instinet common share pursuant to the merger will be treated as having received such cash in exchange for such fractional share and generally will recognize capital gain or loss on such deemed exchange in an amount equal to the difference between the amount of cash received and the basis of the Island common shares allocable to such fractional share; and

     - no income, gain or loss will be recognized by Instinet, Instinet Merger Corporation or Island as a result of the merger.

     The above opinions, which are not binding on the Internal Revenue Service or the courts, are conditioned upon the assumption that the merger is completed under the current terms of the merger agreement. The above opinions are based on, among other things, facts existing as of the date of this document, on certain representations as to factual matters made by Instinet and Island, and on the assumption as to the absence of material changes in facts or in law between the date hereof and the effective time of the merger.

     The obligation of Instinet to complete the merger is conditioned on the receipt of an opinion from Cleary, Gottlieb, Steen & Hamilton, counsel to Instinet, and the obligation of Island to complete the merger is conditioned on the receipt of an opinion from Ropes & Gray, counsel to Island, each opinion dated as of the completion of the merger, as described above. Neither Instinet nor Island intends to waive the receipt of its counsel's opinion as a condition to its obligation to complete the merger, and neither Instinet nor Island will waive the receipt of an opinion as a condition to its obligation to complete the merger without resoliciting stockholder approval.

TAX CONSEQUENCES OF EXERCISING APPRAISAL RIGHTS

     If any Island stockholder exercises appraisal rights with respect to its Island common shares and receives payment for such shares in cash, the Island stockholder generally will recognize gain or loss measured by the difference between its basis in such Island common shares and the amount of cash received, provided that the payment is neither essentially equivalent to a dividend within the meaning of Section 302 of the Code nor has the effect of a distribution of a dividend within the meaning of Section 356(a)(2) of the Code.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     Certain U.S. holders may be subject to information reporting with respect to the amount of cash, if any, received in or as a result of the merger. U.S. holders who are subject to information reporting and who do not provide appropriate information when requested may also be subject to backup withholding. Any amount withheld under such rules is not an additional tax and may be refunded or credited against such U.S. holders' federal income tax liability, provided that the required information is furnished to the Internal Revenue Service.

                  THE MERGER AGREEMENT AND RELATED AGREEMENTS

THE MERGER AGREEMENT

     The following is a summary of the material provisions of the merger agreement, the amended and restated corporate agreement, the Island stockholders agreement, the Datek stockholders agreement, the registration rights agreement, the Island voting agreement, the Datek voting agreement and the Instinet voting agreement. The following summary is qualified in its entirety by reference to the merger agreement, a copy of which is attached as Annex A to this document and is incorporated into this document by reference. You should read the merger agreement in its entirety.

  THE MERGER

     In the merger, Instinet Merger Corporation, a wholly-owned subsidiary of Instinet, will merge with Island. The surviving corporation will be named Island Holding Company, Inc. and will be a wholly-owned subsidiary of Instinet.

  EFFECTIVE TIME AND TIMING OF CLOSING

     The merger will be completed and become effective when the certificate of merger is filed with the Secretary of State of the State of Delaware or at such later time as we may agree and specify in the certificate of merger in accordance with Delaware law. The closing of the merger will take place no later than the fifth business day after the conditions to the merger have been satisfied or waived, or on such other date as we may agree. We currently anticipate that we will complete the merger shortly after the Island special meeting, assuming Island's stockholders adopt the merger agreement and the proposed amendment to Island's certificate of incorporation and all other conditions to the merger have been satisfied or waived.

  WHAT ISLAND STOCKHOLDERS WILL RECEIVE IN THE MERGER


     For each Island Class L common share and each Island Class A common share you own, you will receive a number of Instinet common shares determined in accordance with the merger agreement. The total number of Instinet common shares to be issued in respect of all outstanding Island Class L and Class A common shares will not exceed 85 million shares and is determined by:



          1. starting with 85 million Instinet common shares, the maximum number of Instinet common shares to be issued in the merger;


          2. then subtracting a number of Instinet common shares determined by dividing:

             (a) the difference between the value of all Instinet common shares issuable in respect of Instinet warrants and stock options, or subject to Instinet stock appreciation rights, to be issued in exchange for Island warrants, stock options and stock appreciation rights in the merger, and the aggregate exercise, strike or base price of such warrants, stock options and stock appreciation rights set forth in the schedules to the merger agreement, by


             (b) the average trading price of an Instinet common share during a specified period ending shortly before the merger, after adjusting for the $1.00 per share cash dividend expected to be paid with respect to each Instinet common share prior to closing for days in the period prior to the date Instinet common shares begin trading "ex dividend"; and

          3. then subtracting a number of Instinet common shares determined by dividing:

             (a) one-half of the aggregate exercise, strike or base prices of all Island warrants, stock options and stock appreciation rights outstanding on June 9, 2002 and not forfeited without exercise prior to closing, by

             (b) the average trading price of an Instinet common share as determined above; and

          4. then subtracting an additional number of Instinet common shares determined by dividing the aggregate exercise or base price of all Island stock options and stock appreciation rights granted after June 9, 2002 by the average trading price of an Instinet common share as determined above.

     The total number of Instinet common shares to be issued (as determined above) will then be allocated among the Island Class L and Class A common shares in accordance with the requirements of Island's certificate of incorporation, as it will be amended prior to completion of the merger.


     On August 6, 2002, the latest practicable trading day prior to the printing of this document, the closing price per Instinet common share on the Nasdaq National Market was $4.50. If that price were the applicable average price, and then adjusted for the $1.00 per share anticipated Instinet dividend, and assuming for purposes of this example only, that the closing of the merger occurred on August 6, 2002, 34.0000 Instinet common shares would be issuable in respect of each Island Class L common share and 0.7067 Instinet common shares would be issuable in respect of each Island Class A common share.



     The number of Instinet common shares to be issued in respect of each Island Class A and Class L common share fluctuates with the average trading price of the Instinet common shares at closing, among other things. Specifically, under Island's certificate of incorporation, both today and as it will be amended prior to completion of the merger, merger consideration with a certain value must be paid to holders of Island Class L common shares before any merger consideration may be paid to holders of Island Class A common shares. The exact market value of the merger consideration to be paid first to the holders of Island Class L common shares depends on the closing date of the merger. As a result, if the market value of all the Instinet common shares to be issued in the merger does not exceed a certain amount at the closing then all Instinet common shares to be issued in the merger will be allocated to Island's Class L common shares and Island's Class A common shares will be canceled without receiving any consideration. Based on the assumptions set forth above, including an assumed closing date of August 6, 2002, this would occur if the average trading price of an Instinet common share determined at the closing were below approximately $3.90, before adjusting for the $1.00 per share expected Instinet dividend.


     Instinet will not issue fractional shares in the merger. As a result, the total number of Instinet common shares that an Island stockholder will receive in the merger will be rounded down to the nearest whole number (after taking into account all certificates delivered by such holder) and such stockholder will be entitled to receive a cash payment, based on the average trading price for an Instinet common share as determined above, for the value of the remaining fraction of an Instinet common share that would otherwise have been received. No interest will be paid with respect to such cash payments or any dividends or distributions declared or paid on the Instinet common shares issued in the merger.

  EXCHANGE OF ISLAND SHARE CERTIFICATES


     Mellon Investor Services will act as exchange agent in the merger. Record holders of Island Class L and Class A common shares immediately prior to the effective time of the merger will be entitled to deliver their stock certificates at the closing of the merger together with the letter of transmittal and other documents required by the merger agreement and, assuming all such documents are reasonably satisfactory to Instinet, Instinet shall or shall cause the exchange agent to deliver the appropriate Instinet common shares, if any, and any cash due to such record holder promptly following the effective time of the merger. In order to comply with this procedure, Island stockholders may submit their stock certificates to the exchange agent with a completed and duly executed copy of a transmittal form that will be mailed to holders of record of Island common shares as of August 7, 2002 shortly after the mailing of this document. The transmittal form may be sent, subject to the instructions in the transmittal form and together with your Island stock certificates, to the exchange agent at one of the addresses set forth in the transmittal form.



     The transmittal form will contain instructions describing how to withdraw your transmittal form and Island shares from the exchange agent if you decide to do so prior to the merger.



     In the case of record holders who do not submit a transmittal form prior to the merger, Island will cause the exchange agent to mail, within two business days after the merger, to each holder of a certificate or certificates which immediately prior to the merger represented outstanding shares of Island common stock (other than common stock held by stockholders exercising appraisal rights)
(i) a form of letter of transmittal (which shall specify that delivery shall be effective, and risk of loss and title to the stock certificates shall pass, only upon delivery of the certificates to the exchange agent, and which letter shall be in customary form and have such other provisions as Instinet may reasonably specify); and (ii) instructions for effecting the surrender of such stock certificates in exchange for the applicable consideration specified in the merger agreement. Upon surrender of a stock certificate to the exchange agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the exchange agent or Island, the holder of such certificate shall be entitled to receive, in exchange for the certificate, the merger consideration provided for in the merger agreement and described in this document.


  TREATMENT OF ISLAND STOCK OPTIONS, WARRANTS AND STOCK APPRECIATION RIGHTS


     Except as provided below, each outstanding Island stock option or warrant will be converted in the merger into an option or warrant, as the case may be, to purchase the number of Instinet common shares determined by multiplying the number of Island common shares subject to the option or warrant, as applicable, immediately prior to the completion of the merger by the number of Instinet common shares allocated to each Island Class A common share in the merger. If, as described above, Island's Class A common shares are canceled without receiving any consideration in the merger, stock options and warrants to purchase Island Class A common shares will likewise be canceled.



     In addition, each Island stock appreciation right with respect to an Island Class A common share that is outstanding immediately before completing the merger will become a stock appreciation right with respect to a number of Instinet common shares equal to the number of Instinet common shares, if any, issuable in exchange for each Island Class A common share. The exercise, strike or base price per Instinet common share for each of these options, warrants and stock appreciation rights will be the exercise, strike or base price per Island common share applicable to that option, warrant or stock appreciation right, as the case may be, immediately prior to the completion of the merger divided by the number of Instinet common shares allocated to each Island Class A common share in the merger. The replacement options, warrants and stock appreciation rights will generally have the same terms and conditions as were applicable under Island option plans, warrants and stock appreciation right plans, respectively.


     Instinet will file with the SEC no later than the business day following the merger a registration statement to register Instinet common shares issuable upon exercise of replacement employee stock options to acquire Instinet common shares, and to maintain the effectiveness of registration statements covering these assumed employee stock options for so long as the employee stock options remain outstanding.

  REPRESENTATIONS AND WARRANTIES

     The merger agreement contains a number of representations and warranties made by Instinet and Island to each other, including those regarding:

     - corporate organization and good standing;

     - capital structure and investments;

     - corporate power and authority to enter into the merger agreement and lack of conflicts with corporate governance documents, contracts or laws caused by the merger;

     - the votes necessary to approve the Instinet share issuance and amendment to the Instinet certificate of incorporation, in the case of Instinet, and the merger agreement and the amendment to the Island certificate of incorporation, in the case of Island;

     - accuracy of financial statements;

     - absence of undisclosed liabilities;

     - absence of certain adverse changes or events since December 31, 2001;

     - in the case of Instinet, accuracy of SEC reports;

     - accounts receivable and customers;

     - real and leased property and title to assets;

     - insurance;

     - validity of contracts;

     - absence of undisclosed material litigation;

     - compliance with applicable laws and regulatory requirements;

     - compliance with and possession of required permits;

     - intellectual property;

     - employee relations and employee benefits;

     - tax matters;

     - environmental matters;

     - finders' or brokers' fees;

     - regulatory registrations and memberships;

     - governmental consents and filings required for the merger;

     - state takeover laws;

     - related party transactions;

     - previous grants of registration rights; and

     - in the case of Instinet, validity of Instinet common shares issued in the merger.

     The representations and warranties contained in the merger agreement will not survive the merger, but they form the basis of conditions to our obligations to complete the merger.

  CONDUCT OF BUSINESS PENDING THE MERGER

     Covenants of Island. Except as contemplated by the merger agreement, Island has agreed that, until the completion of the merger, it will conduct the business of Island and its subsidiaries in the usual and ordinary course and will use commercially reasonable efforts to keep available the services of their present employees and contract service providers and to preserve relationships with third parties having business relationships with Island and its subsidiaries, maintain in effect current insurance coverage and maintain in effect all material permits. Island has also agreed to provide Instinet drafts of its tax returns for approval until the completion of the merger. In addition, until the merger is completed, Island has agreed that it and its subsidiaries will be subject to specific restrictions relating to:

     - changes in constituent documents;

     - dissolution, liquidation or voluntary bankruptcy;

     - material changes in lines of business;

     - the acquisition, sale, lease or disposition of fixed assets outside the ordinary course of business for an amount, individually or in the aggregate, in excess of $1,000,000;

     - the acquisition or disposition of (by merger, consolidation, or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any equity interest therein for an amount, individually or in the aggregate, in excess of $1,000,000;

     - entering into, amending, modifying or terminating any material contract other than consulting agreements entered into in the ordinary course of business consistent with past practice with persons other than related persons;

     - the creation of any material non wholly-owned subsidiary or entrance into any material joint venture or partnership;

     - any merger or consolidation (other than mergers between wholly-owned subsidiaries);

     - the termination, material amendment or material modification of any material permit, government approval or other similar right (other than as required by any applicable governmental authority, in connection with the transactions contemplated by the merger agreement or any related agreement or in the ordinary course of business);

     - making, amending or modifying any capital expenditures that will create or result in aggregate capital expenditure commitments in excess of $1,000,000, except for capital expenditures in accordance with the annual budget or sales or purchase orders in the ordinary course consistent with past practice;

     - the settlement of any litigation, arbitration or administrative proceeding at a cost in excess of $500,000 in any one case or $1,500,000 in the aggregate or pursuant to terms that impose material restrictions on the business of Island and its subsidiaries;

     - entering into, amending, modifying in a material way or terminating any collective bargaining agreement;

     - making or agreeing to make any payment of cash or distribution of assets to any Island stockholders or their affiliates;

     - the redemption, purchase or other acquisition of any Island common shares, options, warrants, other equity interests, calls, preemptive rights, subscriptions or other rights of Island or any of it subsidiaries;

     - granting or committing to grant any increases in wages, salaries or benefits of any of its officers, employees, consultants, independent contractors or directors unless required by an existing agreement (except in the ordinary course of business with respect to employees and consultants);

     - entering into, committing to, or amending any employee benefit plan or any employment, severance, consulting, retention, change in control, termination, deferred compensation or incentive pay agreement with or for any current or former officer, employee, consultant, independent contractor or director (except in the ordinary course of business with respect to employees and consultants);

     - paying or agreeing to pay any pension, retirement allowance or other employee benefit not required by the current terms of an existing employee benefit plan or agreement to any officer, employee, consultant, independent contractor or director (whether past or present), or accelerating the vesting, funding or payments of any compensation payment, equity award or benefit (except in the ordinary course of business with respect to employees and consultants);

     - committing itself to any additional pension, profit sharing, bonus, group insurance, severance pay, retirement, welfare, fringe or other employee benefit or compensation plan, agreement or arrangement, with or for the benefit of any current or former officers, employees, consultants, independent contractors or directors (except in the ordinary course of business with respect to employees and consultants);

     - the impairment of the value of, or failure to use commercially reasonable efforts to maintain, any of its material intellectual property;

     - making or revoking any tax election or changing (or making a request to any taxing authority to change) any aspect of its method of accounting for tax purposes;

     - issuance of any shares of capital stock (except pursuant to the exercise of outstanding warrants or options or as disclosed on the disclosure schedules to the merger agreement) or any warrants, options, calls, preemptive rights, subscription rights or other rights, agreements, arrangements or commitments relating to the capital stock of Island or any of its subsidiaries or obligating Island or any of its subsidiaries to sell, transfer, issue or otherwise grant any of their capital stock or any rights in respect of their capital stock; provided, however, that Island has the right to issue shares in order to maintain required regulatory capital levels specified in the merger agreement;

     - the settlement or compromise of any material tax liability;

     - the filing of any federal income or material state tax return or amendment of any federal income or material state tax return that was previously filed; and

     - allowing its pending application for registration as a national securities exchange under the Securities Exchange Act to become effective.

     Covenants of Instinet. Except as contemplated by the merger agreement, Instinet has agreed that, until the completion of the merger, it will conduct the business of Instinet and its subsidiaries in the usual and ordinary course and will use commercially reasonable efforts to keep available the services of their present employees and contract service providers and to preserve relationships with third parties having business relationships with Instinet and its subsidiaries, maintain in effect current insurance coverage and maintain in effect all material permits. In addition, until the merger is completed, Instinet has agreed that it and its subsidiaries will be subject to specific restrictions relating to:

     - changes in constituent documents of Instinet;

     - dissolution, liquidation or voluntary bankruptcy;

     - material changes in lines of business;

     - the sale, lease or disposition of fixed assets outside the ordinary course of business for an amount in excess of $50,000,000 in any one case or $100,000,000 in the aggregate;

     - entering into, modifying, amending or terminating any related party agreement which is reasonably likely to result in a transfer of value from Instinet and its subsidiaries to Reuters or its subsidiaries (other than Instinet) in excess of $50,000,000 in any individual case or $100,000,000 in the aggregate;

     - the acquisition or disposition of (by merger, consolidation, or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any equity interest or fixed assets outside the ordinary course of business;

     - entering into, amending, modifying or terminating certain types of material contracts in excess of amounts specified in the merger agreement;

     - any merger or consolidation (other than mergers between wholly-owned subsidiaries);

     - the termination, material amendment or material modification of any material permit, government approval or other similar right (other than as required by any applicable governmental authority, in connection with the transactions contemplated by the merger agreement or any related agreement or in the ordinary course of business);

     - making, amending or modifying any capital expenditures that will create or result in aggregate capital expenditure commitments in excess of $50,000,000;

     - entering into, amending, modifying in a material way or terminating any collective bargaining agreement;

     - making or agreeing to make any payment of cash or distribution of assets to any stockholders or their affiliates in excess of $250,000,000 in the aggregate;

     - the redemption, purchase or other acquisition of any Instinet common shares, options, warrants, other equity interests, calls, preemptive rights, subscriptions or other rights of Instinet;

     - granting or committing to grant any increases in wages or salaries of Instinet's chief executive officer, chief operating officer or other members of its senior management group unless required by an existing agreement;

     - entering into, committing to, or amending any employment, severance, consulting, retention, change in control, termination, deferred compensation or incentive pay agreement with or for Instinet's chief executive officer, chief operating officer or other members of its senior management group;

     - entering into, committing to, or amending any employee benefit plan that is not generally applicable on an equivalent basis to all employees or any category of employees not limited to Instinet's senior management;

     - committing itself to any additional pension, profit sharing, bonus, group insurance, severance pay, retirement, welfare, fringe or other employee benefit or compensation plan, agreement or arrangement, with or for the benefit of Instinet's chief executive officer, chief operating officer, and other members of its senior management group (unless generally applicable on an equivalent basis to all employees or any category of employees not limited to Instinet's senior management);

     - paying or agreeing to pay any pension, retirement allowance or other employee benefit not required by the current terms of an existing employee benefit plan or agreement to any member of Instinet's senior management or accelerating the vesting, funding or payments of any compensation payment, equity award or benefit to Instinet's chief executive officer, chief operating officer or any other member of its senior management group (unless generally applicable on an equivalent basis to all employees or any category of employees not limited to Instinet's senior management);


     - the impairment of the value of, or failure to use commercially reasonable efforts to maintain, any of its material intellectual property; and


     - issuance of any shares of capital stock of Instinet except pursuant to the exercise of outstanding options or in connection with acquisitions, dispositions or material contracts, as permitted by the merger agreement.

     Instinet and Island have also agreed to notify each other in the event either one experiences a material adverse effect prior to the completion of the merger.

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  PROHIBITED TRANSACTIONS

     Island and Instinet have agreed not to:

     - solicit, facilitate or encourage any inquiries, discussions or proposals for any prohibited transaction as defined below;

     - continue, propose or enter into any discussions or negotiations regarding or looking toward any prohibited transaction;

     - enter into any agreement or understanding providing for any prohibited transaction;

     - provide any information to a third party for the purpose of evaluating or determining whether to make or pursue any inquiries or proposals with respect to any prohibited transaction; or

     - amend or grant any waiver or release under any confidentiality, standstill or similar agreement in connection with any actual or potential prohibited transaction.

     Island and Instinet have also agreed not to permit any of their respective subsidiaries or their and their respective subsidiaries' respective officers, directors, employees, advisors or representatives to do any of the above-mentioned actions.

  Important Definition:

     "prohibited transaction" means:

     - any transaction or series of related transactions (including mergers, acquisitions, joint ventures or other commercial arrangements) that is a strategic alternative to the transactions contemplated by the merger agreement; or

     - any transaction that would reasonably be expected to have the effect of precluding or materially delaying the consummation of the transactions contemplated by the merger agreement.

     Island and Instinet have also agreed to notify each other in writing within 24 hours if, at its own initiative or following the receipt by Island or Instinet (or any of their respective subsidiaries) of any inquiry, proposal, offer or bid in respect of any prohibited transaction, Island or Instinet, as the case may be, or any of their respective subsidiaries, officers, directors, employees, advisors or representatives takes any of the above-mentioned prohibited actions.

  ADDITIONAL AGREEMENTS

     The merger agreement contains a number of other covenants and agreements by and between Instinet and Island on subjects including:

     - providing each other with reasonable access to company officers, employees, auditors, counsel, agents, properties, offices and other facilities, books and records and other information reasonably requested;

     - minimizing the effects of any state antitakeover laws;

     - Instinet taking steps necessary so that the merger does not trigger any rights under its stockholder rights plan;

     - application for a consent relating to the merger under UK tax law;

     - announcements and communications relating to the merger agreement;

     - notifying each other of facts giving rise to a right of termination under the merger agreement, any closing condition specified in the merger agreement not being satisfied or the need for a third party consent to complete the merger;

     - Instinet taking steps necessary to cause the new Instinet common shares to become listed on the Nasdaq National Market;

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

     - to the extent permitted under legal requirements, including laws regarding competition, consultation regarding strategic and operational matters;

     - Instinet's filing of a registration statement on Form S-4 in connection with the issuance of Instinet common shares in the merger;

     - the entry into a registration rights agreement by Instinet and certain of its stockholders (including Reuters and certain Island stockholders) containing the terms and conditions described in a term sheet agreed among the parties;

     - taking any action that would adversely affect the treatment of the merger as a reorganization within the meaning of Section 368 of the Code and obtaining necessary tax representation letters;

     - Island submitting any payments, awards and benefits payable or available to its chairman and to the extent possible after using its reasonable best efforts any other current or former employee, officer, independent contractor or stockholder that could constitute "parachute payments" within the meaning of Section 280G(b)(2)(A) of the Code to a stockholder vote which satisfies the requirements of Sections 280G(b)(5)(A)(ii) and 280G(b)(5)(B) of the Code such that following such vote, if the requisite number of affirmative votes are obtained, the payments, awards and benefits will qualify for the exemption provided under Section 280G(b)(5)(A)(ii) of the Code and will not be subject to any excise tax pursuant to Section 4999 of the Code;

     - Island not permitting the conversion of Island Class L common shares into Island Class A common shares; and

     - Island not making or agreeing to make any payments or providing or agreeing to provide any employee benefits to certain employees, other than payments of base salary at the current annual rate and individual bonuses no greater than the pro rata portion of the bonus received by these employees in respect of calendar year 2001.

     Instinet and Island have agreed to use their reasonable best efforts to:

     - cause all conditions to the obligations of Instinet, Instinet Merger Corporation and Island to complete the merger specified in the merger agreement to be satisfied; and

     - obtain and effect all permits, consents and filings required for the transactions contemplated by the merger agreement and the related agreements.

     Instinet and Island have also agreed to cooperate with one another in:

     - determining whether any governmental filings are required to be made or whether any third party consents are required to be obtained in connection with the transactions contemplated by the merger agreement and the related agreements; and

     - making any governmental filings, seeking any third party consents, or furnishing information required in connection with the filings or consents.

     In addition, Instinet and Island have agreed to use commercially reasonable efforts to:

     - take all actions necessary, including to promptly and fully comply with any requests for information from governmental authorities, to obtain any clearance, waiver, approval or authorization relating to the Hart-Scott-Rodino Antitrust Improvements Act that is necessary to consummate the transactions contemplated by the merger agreement and the related agreements; and

     - make promptly the filings required to be made by it with all foreign governmental authorities in any jurisdiction necessary or advisable in connection with the transactions contemplated by the merger agreement and the related agreements.

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

  Important Exceptions:

     In connection with the covenants described in the preceding two bullet points, Instinet will not be required to:

     - hold separate or divest any assets or operations; or

     - enter into any consent decree or licensing or other arrangement with respect to any assets or operations.

  INDEMNIFICATION AND INSURANCE

     Instinet is required by the merger agreement to cause the surviving corporation in the merger to keep in effect in its certificate of incorporation and bylaws, and the certificates of incorporation and bylaws (or other comparable documents) of each of its subsidiaries, provisions providing for mandatory exculpation and indemnification of the officers and directors of Island and its subsidiaries to the fullest extent permitted under applicable law.

     Island may, prior to the merger, acquire directors' and officers' liability insurance (or extend existing policies) with respect to claims against current and former directors and officers arising from facts, events, acts or omissions which occurred at or prior to the merger for a period (including renewals) of up to six years following the effective time of the merger on terms no less favorable to its directors and officers than under Island's current policies. However, the annual premium for this insurance policy shall not exceed 200% of the current annual premium paid by Island. Instinet will pay the premiums on the policy after the merger. Island is required to consult with Instinet prior to purchasing this insurance and, if requested by Instinet, must give Instinet the opportunity to acquire insurance meeting these requirements in lieu of purchasing it directly.

     Following the merger, Instinet will provide former officers and directors of Island who become officers or directors of Instinet with the benefit of the same insurance policies and indemnities as are made available to other directors and officers of Instinet.

  EMPLOYEE BENEFITS

     Following the completion of the merger, Instinet will cause Island to provide employee benefits which are substantially comparable, in the aggregate, to benefits that are available to similarly situated employees of Instinet. Continuing Island employees will be given credit solely for purposes of eligibility and vesting for such employees' period of service with Island or its subsidiaries under any employee benefit plan prior to the completion of the merger unless the credit would result in duplicative benefits.

  CLOSING CONDITIONS

     Conditions to Obligations of Instinet to Complete the Merger. The obligations of Instinet and Instinet Merger Corporation to complete the merger are subject to the satisfaction or waiver by Instinet of certain conditions, including the following:

     - Performance of Obligations; Representations and Warranties

      -- the representations and warranties of Island regarding the absence of material adverse changes to Island since December 31, 2001, finders' or broker's fees and registration as a national securities exchange being true and correct;

      -- each of Island's subsidiaries that is subject to Rule 15c3-1 under the Securities Exchange Act having an amount of net capital specified in the merger agreement;

      -- the representation of Island regarding its capitalization not being untrue such that the total percentage of outstanding shares subject to the voting agreements (prior to the merger) or the stockholders agreements (following the merger) is less than 90% of the number of shares subject to those agreements on June 9, 2002;

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

      -- the other representations and warranties of Island set forth in the merger agreement being true and correct (disregarding any qualification or exception for materiality or material adverse effect), except for failures to be true and correct that do not have, individually or in the aggregate, a material adverse effect on Island, which we define below; and

      -- Island having performed in all material respects all of its covenants and agreements under the merger agreement.

     - No Injunction or Material Proceeding

      -- the absence of any preliminary or permanent injunction, ruling, order or judgment restraining or prohibiting the completion of the merger; and

      -- the absence of any material proceeding by any governmental authority seeking to prohibit, restrict or delay, declare illegal or to enjoin or obtain damages from Instinet in respect of the merger and any material proceeding by any other person which would be reasonably likely to cause a material adverse effect on Island and Instinet, taken as a whole.

     - Stockholder Approval. The Instinet stockholders having approved the issuance of Instinet common shares in the merger and adopted the amendment to Instinet's certificate of incorporation and the Island stockholders having adopted the proposed amendment to Island's certificate of incorporation and Island having filed such amendment with the Delaware Secretary of State.

     - Receipt of UK Treasury Consent. Instinet having received a consent under UK tax law, which has been obtained.

     - Receipt of Governmental and Third Party Approvals. All consents, approvals or orders from any governmental authority, self-regulatory organization or other third party required for the merger having been received, unless the failure to receive any such consent, approval or order would not be material to the business of Island and Instinet, taken as a whole.

     - Antitrust. Expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act and any other law or regulation relating to the merger.

     - Related Agreements

      -- each of the related agreements (including the Nicoll employment agreement, the stockholder agreements, registration rights agreement, the voting agreements and the amended and restated corporate agreement) being in full force and effect;

      -- the representations and warranties of the parties to the related agreements (other than Instinet, Instinet Merger Corporation or their controlled affiliates) contained in the related agreements being true and correct (disregarding any qualification or exception for materiality or material adverse effect), except for failures to be true and correct that do not have, individually or in the aggregate, a material adverse effect; and

      -- Island, Datek and the other parties to the Island voting agreements
         (other than Instinet, Instinet Merger Corporation or their controlled affiliates) having performed in all material respects all covenants and agreements under these voting agreements.

     - Employment of Edward J. Nicoll. Edward J. Nicoll having entered into an employment agreement with Instinet reasonably satisfactory to Instinet and being an employee of Island or one of its subsidiaries on the date the merger is completed.

     - Tax Certificate. Instinet having received from Island the statement described in Treasury Regulation Section 1.1445-2(c)(3) certifying that none of the interests in Island are U.S. real property interests for purposes of Section 1445 of the Code.

     - Registration Statement Effective. The SEC having declared the registration statement on Form S-4 effective under the Securities Act of 1933, as amended, no stop order suspending the effectiveness of the registration statement having been issued, no proceedings by the SEC for such purpose continuing, all material state securities laws relating to the issuance or trading of the Instinet common shares having been complied with and the Instinet common shares issuable in connection with the merger having been approved for listing on the Nasdaq National Market (subject to official notice of issuance).

     - Receipt of Tax Opinion. Instinet having received an opinion of Cleary, Gottlieb, Steen & Hamilton, dated as of the date the merger is completed, that for U.S. federal income tax purposes, the merger will qualify as a reorganization described in of Section 368(a) of the Code.

     - Receipt of Capitalization Opinion. Instinet having received an opinion of Ropes & Gray describing the capital structure of the Island relating to all periods from and after October 15, 2001 through the date the merger is completed.

     Conditions to Obligations of Island to Complete the Merger. The obligations of Island to complete the merger are subject to the satisfaction or waiver by Island of certain conditions, including the following:

     - Performance of Obligations; Representations and Warranties

      -- the representations and warranties of Instinet regarding the absence of material adverse changes to Instinet since December 31, 2001, finders' or broker's fees and capitalization being true and correct;

      -- each of Instinet's subsidiaries that is subject to Rule 15c3-1 under the Securities Exchange Act having an amount of net capital specified in the merger agreement;

      -- the other representations and warranties of Instinet set forth in the merger agreement being true and correct (disregarding any qualification or exception for materiality or material adverse effect), except for failures to be true and correct that do not have, individually or in the aggregate, a material adverse effect on Instinet; and

      -- Instinet having performed in all material respects all of its covenants and agreements under the merger agreement.

     - No Injunction or Material Proceeding

      -- the absence of any preliminary or permanent injunction, ruling, order or judgment restraining or prohibiting the completion of the merger; and

      -- the absence of any material proceeding by any governmental authority seeking to prohibit, restrict or delay, declare illegal or to enjoin or obtain damages from Instinet in respect of the merger and any material proceeding by any other person which would be reasonably likely to cause a material adverse effect on Island and Instinet, taken as a whole.

     - Stockholder Approval. The Instinet stockholders having approved the issuance of Instinet common shares in the merger and adopted the amendment to Instinet's certificate of incorporation and the Island stockholders having adopted the merger agreement and the proposed amendment to Island's certificate of incorporation.

     - Receipt of Governmental and Third Party Approvals. All consents, approvals or orders from any governmental authority, self-regulatory organization or other third party required for the merger having been received, unless the failure to receive any such consent, approval or order would not be material to the business of Island and Instinet, taken as a whole.

     - Antitrust. Expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act and any other law or regulation relating to the merger.

     - Related Agreements

      -- each of the related agreements being in full force and effect;

      -- the representations and warranties of the parties to the related agreements (other than Island, any Island stockholder or any other affiliate of Island) contained in the related agreements being true and correct (disregarding any qualification or exception for materiality or material adverse effect), except for failures to be true and correct that do not have, individually or in the aggregate, a material adverse effect; and

      -- Instinet and Reuters having performed in all material respects all covenants and agreements under the Instinet voting agreement.

     - Registration Statement Effective. The SEC having declared the registration statement on Form S-4 effective under the Securities Act of 1933, as amended, no stop order suspending the effectiveness of the registration statement having been issued, no proceedings by the SEC for such purpose continuing, all material state securities laws relating to the issuance or trading of the Instinet common shares having been complied with and the Instinet common shares issuable in connection with the merger having been approved for listing on the Nasdaq National Market (subject to official notice of issuance).

     - Receipt of Tax Opinion. Island having received an opinion of Ropes & Gray, dated as of the date the merger is completed, that for U.S. federal income tax purposes, the merger will qualify as a reorganization described in of Section 368(a) of the Code.

  TERMINATION

     The merger agreement may be terminated at any time before the completion of the merger in any of the following ways:

     - by mutual written consent;

     - by either Instinet or Island if the merger has not been completed by December 15, 2002, unless the party seeking to terminate the merger agreement has breached its obligations under the merger agreement or any of the related agreements in any manner that caused the failure of the merger to be completed;

     - by Island if:

      -- Instinet breaches the merger agreement and the breach would result in a failure of any condition set forth above under "Closing
         Conditions -- Conditions to Obligations of Island to Complete the Merger -- Performance of Obligations; Representations and Warranties" and such breach is not or cannot be cured within 30 days after receipt by Instinet of written notice of such breach; or

      -- Reuters breaches the Instinet voting agreement and such breach is not cured within 30 days after receipt by Instinet of written notice of such breach, unless the approval of Instinet's stockholders is nonetheless obtained in respect of the issuance of Instinet common shares in the merger and the amendment to Instinet's certificate of incorporation.

     - by Instinet if:

      -- Island breaches the merger agreement and the breach would result in a failure of any condition set forth above under "Closing
         Conditions -- Conditions to Obligations of Instinet to Complete the Merger -- Performance of Obligations; Representations and Warranties" and such breach is not or cannot be cured within 30 days after receipt by Island of written notice of such breach; or

      -- any Island stockholder party (including Datek) breaches either the Island voting agreement or the Datek voting agreement and such breach is not cured within 30 days after receipt by Island of written notice of such breach, unless the approval of Island's stockholders is nonetheless obtained in respect of the merger agreement and the proposed amendment to Island's certificate of incorporation.

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

  AMENDMENT AND WAIVER

     We may amend the merger agreement in writing by action taken by our respective boards of directors at any time and with Reuters approval, but, after adoption of the merger agreement and the proposed amendment to Island's certificate of incorporation by the Island stockholders or after the approval of the Instinet common share issuance and the adoption of the amendment to Instinet's certificate of incorporation by the Instinet stockholders, we may not make any amendment that by law requires further approval by a party's stockholders without the further approval of those stockholders.

     At any time before the effective time of the merger, each party may in writing:

     - extend the time for the performance of any obligations or other acts of the other party;

     - waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered under the merger agreement; or

     - waive compliance by the other party with any of the agreements or conditions contained in the merger agreement.

     Any waiver by Instinet requires Reuters prior written consent.

  COSTS AND EXPENSES

     Island will reimburse its stockholders, or pay on their behalf, their reasonable out-of-pocket expenses, not to exceed $2,500,000 in the aggregate, incurred in connection with the negotiation, execution, delivery and performance of the merger agreement and the related agreements, if the stockholders present to Island evidence reasonably acceptable to Instinet of their payment of, or their liability for, such expenses.

  IMPORTANT DEFINITION

     As used in the merger agreement, a "material adverse effect" on any entity means:

     - any one or more events, circumstances, conditions or changes, which result in, or which would reasonably be interpreted or expected to result in, individually or in the aggregate, a material and adverse impact on the results of operations, liabilities or financial condition of the entity and its subsidiaries, taken as a whole, or

     - any effect that would, individually or in the aggregate, materially impair, hinder or otherwise materially and adversely affect the ability of the entity to perform any of its material obligations under the merger agreement or any of the related agreements.

     However, "material adverse effect" does not include the impact of any of the following, alone or in combination:

     - changes affecting the markets for order execution services generally (including SuperMontage);

     - changes in United States or worldwide economic or capital market conditions generally or in the United States economy generally; or

     - changes resulting from the adoption or implementation by any governmental authority of any law that is generally applicable to order execution services.

AMENDED AND RESTATED CORPORATE AGREEMENT

     Instinet and Reuters entered into an amended and restated corporate agreement that will become effective, and will replace the existing corporate agreement between the parties, at the effective time of the merger. We summarize the principal terms of the amended and restated corporate agreement below. A description of the existing corporate agreement between Instinet and Reuters, which remains in effect while the merger is pending and will remain in effect if the merger is not completed, is included in Instinet's proxy

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

statement on Schedule 14A for its 2002 annual meeting of stockholders, dated April 17, 2002, which is incorporated by reference in its entirety in this prospectus.

     So long as Reuters beneficially owns at least 8,000,000 Instinet common shares, but less than 10% of Instinet's then-outstanding voting stock, Reuters will have the right to nominate one director to Instinet's board of directors.

     So long as Reuters beneficially owns at least 8,000,000 shares and 10% or more but less than a majority of Instinet's then-outstanding voting stock, Reuters will have the right to nominate a number of directors approximately equal to its percentage ownership multiplied by the total number of members of Instinet's board of directors. However, while Reuters beneficially owns at least 8,000,000 shares and 10% or more but less than a majority of Instinet's then-outstanding voting stock, Reuters may nominate at least one director but not 50% or more of the directors of Instinet's board of directors.

     As of the date on which Reuters ceases to beneficially own at least 8,000,000 shares of Instinet's then-outstanding voting stock, Reuters will not have the right to nominate any directors except that, if Instinet grants any third party the right to nominate directors based on an ownership threshold less than 10%, then Reuters will have director nomination rights that correspond with that threshold.

     At any time when Reuters beneficially owns at least 8,000,000 shares (or, if applicable, the lower threshold as applied to third parties) but less than a majority of Instinet's then-outstanding voting stock and Reuters has not nominated the full number of directors to which it is entitled, at the request of Reuters, Instinet will use its commercially reasonable efforts to solicit stockholder approval to increase the number of authorized directors permitted under its certificate of incorporation and bylaws to allow Reuters to nominate the full number of directors to which it is entitled. So long as Reuters beneficially owns a majority of Instinet's then-outstanding voting stock, Reuters will have the right to nominate as many directors as it chooses, subject to Instinet's certificate of incorporation and bylaws, the Island stockholders agreement and applicable law. These director designation rights are transferable to a transferee of Reuters, subject to some restrictions.

     In addition, subject to applicable legal and regulatory requirements, Reuters will continue to have board committee representation rights based upon its percentage ownership of outstanding Instinet common shares.

     In addition, under the amended and restated corporate agreement, as long as Reuters beneficially owns at least 35% but less than a majority of Instinet's then-outstanding voting stock, Instinet will be required to obtain its consent in order to consummate specified significant transactions, including equity issuances and acquisitions and sales or other dispositions of businesses, entities or assets that, in each case, exceed specified thresholds. As long as Reuters owns a majority of Instinet's then-outstanding voting stock, Instinet will need Reuters consent to incur net indebtedness (indebtedness for borrowed money less cash on hand) in excess of an aggregate of $400 million, excluding any indebtedness incurred by Instinet in the ordinary course of its brokerage or similar businesses in connection with its clearing of securities trades or its obligations to securities exchanges or clearing systems.

     Instinet agreed not to take any action voluntarily that would reduce or could reasonably be expected to reduce Reuters ownership of Instinet's outstanding voting stock to less than 51% of Instinet's capital stock or Instinet's then-outstanding voting stock, or that would further dilute Reuters ownership during a period immediately following a decrease in Reuters ownership below 51% of Instinet's then-outstanding voting stock, without Reuters consent. If Instinet becomes aware of any event that has caused Reuters to own less than 51% of Instinet's capital stock or Instinet's then-outstanding voting stock, or which could reasonably be expected to cause a reduction in Reuters ownership of Instinet common stock to less than 53% of Instinet's capital stock or Instinet's then-outstanding voting stock, Instinet is required to notify Reuters and to disclose publicly all material information about any such event as soon as practicable so that Reuters may acquire additional shares of Instinet stock in the public markets, subject to Instinet's limited right temporarily to defer such disclosure if it would be materially detrimental to Instinet.

     So long as Reuters beneficially owns more than 30% of Instinet's then-outstanding voting stock, Instinet agreed not to seek to become registered as a national securities exchange, without Reuters prior consent, if such registration would materially affect Reuters ability to exercise its voting and other rights related to its ownership of Instinet common shares. If the SEC seeks to require Instinet to register as a national securities exchange, Instinet will take all commercially reasonable actions to mitigate the effect on Reuters rights, including implementing changes in Instinet's corporate structure and operations as appropriate, although it would not be required to take any action which would materially adversely affect any material part of its business or its consolidated financial condition or results of operations.

     In addition, Instinet will provide Reuters with access to financial and other specified information and certain audit rights. Instinet also may not take any action that would violate a stock exchange rule or similar requirement applicable to Reuters.

     The amended and restated corporate agreement continues to include provisions relating to Reuters registration rights, which are summarized in Instinet's description of the existing corporate agreement included in Instinet's proxy statement on Schedule 14A for its 2002 annual meeting of stockholders, which is incorporated by reference in its entirety in this proxy/information statement-prospectus. If Instinet enters into a new registration rights agreement with Reuters, the principal Island stockholders and others of its stockholders, effective at or following the closing of the merger, Reuters registration rights under the amended and restated corporate agreement will be suspended for so long as the new registration rights agreement is in effect.

     If Reuters transfers, sells or otherwise disposes of a majority of Instinet's then-outstanding voting stock, the transferee will generally succeed to the same rights that Reuters previously had by virtue of its ownership of a majority of Instinet's then-outstanding voting stock, subject to Reuters option to retain certain of the rights associated with its majority ownership position. If Reuters transfers, sells or otherwise disposes of less than a majority of Instinet's then-outstanding voting stock, then that transferee may have only those rights that Reuters would have had at an equivalent level of ownership.

ISLAND STOCKHOLDERS AGREEMENT

     In connection with the transactions contemplated by the merger agreement, Instinet, Reuters, the principal Island stockholders and Mr. Nicoll entered into a stockholders agreement, which we refer to as the Island stockholders agreement and which will become effective upon the closing of the merger. The Island stockholders agreement provides for governance rights for the principal Island stockholders following the closing of the merger, transfer restrictions relating to shares of Instinet stock held by the principal Island stockholders and by Mr. Nicoll and related matters. We summarize the principal terms of the Island stockholders agreement below.

  CORPORATE GOVERNANCE AND VOTING

     Each group of principal Island stockholders will have the right to nominate one member of Instinet's board of directors, so long as it owns at least 8,000,000 Instinet common shares that were issued as merger consideration and so long as it is a party to the Island stockholders agreement. The principal Island stockholders will also be entitled to designate additional directors in most instances when the total number of members of Instinet's board of directors is increased beyond 13. A director nominated by a principal Island stockholder may not hold a position at any entity that the nominating committee of Instinet's board of directors reasonably determines to be a competitor of Instinet. If a principal Island stockholder ceases to own 8,000,000 Instinet common shares that are subject to the Island stockholders agreement, then the director on Instinet's board of directors nominated by such principal Island stockholder shall be required to tender his or her resignation.

     As long as at least two principal Island stockholders have the right to designate a director, each committee of the board of directors of Instinet will, subject to applicable legal and regulatory requirements, include at least one of the directors nominated by the principal Island stockholders. In addition, a new committee consisting solely of one director designated by the principal Island stockholders, one director nominated by Reuters and the chief executive officer will be established to determine the process by which Instinet will approve transactions and relationships entered into between Instinet, on the one hand, and Reuters, on the other hand.
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     Reuters and the principal Island stockholders have agreed to vote in favor of the election of, and, in the case of the individuals described in the second and third bullet points below, Reuters has agreed not to vote in favor of the removal (except for cause) of, the following individuals as Instinet directors:

     - each other's director nominees,

     - until the earliest of (i) the third anniversary of the merger, (ii) the date on which Reuters ceases to own at least 35% of Instinet's then-outstanding voting stock and (iii) the first date on which less than two of the principal Island stockholders are entitled to nominate a director, three individuals nominated in accordance with the terms of the Island stockholders agreement who qualify as independent directors under Nasdaq rules, and

     - until the earlier of the date on which Reuters ceases to own 35% of Instinet's then-outstanding voting stock and the first date on which less than two of the principal Island stockholders are entitled to nominate a director, the chief executive officer of Instinet.

     Reuters and the principal Island stockholders have also agreed that, so long as Reuters owns a majority of Instinet's then-outstanding voting stock and at least two of the principal Island stockholders are entitled to nominate directors, they will vote in favor of any issuance of Instinet's equity securities that has been approved by a majority of Instinet's directors, except that Reuters is not obligated to vote for any equity issuance that would cause it to own less than 51% of Instinet's then-outstanding voting stock or less than 51% of Instinet's capital stock.

     Except for sales made in the public markets or pursuant to the exercise of its registration rights, Reuters may not sell Instinet common shares representing 10% or more of Instinet's then-outstanding voting stock to a transferee unless that transferee agrees to comply with Reuters voting obligations under the Island stockholders agreement.

  TRANSFER RESTRICTIONS

     With some limited exceptions, no party to the Island stockholders agreement will be permitted to transfer Instinet common shares received as merger consideration prior to the earlier of the first anniversary of the merger and the date on which Mr. Nicoll is terminated as Instinet's chief executive officer, unless he is terminated for cause or with the consent of at least two of the principal Island stockholders. After this initial lock-up period and until the third anniversary of the merger, the principal Island stockholders have agreed that their sales of Instinet common shares will be subject to volume restrictions applied to them as a group, except with respect to sales in connection with underwritten public offerings.

     As described below under "Datek Stockholders Agreement" in connection with its pending merger with Ameritrade Holding Corporation, Datek currently intends to distribute its shares of Island common stock to its stockholders shortly before the closing of that merger. (If the Instinet/Island merger occurs first, Datek would distribute the shares of Instinet common stock that it received in the merger.) Prior to that distribution, Datek may issue shares of its capital stock to its stockholders representing only the right to receive a number of Island (or Instinet) common shares held by Datek in exchange for those Datek shares. Under the Island stockholders agreement, any such shares that may be issued by Datek and held by the Island stockholders that are party to the Island stockholders agreement will be subject to the same restrictions on transfer as their Instinet common shares.

  REUTERS STANDSTILL OBLIGATIONS

     Under the Island stockholders agreement, Reuters has agreed to certain restrictions that we refer to as standstill restrictions. Until the earlier of the third anniversary of the merger and the date on which less than two of the principal Island stockholders are entitled to nominate directors, Reuters will not acquire additional Instinet common shares other than in privately negotiated transactions (provided that a specified number of common shares remain in the public markets) and other specified situations, except to maintain its ownership level at the effective time of the merger. Reuters also has agreed that, while the preceding purchase restrictions are in effect, it will not engage in a going-private transaction with Instinet except on a confidential
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basis. Instinet has agreed that if it holds discussions with any third party relating to a transaction involving the acquisition of Instinet, Instinet will participate in parallel discussions with Reuters and will otherwise treat Reuters on a comparable basis with any third party with whom Instinet is discussing an acquisition transaction. The preceding restrictions will no longer apply to Reuters 90 days after the first date on which Reuters ceases to own 35% or more of Instinet's then-outstanding voting stock.

     Except for sales made in the public markets or pursuant to the exercise of its registration rights, so long as Reuters owns at least 20% of Instinet's then-outstanding voting stock, it may not sell Instinet common shares to a transferee who would, after such sale, own 35% or more of Instinet's then-outstanding voting stock unless that transferee agrees to comply with Reuters standstill obligations under the Island stockholders agreement, subject to certain adjustments depending on the ownership level of the transferee.

  RELATED PARTY TRANSACTIONS

     The Island stockholders agreement provides that, so long as Reuters owns a majority of Instinet's then-outstanding voting stock or directors affiliated with Reuters constitute a majority of Instinet's board of directors and at least two Island stockholders are entitled to nominate directors, Instinet's board of directors will maintain a committee consisting of one director nominated by the principal Island stockholders, one director nominated by Reuters and Instinet's chief executive officer that will determine the process by which transactions between Reuters and Instinet are reviewed and approved. Some types of transactions involving Reuters and Instinet will require the vote of a majority of Instinet's directors that qualify as independent directors under Nasdaq rules and the directors designated by the Island stockholders, voting together.

  TERMINATION

     The Island stockholders agreement terminates on the tenth anniversary of the merger. Any Island stockholder may terminate the agreement as to itself and its affiliates at any time after the expiration of the initial lock-up period described under "Transfer Restrictions," but the terminating Island stockholder and its affiliates will lose all rights under the Island stockholders agreement, including the right to nominate directors.

DATEK STOCKHOLDERS AGREEMENT

     In connection with the merger agreement, Instinet, Reuters and Datek entered into a stockholders agreement, which will become operative only upon the effectiveness of the merger. Datek, whose principal stockholders include affiliates of TA Associates, Bain Capital and Silver Lake Partners, owns approximately 85% of Island's Class L common shares and less than 1% of Island's Class A common shares. Datek currently intends to distribute these shares to its stockholders shortly before the closing of Datek's pending merger with Ameritrade, which is expected to occur prior to the Instinet/Island merger. If Datek distributes its Island common shares to its stockholders prior to the effectiveness of the merger between Island and Instinet, Datek will not be subject to any of the obligations described below. However, if Datek continues to hold shares of Island common stock at the time of the Instinet/Island merger, Datek will be bound by the Datek stockholders agreement so long as Datek holds those shares. The Datek stockholders agreement provides for transfer restrictions relating to Instinet common shares held by Datek, voting agreements by Datek and related matters, as summarized below. The Datek stockholders agreement will terminate on the tenth anniversary of the merger.

  TRANSFER RESTRICTIONS

     Datek has agreed not to transfer Instinet common shares that it receives as merger consideration prior to the earlier of the first anniversary of the merger and the date on which Mr. Nicoll is terminated as Instinet's chief executive officer, unless he is terminated for cause or with the consent of at least two principal Island stockholders, except:

     - in connection with a distribution of the shares of Instinet common stock to Datek's securityholders in which the principal Island stockholders receive at least their pro rata portion of the Instinet common

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       shares, based on their holdings in Datek on June 9, 2002 (the date of the merger agreement), and the other Instinet common shares are widely distributed; or

     - in connection with a distribution of Instinet common shares to securityholders that does not fit the description in the preceding bullet point, provided that any transferee of capital stock of Datek from the principal Island stockholders prior to such distribution has agreed to be bound by the Datek stockholders agreement.

     Following the initial period described above and until the second anniversary of the merger, Datek has agreed not to transfer Instinet common shares subject to the Island stockholders agreement except in underwritten public offerings or in other limited circumstances, including as described in the two preceding bullet points. Following the second anniversary of the merger, Datek may transfer its Instinet common shares without restriction.

  VOTING

     Datek has agreed, until the second anniversary of the merger and thereafter so long as the principal Island stockholders control Datek (or Datek is otherwise obligated to vote its shares of Instinet common stock for the election of the directors of Instinet nominated by the principal Island stockholders under the Island stockholders agreement) and at least two of the principal Island stockholders are each entitled to nominate a director under the Island stockholders agreement, to vote its Instinet common shares in favor of the election as directors of the individuals nominated by Reuters under the terms of the amended and restated corporate agreement. Except for sales made in the public markets or pursuant to the exercise of its registration rights, Datek may not sell Instinet common shares representing 10% or more of Instinet's then-outstanding voting stock to a transferee unless that transferee agrees to comply with Datek's voting obligations under the Datek stockholders agreement.

REGISTRATION RIGHTS AGREEMENT

     Instinet, Reuters, the principal Island stockholders and other significant Island stockholders, including Finanzas B.V., have agreed to take action to cause a registration rights agreement upon the terms contemplated by the merger agreement to be entered into among those parties, Mr. Nicoll and some of the other stockholders of Instinet. Instinet has agreed to take action to cause this registration rights agreement to be entered into as of the effective time of the merger or, with the principal Island stockholders' consent, as promptly as practicable after that time and, in any event, no later than the expiration of Instinet's current registration rights agreement with the former stockholders of ProTrader Group, L.P. (which will expire no later than October 1, 2003). Reuters existing registration rights contained in the amended and restated corporate agreement will be suspended, and replaced with the rights under the registration rights agreement contemplated by the merger agreement, so long as the registration rights agreement is in effect.


     The merger agreement contemplates that the registration rights agreement would provide that various groups of Instinet stockholders would have the right for a period of six years to demand that Instinet register for resale some of their Instinet common shares (which, for Reuters, would be all Instinet common shares held by Reuters, and for groups of stockholders other than Reuters, would be the shares received in the merger or in other acquisition transactions) subject to various limitations. The registration rights agreement would provide that the principal Island stockholders would receive six such demand rights, the former ProTrader stockholders, if party to the agreement, would receive no more than one demand right and Reuters would have unlimited demand rights. In addition, if Datek is issued Instinet common shares in the merger, the parties will negotiate in good faith to make appropriate adjustments to the terms of the registration rights agreement to take into account the addition of Datek as a party to the registration rights agreement.


     The registration rights agreement also would provide that, for a period of six years, all of the parties to the registration rights agreement will have "piggyback" registration rights with respect to any registered offering made by Instinet or by other stockholders. As a result, if Instinet proposed to register under the Securities Act any Instinet common shares for sale to the public, Instinet would be obligated to give the stockholder parties to the registration rights agreement the right to include their Instinet common shares in the offering. However,
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if the underwriters limited the number of shares that could be included in any underwritten offering initiated by Instinet, the shares to be offered by Instinet would be included prior to shares being offered by the stockholders.

VOTING AGREEMENTS OF ISLAND STOCKHOLDERS

     The principal Island stockholders and Mr. Nicoll, as well as Finanzas B.V., Datek and the Island stockholders associated with Advent International have each agreed to vote, and have granted Instinet an irrevocable proxy to vote, under some circumstances, the Island common shares beneficially owned by them in favor of adoption of the merger agreement and the proposed amendment to Island's certificate of incorporation, both as described in this proxy/information statement-prospectus. These Island stockholders also agreed to vote against any transaction prohibited by the terms of the merger agreement. Because these Island stockholders beneficially own the requisite voting power of Island necessary for stockholder adoption of the merger agreement and proposed amendment to Island's certificate of incorporation, such adoption is assured.

     Under the voting agreements, these Island stockholders agreed not to sell, directly or indirectly, without the prior consent of Instinet, their Island common shares. In addition, these Island stockholders (other than Datek) agreed not to sell, directly or indirectly, without the prior consent of Instinet, any shares of capital stock of Datek that represent only the right to receive shares of capital stock of Island unless the transferee agrees to be bound by the voting agreement and the Island stockholders agreement. Furthermore, the principal Island stockholders agreed not to sell, directly or indirectly, without the prior consent of Instinet, any other shares of capital stock of Datek that represent an indirect interest in the capital stock of Island or Instinet unless the transferee agrees to be bound by the Datek stockholders agreement to the same extent applicable to Datek. Notwithstanding the general prohibition on transfer, Datek is permitted to transfer its shares of Island capital stock to Datek stockholders pursuant to the terms of Datek's merger agreement with Ameritrade or in a pro rata distribution to its stockholders that is substantially similar, in terms of proportional amounts distributed to stockholders, as the distribution contemplated by the Ameritrade/Datek merger agreement. Datek also agreed to take all necessary action to cause the Island shares to be distributed in accordance with the terms of the Ameritrade/Datek merger agreement, upon closing of the transactions contemplated by that agreement.

     These Island stockholders also agreed to take such action as is necessary to enter into a registration rights agreement with Instinet, Reuters and other persons which has the terms and conditions described above except, in the case of Datek, if Datek distributes its shares of Island capital stock to Datek stockholders pursuant to Datek's merger agreement with Ameritrade, or in a pro rata distribution to its stockholders. Finally, these Island stockholders agreed to take all necessary action to prevent the conversion of their Island Class L common shares into Island Class A common shares.

     The voting agreements entered into by the Island stockholders will terminate at the effective time of the merger or immediately upon the valid termination of the merger agreement, except that the provisions restricting the principal Island stockholders from transferring shares of Datek stock that represent an indirect interest in Island or Instinet survive termination of the agreement. The Island holders entered into the voting agreements as an inducement to Instinet to enter into the merger agreement and as a condition to Instinet's willingness to do so.

VOTING AGREEMENT OF INSTINET STOCKHOLDERS

     Reuters has agreed to consent to, and vote the Instinet common shares beneficially owned by it in favor of, and has granted Island an irrevocable proxy, under some circumstances, to vote in favor of, the issuance of Instinet common shares under the merger agreement and the adoption of the amendment to the Instinet certificate of incorporation, both as described in this proxy/information statement-prospectus. Reuters agreed to vote against any transaction prohibited under the terms of the merger agreement. Because Reuters beneficially owns the Instinet common shares necessary for approval of the issuance of Instinet shares and adoption of the amendment to Instinet's certificate of incorporation, such approval and adoption are assured.

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     Reuters agreed not to transfer, encumber or otherwise dispose of, without the prior consent of Island, the Instinet common shares beneficially owned by it, except to a wholly-owned subsidiary of Reuters who agrees to be bound by the voting agreement or in connection with a pledge of assets in a bona fide debt financing in which the Instinet common shares would remain subject to the restrictions of the voting agreement. Reuters also agreed to take such action as is necessary to enter into a registration rights agreement with Instinet and other persons which has the terms and conditions described above.

     The voting agreement will terminate at the effective time of the merger or immediately upon the valid termination of the merger agreement. Reuters entered into the voting agreement as an inducement to Island to enter into the merger agreement and the other Island stockholders to enter into the other related agreements and as a condition to Island's and the other Island stockholders' willingness to do so.

           INFORMATION ABOUT INSTINET AND INSTINET MERGER CORPORATION

INSTINET

     Instinet is the largest global electronic agency securities broker and has been providing investors with electronic trading solutions for more than 30 years. Instinet's services enable buyers and sellers worldwide to trade securities directly and anonymously with each other, gain price improvement for their trades and lower their overall trading costs. Through Instinet's electronic platforms, customers also can access over 40 securities markets throughout the world, including Nasdaq, the NYSE, and stock exchanges in Frankfurt, Hong Kong, London, Paris, Sydney, Tokyo, Toronto and Zurich. Instinet also provides customers with access to research generated by Instinet and by third parties, as well as various informational and decision-making tools. Instinet's customers primarily consist of institutional investors, such as mutual funds, pension funds, insurance companies and hedge funds, as well as broker-dealers.

     Instinet's global electronic agency securities brokerage business centers almost exclusively on serving the needs of institutional investors and broker-dealers in the global markets for equity securities. Instinet has operations in Europe and Asia and is continuing to grow its global presence. More than 80% of Instinet's customers' transactions in U.S. equity securities using its electronic trading systems are generally executed within Instinet's internal liquidity pool. Instinet also offers customers technology (known as smart order-routing technology) that directs their equity securities transactions to either Instinet's own liquidity pool or to one of the various markets to which Instinet is connected to obtain better execution. In addition to Instinet's core execution services, Instinet offers customers services that enhance their ability to achieve their trading objectives, including extended hours trading, crossing services, block trading and portfolio trading, as well as global clearing and settlement of trades. Instinet is also one of the largest independent providers of research and other brokerage services through soft dollar or other similar arrangements.

     Instinet was founded in 1969 and, although continuously headquartered in New York since then, was a wholly-owned subsidiary of Reuters Group PLC from May 1987 until its initial public offering in May 2001. Reuters currently owns approximately 83.3% of Instinet's outstanding common stock. Instinet opened a London office in 1988 and currently also has offices in Frankfurt, Hong Kong, Paris, Tokyo and Zurich. Instinet's principal offices are located at 3 Times Square, New York, New York 10036 and its telephone number at that address is
(212) 310-9500.

INSTINET MERGER CORPORATION

     Instinet Merger Corporation is a wholly-owned subsidiary of Instinet recently formed solely for the purpose of effecting the merger.

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                            INFORMATION ABOUT ISLAND

OVERVIEW


     Island, through its subsidiaries, is a leading electronic securities marketplace. Island has assembled a large liquidity pool of orders to buy and sell securities that are published in its marketplace. Island believes that the foundation of its business is its proprietary technology, which enables Island to offer low cost, rapid and reliable order display and matching services to its customers.


     Island's subscriber customer base includes over 800 broker-dealer and institutional trading customers, including program trading firms, traditional market makers, ECNs, online brokerage firms and active trading firms, and traditional institutional investors, such as mutual funds, pension funds and hedge funds. Island also has non-subscriber customers that access its marketplace to execute trades against the limit orders in its liquidity pool.

     Island's predecessor was formed in 1987, and its marketplace was originally developed in 1996 and designated as an ECN in 1997 by the SEC. Island's principal executive offices are located at 50 Broad Street, New York, New York 10004 and its telephone number at that address is (212) 231-5000.

PRODUCTS AND SERVICES

     Island offers its customers a range of products and services, including:

  MATCHING SERVICES

     Island's core service is the automated matching of buy and sell orders for equity securities. Island's system is comprised of a continuously updated listing of buy orders and sell orders that are entered by its customers. As new orders are entered into the system, they are compared to the existing orders. If a match is found, the orders are matched immediately. If a match is not found, the unmatched orders are added to Island's order book until a matching order is entered, or until the subscriber customer cancels the unmatched order. Island provides this matching service for Nasdaq-quoted securities and NYSE- and AMEX-listed securities.

  CONNECTIVITY SERVICES

     Customers can access Island's marketplace either directly, through the use of Island's proprietary technology, or through third-party trading platforms for which Island has developed various products to allow those trading platforms to interface with its marketplace. Products that Island has developed to access its marketplace include:

     - OUCH(sm). OUCH(SM) is one of Island's proprietary protocols. It provides subscriber customers with a fast, efficient means of entering orders in Island's marketplace. OUCH(SM) allows investors to access the marketplace, either directly or through a third-party trading platform, to place orders and monitor order and trade information. All orders, whether entered by direct OUCH(SM) users or users of Island's other connectivity products, are entered into Island's core matching engine through the OUCH(SM) protocol.

     - Inlet(R). Inlet(R) is Island's proprietary Java-based, web-accessible market data and order handling platform that permits subscriber customers to place orders in Island's marketplace.

     - FIX Connectivity Products. Recognizing that the Financial Information Exchange, or FIX, protocol was becoming one of the most widely adopted messaging standards in the securities industry, Island began developing FIX connectivity products in 1999. Island's FIX connectivity products allow subscriber customers and vendors that have adopted the FIX protocol to connect to Island's marketplace quickly without incurring significant additional technology costs.

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     - IslandNet(sm).  IslandNet(SM) is Island's managed network service that provides simplified connectivity to Island's marketplace and fully-redundant access over a private network to its full suite of products, including OUCH(SM), ITCH(R), FIX products and Inlet(R).

     - Connectivity to Other Third-Party Systems. Island has partnered with other leading providers of front-end trading platforms, network services and trade and order management systems to expand access to Island's matching services and data information. These third-party systems generally connect to Island's marketplace through OUCH(SM) or FIX and then redistribute this connectivity to their customers.

  DATA SERVICES

     - The ITCH(R) Data Feed. ITCH(R) is one of Island's proprietary protocols. Through ITCH(R), Island provides a vendor level data feed service that disseminates Island's order and trade information. This data feed contains information concerning buy and sell orders, last match price, and other information that is specific to Island's system. Island has entered into arrangements with data vendors that repackage this data feed and sell it to others.

     - BookViewer(R). BookViewer(R) is Island's proprietary web-based application that provides a free, real-time, interactive medium for investors to view Island's order book.

  ORDER DELIVERY SERVICE

     Service Bureau. Island's service bureau takes advantage of Island's connectivity to the marketplace by wholesaling bundled, anonymous access to selected market centers to broker-dealer users of third-party front-end providers. Customers desiring anonymity for particular trades and connectivity to other marketplaces can utilize Island's service bureau services for delivering their orders to other market centers or alternative liquidity sources.

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                    RECENT DEVELOPMENTS RELATING TO INSTINET

SECOND QUARTER 2002 RESULTS

     On July 22, 2002, Instinet released unaudited results, on a preliminary basis, for the second quarter ended June 30, 2002. Instinet reported a net loss of $59.9 million, or $0.24 per share, compared to a net profit of $40.7 million, or $0.18 per share, for the second quarter of 2001. Excluding net investment results, restructuring costs and results from discontinued operations and the related effects, the pro forma operating loss in the second quarter of 2002 was $1.5 million, or $0.01 per share. Instinet's total revenues for the second quarter of 2002 were $268.7 million, a decline of 31.8% from $393.8 million for the second quarter of 2001.

     Instinet's trading volumes in Nasdaq-quoted stocks in the second quarter of 2002 declined 14.0% compared to the comparable period in 2001 to 16.1 billion shares, with a decline in market share from 15.3% to 13.9% in the second quarter of 2002. Instinet's trading volumes in U.S. exchange-listed stocks in the second quarter of 2002 increased 17.6% compared to the second quarter of 2001 to 3.1 billion shares, while market share decreased slightly to 2.8%. During the second quarter of 2002, customers used Instinet's systems to execute 27.0 million transactions in U.S. equity securities and 2.0 million transactions in equity securities traded in markets outside the United States, compared to 27.2 million and 1.6 million, respectively, in the comparable period in 2001.

RELATIONSHIP WITH REUTERS

     Instinet continues to explore ways to take advantage of the synergies between it and Reuters, as well as their respective capabilities, as part of its effort to provide value-added products and services to customers in a cost-effective manner. In connection with this effort, Instinet and Reuters have recently embarked on a series of initiatives to expand their relationship. The following are the key components of these initiatives:

     - connecting the full range of Instinet's trading facilities to Reuters institutional order entry network (IOE);

     - providing Instinet's customers that use Reuters IOE with better access to Instinet's trading functionality; and

     - offering preferential terms to customers engaging in new business with Instinet and Reuters.

The goals of these initiatives are to improve customers' investment and trading performance, increase transactional capabilities for Instinet's and Reuters customers and develop further operational efficiencies between Reuters and Instinet. In connection with these initiatives, Instinet recently entered into various agreements with Reuters, and intends to enter into additional agreements.

     Institutional Order Entry System. Instinet has entered into an agreement with Bridge Trading, a wholly-owned broker-dealer subsidiary of Reuters, to participate in its IOE network. This connectivity will give Instinet customers the ability to submit orders to Instinet through the IOE network. Instinet also expects to enter into an agreement with Reuters shortly to develop enhancements to the IOE interface so that customers can better access Instinet's proprietary trading functionality. Instinet will pay standard commercial rates for orders it receives through IOE. The agreement will have an initial two-year term and automatically renew annually thereafter.

     Newport(sm). Instinet also plans to adapt its new NEWPORT(SM) (patent pending) program trading application for passive and quantitative fund managers to allow customers to use it to submit trades through IOE. Instinet also plans to design NEWPORT(SM) to use Reuters market data for its various functions that require real-time market information. Instinet expects to enter into agreements with Reuters regarding NEWPORT(SM).

     Market Data. Under an existing data distribution agreement, Reuters has the limited right to be the exclusive data vendor distributing some of Instinet's proprietary equity securities data. Some of Instinet's information is already made available through various Reuters products and services. In connection with Instinet's new initiatives with Reuters, Instinet and Reuters intend to work to expand the information available to include all customer limit orders submitted through Instinet's platform.
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     Preferred Soft-Dollar Arrangement.  Instinet has established a preferred commercial and soft-dollar arrangement for customers that purchase Reuters products and services. Institutional investors often allocate a portion of their gross brokerage transaction fees -- commonly referred to as soft-dollar credits -- for the purchase of proprietary and independent third-party research products as well as other brokerage services. Under a new arrangement with Reuters, some of Instinet's customers would be able to obtain some Reuters products and services on a preferential soft-dollar basis. This would be available to customers who are increasing their level of business with Instinet, Reuters or both.

     Instinet expects to enter into a formal agreement with Reuters with respect to this arrangement. Instinet anticipates that this agreement would have an initial two-year term, automatically renew annually thereafter and be terminable by either party on a change of control of Instinet, including if Reuters ceases to own a majority of Instinet's voting stock. Instinet also expects that Reuters would agree to compensate Instinet's sales personnel for new sales of Reuters products and services, and that Instinet would agree to pay Reuters an annual fee for various administrative and marketing services related to training of Instinet's personnel.


     Patent Licensing Agreement. Instinet has entered into a license agreement with Reuters under which Reuters grants Instinet a patent license permitting Instinet to make, use and sell products that include a system with functionality that identifies counterparties to a transaction and enables communication between the counterparties to negotiate the terms of the transaction. This license is for the life of the patent, although it may be terminated under customary conditions. In addition, Reuters has the right to terminate in the event that Instinet uses the patent to create products that compete with any Reuters product. Reuters also has the right to terminate the license generally if Reuters ceases to own a majority of Instinet's voting stock. If Reuters exercises this right to terminate, Instinet will retain some rights to the patent for products existing on or before the date of such termination. Instinet has also agreed that if it obtains a patent for a system with substantially similar functionality, it would grant Reuters a license to that patent on terms no worse than the terms of this license.


     Bridge Trading Commission Sharing. Instinet has also entered into a commission sharing agreement with Bridge Trading, under which Instinet has agreed to open accounts for some institutional clients that Bridge Trading introduces to Instinet. Instinet has agreed to rebate portions of the commissions these customers pay at a commercially reasonable rate. This agreement is terminable at will by either party.

     Order-Routing in NYSE-listed Stocks. Instinet also expects to enter into an agreement with Bridge Trading under which Instinet would route orders in NYSE-listed stocks to Bridge Trading for execution. Unlike Instinet, Bridge Trading is a member of the NYSE. Instinet anticipates that this agreement would have an initial two-year term and automatically renew annually thereafter.

FX CROSS

     On May 14, 2002, Instinet entered into a strategic alliance with Citibank, N.A. to operate THE INSTINET FX CROSS(SM), a foreign exchange crossing service that will enable customers to execute large currency transactions anonymously at a transparent market price. Instinet expects that THE INSTINET FX CROSS(SM) will be operational for North American customers in the fourth quarter of 2002 and be rolled out for European customers soon thereafter. THE INSTINET FX CROSS(SM) will initially offer two crossing sessions per day in 12 currencies. Citibank, N.A. will act as counterparty to all transactions, which will be executed at CitiFX Benchmark rates.

                     RECENT DEVELOPMENTS RELATING TO ISLAND



SECOND QUARTER 2002 RESULTS



     On a preliminary basis, Island's unaudited financial results for the second quarter ended June 30, 2002 included net income of $2.3 million, a decrease of 51% from $4.7 million for the second quarter of 2001. Island's total revenues for the second quarter of 2002 were $54.0 million, an increase of 34% from $40.2 million in the second quarter of 2001 due to higher matched share volume and market data revenues partially offset by lower revenue per share resulting from Island's first quarter change in pricing discussed under "Island Management's Discussion and Analysis of Financial Condition and Results of Operations -- Revenues." Expenses increased 55% to $49.7 million in the second quarter of 2002 from $32.1 million in the second quarter of 2001 due to higher rebate expense, compensation and benefits expense and communications and equipment expenses.



     Island's matched share volume in Nasdaq-quoted and NYSE-listed stocks increased 58% to 33.4 billion shares during the second quarter of 2002 from 21.2 billion shares in the second quarter of 2001. Overall market volume (as measured by shares executed) in Nasdaq-quoted stocks decreased 5% to 1.8 billion shares per day in the second quarter of 2002 from 1.9 billion shares per day in the second quarter of 2001. Despite the declines in overall Nasdaq-quoted volume, Island's percentage of market share in Nasdaq-quoted stocks increased to 12.2% in the second quarter of 2002 from 8.1% in the second quarter of 2001. Island's matched share volume in U.S. exchange-listed stocks in the second quarter of 2002 increased to 5.2 billion from 1.6 billion shares in the second quarter of 2001. On August 5, 2002, Island announced a change in its fee schedule to its customers, which will become effective September 5, 2002.

              SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
                       MANAGEMENT OF ISLAND COMMON STOCK


     As of August 1, 2002, the outstanding equity securities of Island consisted of Class A-1 common shares, options to purchase Class A-1 common shares, Class L common shares and warrants to acquire Class A-2 common shares. The Class A-1 common shares are further divided into six separate series (A-1A through A-1F), which have different rights with respect to the election of directors. All of the Class A-1 common shares and Class L common shares entitle the holder to one vote per share on all other matters to be voted upon by the stockholders of Island. Class A-2 common shares are nonvoting but would automatically convert into Class A-1 common shares in the event it becomes held by certain eligible holders described in Island's amended and restated certificate of incorporation. The Class A-1 common shares and Class A-2 common shares are otherwise identical and are collectively described in this proxy/information statement-prospectus as Class A common shares. The Class L common shares are entitled to a preference over the Class A common shares with respect to any distribution by Island to holders of its capital stock (whether by dividend or upon a merger such as the one contemplated by the merger agreement) equal to the original cost of a Class L common share ($95.905) plus an amount which accrues on a daily basis at a rate of 12% per annum, compounded quarterly. The Class L common shares would convert automatically into Class A-1 common shares upon the initial public offering of Island common stock or, subject to the discretion of the board of directors to defer such conversion, upon a change of control of Island. Upon a conversion, any unpaid portion of the Class L preference amount described above would be paid in the form of an additional number of Class A-1 common shares with a value equal to the unpaid amount. The voting agreements signed in connection with the merger agreement require the parties thereto to take such action as is necessary to prevent the conversion of the Class L common shares prior to the effective time of the merger.



     The following table sets forth information with respect to the beneficial ownership of Island's Class A common shares and Class L common shares as of August 1, 2002 by:


     - each person known by Island to beneficially own more than 5% of either class of its common stock;

     - Island's named executive officers;

     - Island's directors; and

     - all of Island's executive officers and directors as a group.


Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Unless otherwise indicated, the address for those listed below is c/o Island Holding Company, Inc., 50 Broad Street, New York, New York 10004. Except as indicated by footnote, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Island common stock shown as beneficially owned by them. The number of shares of each class of Island common stock outstanding used in calculating the percentage for each listed person includes the shares of that class of Island common stock underlying options, warrants or other rights held by such person that are exercisable within 60 days of August 1, 2002, but excludes shares of that class of Island common stock underlying options, warrants or rights held by any other person.


                                                             CLASS A                CLASS L
                                                          COMMON SHARES          COMMON SHARES
                                                       --------------------   --------------------
                                                       NUMBER OF   PERCENT    NUMBER OF   PERCENT
NAME OF BENEFICIAL OWNER                                SHARES     OF CLASS    SHARES     OF CLASS
------------------------                               ---------   --------   ---------   --------
PRINCIPAL STOCKHOLDERS:
Entities affiliated with TA Associates, Inc.(1)......  4,313,255     25.6%      158,360      7.5%
  125 High Street, Suite 2500
  Boston, MA 02110
Entities affiliated with Bain Capital Funds(2).......  3,456,183     20.5%            0        *
  111 Huntington Avenue
  Boston, MA 02199

                                                             CLASS A                CLASS L
                                                          COMMON SHARES          COMMON SHARES
                                                       --------------------   --------------------
                                                       NUMBER OF   PERCENT    NUMBER OF   PERCENT
NAME OF BENEFICIAL OWNER                                SHARES     OF CLASS    SHARES     OF CLASS
------------------------                               ---------   --------   ---------   --------
Finanzas B.V. .......................................  2,946,996     17.5%      158,360      7.5%
  Locatellikade 1
  Parnassustoren
  1076 AZ Amsterdam
  The Netherlands
Entities affiliated with Silver Lake Partners(3).....  2,468,702     14.7%            0        *
  2725 Sand Hill Road, Building C
  Suite 150
  Menlo Park, CA 94025
Datek Online Holdings Corp.(4).......................    143,088        *     1,794,745     85.0%
  70 Hudson Street
  Jersey City, New Jersey 07302
Entities affiliated with Advent International
  Group(5)...........................................    987,481      5.9%            0        *
  75 State Street, 29th Floor
  Boston, MA 02109
DIRECTORS AND NAMED EXECUTIVE OFFICERS:
Matthew Andresen(6)..................................          0        *             0        *
Nicholas Bazire(7)...................................          0        *             0        *
Marc Bodnick(8)......................................  2,468,702     14.7%            0        *
John Connaughton(9)..................................  3,456,183     20.5%            0        *
Andrew Goldman(10)...................................          0        *             0        *
John Hillen(11)......................................          0        *             0        *
Glenn H. Hutchins(12)................................  2,468,702     14.7%            0        *
C. Kevin Landry(13)..................................        643        *            43        *
James Lieber(14).....................................          0        *             0        *
David M. Mussafer(15)................................    987,481      5.9%            0        *
Edward J. Nicoll.....................................    510,000      3.0%            0        *
Stephen Pagliuca(16).................................  3,456,183     20.5%            0        *
Kenneth T. Schiciano(17).............................      8,707        *           245        *
Cameron Smith(18)....................................     23,600        *             0        *
William Sterling(19).................................      6,000        *             0        *
All directors and executive officers as a group
  (18 persons)(20)...................................  7,461,316     44.3%          288        *


---------------

  *  Indicates less than one percent.

 (1) Represents shares owned by a group of investment funds affiliated with TA Associates, including TA IX, LP, TA Atlantic & Pacific IV, LP, TA/Advent VIII, LP, Advent Atlantic & Pacific III, L.P., TA Executives Fund, LLC, TA Investors, LLC, GPH DT Partners, 2000 Exchange Place Fund, LLC and 1998 GPH Fund, LLC.

 (2) Represents shares owned by a group of investment funds affiliated with Bain Capital, including: Bain Capital Fund VII, LLC, whose sole member is Bain Capital Fund VII, L.P., whose sole general partner is Bain Capital Partners VII, L.P. ("BCP"), whose sole general partner is Bain Capital Investors, LLC ("BCI"); Bain Capital VII Coinvestment Fund, LLC, whose sole member is Bain Capital VII Coinvestment Fund, L.P., whose sole general partner is BCP, whose sole general partner is BCI; BCIP Associates II, whose managing partner is BCI; BCIP Associates II-B, whose managing partner is BCI; BCIP Trust Associates II, whose managing partner is BCI; BCIP Trust Associates II-B, whose managing partner is BCI; and BCI Datek Investors, LLC, whose administrative member is BCP.

 (3) Represents shares owned by a group of investment funds affiliated with Silver Lake Partners, L.P., the General Partner of which is Silver Lake Technology Associates, LLC, including Silver Lake Partners, L.P., Silver Lake Investors, L.P., Silver Lake Technology Investors, L.L.C., Integral Capital Partners V, L.P., Integral Capital Partners V Side Fund, L.P. and Integral Capital Partners V SLP Side Fund, LLC, Silver Lake Partners disclaims beneficial ownership of all shares held by Integral Capital Partners V, L.P., Integral Capital Partners V Side Fund, L.P. and Integral Capital Partners V SLP Side Fund, LLC.


 (4) Excludes 1,094,711 shares issuable upon exercise of options held by Datek Online Holdings Corp., which options are exercisable only in limited circumstances in connection with the exercise from time to time, if at all, of stock appreciation rights that Datek has issued to certain of its employees in respect of Island common stock. It is anticipated that, in connection with the consummation of the transactions contemplated by the Agreement and Plan of Merger dated April 6, 2002 between Datek and Ameritrade Holding Corporation, as amended, Datek would cause the Island common shares it presently holds to be distributed to Datek's stockholders and some of its option holders, including to persons shown in the above table of Island stockholders who may continue to be stockholders of Datek.


 (5) Represents shares owned by a group of investment funds affiliated with Advent International Corporation, including Advent Global GECC III Limited Partnership, Advent Partners Limited Partnership, Advent Partners GPE III Limited Partnership, Advent Partners (NA) GPE III Limited Partnership, Advent PGGM Global Limited Partnership, Advent Partners DMC III Limited Partnership, Digital Media & Communications III, Limited Partnership, Digital Media & Communications III-A Limited Partnership, Digital Media & Communications III-B, Limited Partnership, Digital Media & Communications III-C, Limited Partnership, Digital Media & Communications III-D, C.V., Digital Media & Communications III-E, C.V., First Union Capital Partners, LLC, Global Private Equity III Limited Partnership, Guayacan Private Equity Fund Limited Partnership, Advent Partners GPE IV Limited Partnership, Advent Partners (NA) GPE IV Limited Partnership and Global Private Equity IV Limited Partnership.


 (6) Does not include 71,858 shares issuable upon exercise of outstanding options, which are not exercisable within 60 days of August 1, 2002 except upon a change of control of Island.


 (7) Mr. Bazire is the managing director of Groupe Arnault SA, which controls, indirectly, Finanzas B.V.

 (8) Mr. Bodnick is a non-managing member and officer of the general partner of Silver Lake Partners, LP, see footnote 3 above. He disclaims beneficial ownership of all shares owned by Silver Lake Partners, LP and its affiliated entities, except to the extent of his pecuniary interest therein.

 (9) Mr. Connaughton is a member of Bain Capital Investors, LLC and he, or entities affiliated with him, are partners of one or more BCIP Associates II, BCIP Associates II-B, BCIP Trust Associates II, and BCIP Trust Associates II-B, see footnote 2 above. He disclaims beneficial ownership of all of these securities.


(10) Does not include 6,408 shares issuable upon exercise of outstanding options, which are not exercisable within 60 days of August 1, 2002 except upon a change of control of Island.



(11) Does not include 5,850 shares issuable upon exercise of outstanding options, which are not exercisable within 60 days of August 1, 2002 except upon a change of control of Island.



(12) Mr. Hutchins is a managing member and officer of the general partner of Silver Lake Partners, LP, see footnote 3 above. He disclaims beneficial ownership of all shares owned by Silver Lake Partners, LP and its affiliated entities, except to the extent of his pecuniary interest therein.



(13) Mr. Landry is a managing director and chief executive officer of TA Associates, see footnote 1 above. He disclaims beneficial ownership of all TA Associates shares, except to the extent of 643 Class A shares and 43 Class L shares which he owns through TA Investors, LLC.



(14) Mr. Lieber is the director of corporate affairs of LVMH Moet Hennessy Louis Vuitton SA, which is an affiliate of Finanzas B.V.

(15) Mr. Mussafer is a managing director of Advent International Corporation and disclaims beneficial ownership of these shares, except 889 shares that are indirectly owned by Mr. Mussafer, see footnote 5 above.

(16) Mr. Pagliuca is a member of Bain Capital Investors, LLC and he, or entities affiliated with him, are partners of one or more of BCIP Associates II, BCIP Associates II-B, BCIP Trust Associates II, and BCIP Trust Associates II-B, see footnote 2 above. He disclaims beneficial ownership of all such shares owned by those entities except to the extent of his pecuniary interest therein.

(17) Mr. Schiciano is a managing director of TA Associates, see footnote 1 above. Mr. Schiciano disclaims beneficial ownership of all TA Associates shares, except to the extent of 8,707 Class A shares and 245 Class L shares which he owns through TA Investors, LLC.


(18) Does not include 8,758 shares issuable upon exercise of outstanding options, which are not exercisable within 60 days of August 1, 2002 except upon a change of control of Island.



(19) Does not include 31,738 shares issuable upon exercise of outstanding options, which are not exercisable within 60 days of August 1, 2002 except upon a change of control of Island.



(20) Does not include 137,553 shares issuable upon exercise of outstanding options, which are not exercisable within 60 days of August 1, 2002 except upon a change of control of Island.


     There are outstanding warrants to purchase an aggregate 2,185,121 shares of Class A-2 common stock, of which: (1) warrants to purchase an aggregate 1,163,936 shares are held by Trust F/B/O Erik Maschler between Sheldon Maschler as grantor and Lee Maschler, Edward Maschler and Frederick Balbi as trustees, Trust F/B/O Lee Maschler between Sheldon Maschler as grantor and Edward Maschler, Erik Maschler and Frederick Balbi as trustees, Trust F/B/O Matthew Maschler between Sheldon Maschler as grantor and Edward Maschler, Erick Maschler and Frederick Balbi as trustees, Erik Maschler, Aaron Elbogen and Aaron Elbogen Irrevocable Trust; and (2) warrants to purchase an aggregate 1,021,185 shares are held by Jeffrey Citron, Suzanne L. Citron and Jeffrey Adam Citron 1999 Qualified Trust. The warrants held by the persons and entities affiliated with Erik Maschler represent in the aggregate 6.5% of the outstanding shares of Class A common stock and the warrants held by the persons and entities affiliated with Jeffrey Citron represent in the aggregate 5.7% of the outstanding shares of Class A common stock, in each case as determined in the same manner as the percentages in the table above. These warrants are not exercisable by their current holders unless and until a triggering event occurs, including among other things a change of control of Island (including the completion of the merger). These warrants provide, however, that they will become immediately exercisable if they become held by persons sufficiently unrelated to the current holders. To the extent held by such eligible holders, the warrants would effectively become exercisable for Class A-1 common stock, as any Class A-2 common stock so issued upon exercise would automatically convert into Class A-1 common stock in accordance with the provisions of Island's certificate of incorporation.

             COMPARATIVE RIGHTS OF INSTINET AND ISLAND STOCKHOLDERS

     Instinet and Island are each organized under the laws of the State of Delaware. Any differences, therefore, in the rights of Instinet and Island stockholders arise primarily from differences in their respective amended and restated certificates of incorporation and bylaws. Upon completion of the merger, holders of Island common shares will become holders of Instinet common shares and their rights will be governed by Delaware law and Instinet's amended and restated certificate of incorporation and bylaws in their respective forms to become effective upon completion of the merger.

     The following discussion summarizes the material differences between the rights of Island stockholders and Instinet stockholders. This section does not include a complete description of all the differences among the rights of these stockholders, nor does it include a complete description of the specific rights of these stockholders. All Island stockholders and Instinet stockholders are urged to carefully read the relevant provisions of Delaware law as well as the amended and restated certificates of incorporation and bylaws of each of Island and Instinet. The amended and restated certificate of incorporation and bylaws of Instinet to take effect upon completion of the merger are included as Annexes B and C to this document and are incorporated into this document by reference.

     In the discussion that follows, note that Instinet's amended and restated certificate of incorporation provides that certain rights of Instinet stockholders will change following such time as Reuters, Instinet's current majority stockholder, or a majority transferee of Reuters, ceases to beneficially own a majority of the outstanding Instinet common shares. Instinet's amended and restated certificate of incorporation refers to this event as the trigger date, and the same terminology is used in the discussion below. See "Amendments to Instinet's Certificate of Incorporation and
Bylaws -- Trigger Date" for a detailed description. In addition, Instinet's amended and restated certificate of incorporation provides that some of its terms are subject to the related provisions of the amended and restated corporate agreement between Instinet and Reuters and of the Island stockholders agreement among Instinet, Reuters and the principal Island stockholders. These agreements are referenced in the discussion below as the principal stockholder agreements.

                                  AUTHORIZED CAPITAL STOCK
                   ISLAND                                         INSTINET
---------------------------------------------   ---------------------------------------------
The authorized capital stock of Island          The authorized capital stock of Instinet
consists of: (1) 30,000,000 Class A-1 common    consists of 950,000,000 common shares, $0.01
shares, $0.001 par value, of which 3,000,000    par value, and 200,000,000 preferred shares,
shares are designated as Series A-1A common     $0.01 par value. Instinet's amended and
shares, 4,400,000 shares are designated as      restated certificate of incorporation
Series A-1B common shares, 3,500,000 shares     authorizes the board of directors, without
are designated as Series A-1C common shares,    further vote or action by Instinet's
2,500,000 are designated as Series A-1D         stockholders, to authorize the issuance of
common shares, 1,000,000 shares are             preferred shares in one or more series and to
designated as Series A-1E common shares, and    designate the rights, preferences and
15,600,000 shares are designated as Series      privileges of each series, which may be
A-1F common shares; (2) 4,000,000 shares of     superior to the rights of the common shares.
non-voting Class A-2 common shares, $0.001      The authorization of undesignated preferred
par value and (3) 2,200,000 shares of Class L   stock makes it possible for the board of
common shares, par value $0.001.                directors to issue preferred stock with
                                                voting or other rights, preferences or
Island's amended and restated certificate of    privileges that could impede the success of
incorporation provides that all Class L         any attempt to change control or management
common shares would convert automatically       of Instinet.
into Class A-1 common shares upon the initial
public offering of Island common shares or,
subject to the discretion of the board of
directors to defer such conversion, upon a
change of control of Island.
Island's amended and restated certificate of
incorporation further provides that any
non-voting Class A-2 common share would
convert

                                  AUTHORIZED CAPITAL STOCK
                   ISLAND                                         INSTINET
---------------------------------------------   ---------------------------------------------
automatically into a Class A-1 common share
at such time as the share becomes owned by a
holder other than specified persons and their
affiliates and associates.
In addition, Island's amended and restated
certificate of incorporation provides that
each Series A-1A, A-1B, A-1C, A-1D and A-1E
common share will convert into a Series A-1F
common share (i) at any time at the option of
the holder of such share, (ii) automatically
in any transfer (other than to affiliates or
associates) following the initial public
offering of Island common shares or (iii)
following the initial public offering of
Island common shares, upon the vote of each
holder that together with its affiliates and
associates owns at least 1.2 million Series
A-1A, A-1B, A-1C or A-1D common shares.

                                        DISTRIBUTIONS
                   ISLAND                                         INSTINET
---------------------------------------------   ---------------------------------------------
The Class L common shares are entitled to a     Subject to the rights, preferences and
preference over the Class A common shares       privileges applicable to any series of
with respect to any distribution by Island to   preferred stock that may from time to time be
holders of its capital stock equal to the       authorized by the board of directors and
original cost of such Class L common share      outstanding, the holders of outstanding
($95.905) plus an amount which accrues on a     Instinet common shares are entitled to share
daily basis at a rate of 12% per annum,         ratably in any distribution by Instinet to
compounded quarterly. Distributions in excess   holders of its capital stock.
of this preference amount would be shared
ratably by all holders of outstanding Island
common shares.
In the event of the conversion of the Class L
common shares into Class A-1 common shares as
described under "Authorized Capital Stock,"
any unpaid portion of the Class L preference
amount described above effectively would be
paid in the form of an additional number of
Class A-1 common shares with a value equal to
the unpaid amount.

                                 SIZE OF BOARD OF DIRECTORS
                   ISLAND                                         INSTINET
---------------------------------------------   ---------------------------------------------
Island's amended and restated bylaws provide    Instinet's amended and restated certificate
that the minimum number of directors is one,    of incorporation provides that the number of
and that the actual number of directors shall   directors may be fixed by a majority of the
be fixed by the board of directors. Island's    entire board of directors, subject to a
amended and restated certificate of             minimum of six and, after the trigger date, a
incorporation provides for the election of      maximum of 20.
certain directors by various series of Class
A-1 common shares and for the election of
additional directors, if any, by the Class
A-1 common shares and Class L common shares
(such additional directors, if any, to at all
times include one senior officer of Island
and one senior officer of the largest holder
of Class L common shares).

                                    CLASSES OF DIRECTORS
                   ISLAND                                         INSTINET
---------------------------------------------   ---------------------------------------------
Island's amended and restated certificate of    Instinet's amended and restated certificate
incorporation and bylaws do not provide for     of incorporation provides that its board of
the classification of its board of directors.   directors is divided into three classes of
                                                directors with each class being elected to a
                                                three-year staggered term.

                                    REMOVAL OF DIRECTORS
                   ISLAND                                         INSTINET
---------------------------------------------   ---------------------------------------------
Under Delaware law, a director may be removed   Under Delaware law, unless the certificate of
for cause by the affirmative vote of the        incorporation provides otherwise, a director
holders of a majority of the outstanding        of a Delaware corporation with a classified
shares entitled to vote for the election of     board may be removed only for cause and only
directors, and without cause by the             by the affirmative vote of the holders of a
affirmative vote of the holders of a majority   majority of the outstanding shares entitled
of the outstanding shares of the class or       to vote for the election of directors.
classes entitled to vote for that director.     Instinet's amended and restated certificate
Island's amended and restated bylaws            of incorporation provides that, subject to
expressly allow the removal, with or without    director removal provisions contained in the
cause, of any director or all directors by      principal stockholder agreements: (1) prior
the holders of a majority of the shares         to the trigger date, any director may be
entitled to vote at an election of directors.   removed from office, with or without cause,
                                                by the affirmative vote of the holders of at
                                                least a majority of the outstanding common
                                                shares and (2) after the trigger date, a
                                                director may be removed only for cause by the
                                                affirmative vote of the holders of at least a
                                                majority of the outstanding common shares.

                             VACANCIES ON THE BOARD OF DIRECTORS
                   ISLAND                                         INSTINET
---------------------------------------------   ---------------------------------------------
Under Delaware law, unless the certificate of   Instinet's amended and restated certificate
incorporation or bylaws provide otherwise,      of incorporation and bylaws provide that
the board of directors of a corporation may     newly created directorships resulting from
fill any vacancy on the board and any newly     any increase in the authorized number of
created directorship. Island's amended and      directors or any vacancies in the board of
restated certificate of incorporation           directors resulting from death, resignation,
provides that any vacancy shall be filled       retirement, disqualification, removal from
only by vote of the outstanding shares of the   office or other cause may be filled by a
series or classes of common stock that is or    majority vote of the directors then in
are then entitled to elect the director whose   office, consistent with the terms of the
seat is vacant. Island's amended and restated   principal stockholder agreements. Under
bylaws provide that newly-created               Delaware law, Instinet's stockholders will
directorships resulting from any increase in    also be able to elect directors to fill newly
the authorized number of directors may be       created directorships and vacancies following
filled by a majority of directors then in       effectiveness of the amended and restated
office. Island's amended and restated bylaws    certificate of incorporation.
further provide that when one or more
directors shall resign from the board of
directors, effective at a future date, a
majority of the directors then in office,
including those who have so resigned, shall
have power to fill such vacancy or vacancies.

                                  ACTION BY WRITTEN CONSENT
                   ISLAND                                         INSTINET
---------------------------------------------   ---------------------------------------------
Under Delaware law, unless the certificate of   Instinet's amended and restated certificate
incorporation provides otherwise,               of incorporation permits Instinet
stockholders may take action by written         stockholders to take action by written
consent. Island's amended and restated          consent only prior to the trigger date; after
certificate of incorporation and bylaws         the trigger date, the power to act by

                                  ACTION BY WRITTEN CONSENT
                   ISLAND                                         INSTINET
---------------------------------------------   ---------------------------------------------
permit Island stockholders to take action by    written consent is expressly denied and
written consent.                                stockholders may only act at a duly called
                                                annual or special meeting.

                         AMENDMENTS TO CERTIFICATE OF INCORPORATION
                   ISLAND                                         INSTINET
---------------------------------------------   ---------------------------------------------
Delaware law requires the approval of the       Instinet's amended and restated certificate
board of directors and a majority of the        of incorporation provides generally that the
outstanding stock to amend the certificate of   affirmative vote of the holders of at least a
incorporation. Island's amended and restated    majority of the voting power of all of the
certificate of incorporation expressly          outstanding common shares, voting together as
provides that it may be amended generally       a single class, is required to effect any
with the approval of the holders of a           amendment to any provision of the amended and
majority of the Class A-1 common shares and     restated certificate of incorporation, except
Class L common shares voting together as a      that: (1) after the trigger date, an
single class. Island's amended and restated     amendment to Article V (relating to, among
certificate of incorporation further provides   other things, the size of the board of
that if an amendment (i) adversely affects      directors, board classification, bylaw
the voting powers, preferences, or other        changes, board vacancies, stockholder action
special rights or privileges, or restricts      by written consent and removal of directors)
the rights, privileges, powers or immunities    requires the affirmative vote of holders of
of any class of common stock, such amendment    at least 66 2/3% of the outstanding common
will require approval by the holders of at      shares and (2) an amendment to Article VI
least 66 2/3% of the outstanding shares of      (relating to allocation of corporate
such class; or (ii) adversely affects the       opportunity between Instinet and other
voting powers, preferences, or other special    constituencies that may be represented by
rights or privileges, or restricts the          Instinet directors, officers or
rights, privileges, powers or immunities of     employees -- see "Corporate Opportunity")
any series of the Class A-1 common shares,      also requires approval of any stockholder who
such amendment will require approval of the     (or whose affiliate) is bound by the
holders of at least a majority of the           corporate opportunity provisions of Article
outstanding shares of such series.              VI to the extent the amendment is adverse to
                                                the interests of the stockholder.

                                    AMENDMENTS TO BYLAWS
                   ISLAND                                         INSTINET
---------------------------------------------   ---------------------------------------------
Delaware law provides that stockholders have    Instinet's amended and restated certificate
the sole power to amend the bylaws of a         of incorporation provides that the board of
corporation unless the certificate of           directors may amend the bylaws and that the
incorporation grants such power to the board    stockholders may also amend the bylaws,
of directors, in which case either the          provided that after the trigger date the
stockholders or the board of directors may      affirmative vote of holders of at least
amend the bylaws. Island's amended and          66 2/3% of the outstanding common shares
restated certificate of incorporation           shall be required for the stockholders to
provides that the board of directors may        amend the bylaws.
amend the bylaws, subject to the right of the
stockholders entitled to vote with respect
thereto to alter and repeal bylaws made by
the board of directors.

                              SPECIAL MEETINGS OF STOCKHOLDERS
                   ISLAND                                         INSTINET
---------------------------------------------   ---------------------------------------------
Delaware law provides that special meetings     Instinet's amended and restated certificate
of stockholders may be called by the board of   of incorporation provides that special
directors or other persons as may be            meetings of stockholders may be called by the
authorized by the certificate of                chairman of the board, the chief executive
incorporation or bylaws. Island's amended and   officer or the board of directors acting
restated bylaws provide that special meetings   pursuant to a resolution adopted by a
of the stockholders may be called at any time   majority of the entire board of directors, as
by the president or by a majority of the        well as by Reuters (or its majority
directors then in office, and shall be called   transferee) so long as Reuters (or its
by the                                          majority transferee) beneficially

                              SPECIAL MEETINGS OF STOCKHOLDERS
                   ISLAND                                         INSTINET
---------------------------------------------   ---------------------------------------------
secretary upon the written request of           owns at least 15% of the outstanding common
stockholders holding of record at least a       shares.
majority in number of the issued and
outstanding Island shares entitled to vote at
such meeting.

                  NOTICE OF STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS
                   ISLAND                                         INSTINET
---------------------------------------------   ---------------------------------------------
Island's amended and restated certificate of    Instinet's amended and restated certificate
incorporation and bylaws do not require         of incorporation provides that advance notice
advance notice of stockholder proposals or      of stockholder nominations for directors and
director nominations to be brought before or    other stockholder business to be brought
made at a meeting of stockholders.              before any meeting of stockholders shall be
                                                given in the manner provided in the bylaws.
                                                Instinet's amended and restated bylaws
                                                establish advance notice procedures with
                                                respect to stockholder proposals and the
                                                nomination of candidates for election as
                                                directors, other than nominations made by or
                                                at the direction of the board of directors.
                                                The amended and restated bylaws further
                                                provide that these advance notice procedures
                                                shall not apply to Reuters or its majority
                                                transferee until the trigger date, and that
                                                following the trigger date these procedures
                                                will apply to Reuters or its majority
                                                transferee only with respect to stockholder
                                                proposals and not with respect to director
                                                nominations.

        VOTE ON EXTRAORDINARY CORPORATE TRANSACTIONS AND OTHER SPECIAL VOTING RIGHTS
                   ISLAND                                         INSTINET
---------------------------------------------   ---------------------------------------------
Under Delaware law, a sale or other             Under Delaware law, a sale or other
disposition of all or substantially all of a    disposition of all or substantially all of a
corporation's assets, a merger or               corporation's assets, a merger or
consolidation of a corporation with another     consolidation of a corporation with another
corporation or a dissolution of a corporation   corporation or a dissolution of a corporation
requires the affirmative vote of the            requires the affirmative vote of the
corporation's board of directors (except in     corporation's board of directors (except in
limited circumstances) plus, with limited       limited circumstances) plus, with limited
exceptions, the affirmative vote of a           exceptions, the affirmative vote of a
majority of the outstanding stock entitled to   majority of the outstanding stock entitled to
vote on the transaction. Island's amended and   vote on the transaction.
restated certificate of incorporation
specifically provides that prior to Island's    Instinet's amended and restated certificate
initial public offering of its common shares,   of incorporation does not impose any
a change of control of Island requires          additional requirements with respect to these
approval of the holders of a majority of        types of transactions. However, under the
outstanding Class A-1 common shares and Class   amended and restated corporate agreement,
L common shares, voting together as a single    Reuters consent will be required for Instinet
class.                                          to take some actions for so long as Reuters
                                                owns at least 35% of the outstanding Instinet
Island's amended and restated certificate of    common shares. See "The Merger Agreement and
incorporation also provides that, so long as    Related Agreements -- Amended and Restated
any portion of the Class L preference amount    Corporate Agreement."
described under "Distributions" remains
unpaid, the approval of the holders of a
majority of outstanding Class L common shares
shall be required to: (1) authorize or create
any class or series of capital stock having a
preference or priority over or ranking on
parity with the payment of the remaining
Class L

        VOTE ON EXTRAORDINARY CORPORATE TRANSACTIONS AND OTHER SPECIAL VOTING RIGHTS
                   ISLAND                                         INSTINET
---------------------------------------------   ---------------------------------------------
preference amount and (2) incur indebtedness
above a specified amount.

                                   STOCKHOLDER RIGHTS PLAN
                   ISLAND                                         INSTINET
---------------------------------------------   ---------------------------------------------
Island has not adopted a stockholder rights     Instinet has adopted a stockholder rights
plan.                                           plan. Pursuant to the rights plan, one right
                                                has been or will be issued and attached to
                                                each Instinet common share. The rights will
                                                have certain anti-takeover effects by causing
                                                substantial dilution to any person or group
                                                who attempts to acquire control (more than
                                                15% of Instinet's outstanding common shares)
                                                of Instinet without the approval of
                                                Instinet's board of directors. The rights
                                                plan excludes from its ambit Reuters and its
                                                transferees of at least 15% of Instinet's
                                                outstanding common stock so long as Reuters
                                                (and its 15% transferees) beneficially own at
                                                least 15% of Instinet's outstanding common
                                                stock.

                                    CORPORATE OPPORTUNITY
                   ISLAND                                         INSTINET
---------------------------------------------   ---------------------------------------------
Island has not in its amended and restated      Instinet has set forth in Article VI of its
certificate of incorporation or bylaws set      amended and restated certificate of
forth a policy regarding allocation of          incorporation provisions regarding the
corporate opportunity, deferring by             allocation of corporate opportunity between
implication to the applicable fiduciary duty    Instinet, on the one hand, and Reuters and
provisions of Delaware law.                     certain principal stockholders of Island who
                                                would become Instinet stockholders upon
                                                completion of the merger, on the other hand.
                                                See "Amendment to Instinet's Certificate of
                                                Incorporation and Bylaws -- Corporate
                                                Opportunity."

        AMENDMENTS TO INSTINET'S CERTIFICATE OF INCORPORATION AND BYLAWS

GENERAL

     The merger agreement requires Instinet to amend its certificate of incorporation and bylaws as described below. Instinet will effect these amendments to its certificate of incorporation by filing an amended and restated certificate of incorporation with the Delaware Secretary of State to take effect immediately following the effective time of the merger. The Instinet board of directors has already approved amended and restated bylaws to take effect only upon the effective time of the merger. The amended and restated certificate of incorporation and bylaws of Instinet will only become effective if we complete the merger. Copies of the forms of amended and restated certificate of incorporation and bylaws approved by the Instinet board of directors are included as Annexes B and C to this document.

     The board of directors of Instinet has determined that the amendment and restatement of the Instinet certificate of incorporation and bylaws is in the best interests of Instinet. Because Reuters owns a majority of the outstanding Instinet common shares, no vote of holders of outstanding shares of Instinet, other than Reuters, is necessary for adoption of Instinet's amended and restated certificate of incorporation. No vote of holders of outstanding shares of Instinet is required to approve the amended and restated bylaws.

     The amendments to Instinet's certificate of incorporation and bylaws serve two primary purposes. First, the amendments implement changes to the certificate of incorporation and bylaws necessary to effect the provisions of the amended and restated corporate agreement and the provisions of the Island stockholders agreement. Second, the amendments to the certificate of incorporation extend the current provisions of the Instinet certificate of incorporation regarding corporate opportunities to the principal Island stockholders who will have the right to nominate Instinet directors pursuant to the Island stockholders agreement and to the directors they nominate.

     The amendments to Instinet's certificate of incorporation and bylaws may also have the effect of discouraging an attempt by another person or entity to:

     - acquire Instinet by means of a tender offer;

     - acquire Instinet by means of a proxy contest or otherwise; or

     - remove Instinet's incumbent officers and directors.

TRIGGER DATE

     As a result of the merger, the percentage of Instinet's outstanding common stock beneficially owned by Reuters will decrease from approximately 83% to approximately 62% on a fully diluted basis. Certain provisions of Instinet's current certificate of incorporation and bylaws become effective only after the date that Reuters, or any transferee from Reuters of a majority of Instinet's then-outstanding common stock, ceases to beneficially own a majority of Instinet's then-outstanding common stock. This date is referred to as the "trigger date."

     The percentage of outstanding Instinet common stock owned by Reuters will be significantly reduced as a result of the merger and, as a result, Reuters interest in Instinet could be diluted below a majority as a result of option or warrant exercises or similar events beyond its control. As a condition to Reuters willingness to approve the merger, Reuters requested that Instinet's certificate of incorporation be amended to provide that, for a period following any such dilution, Reuters will have an opportunity to purchase additional Instinet common shares in the public markets or from third parties before the provisions of the certificate of incorporation that currently take effect upon Reuters no longer owning a majority of Instinet's common shares become effective. Accordingly, Instinet's amended and restated certificate of incorporation will provide that term "trigger date" will mean the earlier of:

          (1) the 21st day following the latest to occur of:

        - the dilution date -- the date on which Reuters or a transferee from Reuters of a majority of Instinet's then-outstanding common stock, referred to as a majority transferee, shall cease to beneficially own at least 51% of the then-outstanding Instinet common shares,

        - the date on which written notice of such dilution date and of the events giving rise thereto has been delivered to Reuters or a majority transferee by Instinet pursuant to the amended and restated corporate agreement, and

        - the first date on or following the dilution date on which Reuters or a majority transferee is, in its reasonable opinion, not prevented under any applicable securities laws from purchasing Instinet common shares in a transaction effected on an exchange, in the over-the-counter market, on an alternative trading system or directly with a market maker; and

          (2) the date, following a dilution date, on which Reuters or a majority transferee gives notice to Instinet under the amended and restated corporate agreement that it does not intend to maintain, or if necessary increase, its ownership of Instinet common shares so that it will beneficially own at least a majority of the then-outstanding Instinet common shares.

However, no date determined pursuant to clause (1) shall be a trigger date unless, on that date, Reuters or a majority transferee beneficially owns less than a majority, and at all times since the relevant dilution date Reuters or such majority transferee beneficially owned less than 51%, of the then-outstanding Instinet common shares.

NUMBER OF DIRECTORS

     Currently, the Instinet certificate of incorporation provides that the board of directors may consist of no more than 15 and no less than six directors.

     The amended and restated certificate of incorporation will provide that, prior to the trigger date, the board of directors must consist of at least six directors, but there will be no maximum number of directors. Following the trigger date, the board of directors may consist of no more than 20 and no less than six directors.

ELECTION AND REMOVAL OF DIRECTORS

     Currently, the Instinet certificate of incorporation provides that as long as Reuters or its transferee owns a majority of Instinet's then-outstanding common shares, directors may be removed by holders of at least a majority of the outstanding Instinet common shares with or without cause and, thereafter, directors may be removed only for cause.

     The amended and restated certificate of incorporation will provide that, except as provided in the amended and restated corporate agreement or the Island stockholders agreement, prior to the trigger date, directors may be removed by holders of at least a majority of the outstanding Instinet common shares with or without cause and, thereafter, directors may be removed only for cause. See "The Merger Agreement and Related Agreements -- Island Stockholders Agreement."

VACANCIES

     Currently, the Instinet certificate of incorporation and bylaws provide that newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the board of directors may be filled only by majority vote of the directors then in office. Under Delaware law, following effectiveness of the amended and restated certificate of incorporation and bylaws, Instinet's stockholders would also be able to elect directors to fill newly created directorships and vacancies.

STOCKHOLDER MEETINGS

     Currently, the Instinet certificate of incorporation provides that the chairman of the board or a majority of the total number of authorized directors may call special meetings of stockholders. In addition, Reuters, or its majority transferee, has the right to call special meetings of stockholders prior to the date it ceases to beneficially own 15% of Instinet's then-outstanding common shares. The amended and restated certificate of incorporation will provide that Instinet's chief executive officer will also have the power to call special meetings of stockholders.

REQUIREMENTS FOR ADVANCE NOTIFICATION OF STOCKHOLDER NOMINATIONS AND PROPOSALS

     Currently, Instinet's bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the Instinet board of directors or a committee of the board of directors or by Reuters, or its majority transferee, when nominating its director designees. In addition, Instinet's bylaws provide that so long as Reuters, or its majority transferee, beneficially owns a majority of Instinet's then-outstanding common shares, the foregoing advance notice procedure for stockholder proposals will not apply to it. Following such time, the advance notice and nomination procedures will not apply to Reuters or its majority transferee only with respect to the nomination or removal of directors by Reuters or its majority transferee.

     The amended and restated bylaws will provide that the advance notice and nomination procedures shall not apply to Reuters or its majority transferee until the trigger date. On and after the trigger date, the advance notice and nomination procedures will not apply to Reuters or its majority transferee with respect to the nomination or removal of directors by Reuters or its majority transferee.

STOCKHOLDER ACTION BY WRITTEN CONSENT

     Currently, the Instinet certificate of incorporation provides that so long as Reuters, or its majority transferee, beneficially owns a majority of the then-outstanding common shares, action may be taken by written consent by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Thereafter, stockholder action can be taken only at a general meeting of stockholders. The amended and restated certificate of incorporation will provide that the ability of stockholders to act by written consent will extend until the trigger date.

CHIEF EXECUTIVE OFFICER

     Currently, Instinet's bylaws provide that the chairman of the board, the vice-chairman of the board or the president shall be the chief executive officer of Instinet. The amended and restated bylaws will establish a separate position for the chief executive officer, who need not be the chairman of the board, the vice-chairman or the president of Instinet.

AMENDMENT OF BYLAWS

     Under Instinet's amended and restated certificate of incorporation and bylaws, prior to the trigger date, any amendment to the bylaws may be made by the board of directors or by an affirmative vote of a majority of the then-outstanding common stock. Thereafter, amendment of the bylaws will require approval by holders of two-thirds of Instinet's then-outstanding common stock.

AMENDMENT OF CERTIFICATE OF INCORPORATION

     Amendment of the provisions of the amended and restated certificate of incorporation described above will require an affirmative vote of a majority of Instinet's then-outstanding common shares. However, after the trigger date, amendment of these provisions will require an affirmative vote of holders of two-thirds of Instinet's then-outstanding common shares.

CORPORATE OPPORTUNITY

     In recognition that the principal Island stockholders who will have the right to nominate directors of Instinet pursuant to the Island stockholders agreement may engage in the same or similar activities or lines of business as Instinet and may have an interest in the same or similar areas of corporate opportunities, Instinet's amended and restated certificate of incorporation will provide:

     - that the principal Island stockholders have the right to engage in the same or similar activities or lines of business as Instinet;

     - that to the fullest extent provided by law, none of the principal Island stockholders nor any of their officers, directors or employees will be deemed to have breached any fiduciary duty solely from engaging in the above opportunities; and

     - that no principal Island stockholder will be deemed to have breached any fiduciary duty as a stockholder of Instinet if the principal Island stockholder pursues or acquires a corporate opportunity for itself, directs a corporate opportunity to another person, or fails to communicate an opportunity to Instinet.

     The amended and restated certificate of incorporation will establish the following policy with respect to allocation of potential corporate opportunities of which directors, officers or employees of Instinet or its subsidiaries who are also directors, general partners, managing members, officers or employees of any of the principal Island stockholders or their affiliates acquire knowledge:

     - a corporate opportunity offered to any person who is an officer or employee (whether or not a director) of Instinet and who is also a director, but not a general partner, managing member, officer or employee of any principal Island stockholder, will belong to Instinet, unless the opportunity is expressly offered to that person in his or her capacity as a director of the principal Island stockholder, in which case it will belong to the stockholder;

     - a corporate opportunity offered to any person who is a director but not an officer or employee of Instinet and who is also a general partner, managing director, officer or employee (whether or not a director) of a principal Island stockholder shall belong to the stockholder, unless such opportunity is expressly offered to such person in his or her capacity as a director of Instinet, in which case such opportunity shall belong to Instinet;

     - a corporate opportunity offered to any other person who is a director of both Instinet and any principal Island stockholder but not a general partner, managing member, officer or employee of either, and (a) that is expressly offered to that person in his or her capacity as a director of Instinet will belong to Instinet, and (b) that is expressly offered to that person in his or her capacity as a director of an Island stockholder will belong to the stockholder; and

     - otherwise, the opportunity will belong to the stockholder.

     In the event that a director, officer or employee of Instinet or its subsidiaries who is also a director, general partner, managing member, officer or employee of a principal Island stockholder or its affiliates acquires knowledge of a potential corporate opportunity, and that person acts in a manner consistent with the foregoing procedures, then that officer, director or employee:

     - will be deemed to have fully satisfied the fiduciary duty which that person owes to Instinet and its stockholders with respect to that corporate opportunity;

     - will not be deemed to have breached any fiduciary duty to Instinet or its stockholders solely for the reason that the principal Island stockholder or its affiliates pursues or acquires the corporate opportunity for itself or directs the opportunity to another person or does not communicate such opportunity to Instinet;

     - will be deemed to have acted in good faith and in a manner reasonably believed to be in or not opposed to Instinet's best interests; and

     - will not be deemed to have breached the duty of loyalty to Instinet or its stockholders.

     Currently, Instinet's certificate of incorporation contains similar provisions relating to Reuters and its affiliates. Under the amended and restated certificate of incorporation, the provisions addressing corporate opportunities that relate to Reuters and its affiliates will cease to be effective on the date on which Reuters ceases to beneficially own at least 20% of Instinet's then-outstanding common stock and no person who is a director or officer of Instinet is also a director or officer of Reuters. Until that time, the affirmative vote of at least a majority of Instinet's outstanding common stock, which must include the shares beneficially owned by Reuters, will be required to amend or repeal the provisions in a manner adversely affecting Reuters interests. The provisions addressing corporate opportunities that relate to the principal Island stockholders and their affiliates will continue to be effective for so long as any person who is a director or officer of Instinet is also a director, managing member, general partner, officer or employee of such Island stockholder or any of its affiliates. Until that time, the affirmative vote of at least a majority of Instinet's outstanding common stock, which must include the shares beneficially owned by the stockholder, will be required to amend or repeal the provisions in a manner adversely effecting the stockholder's interests.

          INFORMATION ABOUT ADDITIONAL INSTINET OFFICERS AND DIRECTORS
                              FOLLOWING THE MERGER

     Pursuant to the Island stockholders agreement, the principal Island stockholders will have the right to nominate three individuals to serve as directors of Instinet following the merger. The principal Island stockholders have advised Instinet that they intend to nominate Glenn H. Hutchins, C. Kevin Landry and Stephen Pagliuca, each of whom currently serves as a director of Island, for election to the Instinet board of directors. In addition, we anticipate that Edward J. Nicoll, the current chairman of Island, will become the chief executive officer, and a director, of Instinet, following the merger.

     This section contains biographical information about Messrs. Hutchins, Landry, Nicoll and Pagliuca.

     Glenn H. Hutchins, 46, is a managing member of Silver Lake Technology Management, L.L.C., which he co-founded in January 1999. Silver Lake Technology Management is a manager of private equity funds, including Silver Lake Partners, L.P., and is the general partner of Silver Lake Partners L.P. From 1994 to 1999, Mr. Hutchins was a senior managing director of The Blackstone Group, where he focused on private equity investing. Mr. Hutchins is a director of Gartner, Inc. and New SAC (Seagate Technologies). He is currently a director of Datek and it is anticipated that he will become a director of the company resulting from the Ameritrade/Datek merger. He is also a director and vice chairman of the board of CARE, Inc. and a trustee of the Lawrenceville School. Mr. Hutchins graduated from Harvard College, Harvard Business School and Harvard Law School.

     C. Kevin Landry, 58, has served as a managing director and chief executive officer of TA Associates, Inc. since its incorporation in 1994. From 1982 to 1994, Mr. Landry served as a managing partner of its predecessor partnership. Mr. Landry is a director of Standex International Corp. He is currently a director of Datek and it is anticipated that he will become a director of the company resulting from the Ameritrade/Datek merger. Mr. Landry received an M.B.A. from The Wharton School of Finance and a B.A. in Economics from Harvard University.

     Edward J. Nicoll, 48, has served as chairman and CEO of Datek and chairman of The Island ECN since 1999, and has served as chairman of Island since its formation as a holding company in January 2002. Prior to joining Datek and Island, Mr. Nicoll was a co-founder and president of Waterhouse Investor Services, a discount brokerage firm. Mr. Nicoll holds a J.D. from Yale Law School.

     Stephen Pagliuca, 47, founded the Information Partners Fund for Bain Capital in 1989 and has been a managing director of Bain Capital since 1989. Previously, Mr. Pagliuca was a vice president at Bain & Company. Mr. Pagliuca also worked as a senior accountant and international tax specialist for Peat Marwick

Mitchell & Company in the Netherlands. Mr. Pagliuca is a director of Gartner Group and Dynamic Details, FTD. He is currently a director of Datek and it is anticipated that he will become a director of the company resulting from the Ameritrade/Datek merger. Mr. Pagliuca earned an M.B.A. from Harvard Business School. He is a certified public accountant and received a B.A. from Duke University.

               AMENDMENT TO ISLAND'S CERTIFICATE OF INCORPORATION

     In connection with the transactions contemplated by the merger agreement, Island is also planning to file an amendment to its certificate of incorporation. This amendment will need to be adopted by the holders of at least a majority of the outstanding Island Class A-1 common shares and Class L common shares voting together as a single class, as well as the holders of two-thirds of the outstanding Island Class L common shares, voting as a separate class.

     The purpose of the amendment is to clarify the consideration to be received by Island stockholders in a change of control transaction, which includes a business combination such as the one contemplated by the merger agreement. Specifically, the amendment provides that if the consideration to be received in such realization event is not cash, the value of the consideration will be deemed to be the fair market value as determined in good faith by the board of directors of Island. In the event that the consideration includes securities, the securities shall be valued as follows:

     - If the securities are traded on an exchange or quoted on the Nasdaq National Market, the average of the closing price of such securities for the 20 trading days ending on the fifth trading day prior to the closing of the change of control transaction;

     - If the securities are actively traded over-the-counter, the closing sale prices or the average of the closing bid and ask prices (as applicable) for the 20 trading days ending on the fifth trading day prior to the closing of the change of control transaction; and

     - If there is no active public market for the securities, the fair market value as determined in good faith by the board of directors.

The amendment also provides that, in connection with valuing such securities in the event of a distribution, by dividend or otherwise, to the stockholders of such securities, the closing prices referred to above shall be adjusted by subtracting the per share amount of any cash or the fair market value (as determined by the Island board of directors) of any property or assets to be so distributed, until such time as the securities trade without the right to receive such distribution.

     The proposed amendment to Island's certificate of incorporation also clarifies the manner of calculation of compounding with respect to the internal rate of return on the Class L common shares. Specifically, the amendment provides that the internal rate of return will be compounded quarterly on each three-month anniversary of the date the base amount was paid for each Class L common share. If a final distribution is made with respect to such share on a date other than such three-month anniversary date, the quarterly compounding would be pro-rated for the portion of the three months that have elapsed. Finally, the amendment clarifies that, for purposes of determining the amount to be paid to the holders of Class L common shares on distribution, any securities distributed to holders of Class L common shares will be valued as described above.

                 ISLAND MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with Island's selected historical consolidated financial statements and historical condensed consolidated financial statements, and related notes, which appear elsewhere in this document. The following discussion contains forward-looking statements that involve risk and uncertainties. Island's actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those discussed below and elsewhere in this document. Island's business is subject to similar risks as Instinet's business, which are described in Instinet's Annual Report on 10-K filed with the SEC on March 27, 2002. See "Where You Can Find More Information."

     The following table presents overall U.S. equity trading volume and Island's volume (unaudited):

                                               THREE MONTHS ENDED
                                                    MARCH 31,          YEAR ENDED DECEMBER 31,
                                               -------------------   ---------------------------
                                                 2002       2001      2001      2000      1999
                                               --------   --------   -------   -------   -------
                                                          (SHARE VOLUME IN MILLIONS)
Total U.S. markets share volume(1)...........  212,299    222,389    832,552   754,193   514,851
Island U.S. share volume(1)..................   14,036     11,454     45,056    26,909    13,247
Island U.S. market share(1)..................      6.6%       5.2%       5.4%      3.6%      2.6%
Nasdaq markets share volume..................  109,429    132,707    471,429   442,752   270,108
Island Nasdaq share volume...................   12,172     11,036     41,277    26,710    13,246
Island Nasdaq market share...................     11.1%       8.3%       8.8%      6.0%      4.9%
U.S. listed markets share volume.............  102,870     89,682    361,123   311,441   244,743
Island U.S. listed share volume(2)...........    1,864        418      3,779       199         1
Island U.S. listed market share(2)...........      1.8%       0.5%       1.0%      0.1%       --

---------------

(1) U.S. shares consist of shares of U.S. exchange-listed and Nasdaq-quoted stocks.

(2) Island offered trading in U.S. listed securities for only 156 days in 1999.

OVERVIEW

     Island is a leading electronic equity securities marketplace, offering order display and matching services in both Nasdaq-quoted and exchange-listed securities. Island has assembled a liquidity pool of limit orders to buy and sell securities that are published in Island's marketplace. Island's proprietary technology enables Island to offer low cost, rapid and reliable order display and matching services. Island's marketplace was originally developed in 1996 and was designated as an ECN in 1997 by the SEC. Datek acted as the sponsoring broker-dealer for the Island system until Datek acquired a broker-dealer to act as the sponsoring broker-dealer. The new broker-dealer was renamed The Island ECN, Inc. and became a wholly-owned subsidiary of Datek. The Island system is owned, operated and sponsored by The Island ECN, Inc.

     Island has a diverse customer base of over 800 broker-dealer and institutional trading customers, including program trading desks and firms, traditional market makers, ECNs, online brokerage firms, active trading firms, and institutional investors, such as mutual funds, money managers and hedge funds. Island also has non-subscriber customers that access Island's marketplace to execute trades against the limit orders in Island's liquidity pool.

     Island has grown rapidly as measured by the volume of securities matched in Island's marketplace. Island's annual trading volume grew at a compound annual rate of 91% from 1998 to 2001. Island's market share of Nasdaq-quoted securities increased from 3.2% during 1998 to 11.1% for the three months ended March 31, 2002.

     The volume of securities matched in Island's marketplace has been affected by the change in U.S. equity trading volumes. Equity trading volumes in the U.S. grew at a compound annual rate of 27% from 1998 to

2001. Additionally, during this time, volume shifted from traditional intermediaries to electronic execution venues increasing the aggressiveness of competition from Nasdaq and other electronic venues. According to Nasdaq, electronic venues, including Nasdaq's SuperSoes and SelectNet systems as well as ECNs, handled 61% of all Nasdaq-quoted share volume in March 2002 compared to 46% in January 2000.

     By the end of 2001 and throughout the first quarter of 2002, U.S. securities market and economic conditions generally declined from levels reached in 2000, resulting in declines in U.S. equity market trading volumes. Despite the downturn, during the first three months of 2002, Island matched 14 billion shares in its marketplace, a 23% increase over the same period in 2001.

  CALCULATION OF SHARE VOLUMES

     For purposes of calculating Island's share volumes in this document, Island generally counts the number of shares that are executed on Island's system by two counter-parties as a single match, although Island generally treats each side of the match as separate trades for purposes of transaction fees and rebates. As a result, Island treats a match of two 10,000-share orders on Island's system as one transaction of 10,000 shares for purposes of calculating Island's share volumes.

  PERCENTAGE OF NASDAQ SHARE VOLUME

     References to percentage of Nasdaq share or trade volume reflect market share information calculated by Nasdaq and published on the NASD website and Island's calculation of market share for the corresponding trade volume reported through the Cincinnati Stock Exchange. The market share information published by the NASD and Island's internal calculation of market share reported to the Cincinnati Stock Exchange are based on transactions reported to Nasdaq pursuant to the NASD's transaction reporting rules and to the Cincinnati Stock Exchange pursuant to its trading rules.

     Because of the structure of the Nasdaq market, the sale of shares by one investor and purchase of those shares by another investor can require a series of transactions, most often through one or more market makers, all of which are reported to Nasdaq and included by Nasdaq in total transaction volume.

     For example, in a 1,000 share purchase and sale involving two market makers, Market Maker A would report to Nasdaq the 1,000 share sale by Investor A to Market Maker A as a 1,000 share transaction. Market Maker A would also report a 1,000 share transaction to Nasdaq when Market Maker A sells the same 1,000 shares to Market Maker B. Finally, Market Maker B would report a third 1,000 share transaction to Nasdaq when Investor B purchases the same 1,000 shares from Market Maker B. Thus, total Nasdaq trading volume would be 3,000 shares. Island could act as agency broker in any one or more of these three transactions and would count any transaction in which Island acted in Island's published trading volume. If, for example, Island acted as broker in the transaction between Market Maker A and Market Maker B, Island would act as broker for both parties but Island would report Island's trading volume as 1,000 shares. If Island also acted as a broker in the transaction between Market Maker B and Investor B, for example, Island would report an additional trading volume of 1,000 shares.

     As another example, in a 1,000 share purchase and sale involving a single market maker, Market Maker would report to Nasdaq the 1,000 share sale by Investor A to Market Maker as a 1,000 share transaction. Market Maker would also report a 1,000 share transaction to Nasdaq when Investor B purchases the same 1,000 shares from Market Maker. Thus, total Nasdaq trading volume would be 2,000 shares. Island could again act as agency broker in either or both of these two transactions and would count each transaction in which Island acted once in Island's published trading volume. If, for example, Island acted as broker in the transaction between Investor A and Market Maker, Island would report Island's trading volume as 1,000 shares.

     As a final example, Island (or another broker) could act as agency broker for two investors in the purchase and sale by them of 1,000 shares of a Nasdaq stock. In this case, if Island acts as agency broker for both parties, Island would report a single 1,000 share transaction to Nasdaq, total Nasdaq trading volume would be 1,000 shares, and Island's published trading volume would be 1,000 shares.

REVENUES

  TRANSACTION

     Transaction revenues consist of ECN transaction revenues and service bureau transaction revenues.


     ECN transaction revenues are generated by subscribers and non-subscriber customers on a per share basis for taking liquidity from Island's marketplace. A customer takes liquidity when its buy or sell limit order matches an existing sell or buy limit order in Island's marketplace. ECN transaction price levels vary primarily according to customer classification and product type. ECN transaction revenues are driven by the number of shares matched in Island's marketplace and the mix of volume by price level and are affected by market volume and customers' trading habits. Effective March 1, 2002, Island implemented a 47% price reduction for some of its broker-dealer subscriber customers. On August 5, 2002, Island announced an additional change in its fee schedule to its customers, which will become effective on September 5, 2002.


     Island earns service bureau transaction revenues on orders sent to other liquidity destinations. Island introduced its SuperSoes service bureau business in the fourth quarter of 2001 which provides anonymous access to SuperSoes and SelectNet to its subscribers. Island earns SuperSoes service bureau revenues on a per share basis. Until May 2002, Island also offered separately its SelectNet service bureau, whose volume primarily came from broker-dealer users of the Watcher trading system, which is proprietary technology of Datek. Island earned SelectNet service bureau revenues on a per transaction basis net of access fees from other ECNs, which were passed through directly to customers at no markup. In May 2002, Island closed its SelectNet service bureau.

  MARKET DATA


     Island has generated market data revenues by reporting or delivering Island's execution activity in exchange-listed and, beginning in February 2002, Nasdaq-quoted securities to exchanges and Nasdaq. Market data revenues consist of a portion of the fees that exchanges and Nasdaq receive for selling quotation and transaction data to independent market data providers and market participants such as broker-dealers. Market data revenues are affected by market data sharing programs conducted by the exchanges and Nasdaq, the size of the market data pool, which is determined by fees collected from all market data users, and Island's share of that pool based on its market share in the corresponding securities. On July 3, 2002, the SEC announced that it had abrogated proposals that were submitted by several markets, including Nasdaq and the Cincinnati Stock Exchange, to continue some market data revenue sharing programs offered by these markets. Although some market data revenue sharing programs for exchange-listed securities, which represented a substantial portion of Island's market data revenue, have since been reinstated, Nasdaq and the exchanges have not resubmitted, and the SEC has not approved, any market data revenue sharing programs for Nasdaq-quoted securities. Nasdaq and the Cincinnati Stock Exchange may resubmit their proposals for Nasdaq-quoted securities. If the market data revenue sharing programs for exchange-listed securities do not continue or remain in their current form or if these programs for Nasdaq-quoted securities are not reinstated, Island's market data revenue would be materially affected.


  COMMUNICATION

     Island earns communication revenue from fees charged to subscriber customers for IslandNet(SM), Island's managed communication network, proprietary ITCH(R) and OUCH(SM) connections and subscriptions to Inlet(R), Island's proprietary, Internet-accessible market data and order handling platform. Island provides these services primarily to accommodate customer trading and to facilitate more reliable access to Island's marketplace.

  INTEREST

     Island derives interest revenue from cash and cash equivalents held by Island. Interest revenue is affected by the average balances held during the period and market interest rates.

EXPENSES

  REBATES


     Rebate expense consists of ECN and market data rebates expense. ECN rebate expense consists of execution fees paid to broker-dealer customers that provide liquidity by initiating buy or sell limit orders in Island's marketplace and are calculated on a fixed per share basis. Market data rebate expense consists of amounts paid to subscribers under Island's market data rebate program, which was introduced in January 2002. Island rebated up to two-thirds of the eligible market data revenues it received to subscribers based on a subscriber's market share in the eligible securities. Island suspended its market data revenue sharing program following the SEC's July 3, 2002 announcement described under "Revenues -- Market Data" above and has not incurred any market data rebate expense since that time.


  BROKERAGE, CLEARING AND EXCHANGE FEES

     Brokerage, clearing and exchange fees consist of clearing expenses, regulatory reporting expenses and expenses associated with customer errors. Brokerage, clearing and exchange fees result from ECN and service bureau transactions. Clearing costs are incurred for the processing and settlement of customer transactions and are driven primarily by share volumes. Island is a correspondent of iClearing LLC, a wholly-owned broker-dealer subsidiary of Datek. Regulatory costs include fees paid to Nasdaq and the Cincinnati Stock Exchange for trade reporting and system access and are incurred primarily on a per transaction basis. Customer errors have occurred primarily due to SelectNet system outages and customer transaction disputes.

  COMPENSATION AND BENEFITS

     Compensation and benefits expenses include salaries paid to employees, incentive compensation, variable sales compensation, employee benefits and payroll taxes.

  MARKETING

     Marketing expenses are associated with developing new customer relationships and expanding share volume from existing customer relationships. Marketing expenses primarily consist of print, television and other media and advertising production costs.

  OCCUPANCY

     Occupancy expenses consist of costs related to the lease of office space.

  DEPRECIATION AND AMORTIZATION

     Depreciation and amortization expense consists of costs related to fixed assets and leasehold improvements. Depreciation expense is computed using the straight-line method over the estimated useful life of the asset, while leasehold improvements are amortized over the lesser of the estimated useful life of the leasehold improvement or the remaining term of the lease.

  COMMUNICATION AND EQUIPMENT

     Communication and equipment expenses consist of costs associated with customer connections including IslandNet(SM) usage charges, Internet connectivity and leased telecom and computer equipment charges. These costs are affected by the number of customers accessing Island's communications services and the level of leased equipment.

  PROFESSIONAL FEES

     Professional fees consist of legal, accounting and consulting fees.

  OTHER EXPENSES

     Other expenses consist of office supplies, provision for losses on receivables, travel and entertainment, and administrative costs.

RESULTS OF OPERATIONS

     The following table presents for the periods indicated, Island's consolidated statements of income (operations) data as a percentage of total revenue:

                                                            THREE
                                                           MONTHS
                                                            ENDED               YEAR ENDED
                                                          MARCH 31,            DECEMBER 31,
                                                        -------------     ----------------------
                                                        2002     2001     2001     2000     1999
                                                        ----     ----     ----     ----     ----
                                                         (UNAUDITED)
FINANCIAL DATA
Revenues
  Transaction:
       ECN..........................................     80%      82%      84%      72%      75%
       Service bureau...............................      2       13        8       25       24
                                                        ---      ---      ---      ---      ---
          Total transaction.........................     82       95       92       97       98
  Market data.......................................     14        4        5        1       --
  Communication.....................................      4        1        3        1       --
  Interest..........................................     --        1        1        1        2
                                                        ---      ---      ---      ---      ---
     Total revenues.................................    100%     100%     100%     100%     100%
                                                        ---      ---      ---      ---      ---
Expenses
  Rebates...........................................     35%      27%      27%      29%      30%
  Brokerage, clearing and exchange..................     13       21       18       28       51
  Compensation and benefits.........................     13        9       12       11       10
  Marketing.........................................      6        9        7        9        7
  Occupancy.........................................      1        2        2        1        1
  Depreciation and amortization.....................      3        2        2        2        1
  Communication and equipment.......................      7        4        7        4        6
  Professional fees.................................      4        1        1        2        2
  Other expenses....................................      1       (3)      --        2        4
                                                        ---      ---      ---      ---      ---
     Total expenses.................................     84       71       76       89      113
                                                        ---      ---      ---      ---      ---
Income (loss) before income taxes...................     16       29       24       11      (13)
Provision for (benefit from) income taxes...........      7       13       11        4       (2)
                                                        ---      ---      ---      ---      ---
Net income (loss)...................................      9       16       13        7      (11)
                                                        ---      ---      ---      ---      ---

  THREE MONTHS ENDED MARCH 31, 2002 VS. THREE MONTHS ENDED MARCH 31, 2001

  Overview

     U.S. securities market and economic conditions deteriorated in the first three months of 2002 compared to the first three months of 2001, resulting in substantial declines in U.S. equity market trading volumes. Total Nasdaq share volumes, a primary driver of Island's volume, declined 18% to 109.4 billion shares in the three months ended March 31, 2002 from 132.7 billion shares in the three months ended March 31, 2001. U.S. exchange-listed share volumes were 102.9 billion shares in the three months ended March 31, 2002, up from 89.7 billion shares in the three months ended March 31, 2001 representing a 15% increase. Total U.S. market share volume in the three months ended March 31, 2002 declined 5% to 212.3 billion shares from 222.4 billion shares in the three months ended March 31, 2001. Despite the declines in overall volume, Island's percentage of market share increased to 6.6% of total U.S. markets share volume, 11.1% of Nasdaq-quoted share volume, and 1.8% of U.S. exchange-listed share volume, in the three months ended March 31, 2002.

     In the first quarter of 2002, Island implemented several strategies designed to continue to increase the size of its marketplace and in response to competition from Nasdaq and other execution venues, in particular the introduction in 2001 of Nasdaq's SuperSoes electronic trading platform and the scheduled introduction of Nasdaq's new trading system, SuperMontage, in the second half of 2002. In January 2002, Island implemented its market data rebate program under which Island rebated to subscribers in good standing two-thirds of the market data revenue Island receives from exchanges. In February 2002, Island began reporting eligible trades in Nasdaq-quoted securities to the Cincinnati Stock Exchange. Reporting trades to the Cincinnati Stock Exchange allows Island to receive a greater amount of market data revenue and reduces trade costs for both Island and its subscribers. In March 2002, Island implemented a 47% price reduction for some of its broker-dealer customers.

     Net income of $4.3 million for the three months ended March 31, 2002 was 36% lower than $6.7 million for the prior year period as the effects of higher volumes were more than offset by the impact of Island's price cut and market data rebate program and a greater number of employees. The first three months of 2002 included a one-time cost associated with an initial public offering that Island had been considering with a negative net income impact of $0.6 million. The first three months of 2001 included a one-time favorable litigation settlement resulting in a positive net income effect of $1.0 million. Revenues increased 21% to $50.7 million for the three months ended March 31, 2002 from $42.0 million for the prior year period due to higher market data, transaction and communications revenue. Expenses increased 43% to $42.7 million for the three months ended March 31, 2002 from $29.9 million for the prior year period due to higher market data rebate expense, compensation and benefits expense and communications and equipment expenses.

  Revenues

     Revenues were $50.7 million for the three months ended March 31, 2002, a 21% increase over the comparable period of 2001.

     ECN transaction revenues increased 18% to $40.5 million for the three months ended March 31, 2002 from $34.3 million for the comparable period of 2001. Island's total U.S. market share volume increased 23% in the first three months of 2002 from the comparable period of 2001. The effects of a February 2001 increase in prices charged to non-subscriber customers, redistributors and other non-active customers was partially offset by a decrease, effective March 1, 2002, in prices charged to some broker-dealer subscriber customers. Island expects that ECN transaction revenues will increase at a lower rate than corresponding transaction volume for the remainder of the year due to the March 1, 2002 price decrease.

     Service bureau transaction revenues decreased 84% to $0.9 million for the three months ended March 31, 2002 from $5.5 million for the comparable period of 2001 due to lower volumes as a result of Island's decision in the first quarter of 2001 to discontinue the SelectNet service bureau business. Service bureau revenue for the three months ended March 31, 2002 consists primarily of revenues from Island's SuperSoes service bureau, which was introduced in the fourth quarter of 2001.

     Market data revenues increased to $7.2 million for the three months ended March 31, 2002 from $1.5 million in the comparable period of 2001 due to increases in exchange-traded funds volume and the commencement of Island's reporting Nasdaq trade executions to the Cincinnati Stock Exchange in February 2002.

     Communication revenues increased to $2.0 million for the three months ended March 31, 2002 from $0.4 million for the comparable period of 2001 due primarily to the introduction of IslandNet(SM) in July 2001.

     Interest revenues decreased to $0.1 million for the three months ended March 31, 2002 from $0.3 million for the comparable period of 2001 due to lower market interest rates partially offset by higher cash balances.

  Expenses

     Expenses increased 43% to $42.7 million for the three months ended March 31, 2002 from $29.9 million for the comparable period of 2001. This increase was due primarily to the introduction of Island's market data rebate program and higher operating costs to support higher volume and an increased number of subscriber customers. The increases in these costs were partially offset by lower costs due to a decline in service bureau transaction volume. As a percentage of revenues, expenses increased to 84% from 71% in the prior year period.

     Island's rebate expenses increased 55% to $17.8 million for the three months ended March 31, 2002 from $11.5 million for the comparable period of 2001 due to the introduction, in January 1, 2002, of Island's market data rebate program, an increase in ECN share volume and the effect of a 10% increase in the ECN rebate rate effective in March 1, 2002.

     Brokerage, clearing and exchange fees decreased 22% to $6.7 million for the three months ended March 31, 2002 from $8.6 million for the comparable period of 2001. The decrease was due to a decline in SelectNet service bureau volume partially offset by an increase in Nasdaq fees. The impact of higher ECN volume was offset by a decrease in Island's effective per unit clearing rate.

     Compensation and benefits expenses increased 78% to $6.6 million for the three months ended March 31, 2002 from $3.7 million for the comparable period of 2001. The increase was due to an increase in the number of employees and increased sales compensation resulting from higher ECN volume. The number of Island employees increased 41% to 164 at March 31, 2002 from 116 at March 31, 2001. This increase was primarily in the technology and administrative areas.

     Depreciation and amortization expenses increased 86% to $1.3 million for the three months ended March 31, 2002 from $0.7 million for the comparable period of 2001. This increase was due to an increase in computer equipment and leasehold improvements.

     Communication and equipment expenses increased 131% to $3.7 million for the three months ended March 31, 2002 from $1.6 million for the comparable period of 2001 due to the introduction, beginning in July 2001, of IslandNet(SM) and increased computer equipment associated with ECN volume and subscriber customer growth.

     Professional fees increased to $2.0 million for the three months ended March 31, 2002 from $0.4 million for the comparable period of 2001. The first quarter of 2002 included a $1.0 million expense for legal and accounting fees relating to an initial public offering Island had been considering.

     Other expenses increased to $0.7 million for the three months ended March 31, 2002 from ($1.1) million for the comparable period of 2001. The first three months of 2001 included a one time $1.7 million credit related to the settlement of a billing dispute.

  YEAR ENDED DECEMBER 31, 2001 VS. YEAR ENDED DECEMBER 31, 2000

  Overview

     U.S. securities market and economic conditions declined throughout 2001 from levels reached in 2000, resulting in declines in U.S. equity market trading volumes as the year progressed. While total Nasdaq market share volume, a primary driver of Island's volume, increased 6% to 471 billion shares in 2001 from 443 billion shares in 2000, volume peaked at 133 billion shares in the first quarter of 2001 and declined to 119 billion shares by the fourth quarter of 2001. Island experienced rapid growth in 2001 as its percentage of market share increased to 5.4% of total U.S. market share volume, 8.8% of Nasdaq share volume, and 1.0% of U.S. exchange-listed share volume.

     Net income increased to $21.9 million in 2001 from $6.9 million in 2000 as a result of a 67% increase in ECN volumes partially offset by lower SelectNet service bureau volume and higher operating costs associated with growth in volume and subscribers. Revenue increased 78% to $166.1 million in 2001 from $93.4 million in 2000 due to an increase in transaction revenues, the receipt of market data revenues, commencing in the fourth quarter of 2000, and an increase in communication revenues. Expenses increased 52% to $125.8 million in 2001 from $83.0 million in 2000 due to an increase in rebate expense, compensation and benefits expense and communications and equipment expense.

  Revenues

     Revenues were $166.1 million in 2001, an increase of 78% over 2000, resulting primarily from an increase in ECN volume.

     ECN transaction revenues increased 108% to $140.2 million in 2001 from $67.3 million in 2000 due to an increase in share volume matched in Island's marketplace and an increase in prices charged to non-subscribers, redistributors and other non-active customers, beginning in first quarter 2001.

     Service bureau transaction revenues decreased 45% to $12.6 million in 2001 from $23.0 million in 2000 due to lower volumes as a result of Island's decision to discontinue the SelectNet service bureau business.

     Market data revenues increased to $8.2 million in 2001 from $0.7 million in 2000 due to higher volume in exchange-listed securities. Additionally, Island began receiving market data revenue for exchange-listed securities in September 2000.

     Communication revenues increased to $4.2 million in 2001 from $1.0 million in 2000 due to the introduction of IslandNet(SM) in July 2001 and higher port fees resulting from an increased number of subscriber customers.

     Interest revenues decreased 31% to $0.9 million in 2001 from $1.3 million in 2000 due to lower market interest rates partially offset by higher cash balances.

  Expenses

     Expenses were $125.8 million in 2001, an increase of 52% over 2000. As a percentage of revenues, expenses decreased to 76% in 2001 from 89% in 2000.

     Rebate expenses increased 65% to $44.9 million in 2001 from $27.2 million in 2000 due to higher share volumes.

     Brokerage, clearing and exchange fees increased 14% to $30.0 million in 2001 from $26.4 in 2000. The increase was due to higher ECN share volumes partially offset by lower SelectNet service bureau volume and lower per unit clearing costs.

     Compensation and benefits expenses increased 92% to $19.2 million in 2001 from $10.0 million in 2000. The increase was due to an increase in the number of employees to support volume and subscriber growth and increased sales compensation resulting from higher volumes.

     Marketing expenses increased 42% to $11.5 million in 2001 from $8.1 million in 2000. This increase reflects an increase in Island's brand awareness and customer acquisition advertising.

     Occupancy expense increased 114% to $3.0 million in 2001 from $1.4 million in 2000. This increase was primarily due to an expansion of office space to accommodate growth.

     Depreciation and amortization expenses increased 82% to $4.0 million in 2001 from $2.2 million in 2000. This increase was due to an increase in computer equipment associated with growth in ECN volume and the number of subscriber customers and an increase in leasehold improvements associated with an increase in employees and the completion of Island's television broadcast studio in the fourth quarter of 2001.

     Communication and equipment expenses increased to $11.2 million in 2001 from $4.0 million in 2000. The increase is due to the introduction in July 2001 of IslandNet(SM) and increased communication infrastructure.

     Other expenses decreased 87% to $0.3 million in 2001 from $2.3 million in 2000 reflecting a one time billing dispute settlement of $1.7 million in 2001 offset by an increase in administrative expenses.

     Island's effective tax rate was 45.7% in 2001 compared to 32.8% in 2000. The increase in tax rate was primarily due to state and local taxes.

  YEAR ENDED DECEMBER 31, 2000 VS. YEAR ENDED DECEMBER 31, 1999

  Overview

     U.S. equity market trading volumes and valuations were significantly higher in 2000 than in 1999 under volatile price conditions. The Nasdaq National Market index reached a record high in March 2000, and then experienced a 50% decline by the end of the year.

     Total Nasdaq market share volume, a primary driver of Island's volume, increased 64% to 443 billion shares in 2000 from 270 billion shares in 1999. Island experienced rapid growth in 2000 as its percentage of Nasdaq market share increased to 6.0% from 4.9% in 1999. During 1999 and 2000, Island significantly expanded its customer base and the size of its liquidity pool.

     Net income increased to $6.9 million in 2000 compared to a net loss of $4.7 million in 1999 due to higher ECN and service bureau volumes partially offset by higher operating costs associated with growth of Island's infrastructure and employee base.

  Revenues

     Revenues were $93.4 million in 2000, an increase of 111% over 1999.

     ECN transaction revenues increased 103% to $67.3 million in 2000 from $33.1 million in 1999 due to a 103% increase in share volume matched in Island's marketplace.

     Service bureau transaction revenues increased 119% to $23.0 million in 2000 from $10.5 million in 1999 due to an increase in service bureau volume.

     Market data revenue was $0.7 million in 2000. Island began receiving market data revenue from exchange-listed securities in the fourth quarter of 2000.

     Communication revenues were $1.0 million in 2000. Island began charging customers fees for communication services in January 2000.

     Interest revenue increased 86% to $1.3 million in 2000 from $0.7 million in 1999, reflecting an increase in average cash balances.

  Expenses

     Expenses were $83.0 million in 2000, an increase of 66% from 1999.

     Island's rebate expenses increased 106% to $27.2 million in 2000 from $13.2 million in 1999. The increase was attributable to higher levels of ECN share volume in 2000.

     Brokerage, clearing and exchange fees increased 17% to $26.4 million in 2000 from $22.5 million in 1999. The increase was due to higher volumes offset by lower per unit clearing costs and lower third party system errors. In 1999, Island incurred expenses of $2.5 million in third party system errors due to Nasdaq SelectNet outages. The rate and amount of the errors have declined significantly since then because a lower percentage of customers access other liquidity sources via SelectNet and because of the introduction of SuperSoes.

     Compensation and benefits expenses increased 127% to $10.0 million in 2000 from $4.4 million in 1999. The increase was due to an increase in the number of employees to meet growth requirements. Island had 104 employees at December 31, 2000 compared to 50 at December 31, 1999.

     Occupancy expenses increased to $1.4 million in 2000 from $0.3 million in 1999 due to the expansion of office space and redundant data center capacity.

     Depreciation and amortization expenses increased 267% to $2.2 million in 2000 from $0.6 million in 1999. The increase was due to an increase in computer equipment.

     Communication and equipment expenses increased 48% to $4.0 million in 2000 from $2.7 million in 1999 as a result of an increase in subscriber customers and redundant data center costs.

     Marketing expenses increased to $8.1 million in 2000 from $3.3 million in 1999 due to higher advertising costs from Island's subscriber customer acquisition and activation campaign.

     Other expenses increased 21% to $2.3 million in 2000 from $1.9 million in 1999 due to an increase in administrative costs, travel and entertainment expenses and the provision for losses on receivables.

     Island's effective tax rate in 2000 was 32.8% compared to 17.9% in 1999. The increase in the tax rate was due primarily to the change in status from an S-corporation to a C-corporation in July of 1999.

LIQUIDITY AND CAPITAL RESOURCES

     Island believes its existing cash and anticipated cash flow from existing and future operations will be sufficient to support its current business plan for at least the next 12 months. Actual results may deviate from this expectation.

  MARCH 31, 2002 VS. DECEMBER 31, 2001

     Island finances its business through cash from operations and has no outstanding indebtedness. At March 31, 2002, cash and cash equivalents were $46.5 million, which represented 51% of total assets. At December 31, 2001 Island had $50.2 million in cash and cash equivalents.

  Cash Provided by Operating Activities

     Island used $2.4 million of cash in operating activities as cash provided by net income was offset by seasonal payments of taxes and accrued compensation in the first quarter of 2002 as well as the effect of Island's market data rebate program. Other receivables grew from $1.5 million at December 31, 2001 to $5.3 million at March 31, 2002 representing Island's receivable from Nasdaq and the Cincinnati Stock Exchange for market data revenue. Under Island's market data program Island paid two-thirds of market data revenue that Island accrues to subscribers on a monthly basis. Island receives payment of market data revenue from Nasdaq and the Cincinnati Stock Exchange subsequent to the end of each quarter in which it is accrued.

  Cash Used in Investing Activities

     Cash used in investing activities was $1.3 million for the three months ended March 31, 2002 as a result of the build out of office space and the purchase of computer equipment.

  DECEMBER 31, 2001 VS. DECEMBER 31, 2000

     Island finances its business through cash from operations and has no outstanding indebtedness. Additionally, a portion of Island's cash balance consists of proceeds received from the issuance of common stock in 1999. At December 31, 2001, cash and cash equivalents were $50.2 million, which represented 56% of total assets. At December 31, 2000 Island had $31.5 million in cash and cash equivalents. The substantial growth in cash balances resulted primarily from Island's net income in 2001 offset by investment of these cash flows for data and computer equipment and office facilities.

  Cash Provided by Operating Activities

     Cash provided by operating activities was $29.4 million in 2001 and $16.0 million in 2000 resulting from net income and increased operating activities. The increase in cash in 2001 corresponded to a decrease in payables to broker-dealers as the result of a one-time settlement of a billing dispute that had been accrued but not paid in 2000.

  Cash Provided by Investing Activities

     Cash used in investing activities was $10.2 million in 2001 and $10.2 million in 2000. The amounts in each period reflect capital expenditures made for computer equipment, facilities and installation of additional circuits as well as increased bandwidth for Internet connections. In 2001, Island built a broadcast television studio as part of its brand and customer awareness program. In 2000, Island built out a redundant data center.

  Cash Provided by Financing Activities

     In July of 1999, Island raised $28.5 million from the issuance of shares of common stock to Europ@web B.V. and TA Associates affiliated group, each representing 7.5% of the outstanding shares of common stock of Island as a result of such issuance. Europ@web B.V. subsequently transferred its shares to Finanzas B.V. In 1999 and 1998, Island received capital contributions from Datek of $3.5 million and $7.4 million, respectively.

  REGULATORY

     Two of Island's wholly-owned subsidiaries are registered broker-dealers and, accordingly, are subject to the minimum net capital requirements under the federal securities laws. These broker-dealer subsidiaries have consistently operated in excess of their respective regulatory requirements.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     Market risk generally represents the risk of changes in value of a financial instrument that might result from fluctuations in interest rates, foreign exchange rates and equity prices. Island has established policies, procedures and internal processes governing its management of market risks in the normal course of business operations. Island's risk management area is responsible for establishing this risk management framework, as well as defining, measuring and managing Island's risks for both existing and planned services, within ranges set by management.

  INTEREST RATE RISK

     Island invests a portion of its available cash in marketable securities, classified as cash equivalents in its consolidated statements of financial condition, to maximize yields while continuing to meet cash and liquidity needs and the net capital requirements of its regulated subsidiaries. Island maintains an investment portfolio consisting mainly of short-term U.S. government and U.S. agency securities with an average maturity of less than one year. These securities are subject to interest rate risk.

  CREDIT RISK ON UNSETTLED TRADES

     Island, through its broker-dealer operations, is generally exposed to credit risk from both parties to a securities transaction during the period between the transaction date and the settlement date. This period is currently three business days in the U.S. equity markets. In addition, Island has credit exposure that extends beyond the settlement date in the case of an institutional customer that does not settle in a timely manner by failing either to make payment or to deliver securities. In this situation, Island holds the cash or securities that are the subject of the transaction until the customer makes payment or delivers securities or Island liquidates the position. As a result, adverse movements in the prices of the securities related to these positions can increase Island's credit risk. Over the last three years, Island's loss from transactions in which a party refused or was unable to settle and other credit losses have been immaterial.

SIGNIFICANT ACCOUNTING POLICIES


     Significant accounting policies are disclosed in the Notes to the Consolidated Financial Statements beginning on page F-7. In the opinion of management, Island does not have any critical accounting policies that involve unusually difficult, subjective or complex judgments.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURES

     Island has had no changes in or disagreements with its accountants on accounting and financial disclosures during 2001, 2000 and 1999.

QUARTERLY RESULTS (UNAUDITED)

     Island's revenues and trading volumes have historically been affected by seasonal trends in overall share volume and in trading habits of Island's subscribers and its subscribers' customers. Over the past several years, Island has generally experienced declines in trading volume or slower growth in trading volume over the summer months than in other portions of the year. The following table sets forth, by quarter, the statements of income for the past nine quarters. Results of any period are not indicative of results for any future period.

                                  Q1 02     Q4 01     Q3 01     Q2 01     Q1 01     Q4 00     Q3 00     Q2 00     Q1 00
                                 -------   -------   -------   -------   -------   -------   -------   -------   -------
                                                                    ($ IN THOUSANDS)
FINANCIAL DATA
Revenues
  Transaction:
    ECN........................  $40,504   $44,592   $28,549   $32,697   $34,347   $22,005   $15,526   $14,759   $15,004
    Service bureau.............      942       708     1,313     5,118     5,472     5,944     5,848     6,487     4,730
                                 -------   -------   -------   -------   -------   -------   -------   -------   -------
                                  41,446    45,300    29,862    37,815    39,819    27,949    21,374    21,246    19,734
  Market data..................    7,150     2,680     2,323     1,669     1,500       745        --        --        --
  Communication................    1,995     1,810     1,525       481       412       365       304       179       172
  Interest.....................      121       169       257       209       266       323       344       303       323
                                 -------   -------   -------   -------   -------   -------   -------   -------   -------
    Total revenues.............   50,712    49,959    33,967    40,174    41,997    29,382    22,022    21,728    20,229
                                 -------   -------   -------   -------   -------   -------   -------   -------   -------
Expenses
  Rebates......................   17,775    13,988     8,919    10,583    11,454     9,011     6,234     5,904     6,001
  Brokerage, clearing and
    exchange...................    6,666     6,768     5,548     9,014     8,632     8,719     5,322     5,523     6,841
  Compensation and benefits....    6,632     6,220     5,105     4,195     3,698     3,121     2,732     2,233     1,880
  Marketing....................    3,269     2,979     1,623     3,181     3,726     3,333     3,222       898       663
  Occupancy....................      677       245     1,064       972       723       415       361       308       266
  Depreciation and
    amortization...............    1,283     1,245     1,155       892       743       717       626       542       353
  Communication and
    equipment..................    3,697     3,456     3,743     2,366     1,600     1,116     1,096       855       927
  Professional fees............    2,012       543       509       318       353       332       303       523       395
  Other expenses...............      703       867       (72)      545    (1,079)      194       626       737       703
                                 -------   -------   -------   -------   -------   -------   -------   -------   -------
    Total expenses.............   42,714    36,311    27,594    32,066    29,850    26,958    20,522    17,523    18,029
                                 -------   -------   -------   -------   -------   -------   -------   -------   -------
Income before income taxes.....    7,998    13,648     6,373     8,108    12,147     2,424     1,500     4,205     2,200
Provision for income taxes.....    3,679     6,802     2,677     3,432     5,479       580       652     1,230       924
                                 -------   -------   -------   -------   -------   -------   -------   -------   -------
Net income.....................  $ 4,319   $ 6,846   $ 3,696   $ 4,676   $ 6,668   $ 1,844   $   848   $ 2,975   $ 1,276
                                 -------   -------   -------   -------   -------   -------   -------   -------   -------

                                 LEGAL MATTERS

     The validity of the Instinet common shares to be issued in the merger will be passed upon for Instinet by Cleary, Gottlieb, Steen & Hamilton, counsel to Instinet.

     Cleary, Gottlieb, Steen & Hamilton, counsel to Instinet, will render an opinion that the merger will qualify as a "reorganization" within the meaning of
Section 368(a) of the Code.

     Ropes & Gray, counsel to Island, will render an opinion that the merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code.

                                    EXPERTS

     The financial statements incorporated in this document by reference to Instinet's Annual Report on Form 10-K for the year ended December 31, 2001, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements of Island and its subsidiaries as of December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001 included in this document have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     With respect to unaudited interim financial information for the three-month periods ended March 31, 2002 and 2001, Deloitte & Touche LLP have applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their report dated June 28, 2002, they did not audit and they do not express an opinion on such interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by an accountant within the meaning of Section 7 and 11 of the Securities Act of 1933.

                             STOCKHOLDER PROPOSALS

     Any Instinet stockholder (other than Reuters) who wishes to have a stockholder proposal included in Instinet's proxy statement for the 2003 Annual Meeting must submit the proposal in writing to the Corporate Secretary, Legal Department, Instinet Group Incorporated, 3 Times Square, New York, NY 10036, for receipt by December 11, 2002. A stockholder who wishes to introduce a proposal to be voted on at Instinet's 2003 Annual Meeting must send advance written notice to the Corporate Secretary for receipt no earlier than January 25, 2003 and no later than February 24, 2003, and must provide the information specified in Instinet's bylaws. Proposals must comply with all applicable rules and regulations of the SEC. In addition, stockholder's notice to Instinet must include, with respect to each matter the stockholder proposes to bring before the annual meeting: (i) a brief description of the business desired to be brought before the meeting, (ii) the name and address, as they appear on the Instinet's books, of the stockholder proposing such business, (iii) the class and number of shares of Instinet which are owned beneficially by the stockholder, (iv) any material interest of the stockholder in such business and
(v) whether either such stockholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of, in the case of a proposal, at least the percentage of Instinet's voting shares required under applicable law to carry the proposal or, in the case of a nomination or nominations, a sufficient number of holders of Instinet's voting shares to elect such nominee or nominees. Nominations of persons to the Instinet board of directors must include, with respect to each nomination and the nominating stockholder, (a) the name, age, business address and residence address of such person, (b) the principal occupation or employment of such person, (c) the class and number of shares of Instinet which are beneficially owned by such person, (d) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder, and (e) any other information relating to such person that is required to be disclosed in solicitations of proxies for elections of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934 (or any successor thereto) (including without limitation such person's written consent to being named in the proxy statement, if any, as a nominee and to serving as a director if elected).

                          ISLAND HOLDING COMPANY, INC.

                       CONSOLIDATED FINANCIAL STATEMENTS

                              INDEX
ISLAND HOLDING COMPANY INC. CONSOLIDATED FINANCIAL
  STATEMENTS
Independent Auditors' Report................................  F-2
Consolidated Statements of Financial Condition as of
  December 31, 2001 and 2000................................  F-3
Consolidated Statements of Income (Operations) for the Years
  Ended December 31, 2001, 2000 and 1999....................  F-4
Consolidated Statements of Cash Flows for the Years Ended
  December 31, 2001, 2000 and 1999..........................  F-5
Consolidated Statements of Changes in Stockholders' Equity
  for the Years Ended December 31, 2001, 2000, and 1999.....  F-6
Notes to Consolidated Financial Statements..................  F-7
ISLAND HOLDING COMPANY INC. UNAUDITED CONDENSED CONSOLIDATED
  FINANCIAL STATEMENTS
Independent Accountants' Report.............................  F-15
Condensed Consolidated Statements of Financial Condition as
  of March 31, 2002 (unaudited) and December 31, 2001.......  F-16
Condensed Consolidated Statements of Income (unaudited) for
  the Three Months Ended March 31, 2002 and 2001............  F-17
Condensed Consolidated Statements of Cash Flows (unaudited)
  for the Three Months Ended March 31, 2002 and 2001........  F-18
Notes to Condensed Consolidated Financial Statements
  (unaudited)...............................................  F-19

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Island Holding Company, Inc.:

     We have audited the accompanying consolidated statements of financial condition of Island Holding Company, Inc. and subsidiaries, the successor to The Island ECN, Inc. and subsidiary, as of December 31, 2001 and 2000, and the related consolidated statements of income (operations), cash flows and changes in stockholders' equity for each of the three years in the period ended December 31, 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of Island Holding Company, Inc. and subsidiaries at December 31, 2001 and 2000, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

                                          /s/ Deloitte & Touche LLP

New York, New York
February 15, 2002

                          ISLAND HOLDING COMPANY, INC.

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                                                DECEMBER 31,
                                                              -----------------
                                                               2001      2000
                                                              -------   -------
                                                              ($ IN THOUSANDS)
ASSETS
Cash and cash equivalents...................................  $50,229   $31,488
Receivables from brokers, dealers and clearing
  organizations, net of allowances..........................   18,560    20,356
Other receivables...........................................    1,457       745
Investments.................................................    2,556     2,556
Fixed assets and leasehold improvements, net of accumulated
  depreciation of $6,226 at December 31, 2001 and $2,426 at
  December 31, 2000.........................................   13,917     7,513
Deferred tax assets.........................................    1,415     1,102
Other assets................................................    1,361       671
                                                              -------   -------
Total assets................................................  $89,495   $64,431
                                                              =======   =======
LIABILITIES AND STOCKHOLDERS' EQUITY
Payables to brokers, dealers and clearing organizations.....    7,001    17,777
Accounts payable, accrued expenses and other liabilities....    8,936     3,459
Accrued compensation........................................    6,563     2,334
Taxes payable...............................................    5,799     1,170
                                                              -------   -------
     Total liabilities......................................   28,299    24,740
                                                              -------   -------
Common stock................................................       21        21
Additional paid in capital..................................   39,742    40,130
Common stock held in treasury, at cost......................   (2,580)   (2,587)
Retained earnings...........................................   24,013     2,127
                                                              -------   -------
     Total stockholders' equity.............................   61,196    39,691
                                                              -------   -------
Total liabilities and stockholders' equity..................  $89,495   $64,431
                                                              =======   =======

                See Notes to Consolidated Financial Statements.

                          ISLAND HOLDING COMPANY, INC.

                 CONSOLIDATED STATEMENTS OF INCOME (OPERATIONS)

                                                                YEAR ENDED DECEMBER 31,
                                                              ----------------------------
                                                                2001      2000      1999
                                                              --------   -------   -------
                                                                    ($ IN THOUSANDS)
REVENUES
Transaction:
  ECN.......................................................  $140,185   $67,294   $33,119
  Service bureau............................................    12,611    23,009    10,500
Market data.................................................     8,172       745        --
Communication...............................................     4,228     1,020        --
Interest....................................................       901     1,293       707
                                                              --------   -------   -------
     Total revenues.........................................   166,097    93,361    44,326
                                                              --------   -------   -------
EXPENSES
Rebates.....................................................    44,944    27,150    13,248
Brokerage, clearing and exchange............................    29,962    26,405    22,486
Compensation and benefits...................................    19,218     9,966     4,397
Marketing...................................................    11,509     8,116     3,322
Occupancy...................................................     3,004     1,350       337
Depreciation and amortization...............................     4,035     2,238       563
Communication and equipment.................................    11,165     3,994     2,739
Professional fees...........................................     1,723     1,553     1,054
Other expenses..............................................       261     2,260     1,886
                                                              --------   -------   -------
     Total expenses.........................................   125,821    83,032    50,032
                                                              --------   -------   -------
Income (loss) before income taxes...........................    40,276    10,329    (5,706)
Provision for (benefit from) income taxes...................    18,390     3,386    (1,019)
                                                              --------   -------   -------
     Net income (loss)......................................  $ 21,886   $ 6,943   $(4,687)
                                                              ========   =======   =======

                See Notes to Consolidated Financial Statements.

                          ISLAND HOLDING COMPANY, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                YEARS ENDED DECEMBER 31,
                                                              -----------------------------
                                                                2001       2000      1999
                                                              --------   --------   -------
                                                                    ($ IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)...........................................  $ 21,886   $  6,943   $(4,687)
Noncash items included in net income (loss):
  Depreciation and amortization.............................     4,035      2,238       563
  Provision for losses on receivables.......................        96        926       770
  Write-off of deferred compensation........................        --     (1,015)       --
(Increase) decrease in operating assets:
  Receivables from brokers, dealers and clearing
     organizations..........................................     1,700    (13,104)   (4,035)
  Other receivables.........................................      (712)       236      (981)
  Other assets..............................................    (1,201)        87      (537)
Increase (decrease) in operating liabilities:
  Payables to brokers, dealers and clearing organizations...   (10,776)    16,624     1,157
  Accounts payable, other accrued expenses and other
     liabilities............................................     5,477       (164)     (197)
  Accrued compensation......................................     4,229      2,066       268
  Taxes payable.............................................     4,630      1,170        --
                                                              --------   --------   -------
     Net cash provided by (used in) operating activities....    29,364     16,007    (7,679)
                                                              --------   --------   -------
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of fixed assets and leasehold improvements.........   (10,493)    (7,673)   (2,197)
Sale of leasehold improvements..............................       251         --        --
Purchase of investments.....................................        --     (2,556)       --
                                                              --------   --------   -------
     Net cash used in investing activities..................   (10,242)   (10,229)   (2,197)
                                                              --------   --------   -------
CASH FLOWS FROM FINANCING ACTIVITIES:
Exercise of stock options...................................         8         --        --
Premium on sale of options..................................       546         --        --
Deferred transaction costs..................................      (906)        --        --
Capital contributions.......................................        --         --     3,514
Issuance of common stock....................................        --         --    28,548
Issuance of treasury stock..................................     1,684         --        --
Repurchase of common stock..................................    (1,713)    (2,102)       --
                                                              --------   --------   -------
     Net cash provided by (used in) financing activities....      (381)    (2,102)   32,062
                                                              --------   --------   -------
Net increase in cash and cash equivalents...................    18,741      3,676    22,186
Cash and cash equivalents, beginning of year................    31,488     27,812     5,626
                                                              --------   --------   -------
Cash and cash equivalents, end of year......................  $ 50,229   $ 31,488   $27,812
                                                              --------   --------   -------

                See Notes to Consolidated Financial Statements.

                          ISLAND HOLDING COMPANY, INC.

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                RETAINED        COMMON
                                              ADDITIONAL       EARNINGS/      STOCK HELD        TOTAL
                                COMMON          PAID-IN       (ACCUMULATED   IN TREASURY,   STOCKHOLDERS'
                                STOCK           CAPITAL         DEFICIT)       AT COST         EQUITY
                             ------------   ---------------   ------------   ------------   -------------
                                                           ($ IN THOUSANDS)
BALANCE, JANUARY 1, 1999...      $ 1            $ 8,618         $  (129)       $    --         $ 8,490
  Issuance of common
     stock.................       --             28,548              --             --          28,548
  Common stock split.......       12                (12)             --             --              --
  Capital contributions....       --              3,514              --             --           3,514
  Net loss.................       --                 --          (4,687)            --          (4,687)
                                 ---            -------         -------        -------         -------
BALANCE, DECEMBER 31,
  1999.....................      $13            $40,668         $(4,816)       $    --         $35,865
                                 ===            =======         =======        =======         =======
  Recapitalization.........        8                477              --         (2,587)         (2,102)
  Write-off of deferred
     compensation..........       --             (1,015)             --             --          (1,015)
  Net income...............       --                 --           6,943             --           6,943
                                 ---            -------         -------        -------         -------
BALANCE, DECEMBER 31,
  2000.....................      $21            $40,130         $ 2,127        $(2,587)        $39,691
                                 ===            =======         =======        =======         =======
  Exercise of stock
     options...............       --                  1              --              7               8
  Repurchase of common
     stock.................       --                 --              --         (1,713)         (1,713)
  Issuance of treasury
     stock.................       --                (29)             --          1,713           1,684
  Premium on sale of
     options...............       --                546              --             --             546
  Deferred transaction
     costs.................       --               (906)             --             --            (906)
  Net income...............       --                 --          21,886             --          21,886
                                 ---            -------         -------        -------         -------
BALANCE, DECEMBER 31,
  2001.....................      $21            $39,742         $24,013        $(2,580)        $61,196
                                 ===            =======         =======        =======         =======

                See Notes to Consolidated Financial Statements.

                          ISLAND HOLDING COMPANY, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
                       (DOLLARS AND SHARES IN THOUSANDS)

1.  THE COMPANY

     The consolidated financial statements of Island Holding Company Inc. and its subsidiaries ("Island"), the successor to The Island ECN, Inc. ("Island ECN") and its subsidiary, include the accounts of Island ECN and Island Execution Services, LLC ("Island Execution Services"), both of which are registered broker-dealers with the Securities and Exchange Commission and members of the National Association of Securities Dealers, Inc. and the Cincinnati Stock Exchange. Island ECN is an electronic securities marketplace, offering order display and matching services in both Nasdaq-quoted and exchange-listed securities. Island Execution Services is an introducing broker-dealer for institutional clients that send orders solely to Island ECN.

     Island ECN was a wholly-owned subsidiary of Datek Online Holdings Corp. ("Datek") from May 1, 1998 through July 20, 1999 at which time Datek sold 15% of the then-outstanding shares of Island ECN to outside investors. On December 15, 2000, Island ECN was deconsolidated from Datek through a recapitalization. (see Stockholders' Equity Note 9).

     On January 8, 2002, Island reorganized its operating units into a holding company structure. In the reorganization, the then-outstanding shares of Island ECN were exchanged for identical shares of stock of a holding company, Island Holding Company, Inc. Prior to the reorganization, operations were conducted through Island ECN. In addition, new business lines were introduced which resulted in the creation of separate legal entities with separate regulatory obligations: IslandNet, LLC; Island Futures Exchange, LLC; and Island Exchange, LLC.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     BASIS OF FINANCIAL INFORMATION -- Certain reclassifications have been made to prior year amounts to conform to the current presentation. All material intercompany balances and transactions have been eliminated.

     USE OF ESTIMATES -- The preparation of Island's consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the consolidated financial statements and related disclosures. Management believes that the estimates utilized in the preparation of the consolidated financial statements are prudent and reasonable. Actual results could differ from these estimates.

     ECN TRANSACTION REVENUE -- ECN transaction revenues are generated by subscribers and non-subscriber customers on a per share basis for taking liquidity from Island's marketplace. A customer takes liquidity when its buy or sell limit order matches an existing sell or buy limit order in Island's marketplace. ECN transaction price levels vary primarily according to customer classification and product type. ECN revenue is recorded on a trade date basis.

     SERVICE BUREAU TRANSACTION REVENUE -- Service bureau revenue is earned for reselling access to other liquidity sources via direct access to other ECNs or to market makers via SelectNet or SuperSoes. Island resells this access to customers of third party front-end trading systems. Service bureau revenue consists of fees charged to customers on a transaction basis for orders sent to other liquidity destinations and are net of access fees from other ECNs. Access fees are currently passed through directly to customers at no markup. Net service bureau revenue is recorded on a trade date basis.

     MARKET DATA FEE REVENUE -- Market data revenues are generated by reporting executions of exchange-listed securities to certain exchanges and are recorded as earned.

                          ISLAND HOLDING COMPANY, INC.

                  YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

     REBATES -- Rebates expense consists of execution fees paid to subscriber customers that initiate a buy or sell limit order transaction. The customers are paid on a per share basis. Island rebates are recorded on a trade date basis.

     MARKETING -- Marketing, which consists of print, television and other media and advertising costs, is expensed as incurred.

     FIXED ASSETS AND LEASEHOLD IMPROVEMENTS -- Fixed assets and leasehold improvements, consisting primarily of computers and leasehold improvements, are reported at historical cost, net of accumulated depreciation and amortization. Depreciation expense is computed using the straight-line method over the estimated useful life of the asset, while leasehold improvements are amortized over the lesser of the estimated useful life of the leasehold improvement or the remaining term of the lease.

     INCOME TAXES -- Island uses the asset and liability method in providing income taxes on all transactions that have been recognized in the consolidated financial statements. The asset and liability method requires that deferred taxes be adjusted to reflect the tax rates at which future taxable amounts will be settled or realized. The effects of tax rate changes on future deferred tax liabilities and deferred tax assets, as well as other changes in income tax laws, are recognized in net earnings in the period such changes are enacted. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

     Island provides for deferred income taxes resulting from temporary differences that arise from recording certain transactions (principally asset and liability reserves, depreciation and amortization) in different years for income tax reporting purposes than for financial reporting purposes.

     CASH AND CASH EQUIVALENTS -- Island considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

     INVESTMENTS -- Included in investments are common stock and warrants carried at cost which approximates fair value at the balance sheet date.

     OTHER RECEIVABLES -- Other receivables primarily consist of market data revenue receivables from exchanges.

     STOCK BASED COMPENSATION -- Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock-Based Compensation, encourages, but does not require, companies to record compensation cost for stock-based employee compensation plans at fair value. Island accounts for its stock-based compensation plan using the intrinsic value method prescribed by Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees. Under the provisions of APB Opinion No. 25, compensation cost for stock options is measured as the excess, if any, of the quoted market price of Island's common stock at the date of grant over the amount an employee must pay to acquire the stock.

3.  RELATED PARTY TRANSACTIONS

     For the years ended December 31, 2001, 2000 and 1999, Island earned revenue and incurred expenses from Datek, a minority stockholder.

     Datek is a subscriber of Island ECN, and in this capacity, Island ECN incurred $657 in rebate expense net of revenue for the year ended December 31, 2001 and $4 and $1,494 in ECN revenue net of rebates for the years ended December 2000 and 1999, respectively. Service bureau revenue from Datek for the years ended December 31, 2001, 2000 and 1999 were $6,248, $5,629 and $1,024, respectively. Island also incurred $17,740, $13,052 and $9,586 of clearing expenses from Datek for the years ended December 31, 2001, 2000 and 1999, respectively.

                          ISLAND HOLDING COMPANY, INC.

                  YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

     Receivables from brokers, dealers and clearing organizations at December 31, 2001 and 2000 include $824 and $585 from Datek for ECN and service bureau fees, respectively, and $141 for commissions at December 31, 2001.

     Payables to brokers, dealers and clearing organizations at December 31, 2001 and 2000 include $904 and $839 to affiliates of Datek for clearing fees, respectively.

     Accounts payable, accrued expenses and other liabilities include $155 and $264 due to Datek at December 31, 2001 and 2000, primarily due for administrative expenses.

     Deposits at December 31, 2001 include a clearing deposit with Datek of $500.

     Taxes payable include $377 and $508 due to Datek at December 31, 2001 and 2000, respectively.

     During 2001, Datek assigned a lease to Island. In connection with this assignment, Island purchased leasehold improvements from Datek at their net book value of $1,067. Also during 2001, Island assigned a lease to Datek. In connection with this assignment, Island sold leasehold improvements to Datek at their net book value of $251.

     Included in additional paid-in capital at December 31, 2001 is $546 of proceeds from the sale of an option by Island to Datek to purchase 1,225 Island Class A-1 common shares at an exercise price of $1.18. These options expire at various times through February 6, 2011.

4.  RECEIVABLES FROM BROKERS AND DEALERS

     Island's customers are primarily brokers and dealers located in the U.S. Although Island closely monitors the creditworthiness of its customers, Island's exposure to credit risk arises from the possibility that a customer to a transaction may fail to perform under its contractual commitment, which could result in Island incurring losses.

     Island establishes an allowance for losses on receivables based upon factors surrounding the credit risk of specific customers, historical trends and other information. Management believes the allowance is adequate to absorb currently estimated bad debts in the account balance.

     The following table summarizes the activity in the allowance for losses account:

                                                             YEAR ENDED DECEMBER 31,
                                                             ------------------------
                                                              2001     2000     1999
                                                             ------   ------   ------
Balance, beginning of period...............................  $2,196   $1,270   $  500
Provision for losses on receivables........................      96      926      770
                                                             ------   ------   ------
Balance, end of period.....................................  $2,292   $2,196   $1,270
                                                             ======   ======   ======

5.  TRADING ACTIVITIES

     In the normal course of business, Island may be exposed to off-balance sheet risk arising from the potential that counterparties may fail to satisfy their obligations. In the event counterparties fail to satisfy their obligations, Island may be required to purchase or sell financial instruments, at unfavorable market prices, to satisfy those obligations.

     Island may, at times, maintain inventories in equity securities on both a long and short basis. While long inventory positions represent Island's ownership of securities, short inventory positions represent Island's obligations to deliver specified securities at a contracted price, which may differ from market prices prevailing at the time of completion of the transaction. Accordingly, both long and short inventory positions may result in

                          ISLAND HOLDING COMPANY, INC.

                  YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

losses or gains to Island as the market values of securities fluctuate. Long and short positions are marked to market daily and are continuously monitored by Island.

6.  COMMITMENTS AND CONTINGENCIES

     LITIGATION -- In the normal course of business, Island may be named as a defendant in various lawsuits and may be involved in certain investigations and proceedings. Some of these matters may involve claims for substantial amounts. It is the opinion of management, after consultation with counsel, that there are no matters pending against Island that could have a material adverse effect on Island's consolidated financial condition at December 31, 2001 or consolidated results of operations for the period.

     LEASES -- Island has entered into obligations under operating leases with initial noncancelable terms in excess of one year. Future minimum rental commitments under such leases as of December 31, 2001 were as follows:

YEAR ENDING
DECEMBER 31,                                                  AMOUNT
------------                                                  -------
2002........................................................  $ 3,877
2003........................................................    2,389
2004........................................................    2,028
2005........................................................    1,917
2006........................................................    1,929
Thereafter..................................................    2,676
                                                              -------
                                                              $14,816
                                                              =======

     Rent expense was $3,113, $971 and $259 for the years ended December 31, 2001, 2000 and 1999, respectively.

     RISKS AND UNCERTAINTIES -- Island primarily generates revenue by matching buy and sell limit securities orders in its marketplace. Revenues for these services are transaction based. As a result, Island's revenue could vary based on the transaction volume of financial markets.

7.  EMPLOYEE COMPENSATION PLANS

     DEFINED CONTRIBUTION PLAN -- Employees of Island are eligible to participate in the Datek defined contribution 401(k) plan (the "Plan") upon meeting certain eligibility requirements. Island makes discretionary contributions based on the results of operations. Island's expense relating to the Plan, included in compensation and benefits, was $121 and $33 for the years ended December 31, 2001 and 2000.

     STOCK OPTION PLAN -- Under the 2001 Stock Incentive Plan (the "Incentive Plan"), adopted by the Board of Directors on April 10, 2001, Island has reserved
2.5 million shares of its common stock for issuance upon exercise of options granted under the Incentive Plan. Options issued under the Incentive Plan are not exercisable prior to an exercise event, as defined by the Incentive Plan. Options outstanding under the Incentive Plan have been classified as noncompensatory under the criteria established in APB Opinion No. 25.

     Island also issued compensatory stock options which are vested and exercisable upon issuance. Island recognized $49 as compensation expense for the period ended December 31, 2001 relating to these options.

                          ISLAND HOLDING COMPANY, INC.

                  YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

     The following table sets forth activity relating to Island's stock option awards:

                                                                          WEIGHTED AVERAGE
                                                               NUMBER      EXERCISE PRICE
                                                              OF SHARES   (WHOLE DOLLARS)
                                                              ---------   ----------------
Options outstanding, December 31, 2000......................      --           $  --
Granted.....................................................     650            3.91
Exercised...................................................      (6)           1.36
Forfeited...................................................     (11)           1.38
Options outstanding, December 31, 2001......................     633            3.98

     The following table presents information relating to Island's stock options outstanding at December 31, 2001:

   EXERCISE                     AVERAGE
    PRICES        NUMBER OF    REMAINING
(WHOLE DOLLARS)    SHARES     LIFE (YEARS)
---------------   ---------   ------------
    $ 1.18           312          8.45
    $ 1.59           159          9.51
    $11.70           149          9.93
    $12.04            13          9.80

  PRO FORMA EFFECT OF SFAS NO. 123

     Had Island elected to recognize compensation cost pursuant to SFAS No. 123 for its Incentive Plan, net income would have been reduced by approximately $1,031 for the year ended December 31, 2001.

     The weighted average fair value at date of grant for the stock options granted during 2001 was $1.58. The fair value of stock options at date of grant was estimated using the Black-Scholes pricing model utilizing the following weighted average assumptions: a risk free rate of 5.21%, a ten year expected option life and no dividend yield.

8.  INCOME TAXES

     From January 1, 1999 through July 19, 1999 Island was a qualified Subchapter S subsidiary of Datek. Island's taxable income or loss for this period was included in Datek's short-period tax return and was reported on Datek's stockholders' income tax returns. Island accrued income taxes for this period that related to jurisdictions that did not recognize S corporation status.

     Effective July 20, 1999, Datek's S-corporation election was eliminated. Accordingly, for the period from July 20, 1999 through December 31, 1999 Island filed a short-period tax return as part of Datek's regular C corporation consolidated tax return.

     The results of operations of Island were included in the consolidated U.S. federal income tax return of Datek through December 15, 2000. Datek allocated income taxes to Island in a manner that approximated the separate company method. For the period December 16, 2000 through December 31, 2000 and for subsequent filing periods, Island filed its own corporate income tax returns.

                          ISLAND HOLDING COMPANY, INC.

                  YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

     The provision for (benefit from) income taxes consisted of:

                                                                 DECEMBER 31,
                                                          ---------------------------
                                                           2001      2000      1999
                                                          -------   -------   -------
Current:
  Federal...............................................  $12,100   $ 3,904   $  (551)
  State and local.......................................    6,612       584      (468)
                                                          -------   -------   -------
                                                           18,712     4,488    (1,019)
                                                          -------   -------   -------
Deferred:
  Federal...............................................      (81)     (820)       --
  State and local.......................................     (242)     (282)       --
                                                          -------   -------   -------
                                                             (322)   (1,102)       --
                                                          -------   -------   -------
     Total..............................................  $18,390   $ 3,386   $(1,019)
                                                          =======   =======   =======

     Cash payments for income taxes were $14,022, $2,330 and $483 for the years ended December 31, 2001, 2000 and 1999.

     Deferred tax assets consisted of the following:

                                                                   DECEMBER 31,
                                                              ----------------------
                                                               2001     2000    1999
                                                              ------   ------   ----
Allowance for losses on receivables.........................  $1,054   $  922   $ --
Depreciation and amortization...............................     361      180     --
                                                              ------   ------   ----
     Total..................................................  $1,415   $1,102   $ --
                                                              ======   ======   ====

     A reconciliation from the statutory Federal income tax rate to the effective tax rate was as follows:

                                                                  YEAR ENDED
                                                                 DECEMBER 31,
                                                              -------------------
                                                              2001   2000   1999
                                                              ----   ----   -----
U.S. federal income tax rate................................  35.0%  35.0%   35.0%
S corporation income at federal rates.......................    --     --   (20.8)
State and local taxes, net of federal income tax benefit....  10.3%   1.9%    5.3
Other.......................................................   0.4%  (4.1)%  (1.6)
                                                              ----   ----   -----
                                                              45.7%  32.8%   17.9%
                                                              ====   ====   =====

9.  STOCKHOLDERS' EQUITY

     Effective July 20, 1999, the board of directors of Datek approved the issuance of 0.194 shares of common stock of Island, approximately 15% of the then-outstanding voting shares, to outside investors. In August 1999, the board of directors of Island approved a 10 to 0.001 stock split. Concurrently, the board of directors of Island increased the number of authorized common shares from 3 to 30,000. At December 31, 1999, Island had 30,000 shares of $.001 par value common stock authorized and 12,940 shares issued and outstanding.

     On December 15, 2000, Island converted all of its then-outstanding common stock into 2,111 Class L common shares and 19,006 Class A-1 common shares, of which 85% of each class was received by Datek and 7.5% of each class was received by each of TA Associates and Finanzas B.V. Concurrently, Datek sold 12,378

                          ISLAND HOLDING COMPANY, INC.

                  YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

of its Class A-1 shares to non-affiliated third parties. Additionally, Island repurchased 2,185 of its Class A-1 shares from Datek for $2,102 and 2,185 warrants. Each warrant represents the right to purchase one Class A-2 common share at an exercise price equal to $1.24 plus an amount equal to the interest that would accrue on $1.24 at the rate of 6.09% per annum, compounded annually from the date of issuance. None of the warrants may be exercised after January 14, 2011, with limited exceptions. As a result of this transaction, Island was deconsolidated from Datek.

     At December 31, 2001, common stock of Island is composed of the following:

                                                        NUMBER OF SHARES
                                                ---------------------------------
                                                AUTHORIZED   ISSUED   OUTSTANDING   BALANCE
                                                ----------   ------   -----------   -------
Class L.......................................     2,200      2,111      2,111        $ 2
Class A-1.....................................    30,000     19,003     16,824         19
Class A-2.....................................     4,000         --         --         --
                                                  ------     ------     ------        ---
     Total....................................    36,200     21,114     18,935        $21
                                                                                      ===

     The following table shows common stock outstanding and other potentially dilutive equity securities issued:

CLASS L SHARES..............................................    2,111
                                                               ======
CLASS A-1 SHARES
  Issued and Outstanding....................................   16,824
  Less: Treasury Stock......................................   (2,179)
                                                               ------
                                                               14,645
  Dilutive Equivalents
     A-1 Shares Stapled on to L Shares......................    2,111
     Employee Options.......................................      633
     Options Issued to Datek................................    1,225
                                                               ------
  Total A-1 Shares..........................................   18,614
                                                               ======
CLASS A-2 SHARES
  Non-Voting Warrants.......................................    2,185
                                                               ======

     Class L shares represent 90% of the value of Island at December 15, 2000, and 10% of any future value from that date forward.

     Class A-1 shares represent 10% of the value of Island at December 15, 2000, and 90% of any future value from that date forward.

     Class A-2 shares represent non-voting common stock in Island and are reserved for the exercise of warrants.

     All classes of common stock have per share par value of $.001.

     In June 2001, Island repurchased 1,446 shares of its Class A-1 common shares from Datek for $1,713. Island then issued 1,446 shares of treasury stock for $1,684 and $29 limited recourse notes secured by the stock issued. These notes mature in five years from execution and pay interest at a rate of 4.96%.

                          ISLAND HOLDING COMPANY, INC.

                  YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

     During the fourth quarter of 2001, Island retained legal, accounting and other advisors in connection with its consideration of an initial public offering. In January 2002, Island postponed this process. Transaction costs of $906 associated with this proposed transaction have been deferred and are recorded as a reduction of stockholders' equity.

10.  NET CAPITAL REQUIREMENTS

     Island ECN and Island Execution Services are registered broker-dealers and, accordingly, are subject to the net capital requirements of Rule 15c3-1 ("Rule 15c3-1") under the Securities Exchange Act of 1934. The broker-dealers compute their respective net capital under the alternative method permitted by Rule 15c3-1, which requires that minimum net capital shall not be less than the greater of $250 or 2% of the aggregate debit items arising from customer transactions.

     Island ECN had net capital of $29,688 which was $28,688 in excess of its required net capital of $1,000 at December 31, 2001. Island Execution Services had net capital of $1,935 which was $1,685 in excess of its required net capital of $250 at December 31, 2001.

                                  * * * * * *

                        INDEPENDENT ACCOUNTANTS' REPORT

To the Board of Directors and Stockholders of Island Holding Company, Inc.:

     We have reviewed the accompanying condensed consolidated balance sheet of Island Holding Company, Inc. and subsidiaries (the "Company") as of March 31, 2002, and the related condensed consolidated statements of income and cash flows for the three-month periods ended March 31, 2002 and 2001. These condensed consolidated financial statements are the responsibility of the Company's management.

     We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with auditing standards generally accepted in the United States of America, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

     Based on our review, we are not aware of any material modifications that should be made to such condensed consolidated financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

     We have previously audited, in accordance with auditing standards generally accepted in the United States of America, the consolidated statement of financial condition of Island Holding Company, Inc. and subsidiaries as of December 31, 2001, and the related consolidated statements of income, cash flows and changes in stockholders' equity for the year then ended, and in our report dated February 15, 2002, we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying condensed consolidated balance sheet as of December 31, 2001 is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.

                                          /s/ Deloitte & Touche LLP

New York, New York
June 28, 2002

                          ISLAND HOLDING COMPANY, INC.

            CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                                               MARCH 31,    DECEMBER 31,
                                                                 2002           2001
                                                              -----------   ------------
                                                              (UNAUDITED)
                                                                   ($ IN THOUSANDS)
ASSETS
Cash and cash equivalents...................................    $46,463       $50,229
Receivables from brokers, dealers and clearing
  organizations, net of allowances..........................     19,145        18,560
Other receivables...........................................      5,345         1,457
Investments.................................................      2,556         2,556
Fixed assets and leasehold improvements, net of accumulated
  depreciation of $7,509 at March 31, 2002 and $6,226 at
  December 31, 2001.........................................     13,883        13,917
Deferred tax assets.........................................      1,879         1,415
Other assets................................................      1,752         1,361
                                                                -------       -------
Total assets................................................    $91,023       $89,495
                                                                =======       =======
LIABILITIES AND STOCKHOLDERS' EQUITY
Payables to brokers, dealers and clearing organizations.....      9,247         7,001
Accounts payable, accrued expenses and other liabilities....      9,478         8,936
Accrued compensation........................................      2,892         6,563
Taxes payable...............................................      2,976         5,799
                                                                -------       -------
     Total liabilities......................................     24,593        28,299
                                                                -------       -------
Common stock................................................         19            21
Additional paid-in capital..................................     38,079        39,742
Common stock held in treasury, at cost......................         --        (2,580)
Retained earnings...........................................     28,332        24,013
                                                                -------       -------
     Total stockholders' equity.............................     66,430        61,196
                                                                -------       -------
Total liabilities and stockholders' equity..................    $91,023       $89,495
                                                                =======       =======

           See Notes to Condensed Consolidated Financial Statements.

                          ISLAND HOLDING COMPANY, INC.

                  CONDENSED CONSOLIDATED STATEMENTS OF INCOME

                                                              THREE MONTHS ENDED
                                                                   MARCH 31,
                                                              -------------------
                                                                2002       2001
                                                              --------   --------
                                                                  (UNAUDITED)
                                                               ($ IN THOUSANDS)
REVENUES
Transaction:
  ECN.......................................................  $40,504    $34,347
  Service Bureau............................................      942      5,472
Market data.................................................    7,150      1,500
Communication...............................................    1,995        412
Interest....................................................      121        266
                                                              -------    -------
Total revenues..............................................   50,712     41,997
                                                              -------    -------
EXPENSES
Rebates.....................................................   17,775     11,454
Brokerage, clearing and exchange............................    6,666      8,632
Compensation and benefits...................................    6,632      3,698
Marketing...................................................    3,269      3,726
Occupancy...................................................      677        723
Depreciation and amortization...............................    1,283        743
Communication and equipment.................................    3,697      1,600
Professional fees...........................................    2,012        353
Other expenses..............................................      703     (1,079)
                                                              -------    -------
Total expenses..............................................   42,714     29,850
                                                              -------    -------
Income before income taxes..................................    7,998     12,147
Provision for income taxes..................................    3,679      5,479
                                                              -------    -------
Net income..................................................  $ 4,319    $ 6,668
                                                              =======    =======

           See Notes to Condensed Consolidated Financial Statements.

                          ISLAND HOLDING COMPANY, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                               THREE MONTHS ENDED
                                                              ---------------------
                                                              MARCH 31,   MARCH 31,
                                                                2002        2001
                                                              ---------   ---------
                                                                   (UNAUDITED)
                                                                ($ IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income..................................................   $ 4,319     $ 6,668
Noncash items included in net income:
  Depreciation and amortization.............................     1,283         743
  Provision for losses on receivables.......................       450         405
  Reclassification of deferred transaction costs............     1,023          --
(Increase) decrease in operating assets:
  Receivables from brokers, dealers and clearing
     organizations..........................................    (1,036)     (5,130)
  Other receivables.........................................    (3,888)       (823)
  Other assets..............................................      (855)       (310)
Increase (decrease) in operating liabilities:
  Payables to broker and dealers............................     2,246      (9,288)
  Accounts payable and other accrued expenses and
     liabilities............................................       542       2,179
  Accrued compensation......................................    (3,671)     (1,146)
  Taxes payable.............................................    (2,823)      5,117
                                                               -------     -------
     Net cash used in operating activities..................    (2,410)     (1,585)
                                                               -------     -------
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of fixed assets and leasehold improvements.........    (1,249)     (1,008)
Purchase of investment......................................        --          --
                                                               -------     -------
     Net cash used in investing activities..................    (1,249)     (1,008)
                                                               -------     -------
CASH FLOWS FROM FINANCING ACTIVITIES:
Exercise of stock options...................................         2          --
Deferred transaction costs..................................      (109)         --
                                                               -------     -------
     Net cash used in financing activities..................      (107)         --
                                                               -------     -------
Net decrease in cash and cash equivalents...................    (3,766)     (2,593)
Cash and cash equivalents, beginning of period..............    50,229      31,488
                                                               -------     -------
Cash and cash equivalents, end of period....................   $46,463     $28,895
                                                               =======     =======

           See Notes to Condensed Consolidated Financial Statements.

                          ISLAND HOLDING COMPANY, INC.

        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
                   THREE MONTHS ENDED MARCH 31, 2002 AND 2001
                       (DOLLARS AND SHARES IN THOUSANDS)

1.  THE COMPANY

     The unaudited condensed consolidated financial statements include the accounts of Island Holding Company, Inc., and its subsidiaries (collectively, "Island").

     The condensed consolidated financial statements should be read in conjunction with Island's consolidated financial statements and notes thereto for the years ended December 31, 2001, 2000 and 1999. The condensed consolidated financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission and reflect all adjustments (consisting only of normal recurring adjustments) that are, in the opinion of Island's management, necessary for the fair statement of the results for the interim periods. The results of operations for interim periods are not necessarily indicative of results for the entire year.

     On January 8, 2002, Island reorganized its operating units into a holding company structure. In the reorganization, the then-outstanding shares of The Island ECN, Inc. ("Island ECN") were exchanged for identical shares of stock of a holding company, Island Holding Company, Inc. Prior to the reorganization, operations were conducted through Island ECN. In addition, new business lines were introduced which resulted in the creation of separate legal entities with separate regulatory obligations: IslandNet, LLC; Island Futures Exchange, LLC; and Island Exchange, LLC.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     BASIS OF FINANCIAL INFORMATION -- Certain reclassifications have been made to prior period amounts to conform to the current presentation. All material intercompany balances and transactions have been eliminated.

     USE OF ESTIMATES -- The preparation of Island's condensed consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the consolidated financial statements and related disclosures. Management believes that the estimates utilized in the preparation of the condensed consolidated financial statements are prudent and reasonable. Actual results could differ from these estimates.

     ECN TRANSACTION REVENUE -- ECN transaction revenues are generated by subscribers and non-subscriber customers on a per share basis for taking liquidity from Island's marketplace. A customer takes liquidity when its buy or sell limit order matches an existing sell or buy limit order in Island's marketplace. ECN transaction price levels vary primarily according to customer classification and product type. ECN revenue is recorded on a trade date basis.

     SERVICE BUREAU TRANSACTION REVENUE -- Service bureau revenue is earned for reselling access to other liquidity sources via direct access to other ECNs or to market makers via SelectNet. Island resells this access to customers of third party front-end trading systems. Service bureau revenue consists of fees charged to customers on a transaction basis for orders sent to other liquidity destinations and is net of access fees from other ECNs. Access fees are currently passed through directly to customers at no markup. Net service bureau revenue is recorded on a trade date basis.

     MARKET DATA FEE REVENUE -- Market data revenues are generated by reporting executions of exchange and over-the-counter securities to certain exchanges and is recorded as earned.

     REBATES -- Rebates expense consists of execution fees paid to subscriber customers that initiate a buy or sell limit order transaction. The customers are paid on a per share basis. Island rebates are recorded on a trade date basis. Rebates expense also consists of amounts paid to subscribers under Island's market data rebate program, which was introduced in January 2002. Island rebates two-thirds of the eligible market data revenues

                          ISLAND HOLDING COMPANY, INC.

        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
           THREE MONTHS ENDED MARCH 31, 2002 AND 2001 -- (CONTINUED)

received to the subscribers based on share and trade volume. Market data rebate expense is accrued as incurred and is paid monthly to subscribers in good standing.

     MARKETING -- Marketing, which consists of print, television and other media and advertising costs, is expensed as incurred.

     FIXED ASSETS AND LEASEHOLD IMPROVEMENTS -- Fixed assets and leasehold improvements, consisting primarily of computers and leasehold improvements, are reported at historical cost, net of accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful life of the asset, while leasehold improvements are amortized over the lesser of the estimated useful life of the leasehold improvement or the remaining term of the lease.

     INCOME TAXES -- Island uses the asset and liability method in providing income taxes on all transactions that have been recognized in the condensed consolidated financial statements. The asset and liability method requires that deferred taxes be adjusted to reflect the tax rates at which future taxable amounts will be settled or realized. The effects of tax rate changes on future deferred tax liabilities and deferred tax assets, as well as other changes in income tax laws, are recognized in net earnings in the period such changes are enacted. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

     Island provides for deferred income taxes resulting from temporary differences that arise from recording certain transactions (principally asset and liability reserves, depreciation and amortization) in different years for income tax reporting purposes than for financial reporting purposes.

     CASH AND CASH EQUIVALENTS -- Island considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

     INVESTMENTS -- Included in investments are common stock and warrants carried at cost, which approximates fair value at the balance sheet date.

     OTHER RECEIVABLES -- Other receivables primarily consist of market data revenue receivables from exchanges.

     STOCK BASED COMPENSATION -- Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock-Based Compensation, encourages, but does not require, companies to record compensation cost for stock-based employee compensation plans at fair value. Island accounts for its stock-based compensation plan using the intrinsic value method prescribed by Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees. Under the provisions of APB Opinion No. 25, compensation cost for stock options is measured as the excess, if any, of the quoted market price of Island's common stock at the date of grant over the amount an employee must pay to acquire the stock.

3.  RECEIVABLES FROM BROKERS AND DEALERS

     Island's customers are primarily brokers and dealers located in the U.S. Although Island closely monitors the creditworthiness of its customers, Island's exposure to credit risk arises from the possibility that a customer to a transaction may fail to perform under its contractual commitment, which could result in Island incurring losses.

     Island establishes an allowance for losses on receivables based upon factors surrounding the credit risk of specific customers, historical trends and other information. Management believes the allowance is adequate to

                          ISLAND HOLDING COMPANY, INC.

        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
           THREE MONTHS ENDED MARCH 31, 2002 AND 2001 -- (CONTINUED)

absorb currently estimated bad debts in the account balance. The following table summarizes the activity in the allowance account:

                                                               THREE MONTHS
                                                              ENDED MARCH 31,
                                                              ---------------
                                                               2002     2001
                                                              ------   ------
                                                                (UNAUDITED)
Balance, beginning of period................................  $2,292   $2,196
Provision for losses on receivables.........................     450      405
                                                              ------   ------
Balance, end of period......................................  $2,742   $2,601
                                                              ======   ======

4.  TRADING ACTIVITIES

     In the normal course of business, Island may be exposed to off-balance sheet risk arising from the potential that counterparties may fail to satisfy their obligations. In the event counterparties fail to satisfy their obligations, Island may be required to purchase or sell financial instruments, at unfavorable market prices, to satisfy those obligations.

     Island may, at times, maintain inventories in equity securities on both a long and short basis. While long inventory positions represent Island's ownership of securities, short inventory positions represent Island's obligations to deliver specified securities at a contracted price, which may differ from market prices prevailing at the time of completion of the transaction. Accordingly, both long and short inventory positions may result in losses or gains to Island as the market values of securities fluctuate. Long and short positions are marked to market daily and are continuously monitored by Island.

5.  COMMITMENTS AND CONTINGENCIES

     LITIGATION -- In the normal course of business, Island may be named as a defendant in various lawsuits and may be involved in certain investigations and proceedings. Some of these matters may involve claims for substantial amounts. It is the opinion of management, after consultation with counsel, that there are no matters pending against Island that could have a material adverse effect on Island's consolidated financial condition at March 31, 2002 or consolidated results of operations for the period.

     RISKS AND UNCERTAINTIES -- Island primarily generates revenue by matching buy and sell limit securities orders in its marketplace. Revenues for these services are transaction based. As a result, Island's revenue could vary based on the transaction volume of financial markets.

                          ISLAND HOLDING COMPANY, INC.

        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
           THREE MONTHS ENDED MARCH 31, 2002 AND 2001 -- (CONTINUED)

6.  STOCKHOLDERS' EQUITY

     The following table shows common stock outstanding and other potentially dilutive equity securities issued at March 31, 2002:

CLASS L SHARES..............................................    2,111
                                                               ======
CLASS A-1 SHARES
  Issued and Outstanding....................................   16,824
  Dilutive Equivalents
     A-1 shares stapled onto L shares.......................    2,111
     Employee Options.......................................    1,176
     Options issued to Datek................................    1,265
                                                               ------
  Total A-1 Shares..........................................   21,376
                                                               ======
CLASS A-2 SHARES
  Non-voting Warrants.......................................    2,185
                                                               ------

     All classes of common stock have per share par value of $.001.

     During the fourth quarter of 2001 and January 2002, Island initiated the process of issuing additional equity. Transaction costs of $1,023 associated with this transaction were deferred and recorded as a reduction of stockholders' equity. In February 2002, these transaction costs were reclassified to expense when it was determined that the initial public offering was not likely.

     On February 1, 2002, Island issued 548 options under the 2001 Stock Incentive Plan with a weighted average exercise price of $11.06 and vesting period and expiration of four and 10 years, respectively from the date of issuance. These options have been classified as non-compensatory.

7.  NET CAPITAL REQUIREMENTS

     Island ECN and Island Execution Services, LLC ("Island Execution Services") are registered broker-dealers and, accordingly, are subject to the net capital requirements of Rule 15c3-1 (the "Rule") under the Securities Exchange Act of 1934. The broker-dealers compute their respective net capital under the alternative method permitted by the Rule, which requires that minimum net capital shall not be less than the greater of $250 or 2% of the aggregate debit items arising from customer transactions.

     Island ECN had net capital of $23,728 which was $22,728 in excess of its required net capital of $1,000 at March 31, 2002.

     Island Execution Services had net capital of $2,649 which was $2,149 in excess of its required net capital of $500 at March 31, 2002.

8.  SUBSEQUENT EVENTS

     In a press release dated April 8, 2002, Datek (a minority stockholder of Island) and Ameritrade Holding Corporation announced a merger agreement. As part of this transaction, immediately prior to the effective date of the merger, certain of Datek's stockholders, who are also Island's majority stockholders, will receive their pro-rata portion of the Class A and Class L shares of Island held by Datek. This exchange will result in Datek's current stockholders owning all of Datek's investment in Island.

                          ISLAND HOLDING COMPANY, INC.

        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
           THREE MONTHS ENDED MARCH 31, 2002 AND 2001 -- (CONTINUED)

     On June 8, 2002, Island issued 14.565 stock appreciation rights to certain employees with a weighted average strike price of $1.184.

     In a press release dated June 10, 2002, Instinet Group Incorporated ("Instinet") reported entering into a definitive agreement to acquire Island in an all-stock transaction. In connection with the transaction, Instinet expects to pay a $1.00 per share cash dividend to Instinet stockholders of record as of a date prior to closing. Island's stockholders will own approximately 25% of Instinet common stock on a fully-diluted basis, representing a total estimated transaction value of $508 million, after taking into account the special dividend and based on the $7.05 closing price of Instinet stock on June 7, 2002.

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER
                                     AMONG
                          INSTINET GROUP INCORPORATED,
                          INSTINET MERGER CORPORATION
                                      AND
                         ISLAND HOLDING COMPANY, INC.,
                                  DATED AS OF

                                 JUNE 9, 2002*



* As amended as of August 7, 2002

                               TABLE OF CONTENTS

                                   ARTICLE I

                         DEFINITIONS AND INTERPRETATION

                                                                        PAGE
                                                                        ----
1.1.     Definitions.................................................    A-2
1.2.     Interpretation..............................................   A-10

                                 ARTICLE II
                    THE MERGER; CONVERSION OF SECURITIES

2.1.     The Merger..................................................   A-11
2.2.     Effective Time..............................................   A-11
2.3.     Closing of the Merger.......................................   A-11
2.4.     Effects of the Merger.......................................   A-11
2.5.     Certificate of Incorporation and Bylaws.....................   A-11
2.6.     Directors and Officers......................................   A-11
2.7.     Conversion of Securities....................................   A-12
2.8.     Warrants and Stock Options..................................   A-13
2.9.     Exchange Procedures.........................................   A-15
2.10.    Distributions with Respect to Unsurrendered Certificates....   A-15
2.11.    No Further Ownership Rights.................................   A-16
2.12.    No Fractional Shares of Parent Common Stock.................   A-16
2.13.    No Liability................................................   A-16
2.14.    Lost Certificates...........................................   A-16
2.15.    Withholding Rights..........................................   A-16
2.16.    Stock Transfer Books........................................   A-17

                                ARTICLE III
        REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE PARENT

3.1.     Due Organization, Good Standing and Power...................   A-17
3.2.     Authorization and Validity of Agreements....................   A-17
3.3.     Absence of Conflicts........................................   A-18
3.4.     Financial Statements; No Material Adverse Change............   A-19
3.5.     Parent SEC Documents........................................   A-20
3.6.     Accounts Receivable; Customers..............................   A-20
         Title to Assets; Maintenance, Operation and Sufficiency of
3.7.     Assets......................................................   A-20
3.8.     Insurance...................................................   A-21
3.9.     Contracts...................................................   A-21
3.10.    Proceedings.................................................   A-22
3.11.    Compliance with Legal Requirements and Permits..............   A-22
3.12.    Permits.....................................................   A-23
3.13.    Intellectual Property.......................................   A-23
3.14.    Employee Relations..........................................   A-25
3.15.    Employee Benefits...........................................   A-25
3.16.    Taxes.......................................................   A-27

                                                                        PAGE
                                                                        ----
3.17.    Capitalization; Investments.................................   A-28
3.18.    Environmental Matters.......................................   A-30
3.19.    Finders and Brokers.........................................   A-30
3.20.    Regulatory Registrations and Memberships....................   A-30
3.21.    Consents....................................................   A-31
3.22.    Takeover Statutes, etc......................................   A-31
3.23.    Information Supplied........................................   A-31
3.24.    Relationships with Related Persons..........................   A-31
3.25.    Registration Rights.........................................   A-31
3.26.    Valid Authorization and Issuance............................   A-31

                                 ARTICLE IV
                                 COVENANTS
4.1.     Conduct of the Company Pending the Closing..................   A-32
4.2.     Parent's Conduct of the Business Pending the Closing........   A-34
4.3.     Further Actions.............................................   A-36
4.4.     Right of Access.............................................   A-36
4.5.     Prohibited Transactions.....................................   A-36
4.6.     Filings.....................................................   A-37
4.7.     Antitakeover Statutes.......................................   A-37
4.8.     Approval of Parent Share Issuance; Registration.............   A-37
4.9.     Stockholder Approvals.......................................   A-38
4.10.    Parent Rights Agreement.....................................   A-39
4.11.    UK Treasury Consent.........................................   A-39
4.12.    Announcements; Notification of Certain Matters..............   A-39
4.13.    Directors' and Officers' Indemnification....................   A-39
4.14.    Market Listing..............................................   A-40
4.15.    Rule 16(b)..................................................   A-40
4.16.    Transition..................................................   A-40
4.17.    Registration Rights Agreement...............................   A-40
4.18.    Tax Free Reorganization.....................................   A-40
4.19.    Affiliate Letters...........................................   A-41
         Shareholder Consent of Certain Executive Compensation
4.20.    Arrangements................................................   A-41
4.21.    No Conversion...............................................   A-41
4.22.    Certain Payments............................................   A-41

                                 ARTICLE V
                            CONDITIONS PRECEDENT
         Conditions Precedent to Obligations of Parent and Merger
5.1.     Sub.........................................................   A-41
5.2.     Conditions Precedent to Obligations of the Company..........   A-43

                                 ARTICLE VI
                                TERMINATION
6.1.     General.....................................................   A-45
6.2.     No Liabilities in Event of Termination......................   A-45

                                                                        PAGE
                                                                        ----
                                ARTICLE VII
          PERSONNEL, EMPLOYMENT ARRANGEMENTS AND EMPLOYEE BENEFITS
7.1.     Continuation of Benefits....................................   A-46
7.2.     Service.....................................................   A-46

                                ARTICLE VIII
                               MISCELLANEOUS
8.1.     No Survival of Representations and Warranties...............   A-46
8.2.     Notices.....................................................   A-46
8.3.     Entire Agreement; Disclosure Schedules......................   A-47
8.4.     Third Party Rights..........................................   A-47
8.5.     Assignability...............................................   A-47
8.6.     Waiver and Amendment........................................   A-47
8.7.     Expenses....................................................   A-47
8.8.     Counterparts................................................   A-47
         Governing Law; Submission to Jurisdiction; Appointment of
8.9.     Agent for Service of Process................................   A-48

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER, dated as of as of June 9, 2002, is among INSTINET GROUP INCORPORATED, a Delaware corporation ("Parent"); INSTINET MERGER CORPORATION, a Delaware corporation and a direct wholly owned subsidiary of Parent ("Merger Sub"); and ISLAND HOLDING COMPANY, INC., a Delaware corporation (the "Company") (each of Parent, Merger Sub and the Company a "Party" and, collectively, the "Parties").

     WHEREAS, the Boards of Directors of Parent, Merger Sub and the Company have each determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to, and in the best interests of, their respective stockholders;

     WHEREAS, in order to induce Parent and Merger Sub to enter into this Agreement and as a condition to the willingness of Parent and Merger Sub to enter into this Agreement, Reuters, Reuters C Corp, Reuters Holdings Switzerland SA, the Major Holders, the Management Holder and Parent are simultaneously entering into a Stockholders Agreement in the form attached as Exhibit A (the "Stockholders Agreement");

     WHEREAS, in order to induce Parent and Merger Sub to enter into this Agreement, and to induce Reuters, Reuters C Corp and Reuters Holdings Switzerland to enter into the Parent Voting Agreement, and as a condition to the willingness of such Persons to enter into such Agreements, Datek, Reuters and Parent are simultaneously entering into an agreement in the form of Exhibit B (the "Datek Stockholders Agreement");

     WHEREAS, in order to induce Parent and Merger Sub to enter into this Agreement and as a condition to the willingness of Parent and Merger Sub to enter into this Agreement, the Voting Holders, Parent and the Company are simultaneously entering into an agreement in the form of Exhibit C hereto (the "Company Voting Agreement") which among other things, requires that the Voting Holders vote in favor of, or consent to, as applicable, the adoption of this Agreement and approval of the Company Charter Amendment;

     WHEREAS, in order to induce Parent and Merger Sub to enter into this Agreement and as a condition to the willingness of Parent and Merger Sub to enter into this Agreement, Datek and Parent are simultaneously entering into an agreement in the form of Exhibit D hereto (the "Datek Voting Agreement") which among other things, requires that Datek vote in favor of, or consent to, as applicable, the adoption of this Agreement and approval of the Company Charter Amendment;

     WHEREAS, in order to induce the Company to enter into this Agreement and as a condition to the willingness of the Company to enter into this Agreement, Reuters, Reuters C Corp, Reuters Holdings Switzerland SA, Parent and the Company are simultaneously entering into an agreement in the form of Exhibit E hereto (the "Parent Voting Agreement") which among other things, requires that Reuters C Corp and Reuters Holdings Switzerland SA vote in favor of, or consent to, as applicable, approval of the Parent Charter Amendment and, if required, the Parent Share Issuance;

     WHEREAS, in order to induce Reuters C Corp and Reuters Holdings Switzerland SA to enter into the Parent Voting Agreement, to induce Reuters, Reuters C Corp and Reuters Holdings Switzerland SA to enter into the Stockholders Agreement, and to induce the Company to enter into this Agreement, and as a condition to the willingness of Reuters, Reuters C Corp, Reuters Holdings Switzerland SA and the Company, as applicable, to enter into such agreements, Parent has agreed to enter into an Amended and Restated Corporate Agreement with Reuters substantially in the form of Exhibit F hereto (the "Amended and Restated Corporate Agreement");

     WHEREAS, it is intended that the Merger constitute a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code") and that this Agreement and Plan of Merger constitute, and is hereby adopted as, a plan of reorganization within the meaning of Section 354 of the Code.

     NOW, THEREFORE, in consideration of the foregoing and the respective premises, mutual covenants and agreements of the Parties hereto, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the terms and conditions hereof, the Parties hereto agree as follows:

                                   ARTICLE I

                         DEFINITIONS AND INTERPRETATION

     1.1. Definitions. Unless the context shall otherwise require, terms used and not defined herein shall have the following meanings:

     "Advent Holders" means, collectively, Advent Global GECC III Limited Partnership, Advent Partners Limited Partnership, Advent Partners GPE III Limited Partnership, Advent Partners (NA) GPE III Limited Partnership, Advent PGGM Global Limited Partnership, Advent Partners DMC III Limited Partnership, Digital Media & Communications III Limited Partnership, Digital Media & Communications III-A Limited Partnership, Digital Media & Communications III-B Limited Partnership, Digital Media & Communications III-C Limited Partnership, Digital Media & Communications III-D, C.V., Digital Media & Communications III-E, C.V., First Union Capital Partners, LLC, Global Private Equity III Limited Partnership, Guayacan Private Equity Fund Limited Partnership, Advent Partners GPE IV Limited Partnership, Advent Partners (NA) GPE IV Limited Partnership and Global Private Equity IV Limited Partnership.

     "Affiliate" means, with respect to any Person, any other Person directly or indirectly Controlled by, Controlling or under common Control with, such Person.

     "Agreement" means this Agreement and Plan of Merger.

     "Aggregate Option/Warrant/SAR Spread" shall have the meaning specified in
Section 2.7(c)(i).

     "Amended and Restated Corporate Agreement" shall have the meaning specified in the recitals.

     "Antitrust Law" means the Sherman Act, as amended, the Clayton Act, as amended, and all other Legal Requirements in any jurisdiction with similar effect or purpose or designed or intended to regulate competition.

     "Authority" means any governmental, judicial, legislative, executive, administrative, or regulatory authority of the United States, or of any state, local or foreign government, or any government of any possession or territory of the United States, or any subdivision, agency, commission, office or authority of any of the foregoing, or any Self-Regulatory Organization.

     "Bain Holders" means, collectively, Bain Capital Fund VII, LLC, Bain Capital VII Coinvestment Fund, LLC, BCIP Associates II, BCIP Associates II-B, BCIP Trust Associates II, BCIP Trust Associates II-B and BCI Datek Investors, LLC.

     "Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

     "Cause" means (a) the commission by an individual of any act or omission that would constitute a felony or other crime under applicable federal, state or foreign law determined by the members of the board of directors (excluding the applicable individual, if a director) to be material to such individual's role at Parent, (b) the commission by an individual of any act of moral turpitude,
(c) fraud, dishonesty or a breach of fiduciary duty to an employer, its Affiliates and/or its stockholders, (d) continued alcohol or other substance abuse by an individual that renders him incapable of performing his material duties to the satisfaction of the Board of Directors of Parent or (e) any act or omission by an individual that is a material violation of any applicable federal or state or other securities law, regulation or rule or of any applicable rule or regulation of any self-regulatory organization.

     "Certificate of Merger" shall have the meaning specified in Section 2.2.

     "Certificates" shall have the meaning specified in 2.9(b).

     "Class A Per/Share Consideration" shall have the meaning specified in
Section 2.7(c)(i).

     "Class A Shares" means, collectively, the Class A-1 Shares and the Class A-2 Shares.

     "Class A-1 Shares" means the Class A-1 Shares, par value $0.001 per share, of the Company.

     "Class A-2 Shares" means the Class A-2 Shares, par value $0.001 per share, of the Company.

     "Class L Per/Share Consideration" shall have the meaning specified in
Section 2.7(c)(i).

     "Class L Shares" means the voting Class L Shares, par value $0.001 per share, of the Company.

     "Closing" and "Closing Date" shall have the meanings specified in Section 2.3.

     "Code" shall have the meaning specified in the recitals to this Agreement.

     "Commission" means the United States Securities and Exchange Commission.

     "Company" shall have the meaning specified in the recitals to this Agreement.

     "Company Affiliate" shall have the meanings specified in Section 4.19.

     "Company Board" means the Board of Directors of the Company.

     "Company Broker-Dealer Subsidiaries" shall mean, collectively, Island ECN, Island Execution Services, LLC and Island Clearing, LLC.

     "Company Charter Amendment" means an amendment to the Certificate of Incorporation of the Company in the form attached hereto as Exhibit I.

     "Company Disclosure Schedule" means the Disclosure Schedule delivered by the Company to Parent in connection with this Agreement.

     "Company Group" means the Company and each of its Subsidiaries.

     "Company Option Agreement" means any agreement to which the Company or Island ECN is a party and which provides for the grant or issuance of options to purchase Class A-1 Shares to any current or former employee of the Company or any of its Subsidiaries and that is identified on Section 1.1 of the Company Disclosure Schedule, other than any such agreement that evidences the grant of options under the Company Option Plan.

     "Company Option Plan" means the Island ECN 2001 Stock Incentive Plan adopted by the Board of Directors of Island ECN on April 10, 2001.

     "Company Options" means options to purchase Class A-1 Shares held by current or former officers, other employees or directors of the Company or any of its Subsidiaries that were granted to such Persons under the Company Option Plan or a Company Option Agreement.

     "Company SAR Plan" means Island Holding Company, Inc. 2002 California Stock Appreciation Right Plan adopted by the Board of Directors of the Company on June 8, 2002.

     "Company SAR" means stock appreciation rights in respect of Class A-1 Shares held by current or former employees of the Company or any of its Subsidiaries that were granted to such Persons under the Company SAR Plan.

     "Company Security Holders Agreement" means that certain Amended and Restated Securityholders Agreement, dated December 15, 2000, by and between Island ECN and each of the Securityholders set forth on Schedule A thereto (as amended as of February 1, 2001 and as of December 31, 2001) and to which the Company is now party.

     "Company Voting Agreement" shall have the meaning specified in the recitals to this Agreement.

     "Confidentiality Agreement" means the confidentiality agreement dated August 6, 1999 between Datek and Parent.

     "Consent" means any consent, waiver, approval, authorization, exemption, registration, license or declaration of or by any Person or any Authority, or expiration or termination of any applicable waiting period under any Legal Requirement, required with respect to any Party in connection with (i) the execution and delivery of this Agreement or any of the Related Agreements or
(ii) the consummation of any of the transactions provided for hereby or thereby.

     "Constituent Documents" means, with respect to any Person, such Person's certificate or articles of incorporation, certificate of formation, certificate of limited partnership, by-laws, partnership agreement, limited liability company agreement or other similar constituent, organizational and governing documents, as applicable.

     "Contracts" means any and all contracts and agreements, whether written or oral, including those that are franchises, warranties, understandings, arrangements, leases of personal property, licenses of personal property, registrations, authorizations, mortgages, bonds, notes and other instruments.

     "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of another Person, whether through the ownership of securities, by contract or otherwise.

     "Copyrights" shall have the meaning specified in the definition of "Intellectual Property".

     "Customer" means any Person to whom a Party or any Subsidiary provides services under any Contract.

     "Damages" means any and all obligations, liabilities, damages, injuries, fines, Liens, penalties, deficiencies, losses, Judgments, settlements, costs and expenses (including costs and expenses incurred in connection with performing obligations, bonding and appellate costs and reasonable attorneys', accountants', engineers', health, safety, environmental and other consultants' and investigators' fees and disbursements or other payments in respect of such payments), net of any recoveries, regardless of whether any of the foregoing are foreseeable or unforeseeable, matured or unmatured.

     "Datek" means Datek Online Holdings Corp.

     "Datek Distribution" means the distribution of Class A Shares and Class L Shares by Datek to holders of Datek capital stock (including Class X common stock) in connection with the consummation of the transactions contemplated by the Amended and Restated Agreement and Plan of Merger, dated as of May 16, 2002, by and between Datek, Ameritrade Holding Corporation, Arrow Stock Holding Corporation, Arrow Merger Corp. and Dart Merger Corp, as described under the heading "DATEK STOCKHOLDER AND FINANCIAL INFORMATION -- Reclassifications and Conversion of Datek Capital Stock" in the Registration Statement on Form S-4 filed by Arrow Stock Holding Corporation with the Commission on May 17, 2002.

     "Datek Hedge Option Agreements" means each of the Hedge Option Agreements between Datek and the Company, dated April 10, 2001.

     "Datek Stockholders Agreement" shall have the meaning specified in the recitals.

     "Datek Voting Agreement" shall have the meaning specified in the recitals to this Agreement.

     "DGCL" shall have the meaning specified in Section 2.1.

     "Dissenting Shares" shall have the meaning specified in Section 2.7(e).

     "Dollars" and "$" mean United States dollars.

     "Easements" means the easements and rights of way used or necessary to the business or operations of the Company Group or the Parent Group, as the case may be.

     "Effective Time" shall have the meaning specified in Section 2.2.

     "Employment Agreement" shall have the meaning specified in Section 5.1(g).

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, together with the rules and regulations promulgated thereunder.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

     "Filing" means any filing with any Person or Authority required to be made by or on behalf of any Party in connection with (i) the execution and delivery of this Agreement or any of the Related Agreements or (ii) the consummation of any of the transactions provided for hereby or thereby (including the filing of the Parent Charter Amendment and the Company Charter Amendment with the Secretary of State of the State of Delaware).

     "GAAP" means, at any particular time, United States generally accepted accounting principles as in effect at such time; provided, however, that if it was permissible to use more than one principle at such time in respect of a particular accounting matter and one of such permissible principles was employed, "GAAP" shall refer to the principle then so employed.

     "Historical Financial Statements" means (i) the audited consolidated financial statements, including balance sheets, statements of income, statements of changes in stockholder's equity and cash flows for each of the years ended December 31, 2001 and December 31, 2000 (including the related notes and schedules thereto, and all auditors' reports thereon) for Island ECN and (ii) the Interim Financial Statements for the Company Group.

     "Holders" means, collectively, the holders of the Class L Shares and the Class A-1 Shares.

     "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, together with the rules and regulations promulgated thereunder.

     "Indebtedness" means, with respect to any Person, without duplication (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than trade payables on ordinary trade terms incurred in the ordinary course of business), (ii) all indebtedness of such Person evidenced by a note, bond, debenture or similar instrument, (iii) reimbursement obligations with respect to all letters of credit issued for the account of such Person, (iv) all guarantees issued by such Person in respect of obligations of any other Person of the type described in clauses (i), (ii),
(iii) and (v), and (v) all payment obligations of such Person under any interest rate and currency protection agreement (including any swaps, forward contracts, caps, floors, collars and similar agreements) and commodity swaps, forward contracts and similar agreements.

     "Intellectual Property" means any and all intellectual property or proprietary rights in any jurisdiction, whether owned or held for use under license, whether registered or unregistered, including such rights in and to:
(i) trademarks and pending trademark applications, trade dress, service marks, certification marks, logos, trade names, brand names, assumed names and business names and the goodwill associated with the foregoing ("Trademarks"); (ii) issued patents and pending patent applications, and any and all divisions, continuations, continuations-in-part, reissues, continuing patent applications, reexaminations, and extensions thereof, any counterparts claiming priority therefrom, utility models, patents of importation/confirmation, certificates of invention, certificates of registration and like rights (collectively, "Patents"); inventions, invention disclosures, discoveries and improvements, whether patentable or not; (iii) writings and other works of authorship ("Copyrights"); (iv) trade secrets (including those trade secrets defined in the Uniform Trade Secrets Act and under corresponding foreign statutory and common law), business, technical and know-how information, non-public information, and confidential information and rights to limit the use or disclosure thereof by any Person (collectively, "Trade Secrets"); (v) computer software, data files, source and object codes, user interfaces, application programming interfaces, manuals, databases and other specifications and documentation (collectively, "Software"); (vi) domain names and uniform resource locators; (vii) mask works;
(viii) moral rights; (ix) claims, causes of action or defenses relating to the enforcement of any of the foregoing; in each case, including any registrations of, applications to register, and renewals and extensions of, any of the foregoing with or by any Authority in any jurisdiction.

     "Interim Financial Statements" means the unaudited consolidated financial statements, including balance sheets, statements of income, statements of changes in stockholder's equity and cash flows for the period beginning January 1, 2002 and ending April 30, 2002 (including the related notes and schedules thereto) of the Company Group.

     "IRS" means the United States Internal Revenue Service.

     "Island ECN" means The Island ECN, Inc.

     "Judgments" means any and all judgments, orders, writs, directives, rulings, decisions, injunctions, decrees, assessments, settlement agreements or awards of any Authority or arbitrator.

     "Leased Property" and "Leased Properties" shall have the meanings specified in Section 3.7(b).

     "Legal Requirements" means any and all applicable (i) federal, territorial, state, local and foreign laws, ordinances, regulations, (ii) codes, standards, rules, requirements, orders and criteria issued under any federal, territorial, state, local or foreign laws, ordinances or regulations, (iii) rules, guidelines or interpretations of any Self-Regulatory Organization and (iv) Judgments.

     "Liabilities" means all liabilities or obligations and Damages arising therefrom or relating thereto (whether known, unknown, absolute, contingent or otherwise).

     "Lien" means any mortgage, pledge, hypothecation, charge, assignment, deposit arrangement, encumbrance, security interest, lien, and any security or similar agreement of any kind or nature whatsoever.

     "Major Holders" means, collectively, the Bain Holders, the Silver Lake Holders and the TA Holders.

     "Management Holder" means Edward J. Nicoll.

     "Material Adverse Change" means any event, circumstance, condition or change giving rise to a Material Adverse Effect.

     "Material Adverse Effect" means, with respect to a Person (i) any one or more events, circumstances, conditions or changes, which result in, or which would reasonably be interpreted or expected to result in, individually or in the aggregate, a material and adverse impact on the results of operations, liabilities or financial condition of such Person and its Subsidiaries, taken as a whole, or (ii) any effect that would, individually or in the aggregate, materially impair, hinder or otherwise materially and adversely affect the ability of such Person to perform any of its material obligations under this Agreement or any of the Related Agreements; provided, however, that in no event shall Material Adverse Effect be deemed to include the impact of any of the following, alone or in combination: (a) changes affecting the markets for order execution services generally (including SuperMontage), (b) changes in United States or worldwide economic or capital market conditions generally or in the United States economy generally, or (c) changes resulting from the adoption or implementation by any Authority of any Legal Requirement that is generally applicable to order execution services.

     "Material Contract" means a Contract of the type described in clauses (i) through (xvii) of Section 3.9(a), irrespective of the date thereof; provided, that "Material Contract" shall not include any "Plan" (within the meaning of Section 3.15(a)) or any related contract or agreement disclosed under such Section.

     "Merger Consideration" shall have the meaning specified in Section 2.7(c).

     "Merger Sub" shall have the meaning specified in the preamble to this Agreement.

     "Merger" shall have the meaning specified in Section 2.1.

     "NASD Waiver" shall have the meaning specified in Section 4.8(a).

     "NASD" means the National Association of Securities Dealers, Inc.

     "Net Capital" shall mean, with respect to a Person, the net capital within the meaning of Rule 15c3-1 under the Exchange Act and computed in accordance with the "aggregate indebtedness standard" or the

"alternative standard," whichever standard is currently applicable for the relevant Person set forth in such Rule.

     "Options" means, collectively, the Company Options and all Other Options.

     "Option/Warrant/SAR Factor" shall have the meaning specified in Section 2.7(c)(i).

     "Other Options" means, collectively, all options, other than Company Options, granted or issued by the Company or any of its Subsidiaries with respect to Class A Shares or other rights pursuant to which the Company or any of its Subsidiaries may be required to issue or deliver Class A Shares (including rights evidenced by a Datek Hedge Option Agreement).

     "Other Substitute Option" shall have the meaning specified in Section
2.8(c).

     "Overlease" shall have the meaning specified in Section 3.7(d).

     "Parent" shall have the meaning specified in the preamble to this Agreement.

     "Parent Broker-Dealer Subsidiaries" means Instinet Corporation, Instinet Clearing Services, Inc., Lynch, Jones & Ryan and ProTrader Securities, L.P.

     "Parent Bylaw Amendment" means an amendment to the Bylaws of Parent in the form attached hereto as Exhibit H.

     "Parent Capitalization Date" shall have the meaning specified in Section 3.17(b).

     "Parent Charter Amendment" means the Amended and Restated Certificate of Incorporation of Parent in the form attached hereto as Exhibit G.

     "Parent Common Stock" means the common stock, $0.01 par value per share, of Parent.

     "Parent Daily Price" means, for any trading day, the closing per share trading price of Parent Common Stock on Nasdaq on such Nasdaq trading day.

     "Parent Disclosure Schedule" means the Disclosure Schedule delivered by Parent to the Company in connection with this Agreement.

     "Parent Group" means Parent and each of its Subsidiaries.

     "Parent Rights Agreement" means the Rights Agreement, dated as of May 15, 2001, between Parent and Mellon Investor Services LLC, as rights agent.

     "Parent SEC Documents" means, collectively, Parent's registration statement on Form S-1 for its initial public offering and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it or any of its Subsidiaries subsequent to the effective date of such registration statement under the Securities Act, or under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or prior to the Closing Date, in the form filed, or to be filed with the Commission.

     "Parent Senior Management" shall have the meaning specified in Section 4.2(a)(xii).

     "Parent Share Issuance" shall have the meaning specified in Section 3.2(a).

     "Parent Share Price" means the average (rounded to the nearest 1/1,000 of a Dollar) of the Parent Daily Prices for the twenty (20) Nasdaq trading days ending on the fifth trading day prior to the date on which the Effective Time occurs, except that, for each trading day in the foregoing measurement period that is prior to the "ex date" (as defined below) with respect to the cash distribution contemplated by Section 4.2(a)(xv), the Parent Daily Price shall be adjusted subtracting the amount of cash to be distributed applicable to one share of Parent Common Stock. For purposes of the foregoing, the term "ex date" with respect to any distribution means the first date on which the Parent Common Stock trades, regular way, on NASDAQ without the right to receive the cash distribution contemplated by Section 4.2(a)(xv).

     "Parent Voting Agreement" shall have the meaning specified in the recitals to this Agreement.

     "Parties" shall have the meaning specified in the preamble to this Agreement.

     "Party" shall have the meaning specified in the preamble to this Agreement.

     "Party Broker-Dealer Subsidiaries" means, with respect to the Company, the Company Broker-Dealer Subsidiaries and, with respect to Parent, the Parent Broker-Dealer Subsidiaries.

     "Party Disclosure Schedule" means, with respect to Company, the Company Disclosure Schedule and, with respect to Parent, the Parent Disclosure Schedule.

     "Party Intellectual Property" means (i) the Party Owned Intellectual Property and (ii) the Party Licensed Intellectual Property.

     "Party Licensed Intellectual Property" means, with respect to any Party, all Intellectual Property other than Party Owned Intellectual Property that is used under license or otherwise used by such Party or any of its Subsidiaries.

     "Party Owned Intellectual Property" means, with respect to any Party, all Intellectual Property that is owned by such Party or any of its Subsidiaries.

     "Party Records" means, with respect to a Party, data, records, information-related assets, customer lists and information, whether maintained on electronic, digital, hardcopy or magnetic media or in a database that are used by such Party or any of its Subsidiaries.

     "Patents" shall have the meaning specified in the definition of "Intellectual Property".

     "Permits" means any and all permits, authorizations, approvals, registrations, certificates, orders, waivers, variances or other approvals and licenses relating to compliance with any Legal Requirement.

     "Permitted Encumbrances" means (i) Liens for Taxes, both general and special, not yet due and payable or which are being contested in good faith and have been reserved against in the Interim Financial Statements, or which do not have, individually or in the aggregate, a Material Adverse Effect, (ii) easements of record for electricity, water, gas and telephone lines serving the Leased Properties and the business conducted thereon and other easements of record or non-monetary Liens which do not have, individually or in the aggregate, a Material Adverse Effect, (iii) any laws, regulations or ordinances (including, but not limited to, those related to or affecting zoning, building and environmental matters) adopted or imposed by any Authority which do not have, individually or in the aggregate, a Material Adverse Effect, (iv) workmen's, landlord's or other similar liens imposed by law and arising or incurred in the ordinary course of business which do not have, individually or in the aggregate, a Material Adverse Effect, (v) public or private rights, if any, in such portion of the Leased Properties as may be presently used and recorded, for street, roadway, and/or alley purposes, which do not, individually or in the aggregate, have a Material Adverse Effect and (vi) any interest or title of a lessor or sublessor under any lease.

     "Person" means an individual or a corporation, partnership, trust, limited liability company, unincorporated organization, joint stock company, joint venture, association or other entity, or any government, or any agency or political subdivision thereof.

     "Plan" and "Plans" shall have the meanings specified in Section 3.15(a).

     "Proceeding" and "Proceedings" shall have the meanings specified in Section 3.10.

     "Prohibited Transaction" shall have the meaning specified in Section 4.5.

     "Property" means, with respect to any Party, all assets and property owned by such Party or any of its Subsidiaries and any improvements thereto, including cash, personal property and intangible property.

     "Real Property Lease" shall have the meaning specified in Section 3.7(b).

     "Registration Rights Agreement" shall have the meaning set forth in Section 4.17.

     "Regulations" means the U.S. Federal Income Tax Regulations, as amended.

     "Related Agreements" means, collectively, the Employment Agreement, the Stockholders Agreement, the Datek Stockholders Agreement, the Registration Rights Agreement, the Company Voting Agreement, the Datek Voting Agreement, the Parent Voting Agreement and the Amended and Restated Corporate Agreement.

     "Related Person" with respect to another Person means (i) any officer, director, stockholder (other than stockholders who are not officers, directors or employees and who own capital stock representing less than 5% of the aggregate voting power entitled to vote in the election of directors generally), or key employee of the Person or any Subsidiary of the Person, or a member of any of the immediate families of any such Person who is an individual, or the grantor, settlor, beneficiary or trustee of any such Persons which is a trust, or an Affiliate of any of such Person or (ii) any Subsidiary of a Person described in clause (i).

     "Required Company Vote" means the affirmative vote or consent of the holders of (i) a majority of the outstanding Class L Shares and Class A-1 Shares voting together as a single class in the case of the adoption of this Agreement and the Company Charter Amendment and (ii) 66 and 2/3% of the outstanding Class L Shares in the case of the Company Charter Amendment.

     "Required Net Capital" means (i) with respect to Island ECN, $10,000,000,
(ii) with respect to Island Execution Services, LLC, $2,000,000, (iii) respect to Instinet Corporation, $20,000,000, (iv) with respect to Instinet Clearing Services, Inc. $50,000,000, (v) with respect to Lynch, Jones & Ryan, $5,000,000 and (vi) with respect to ProTrader Securities, L.P., $1,000,000.

     "Required Parent Vote" means the affirmative consent of the holders of a majority of the outstanding Parent Common Stock.

     "Returns" means any and all returns, statements, forms and reports for Taxes.

     "Reuters" means Reuters Limited, a company organized under the laws of England and Wales.

     "Securities Act" means the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

     "Self-Regulatory Organization" shall have the meaning specified in Section 3(a)(26) of the Exchange Act.

     "Shares" means the shares of capital stock of the Company.

     "Silver Lake Holders" means, collectively, Silver Lake Partners, L.P., Silver Lake Investors, L.P. and Silver Lake Technology Investors, L.L.C.

     "Significant Subsidiary" shall have the meaning specified in Rule 1-02 of Regulation S-X of the Commission.

     "Software" shall have the meaning specified in the definition of "Intellectual Property".

     "Stockholders Agreement" shall have the meaning specified in the recitals to this Agreement.

     "Subsidiary" means, with respect to any Person, from time to time, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary or contingent voting power to elect directors of such corporation is at the time owned by such Person directly or indirectly through Subsidiaries, and (ii) any partnership, association, joint venture, limited liability company or other entity in which such Person directly or indirectly through any Subsidiaries has more than a 50% equity interest at any time.

     "Surviving Corporation" shall have the meaning specified in Section 2.1.

     "Substitute Option" shall have the meaning specified in Section 2.8(b).

     "Substitute SARs" shall have the meaning specified in Section 2.8(e).

     "Substitute Warrant" shall have the meaning specified in 2.8(a).

     "TA Holders" means, collectively, TA IX, LP, TA Atlantic & Pacific IV, LP, TA/Advent VIII, LP, Advent Atlantic & Pacific III, L.P, TA Executives Fund, LLC, TA Investors, LLC, GPH DT Partners, 2000 Exchange Place Fund, LLC and 1998 GPH Fund, LLC.

     "Takeover Statutes" shall have the meaning specified in Section 3.22.

     "Tax Return" means any report, estimate, declaration of estimated taxes, information statement or return or other information (including any amendments) required to be supplied to a governmental entity with respect to Taxes including, where permitted or required, combined or consolidated returns for any group of entities that includes the Company or any of its Subsidiaries.

     "Taxes" means all taxes, however denominated, including any interest or penalties that may become payable in respect thereof, imposed by any federal, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income taxes (including, but not limited to, United States federal income taxes and state income taxes), payroll and employee withholding taxes, unemployment insurance, social security, ad valorem taxes, sales and use taxes, excise taxes, environmental taxes, franchise taxes, gross receipts taxes, occupation taxes, real and personal property taxes, gift taxes, stamp taxes, transfer taxes, withholding taxes, workers' compensation premiums, and other obligations of the same or of a similar nature.

     "Third Party" means any Person not a signatory to this Agreement.

     "Trade Secrets" shall have the meaning specified in the definition of "Intellectual Property".

     "Trademarks" shall have the meaning specified in the definition of "Intellectual Property".

     "UK Treasury Consent" means the consent of Her Majesty's Treasury to the consummation of the transactions contemplated hereby under Section 765 of the Income and Corporation Taxes Act of 1988.

     "Voluntary Bankruptcy" means, with respect to any Person, an admission in writing by such Person of its inability to pay its debts generally or a general assignment by such Person for the benefit of creditors; the filing of any petition or answer by such Person seeking to adjudicate it bankrupt or insolvent, or seeking for itself any liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of such Person or its debts under any Legal Requirement relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking, consenting to, or acquiescing in the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for such Person or for any substantial part of its property; or corporate action taken by such Person to authorize any of the actions set forth above.

     "Voting Holders" means, collectively, the Major Holders, the Management Holder, the Advent Holders and Finanzas B.V.

     "Warrants" means warrants issued by the Company to purchase Class A-2
Shares.

     1.2. Interpretation. In this Agreement and in the Schedules and Exhibits hereto:

          (a) the Table of Contents and headings are for convenience only and shall not affect the interpretation of this Agreement;

          (b) unless otherwise specified, references to Articles, Sections, clauses, Schedules and Exhibits are references to Articles, Sections and clauses of, and Schedules and Exhibits to, this Agreement;

          (c) references to any document or agreement, including this Agreement, shall be deemed to include references to such document or agreement as amended, supplemented or replaced from time to time in accordance with its terms and (where applicable) subject to compliance with the requirements set forth therein;

          (d) references to any Party to this Agreement or any other document or agreement shall include its successors and permitted assigns;

          (e) whenever in this Agreement, a Contract or instrument is referred to as "enforceable," such statement shall be deemed to be limited by bankruptcy, insolvency, fraudulent conveyance, reorganiza-tion, moratorium or other similar laws relating to the enforcement of creditors' rights generally and by general principles of equity;

          (f) the words "include", "includes" and "including" are not limiting and are deemed to be followed by the words "without limitation"; and

          (g) all words used in this Agreement will be construed to be of such gender or number as the circumstances require.

                                   ARTICLE II

                      THE MERGER; CONVERSION OF SECURITIES

     2.1. The Merger. At the Effective Time, upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the "DGCL"), Merger Sub shall be merged with and into the Company (the "Merger"). Following the Merger, the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall continue its corporate existence under the DGCL, and the separate corporate existence of Merger Sub shall cease. If Parent so elects, the Merger shall instead be structured so that the Company shall be merged with and into Merger Sub, with Merger Sub continuing as the Surviving Corporation.

     2.2. Effective Time. Subject to the provisions of this Agreement, Parent, Merger Sub and the Company shall cause the Merger to be consummated by filing a certificate of merger complying with the DGCL with the Secretary of State of the State of Delaware (the "Certificate of Merger"), immediately following the Closing, provided that if the office of the Secretary of State is not open at such time, the certificate shall be filed as soon as possible thereafter. The Merger shall become effective upon such filing or at such time thereafter as the Parties shall agree and as shall be provided in the Certificate of Merger (the "Effective Time").

     2.3. Closing of the Merger. The closing of the Merger (the "Closing") will take place at a time and on a date (the "Closing Date") to be specified by Parent, which shall be no later than the fifth Business Day after satisfaction or waiver of the conditions set forth in Article V (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), at the offices of Cleary, Gottlieb, Steen & Hamilton, One Liberty Plaza, New York, New York 10006, unless another time, date or place is agreed to in writing by the parties hereto.

     2.4. Effects of the Merger. Except as otherwise provided in Section 2.7 with respect to the effect of the Merger on capital stock, the Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations and duties of the Company and Merger Sub shall become the debts, liabilities, obligations and duties of the Surviving Corporation.

     2.5. Certificate of Incorporation and Bylaws. The Certificate of Incorporation of Merger Sub in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation, until amended in accordance with such Certificate of Incorporation and the DGCL; provided, that at the Effective Time, Article First of the Certificate of Incorporation of the Surviving Corporation shall be amended to read in its entirety as follows: "The name of this corporation is Island Holding Company, Inc. (hereinafter referred to as the "Corporation")." The Bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation, until amended in accordance with such Bylaws, the Certificate of Incorporation and the DGCL.

     2.6. Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until their respective death, resignation, or removal or until their respective successors are duly elected and qualified. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until his or her respective death, resignation, or removal or until his or her respective successor is duly elected and qualified.

     2.7. Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of any of the parties hereto or any holder of any securities of the Company or Merger Sub:

          (a) Securities of Merger Sub. The issued and outstanding shares of common stock, par value $0.01 per share, of Merger Sub shall remain issued, outstanding and unchanged as validly issued, fully paid and nonassessable shares of common stock of the Surviving Corporation.

          (b) Cancellation of Treasury Shares and Parent-Owned Shares. Each Share issued and outstanding immediately prior to the Effective Time that is owned by the Company or Parent or any of their respective wholly owned Subsidiaries shall automatically be cancelled and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.

          (c) Conversion of Shares.


          (i) Subject to Section 2.7(e), the aggregate consideration to be paid in the Merger (the "Merger Consideration") in respect of the Shares outstanding immediately prior to the Effective Time shall equal a number of fully paid and non-assessable shares of Parent Common Stock equal to (x) 85 million (85,000,000) minus (y) the aggregate number of shares of Parent Common Stock constituting the Option/Warrant/SAR Factor; provided, that the Merger Consideration shall in no event exceed 85,000,000 shares of Parent Common Stock (subject to adjustment in accordance with Section 2.7(d)). The number of shares of Parent Common Stock constituting the "Option/Warrant/SAR Factor" shall equal the sum of (A) the quotient of (1) the Aggregate Option/Warrant/SAR Spread and (2) the Parent Share Price plus
     (B) one-half of the quotient of (1) the aggregate exercise or strike price of all Options, Warrants and Company SARs outstanding at the date hereof (as set forth in Section 3.17 of the Company Disclosure Schedule) less the aggregate exercise or strike price of any such Options, Warrants and Company SARs which have been surrendered or forfeited without exercise thereof prior to the Effective Time and (2) the Parent Share Price plus (C) the quotient of (1) the aggregate exercise or strike price of all Options and Company SARs granted after the date hereof or not otherwise set forth in Section 3.17 of the Company Disclosure Schedule and outstanding at the Effective Time and (2) the Parent Share Price. The "Aggregate Option/Warrant/SAR Spread" shall be equal to (x) the product of the Parent Share Price multiplied by the number of shares of Parent Common Stock issuable upon the exercise of, or covered by, all Substitute Warrants, Substitute Options, Other Substitute Options and Substitute SARs into and for which the then-outstanding Warrants, Company Options, Other Options and Company SARs are converted and exchanged at the Effective Time pursuant to
     Section 2.8 minus (y) the aggregate exercise price or strike price (as set forth in Section 3.17 of the Company Disclosure Schedule) of all Options, Warrants and Company SARs outstanding immediately prior to the Effective Time. The Merger Consideration shall be allocated among the Class A Shares and the Class L Shares outstanding immediately prior to the Effective Time in the manner contemplated by the Certificate of Incorporation of the Company as modified by the Company Charter Amendment; provided, that for the purposes of such allocation (x) there shall be deemed to be no Dissenting Shares and (y) all Shares to be cancelled pursuant to Section 2.7(b) shall be deemed to have been cancelled. The Parties agree that the example of the allocation of the Merger Consideration set forth in Exhibit 2.7(c)(i) hereto accurately reflects the method of allocating such Merger Consideration in accordance therewith. The number of shares of Parent Common Stock allocated to each Class A Share shall be the "Class A Per/Share Consideration" and the number of shares of Parent Common Stock allocated to each Class L Share shall be the "Class L Per/Share Consideration". For the avoidance of doubt, references to the "strike price" of Company SARs shall be deemed references to the "base price" of such Company SARs.


          (ii) Subject to Section 2.12, each Class L Share issued and outstanding immediately prior to the Effective Time, other than Class L Shares to be cancelled in accordance with Section 2.7(b) and other than Dissenting Shares, shall be converted into and be exchanged for the right to receive the Class L Per/ Share Consideration.

          (iii) Subject to Section 2.12, each Class A-1 Share issued and outstanding immediately prior to the Effective Time, other than Class A-1 Shares to be cancelled in accordance with Section 2.7(b) and other than Dissenting Shares, shall be converted into and be exchanged for the right to receive the Class A Per/Share Consideration.

          (d) Certain Adjustments. If between the date of this Agreement and the Effective Time the outstanding shares of Parent Common Stock shall have been changed into a different number of shares or a different class by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or any similar event (or Parent establishes a record date for any such transaction which record date occurs prior to the Effective Time), the amount of shares of Parent Common Stock constituting the Class L Per/Share Consideration and the Class A Per/Share Consideration shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or such similar event.

          (e) Dissenting Shares.

          (i) Any Shares held by a holder who has demanded and perfected appraisal rights for such Shares in accordance with Section 262 of the DGCL and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal rights ("Dissenting Shares") shall not be converted into or represent the right to receive Merger Consideration pursuant to Section 2.7(c), but the holder thereof shall only be entitled to such rights as are granted by the DGCL.

          (ii) Notwithstanding the provisions of subsection (i) above, if any holder of Shares who demands appraisal of such shares under the DGCL shall effectively withdraw or lose (through failure to perfect or otherwise) such holder's appraisal rights, then as of the later of (A) the Effective Time or (B) the occurrence of such event, such holder's Shares shall automatically be converted into and represent the right to receive Merger Consideration as provided in Section 2.7(c), without interest thereon, upon surrender of the certificates representing such Shares.

          (iii) The Company shall give Parent (A) prompt notice of its receipt of any written demands for appraisal of any Shares, withdrawals of such demands, and any other instruments relating to the Merger served pursuant to the DGCL and received by the Company and (B) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal of any Shares under the DGCL. The Company shall not, except with the prior written consent of Parent or as may be required under applicable Legal Requirements (in which case Parent shall be consulted), voluntarily make any payment with respect to any demands for the appraisal of Shares or offer to settle or settle any such demands or approve any withdrawal of such demands.

          (iv) From and after the Effective Time, no holder of Shares who has demanded appraisal rights as provided in Section 262(d) of the DGCL shall be entitled to vote such stockholder's Shares for any purpose or to receive payment of dividends or other distribution with respect to such Shares (except dividends and other distributions payable to stockholders of record at a date which is prior to the Effective Time).

     2.8.  Warrants and Stock Options.

     (a) Warrants. Subject to Section 2.12 and Section 2.7(d), each Warrant issued and outstanding immediately prior to the Effective Time shall be converted into and be exchanged for, and shall represent, a warrant (a "Substitute Warrant") to purchase the number of fully paid and nonassessable shares of Parent Common Stock equal to the product of (x) the number of Class A-2 Shares issuable upon exercise of the Warrant multiplied by (y) the Class A Per/Share Consideration, at an exercise price per share (rounded up to the nearest whole cent) equal to the quotient of (A) the per Share exercise price applicable under such Warrant immediately prior to the Effective Time divided by
(B) the number of shares of Parent Common Stock constituting the Class A Per/Share Consideration.

     (b) Company Options. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof but subject to Section 2.7(d), each then outstanding Company Option, whether or not then vested or exercisable, shall be converted into and constitute an option (a "Substitute Option") to acquire, on the same terms and conditions as were applicable under such Company Option immediately prior to the Effective Time (including, without limitation, such terms and conditions relating to vesting and expiration), a number of shares of Parent Common Stock (rounded down to the nearest whole number) equal to the product of (i) the number of Class A-1 Shares issuable upon exercise of such Company Option immediately prior to the Effective Time multiplied by (ii) the Class A Per/Share Consideration, at an exercise price per share (rounded up to the nearest whole cent) equal to the quotient of
(A) the per Share exercise price applicable under such Company Option immediately prior to the Effective Time divided by (B) the number of shares of Parent Common Stock constituting the Class A Per/Share Consideration; provided that the rounding down of the number of shares of Parent Common Stock covered by the Company Options shall be done on a holder by holder basis, taking into account all shares of Parent Common Stock Company that, upon conversion of all Company Options held by such holder immediately prior to the Effective Time, will be subject to the Substitute Options held by such holder immediately after such conversion.

     (c) Other Options. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof but subject to Section
2.12 and Section 2.7(d), each then outstanding Other Option, whether or not then exercisable (except any such Other Option that cannot as of the date hereof by its terms become exercisable in the future), shall be converted into and constitute an option (an "Other Substitute Option") to acquire, on the same terms and conditions as were applicable under such Other Option immediately prior to the Effective Time (including, without limitation, such terms and conditions relating to exercisability and expiration), a number of shares of Parent Common Stock equal to the product of (i) the number of Class A Shares issuable upon exercise of such Other Option immediately prior to the Effective Time multiplied by (ii) the Class A Per Share Consideration, at an exercise price per share (rounded up to the nearest whole cent) equal to the quotient of
(A) the per Share exercise price applicable under such Other Option immediately prior to the Effective Time divided by (B) the number of shares of Parent Common Stock constituting the Class A Per/Share Consideration.

     (d) Filing of S-8. No later than the Business Day after the Closing Date, Parent shall file one or more registration statements under the Securities Act, on Form S-8, or another appropriate form, covering the shares of Parent Common Stock subject to the Substitute Options and Other Substitute Options (if and to the extent eligible for inclusion on Form S-8) and shall cause such registration to remain in effect until the exercise or expiration of all of the Substitute Options.

     (e) Company SARs. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof but subject to Section 2.7(d), each then outstanding Company SAR, whether or not then vested or exercisable, shall be converted into and constitute a stock appreciation right (a "Substitute SAR"), on the same terms and conditions as were applicable under such Company SAR immediately prior to the Effective Time (including, without limitation, such terms and conditions relating to vesting and expiration), with respect to a number of shares of Parent Common Stock (rounded down to the nearest whole number) equal to the product of (i) the number of Class A-1 Shares covered by such Company SAR immediately prior to the Effective Time multiplied by (ii) the Class A Per/Share Consideration, at a strike price per share (rounded up to the nearest whole cent) equal to the quotient of (A) the per Share strike price applicable under such Company SAR immediately prior to the Effective Time divided by (B) the number of shares of Parent Common Stock constituting the Class A Per/Share Consideration; provided that the rounding down of the number of shares of Parent Common Stock covered by the Company SARs shall be done on a holder by holder basis, taking into account all shares of Parent Common Stock Company that, upon conversion of all Company SARs held by such holder immediately prior to the Effective Time, will be subject to the Substitute SARs held by such holder immediately after such conversion.

     (f) Further Actions. As soon as reasonably practicable following the date of this Agreement, the Company shall amend the Company Option Plan, the Company SAR Plan and the Island ECN Key Employee Equity Incentive Plan to (A) subject to
Section 4.1(a)(xvii) preclude the grant of any new or additional Company Options, Company SARs or any other awards thereunder after the date hereof and through the Effective Time and (B) provide that the Company Option Plan, the Company SAR Plan and the

Island ECN Key Employee Equity Incentive Plan will automatically terminate as of the Effective Time, subject to consummation of the Merger, provided that the terms of the Company Option Plan or, if applicable, the Company Option Agreement shall continue to apply to the Substitute Options until exercise or expiration thereof, as the case may be, and the terms of the Company SAR Plan shall continue to apply to the Substitute SARs until exercise or expiration thereof, as the case may be. The Company shall take all other action required in order to effect, or permit Parent to effect, the provisions of this Section 2.8.

     2.9. Exchange Procedures. Parent shall select an institution reasonably acceptable to the Company to act as the exchange agent (the "Exchange Agent") in the Merger. On the date on which the Effective Time occurs, Parent shall deposit, or cause to be deposited with the Exchange Agent for the benefit of holders of shares, certificates representing shares of Parent Common Stock constituting the portion of the Merger Consideration to be paid in respect of the Class L Shares and Class A-1 Shares outstanding immediately prior to the Effective Time.

     (b) Record holders of Shares immediately prior to the Effective Time shall be entitled to deliver their Certificates at the Closing together with the letter of transmittal and other documents required by this Section 2.9 and, assuming all such documents are reasonably satisfactory to Parent, Parent shall or shall cause the Exchange Agent to deliver the appropriate Parent Common Stock and any cash due to such record holder promptly following the Effective Time. In the case of record holders of Shares who do not comply with the preceding sentence, the Surviving Corporation shall cause the Exchange Agent to mail, within two Business Days after the Effective Time, to each holder of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares (other than Dissenting Shares) (the "Certificates") (i) a form of letter of transmittal (which shall specify that delivery shall be effective, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, and which letter shall be in customary form and have such other provisions as Parent may reasonably specify); and (ii) instructions for effecting the surrender of such Certificates in exchange for the applicable consideration specified in
Section 2.7. Upon surrender of a Certificate to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent or the Surviving Corporation, the holder of such Certificate shall be entitled to receive in exchange therefor (x) in the case of Certificates representing Class L Shares, (A) shares of Parent Common Stock representing, in the aggregate, the whole number of shares that such holder has the right to receive pursuant to Section 2.7(c)(ii) (after taking into account all Class L Shares then held by such holder) and (B) a check in the amount equal to the cash that such holder has the right to receive pursuant to the provisions of this Article II, including cash in lieu of any fractional shares of Parent Common Stock pursuant to Section 2.12 and any dividends and other distributions pursuant to Section 2.10; and (y) in the case of Certificates representing Class A-1 Shares, (A) shares of Parent Common Stock representing, in the aggregate, the whole number of shares that such holder has the right to receive pursuant to
Section 2.7(c)(iii) (after taking into account all Class A-1 Shares then held by such holder) and (B) a check in the amount equal to the cash that such holder has the right to receive pursuant to the provisions of this Article II, including cash in lieu of any fractional shares of Parent Common Stock pursuant to Section 2.12 and any dividends and other distributions pursuant to Section
2.10. No interest will be paid or will accrue on any cash payable pursuant to this Article II.

     2.10. Distributions with Respect to Unsurrendered Certificates. From and after the Effective Time and until surrendered in accordance with the provisions of this Article II, each Certificate (other than Certificates for Shares to be cancelled pursuant to Section 2.7(b) and other than Certificates representing Dissenting Shares) shall represent for all purposes solely the right to receive in accordance with the terms hereof, the applicable consideration set forth in
Section 2.7. No dividends or other distributions declared or made with respect to shares of Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate representing Shares with respect to the shares of Parent Common Stock that such holder would be entitled to receive upon surrender of such Certificate and no cash payment in lieu of fractional shares of Parent Common Stock shall be paid to any such holder pursuant to Section 2.12 until such holder shall surrender such Certificate in accordance with Section 2.9. Subject to the effect of applicable Legal Requirements, following surrender of any such Certificate, there shall be paid to such holder of shares of Parent Common Stock issuable in exchange therefor, without interest, (a) promptly after the time of such surrender, the amount of any cash payable in lieu of fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.12 and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock, and (b) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such shares of Parent Common Stock.

     2.11. No Further Ownership Rights. All shares of Parent Common Stock issued and cash paid upon conversion of the Shares in accordance with the terms of this Article II (including any cash paid pursuant to Sections 2.10 and 2.12) shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to such Shares.

     2.12.  No Fractional Shares of Parent Common Stock.

     (a) Shares. No certificates or scrip of shares of Parent Common Stock representing fractional shares of Parent Common Stock or book-entry credit of the same shall be issued upon the surrender for exchange of Certificates and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of Parent or a holder of shares of Parent Common Stock. Notwithstanding any other provision of this Agreement, each holder of Shares exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of Parent Common Stock multiplied by (ii) the Parent Share Price.

     (b) Warrants and Other Options. Notwithstanding any other provision of this Agreement, each holder of a Warrant or an Other Option converted pursuant to the Merger into a Substitute Warrant or an Other Substitute Option, as the case may be, who would, upon exercise of such Substitute Warrant or Other Substitute Option, otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account the exercise by such holder of all of such holder's Substitute Warrants or Other Substitute Options converted pursuant to the Merger) shall, upon the exercise by such holder of the last remaining Substitute Warrants or last remaining Other Substitute Options then held by such holder, receive, in lieu of such fraction of a share of Parent Common Stock, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of Parent Common Stock multiplied by (ii) the Parent Share Price.

     2.13. No Liability. None of Parent, Merger Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any consideration payable hereunder delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

     2.14. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation or the Exchange Agent, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation or the Exchange Agent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Surviving Corporation will cause the Exchange Agent to deliver in exchange for such lost, stolen or destroyed Certificate the applicable consideration with respect to the Shares formerly represented thereby, any cash in lieu of fractional shares of Parent Common Stock and unpaid dividends and distributions on shares of Parent Common Stock deliverable in respect thereof, pursuant to this Agreement.

     2.15. Withholding Rights. Each of the Exchange Agent, the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any applicable Legal Requirements. To the extent that amounts are so withheld by the Exchange Agent, the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect to which such deduction and withholding was made by the Exchange Agent, the Surviving Corporation or Parent, as the case may be.

     2.16. Stock Transfer Books. The stock transfer books of the Company shall be closed immediately upon the Effective Time and there shall be no further registration of transfers of Shares or Warrants thereafter on the records of the Company. On or after the Effective Time, any Certificates presented to the Exchange Agent, the Surviving Corporation or Parent for any reason shall be converted into the consideration payable with respect to the Shares formerly represented thereby, any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 2.12 and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.10.

                                  ARTICLE III

          REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE PARENT

     The Company represents and warrants to Parent with respect to itself and its Subsidiaries, and Parent represents and warrants to the Company with respect to itself and its Subsidiaries, subject to (i) in the case of the Company, such exceptions as are disclosed in writing in a corresponding numbered section of the Company Disclosure Schedule and (ii) in the case of Parent, disclosure contained in, or incorporated by reference into, Parent's Annual Report on Form 10-K for the year ended December 31, 2001 and Quarterly Report on Form 10-Q for the period ended March 31, 2002, in each case as filed prior to the date hereof, (other than (A) the cautionary statements regarding forward-looking statements prior to Part I of each of such Form 10-K and Form 10-Q and (B) the section of
Part I, Item 1 of such Form 10-K entitled "Certain Factors that May Effect Our Business") and such additional exceptions as are disclosed in writing in a corresponding numbered section of the Parent Disclosure Schedule (it being understood that (x) matters disclosed in or incorporated by reference into, Parent's Annual Report on Form 10-K for the year ended December 31, 2001 and Quarterly Report on Form 10-Q for the period ended March 31, 2002 shall be deemed disclosed for purposes of particular representations and warranties of Parent only to the extent the applicability of such disclosure to such representations and warranties is reasonably apparent and (y) matters disclosed in one section of a Party Disclosure Schedule shall be deemed disclosed for purposes of other representations or warranties of such Party to the extent the applicability of such disclosure to such other representations and warranties is reasonably apparent), as follows:

     3.1.  Due Organization, Good Standing and Power.

     (a) Such Party and each of its Subsidiaries (i) is a corporation or other entity duly organized and validly existing under the laws of its jurisdiction of incorporation or formation and, if applicable in its jurisdiction of incorporation or formation, in good standing and has the requisite power and authority to own, lease and operate its assets and to conduct the business now being conducted by it and, on the Closing Date, will have the requisite power and authority to own, lease and operate its assets and to conduct the business being conducted by it on the Closing Date and (ii) is qualified to do business in each jurisdiction where its ownership of assets or conduct of business so requires except where the failure to be so qualified, individually or in the aggregate, has not caused and is not reasonably expected to cause a Material Adverse Effect with respect to such party.

     (b) In the case of the Company, the Company has provided Parent with true, correct and complete copies of the Constituent Documents of the Company and each of its material Subsidiaries. In the case of Parent, true, correct and complete copies of Parent's Constituent Documents are included as exhibits to the Parent SEC Documents filed prior to the date hereof.

     3.2. Authorization and Validity of Agreements. (a) Such Party has all necessary corporate power and authority to execute and deliver this Agreement and the Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The board of directors of such Party has, by the requisite vote of those present, duly and validly authorized the execution, delivery and performance of this Agreement and each of the Related Agreements to which such Party is or will be a party and approved the consummation of the transactions contemplated hereby and thereby, and taken all corporate actions required to be taken by such Board of Directors for the consummation of the transactions, including the Merger, contemplated hereby and thereby and has (i) by resolution approved, and declared advisable, the agreement of merger (within the meaning of Section 251 of the DGCL) contained within this Agreement; (ii) determined that such transactions are advisable and fair to, and in the best interests of, such Party and its stockholders. The board of directors of each of the Company and Merger Sub has resolved to recommend that the stockholders of such Party approve and adopt this Agreement and the agreement of merger (within the meaning of Section 251 of the DGCL) contained herein. No other corporate proceedings on the part of such Party are necessary to authorize this Agreement and each of the Related Agreements to which such Party is or will be a party or to consummate the transactions contemplated hereby and thereby (other than (x) in the case of the Company, with respect to the adoption of this Agreement and the adoption of the Company Charter Amendment, the Required Company Vote and (y) in the case of Parent, with respect to approval of the issuance of Parent Common Stock hereunder (the "Parent Share Issuance") and the adoption of the Parent Charter Amendment, the Required Parent Vote). This Agreement and each of the Related Agreements to which such Party is or will be a party has been, or if not executed on the date hereof upon Closing will have been, duly and validly executed and delivered by such Party and each constitutes, or will upon execution by such Party constitute, a valid, legal and binding agreement of such Party, enforceable against such Party in accordance with its terms.

     (b) The board of directors of each of the Company and Merger Sub has directed that the agreement of merger contained within this Agreement be submitted to the stockholders of such Party for their approval by written consent or at a meeting to be held for that purpose. The board of directors of the Company has directed that the Company Charter Amendment be submitted to the stockholders of the Company for their approval by written consent or at a meeting to be held for that purpose. The board of directors of Parent has directed that the Parent Charter Amendment and, unless the NASD Waiver is obtained, the Parent Share Issuance be submitted to the stockholders of Parent for their approval by written consent. The Required Company Vote with respect to the adoption of this Agreement and the Company Charter Amendment, in the case of the Company, and the Required Parent Vote with respect to the Parent Share Issuance and the Parent Charter Amendment, in the case of Parent, and the approval by Parent as holder of all of the outstanding capital stock of Merger Sub, with respect to the adoption of this Agreement, in the case of Merger Sub, is the only vote or consent of the holders of any class or series of capital stock of such Party necessary to adopt the agreement of merger contained within this Agreement and approve the transactions contemplated hereby, including the Merger. No other vote of or consent by the stockholders of such Party is required by law, the articles of incorporation or the by-laws of such Party or otherwise in order for such Party to approve and adopt the agreement of merger contained within this Agreement or to consummate the transactions contemplated hereby, and no vote of stockholders is required to approve any Related Agreement or to consummate the transactions contemplated thereby.

     (c) Each of such Party's Subsidiaries has all requisite corporate power and authority to execute and deliver this Agreement, if it is a party hereto, and each of the Related Agreements to which it is or will be a party and to perform its obligations hereunder and thereunder. The execution, delivery and performance by each of such Party's Subsidiaries of this Agreement (if it is a party hereto) and each Related Agreement to which it is or will be a party and the consummation by each such Subsidiary of the transactions contemplated hereby and thereby have been duly authorized by all necessary action. In the case of the Company, no holder of Shares or Warrants has any right of first refusal or similar right arising or resulting from the transactions contemplated by this Agreement under the Company Security Holders Agreement.

     (d) In the case of Parent, the board of directors of Parent has taken all requisite action such that the Parent Bylaw Amendment shall become effective at the Effective Time.

     3.3. Absence of Conflicts. The execution, delivery and performance by such Party of this Agreement and any Related Agreement to which it is or will be a party and the consummation by it of the transactions contemplated hereby and thereby, and the execution, delivery and performance by each of such Party's Subsidiaries of this Agreement (if it is a party hereto) and each Related Agreement to which it is or will be a party and the consummation by it of the transactions contemplated hereby and thereby, does not and will not: (i) violate any material Legal Requirement applicable to such Party or any of its Subsidiaries, (ii) conflict with, or result in the breach of any provision of any Constituent Documents of such Party or any of its Subsidiaries, (iii) result in the creation of any Lien upon any of the assets of such Party or any of its Subsidiaries, (iv) trigger any "change of control" clause or similar clause in any Material Contract to which such Party or any of its Subsidiaries is a party (v) as of the Effective Time, trigger the provisions of any shareholder rights plan or other anti-takeover device, including any fair price provisions thereof, to which such Party or any of its Subsidiaries is a party, that such Party or any of its Subsidiaries has adopted or by which such Party or any of its Subsidiaries is bound, or (vi) violate, conflict with or result in the breach or termination of, or accelerate any right or provision under, or otherwise give any other Person the right to terminate, modify or accelerate any right or provision under, or constitute a default, event of default or an event which, with notice, lapse of time or both, would constitute a default or event of default, or give any Person the right to accelerate any right or provision, under the terms of any Material Contract or Permit to which such Party or any of its Subsidiaries is a party or by which its assets, properties or businesses are bound.

     3.4.  Financial Statements; No Material Adverse Change.

     (a) In the case of the Company, the Historical Financial Statements have been prepared in accordance with GAAP, consistently applied, and fairly present in all material respects the financial position and results of operation of the Company and its Subsidiaries as of April 30, 2002, December 31, 2001 and December 31, 2000, except, in the case of the Interim Financial Statements for normal year-end adjustments (which shall not, individually or in the aggregate, be material in amount) and the absence of detailed footnotes. Except as set forth or adequately reserved for in the Historical Financial Statements or the Interim Financial Statements, or as set forth in Section 3.4(a) of the Company Disclosure Schedule, none of the Company nor any of its Subsidiaries has any outstanding claims, liabilities or indebtedness, absolute or contingent, or obligations of any nature, whether accrued, absolute, contingent, threatened or otherwise, whether due or to become due, other than liabilities (i) incurred in the ordinary course and conduct of its business since December 31, 2001 which do not involve borrowings and are not in excess of $1,000,000 in the aggregate at any given time, (ii) of a type not required to be disclosed on a balance sheet or (in the case of matters existing as of December 31 of any year) footnotes thereto in accordance with GAAP or (iii) arising out of or connected with this Agreement or any Related Agreements or the transactions contemplated hereby or thereby.

     (b) In the case of Parent, each of the balance sheets contained in or incorporated by reference into any Parent SEC Document (including the related notes and schedules thereto) presents fairly or will present fairly, in each case, in all material respects, the financial position of Parent as of its date, and each of the statements of income and changes in stockholders' equity and cash flows or equivalent statements in such Parent SEC Documents (including any related notes and schedules thereto) presents fairly or will present fairly, in each case, in all material respects, the results of operations, changes in stockholders' equity and changes in cash flows, as the case may be, of Parent for the periods to which they relate, in each case in accordance with applicable requirements under the Securities Act or the Exchange Act, as the case may be, and GAAP consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments (which shall not, individually or in the aggregate, be material in amount) and the absence of detailed footnotes in the case of unaudited statements. Except as set forth or adequately reserved for in the financial statements contained in the Parent SEC Documents filed prior to the date hereof, or as set forth in Section 3.4(b) of the Parent Disclosure Schedule, none of Parent nor any of its Subsidiaries has any outstanding claims, liabilities or indebtedness, absolute or contingent, or obligations of any nature, whether accrued, absolute, contingent, threatened or otherwise, whether due or to become due, other than liabilities (i) incurred in the ordinary course and conduct of its business since December 31, 2001 which do not involve borrowings and are not in excess of $4,000,000 in the aggregate at any given time, (ii) of a type not required to be disclosed on a balance sheet or (in the case of a year-end balance sheet) footnotes thereto in accordance with GAAP or (iii) arising out of or connected with this Agreement or any Related Agreements or the transactions contemplated hereby or thereby.

     (c) Since December 31, 2001, there has been no Material Adverse Change with respect to such Party.

     (d) Since December 31, 2001 until the date hereof, each of such Party and its Subsidiaries has conducted its business in the usual and ordinary course, consistent with past practice, except for the transactions explicitly contemplated or permitted by this Agreement.

     (e) None of such Party or any of its Subsidiaries has any Indebtedness, except, in the case of the Company, as set forth in the Interim Financial Statements.

     (f) Each of such Party and its Subsidiaries that are subject to Rule 15c3-1 under the Exchange Act as of the date hereof has, and as of the Closing Date will have, Required Net Capital.

     3.5. Parent SEC Documents. In the case of Parent, the Parent SEC Documents, as of the date filed, (A) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Parent has timely filed all forms, reports, statements, schedules and other documents (including all annexes, exhibits, schedules, amendments and supplements thereto) required to be filed by it with the Commission.

     3.6.  Accounts Receivable; Customers.

     (a) The accounts receivable included, in the case of the Company, in the Interim Financial Statements, or, in the case of Parent, the financial statements contained in Parent's Quarterly Report on Form 10-Q for the period ended March 31, 2002, constitute all of the accounts receivable of such Party and its Subsidiaries, as of March 31, 2002, other than those reserved for in the allowance for doubtful accounts on the statements of financial condition contained within, in the case of the Company, the Interim Financial Statements, or, in the case of Parent, the financial statements contained in Parent's Quarterly Report on Form 10-Q for the period ended March 31, 2002. All of such accounts receivable are, and those existing on the Closing Date will be, existing accounts receivable arising in the ordinary course of business.

     (b) In the case of the Company, it derives no revenue from customers outside the United States and has no activities outside the United States that would, in combination with the activities of the Parent and its Affiliates, require any Filing to be made with any Authority outside the United States under Antitrust Laws.

     3.7.  Title to Assets; Maintenance, Operation and Sufficiency of Assets.

     (a) Such Party and each of its Subsidiaries has good and valid title to all material personal property owned by it, free and clear of all Liens, subject to Permitted Encumbrances.

     (b) None of such Party or any of its Subsidiaries is the fee owner of any real property. Such Party or one of its Subsidiaries, as applicable, owns the lessee's interest in each real property and interest in real property which is leased, directly or indirectly, by such Party or any of its Subsidiaries or in respect of which such Party or any of its Subsidiaries has an option to enter a lease (individually, a "Real Property Lease") (any real property of which such Party or one of its Subsidiaries, as applicable, has a leasehold interest in and is specified in a Real Property Lease being sometimes referred to herein individually as a "Leased Property" and, collectively, as the "Leased Properties"), in each case free and clear of all Liens of any nature whatsoever except Permitted Encumbrances.

     (c) None of the Leased Properties is subject to any lease, sublease, license or other agreement granting to any Person other than such Party or one of its Subsidiaries any right to the use, occupancy or enjoyment of the Leased Properties or any part thereof.

     (d) Section 3.7(d) of its Party Disclosure Letter sets forth a list of each Real Property Lease to which such Party or any of its Subsidiaries is a party and each lease under which any such Real Property Lease is a sublease (an "Overlease"). Each such Real Property Lease and Overlease is in full force and effect and is valid and enforceable in accordance with its terms, and there is no material default or event that, with the lapse of time or the giving of notice or both, would constitute a material default under any Real Property Lease or Overlease by such Party or by any of its Subsidiaries and such Party has no knowledge of a material default by any other party thereto. Such Party has made available to the other Party a true, correct and complete copy of each Real Property Lease and each Overlease, including all amendments, modifications, supplements, side letters and consents affecting the obligations of any party thereunder. No previous or current party to any such Real Property Lease or Overlease has given written notice of or made a written claim with respect to any breach or default thereunder.

     (e) Such Party and its Subsidiaries own or lease all buildings, real property, improvements, machinery, equipment, personal property and other tangible assets necessary for the conduct of, and used or held by such Party or its Subsidiaries in connection with, the businesses and operations of such Party and its Subsidiaries as they are currently being conducted.

     3.8. Insurance. Such Party maintains or has another Person maintain on its behalf, insurance policies or fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of such Party and its and each of its Subsidiaries which such Party reasonably believes are of the type and in amounts customarily carried by Persons conducting businesses similar to those of such Party and its Subsidiaries. All premiums payable under each such policy have been duly paid to date and each such insurance policy is in full force and effect and is not voidable on account of any act, omission or nondisclosure on the part of any Party or its Subsidiaries. None of such Party or any of its Subsidiaries is in default with respect to any provision of any of such insurance policies. There is no material claim by such Party or any of its Subsidiaries pending under any of such policies and bonds and no such material claim made since December 31, 2000 has been denied or, in the case of any pending claim, questioned or disputed by the underwriters of such policies or bonds.

     3.9.  Contracts.

     (a) Section 3.9 of its Party Disclosure Schedule lists all Material Contracts of such Party as of the date hereof. Except as set forth in Section
3.9 of its Party Disclosure Schedule, as of the date hereof, none of such Party or any of its Subsidiaries is bound by (i) any Contract which contains restrictions with respect to payment of dividends or any other distribution in respect of its capital stock or membership interests, (ii) any Contract relating to capital expenditures in excess of $1,000,000, in the case of the Company, or $4,000,000, in the case of Parent (in each case, either individually or in the aggregate), (iii) any Contract relating to indebtedness, liability for borrowed money or the deferred purchase price of property (excluding trade payables in the ordinary course of business), (iv) other than loans to Customers in the ordinary course of business or trade credit extended in the ordinary course of business, any loan or advance by such Party or its Subsidiaries to, or investment by such Party or any of its Subsidiaries in, any other Person, any agreement, contract or commitment relating to the making of any such loan, advance or investment or any agreement, contract or commitment involving a sharing of profits in excess of $1,000,000, in the case of the Company, and $4,000,000, in the case of Parent, (v) any guarantee in respect of any Indebtedness of any Person (other than in the ordinary course of business and other than any guarantees of Indebtedness of such Party or any of its Subsidiaries), (vi) any management, service, consulting or any other similar type Contract requiring payment of fees in excess of $1,000,000 per year, in the case of the Company, or $4,000,000 per year, in the case of Parent, (vii) any Contract directly or explicitly limiting in any material respect the ability of such Party or any of its Subsidiaries to engage in any line of business or to compete with any Person, (viii) any warranty, guaranty or the similar undertaking with respect to contractual performance extended by such Party or any of its Subsidiaries other than in the ordinary course of business, (ix) any Contract which, or the termination of which, would have a Material Adverse Effect on such Party, (x) any Contract involving a potential annual commitment or payment by such Party or any of its Subsidiaries in excess of $1,000,000 in the aggregate, in the case of the Company, or $4,000,000 in the aggregate, in the case of Parent, that cannot be terminated by such Party or any of its Subsidiaries which is a party to such Contract without liability exceeding $300,000, in the case of the Company, or $1,200,000, in the case of Parent, upon less than one year's notice, (xi) any collective bargaining agreement with any labor union or other representative of employees, (xii) any Contract that governs any joint venture, partnership or other cooperative arrangement or any other relationship involving a sharing of profits, (xiii) any Contract that would result in the merger of such Party or any of its Subsidiaries with or into or consolidation of such Party or any of its Subsidiaries with another Person (other than mergers of wholly-owned Subsidiaries), (xiv) any Contract with any Authority or other public entity other than in the ordinary course of business,
(xv) [RESERVED], (xvi) any other material Contract which was entered into other than in the ordinary course of business or (xvii) any material amendment, modification or supplement in respect of any of the foregoing. Each Material Contract to which such Party or any of its Subsidiaries is a party is in full force and effect, there exists no material default or event of default thereunder by such Party or any of its Subsidiaries or, to such Party's knowledge, by any other party thereto. With respect to acts, omissions or circumstances relating to such Party or its Subsidiaries, no other Person has the right to terminate, modify or accelerate any right or prov ision under any such Material Contract and there exists no event, occurrence, condition or act which, with the giving of notice, the lapse of time, the happening of any further event or condition or any combination thereof would become a material default or event of default by such Party or any of its Subsidiaries, or give any such other Person the right to terminate, modify or accelerate any right or provision, thereunder. Such Party has no knowledge of any act, omission or circumstance relating to any other Person party to any such Material Contract that would provide such Party or its Subsidiaries with the right to terminate, modify or accelerate any right or provision under any such Material Contract or would constitute an event, occurrence, condition or act which, with the giving of notice, the lapse of time, the happening of any further event or condition or any combination thereof would become a material default or event of default by such other Person under any such Material Contract.

     (b) Except as otherwise indicated in Section 3.9(a) of its Party Disclosure Schedule, prior to the date hereof, such Party has made available to Parent or the Company, as applicable, and its representatives correct and complete copies of all written Material Contracts.

     3.10. Proceedings. There is no suit, action or legal, administrative or arbitration proceeding (including any citations, complaints, consent orders, compliance schedules or other similar enforcement orders) or any governmental investigation (each, a "Proceeding" and collectively, "Proceedings"), pending or, to such Party's knowledge, threatened, before any Authority or arbitrator
(i) as of the date hereof, seeking to restrain or prohibit the execution of this Agreement or the Related Agreements or the consummation of the transactions contemplated hereby or thereby, (ii) which bears a reasonable likelihood of having a Material Adverse Effect with respect to such Party or (iii) seeking to modify, suspend, revoke, withdraw, terminate or otherwise limit any material Permit used or held by such Party or any of its Subsidiaries. There are no unsatisfied Judgments singly, or in the aggregate, for an amount in excess of $300,000, in the case of the Company, or $1,200,000, in the case of Parent, outstanding against such Party or any of its Subsidiaries.

     3.11. Compliance with Legal Requirements and Permits. Such Party and each of its Subsidiaries is in compliance in all material respects with all applicable Legal Requirements and Permits. In addition, to the best of such Party's knowledge, none of such Party, any of its Subsidiaries nor their respective directors, officers, managers or employees:

     (a) has received any written notification or communication from any Authority (i) asserting that any such Person is not in compliance in all material respects with any Legal Requirement, or has otherwise engaged in any unlawful business practice, (ii) threatening to revoke any such Person's Permit, franchise, seat or membership in any securities exchange, commodities exchange or Self-Regulatory Organization, or governmental authorization, (iii) requiring any such Person to enter into a cease and desist order, agreement or memorandum of understanding (or requiring the managers thereof to adopt any resolution or policy), or (iv) restricting or disqualifying such Person's activities (except for restrictions generally imposed by (A) rule, regulation or administrative policy on brokers or dealers generally or (B) by a Self-Regulatory Organization);

     (b) is aware of any pending or threatened investigation, review or disciplinary proceeding by any Authority against such Party or any of its Subsidiaries, or any manager, officer, director or employee thereof;

     (c) is, nor is any Affiliate thereof, subject to a "statutory disqualification" as defined in Section 3(a)(39) of the Exchange Act or a disqualification that would be a basis for censure, limitations on the activities, functions or operations of, or suspension or revocation of the registration of any broker-dealer as a broker-dealer, "electronic communications network" (as defined under Rules 11Ac1-1 and 11Ac1-4 under the Exchange Act), "alternative trading system" (as defined in Rule 300 of Regulation ATS under the Exchange Act), municipal securities dealer, government securities broker or government securities dealer under Section 15, Section 15B or Section 15C of the Exchange Act, and, to such Party's knowledge, there is no reasonable basis for a proceeding or investigation, whether formal or informal, preliminary or otherwise, that is reasonably likely to result in, any such censure, limitation, suspension or revocation;

     (d) is required to be registered as a broker-dealer, investment company, investment adviser, securities exchange, electronic communications network, alternative trading system, commodity trading advisor, commodity pool operator, futures commission merchant or transfer agent under any Legal Requirement;

     (e) has failed to be registered, licensed or qualified where required to be registered, licensed or qualified as a broker-dealer with the Commission, the securities commission of any state or foreign jurisdiction or any Authority and is duly registered, licensed or qualified as such and such registrations are in full force and effect; or

     (f) since December 31, 2000, has been the subject of any customer complaint involving an amount exceeding, individually or in the aggregate, U.S. $50,000.

     3.12. Permits. All material Permits currently used or held by such Party or any of its Subsidiaries are in full force and effect. Such Party and each of its Subsidiaries has, to the extent required, made all Filings necessary to request the timely renewal or issuance of all material Permits necessary prior to the Closing for it to own, operate, use and maintain its assets and to conduct its business as it is currently being conducted.

     3.13.  Intellectual Property.

     (a) Section 3.13(a) of its Party Disclosure Schedule sets forth a complete and correct list of the following categories of Party Owned Intellectual
Property: (i) all registered Trademarks and those unregistered Trademarks material to the business currently conducted by such Party and its Subsidiaries taken as a whole; (ii) all Patents; (iii) all registered Copyrights; (iv) Software that is material to the business currently conducted by such Party and its Subsidiaries taken as a whole (other than commercial "shrink wrap" software); in each case listing, as applicable, (A) the name of the applicant/registrant and current owner, (B) the jurisdiction where the application/registration is located, (C) the application or registration number,
(D) a description of the Trademark, Copyright, Patent or Software (including a description of the number of copies of such Software) and (E) the status of the application or registration, including deadlines for any renewals or other required filings. Section 3.13(a) of the Party Disclosure Schedule separately sets forth a list of (x) all agreements that are material to the business currently conducted by such Party and its Subsidiaries taken as a whole under which such Party or any of its Subsidiaries uses or has the right to use any Party Licensed Intellectual Property and (y) all agreements that are material to the business currently conducted by such Party and its Subsidiaries taken as a whole under which such Party or any of its Subsidiaries has licensed to others the right to use any Party Intellectual Property, in each case, specifying the parties to the agreement, a description of the Intellectual Property that is licensed, any royalty payments owed thereunder, and whether the license is exclusive or non-exclusive.

     (b) The Party Intellectual Property constitutes all of the Intellectual Property that is (i) material or (ii) necessary to the business of such Party or any of its Subsidiaries, in each case, as such business is currently conducted, and such Party and its Subsidiaries own, or license or otherwise possess full, legally enforceable rights to use the Party Intellectual Property to the extent and in the manner currently being used by such Persons and, in the case of the Party Owned Intellectual Property, such rights are free and clear of conditions, adverse claims or other restrictions, Liens or any requirement of any past, present or future royalty payments other than immaterial restrictions, except non-exclusive rights granted by such Party or any of its Subsidiaries in the ordinary course of business.

     (c) Such Party and its Subsidiaries have taken commercially reasonable and appropriate steps to protect and maintain the Party Intellectual Property and where such Party or its Subsidiaries have registered any Party Owned Intellectual Property, all such registrations are registered in the name of such Party or one of its Subsidiaries, as the case may be, and, if material to the business currently conducted by such Party and its Subsidiaries taken as a whole, are valid and subsisting.

     (d) Such Party and its Subsidiaries have taken commercially reasonable and appropriate steps to protect and preserve the confidentiality of all of the Trade Secrets that comprise any part of the Party Intellectual

Property. To such Party's knowledge, all use, disclosure or appropriation by any Person of Trade Secrets that comprise any part of the Party Intellectual Property has been pursuant to the terms of a written agreement with such Person; and all use, disclosure or appropriation by such Party or any of its Subsidiaries of Trade Secrets owned by another Person has been pursuant to the terms of a written agreement with such Person or is otherwise lawful.

     (e) Such Party and each of its Subsidiaries has secured and has a policy to secure valid written assignments from all consultants, contractors and employees who contribute or have contributed to the creation or development of any Party Owned Intellectual Property of all of the rights to such contributions that each of such Party or its Subsidiaries do not already own by operation of law.

     (f) Such Party's and its Subsidiaries' use or exploitation of (i) to the knowledge of such Party, Patents and Trademarks comprising the Party Intellectual Property, and (ii) any other Party Intellectual Property, and the conduct and operations of such Party's and its Subsidiaries' businesses as currently conducted, and the provision of goods and services therein, do not infringe upon, misappropriate, violate or conflict with the rights of any Person (including rights in Intellectual Property). There is not now, nor in the last three (3) years has there been, any pending, or to such Party's knowledge threatened, assertion or claim asserting that such Party's or any of its Subsidiaries' use or exploitation of any Party Intellectual Property, the conduct or operations of the business of such Party or any of its Subsidiaries or the provision of goods and services therein infringes upon, misappropriates, violates or conflicts with the rights of any Person (including rights in Intellectual Property). Neither such Party nor any of its Subsidiaries is a party to any Proceeding that involves a claim of infringement or misappropriation of any Intellectual Property of any Person.

     (g) To such Party's knowledge, the Party Intellectual Property and such Party's and its Subsidiaries' rights with respect thereto, including their respective rights to use any of the Party Intellectual Property, are valid and enforceable. There is not currently, nor in the last three (3) years has there been, any pending or, to such Party's knowledge threatened, assertion or claim challenging the validity or enforceability of, or contesting such Party's or any of its Subsidiaries' rights with respect to, any of the Party Intellectual Property or any agreement relating thereto.

     (h) Neither such Party nor any of its Subsidiaries has given or received any notice of default or of any event which with the giving of notice, lapse of time or both would constitute a default under any agreement relating to the Party Intellectual Property; neither such Party nor any of its Subsidiaries, nor, to such Party's knowledge, any other party thereto, currently is in default with regard to any agreement relating to the Party Intellectual Property, and, except to the extent the same has not caused, and could not be reasonably expected to cause, a Material Adverse Effect, there exists no condition or event (including, the execution, delivery and performance of this Agreement) which, with the giving of notice or the lapse of time or both, would constitute a default or event of default by such Party or any of its Subsidiaries under any agreement relating to the Party Intellectual Property, or would give any Person any rights of termination, cancellation, acceleration of any performance under any such agreement or result in the creation or imposition of any Lien on the Party Intellectual Property.

     (i) To such Party's knowledge, there are no unauthorized uses, disclosures, infringements, or misappropriations by any Person of any Party Intellectual Property or any material breaches by any Person of any licenses or agreements involving the Party Intellectual Property.

     (j) No Person other than such Party or any of its Subsidiaries possesses any current or contingent rights to, or otherwise uses, any source code that is part of the Party Owned Intellectual Property (including through any escrow account).

     (k) Each of such Party and each of its Subsidiaries has obtained any and all necessary consents from customers with regard to each of such Party's and its Subsidiaries', as the case may be, collection and dissemination of personal customer information in accordance in all material respects with any applicable privacy policy published or otherwise communicated by such Party or any of its Subsidiaries and any applicable Legal Requirements. Each of such Party's and each of its Subsidiaries' practices regarding the collection and use of customer personal information are and have been in accordance in all material respects with such privacy policies and with all applicable Legal Requirements.

     (l) The Party Records are and shall be true and correct in all material respects as of the Closing Date and are and have been generated, formatted, maintained and stored by such Party and its Subsidiaries in accordance with prudent practices, industry standards and applicable Legal Requirements. In the case of the Company, the transfer of its Party Records to the Surviving Corporation does not violate any applicable Legal Requirement, order or Contract to which the Company or any of its Subsidiaries is party, including the privacy policies of the Company or any of its Subsidiaries.

     3.14.  Employee Relations.

     (a) (i) The employees employed by such Party or any of its Subsidiaries are not represented by any labor union or other labor representative, (ii) there are no collective bargaining agreements or other similar arrangements in effect with respect to such employees and (iii) to such Party's knowledge, there are no other Persons attempting to represent or organize or purporting to represent for bargaining purposes any employees employed by such Party or any of its Subsidiaries.

     (b) (i) Since January 1, 2000 there has not occurred or been threatened any strike, slow down, picketing, work stoppage, concerted refusal to work or other similar labor activities with respect to employees employed by such Party or any of its Subsidiaries and (ii) no material grievance, arbitration or other Proceeding relating to or involving such Party or any of its Subsidiaries is pending or, to such Party's knowledge, threatened.

     (c) Such Party and its Subsidiaries are in compliance with all Legal Requirements relating to the employment or termination of employment of all former, current, and prospective employees, independent contractors and "leased employees" (within the meaning of Section 414(n) of the Code) of such Party and its Subsidiaries, except where the failure to be in compliance has not caused and is not reasonably expected to result in a Material Adverse Effect on such Party or any of its Subsidiaries.

     (d) No individual has been treated by such Party or any of its Subsidiaries as a "leased employee" (within the meaning of Section 414(n) of the Code). There are no complaints, charges or claims against such Party or any of its Subsidiaries pending or, to such Party's knowledge, threatened to be brought by or filed with any Authority based on, arising out of, in connection with or otherwise relating to the employment or retention or termination of employment or retention by such Party or any of its Subsidiaries of any individual currently or formerly employed or retained in the business of such Party or any of its Subsidiaries including individuals classified by such Party or any of its Subsidiaries as independent contractors or "leased employees" (within the meaning of Section 414(n) of the Code), or the failure to employ any individual, including, without limitation, any claim relating to employment discrimination, equal pay, employee safety and health, immigration, wages and hours or workers' compensation that has caused or would reasonably be expected to result in the incurrence of a Material Adverse Effect with respect to such Party.

     3.15.  Employee Benefits.

     (a) Section 3.15(a) of its Party Disclosure Schedule sets forth a complete and correct list of each plan, program, arrangement or agreement which is an employment, consulting, termination, deferred compensation, executive compensation, incentive bonus or other bonus, employee pension, profit-sharing, savings, retirement, stock option, stock purchase or other equity-based, severance, life, health, disability, accident insurance or other welfare, vacation or other fringe benefit or other employee benefit or compensation plan, program, arrangement or agreement, including any "employee benefit plan," within the meaning of Section 3(3) of ERISA, covering any current or former employee, director or consultant of such Party or any of its Subsidiaries, or to which such Party or any of its Subsidiaries has any obligation to contribute or is a party, or with respect to which such Party or any of its Subsidiaries has any Liability (including any Liability arising out of an indemnification, guarantee, hold harmless or similar agreement) (each a "Plan" and, collectively, the "Plans"). With respect to each Plan, a true and complete copy of the document embodying the Plan, as amended, and any related trust agreements, insurance contracts or other funding arrangements, administration, service or other similar agreements, investment management and advisory agreements and all summary plan descriptions related thereto as amended as of the date hereof, and the two most recent Forms 5500, including financial statements and actuarial valuations, required to be filed with the IRS with respect to each of the Plans have been made available by the Company to Parent or by Parent to the Company, as applicable.

     (b) Each Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS that the Plan is qualified and, to the knowledge of the Company or Parent, as applicable, nothing has occurred since the date of such letter that could reasonably be expected to cause any such Plan to cease to be so qualified that cannot be corrected pursuant to an IRS or Department of Labor voluntary correction program at a cost that is not material.

     (c) Such Party and each of its Subsidiaries has complied with and performed all obligations required to be performed by it under each Plan and, to such Party's knowledge, each Plan has been maintained and administered in all respects in accordance with its terms and all applicable Legal Requirements, except where the failure to perform such obligations or so comply has not caused and would not be reasonably expected to result in the incurrence of any material Liability by such Party or any of its Subsidiaries. No event, transaction or condition has occurred or exists or is reasonably expected to occur or exist in connection with which such Party, any of its Subsidiaries or any Plan, directly or indirectly, has incurred or is reasonably expected to be subject to any Liability under ERISA, the Code or any other Legal Requirement applicable to any employee benefit plans, except for any such event, transaction or condition the occurrence or existence of which has not caused and would not be reasonably expected to result in the incurrence of any material Liability by such Party, any of its Subsidiaries or any Plan.

     (d) No Plan is subject to Title IV of ERISA or Section 412 of the Code. No Plan is a Multiemployer Plan (within the meaning of Section 3(37) of ERISA) or a Multiple Employer Plan (within the meaning of Section 413(c) of the Code) and neither such Party nor any of its Subsidiaries has any material contingent Liability with respect to any Plan subject to Title IV of ERISA.

     (e) The consummation of the transactions contemplated hereby, either alone or in combination with another event, will not (i) entitle any employee, former employee, consultant or director of such Party or any of its Subsidiaries or any group of such employees, consultants or directors to any payment of a material amount, (ii) increase by a material amount the amount of compensation due to any such employee, consultant or director or (iii) accelerate the time of vesting, payment or funding of any compensation, stock incentive or other benefit payable or awarded to any such employees, consultants or directors. The consummation of the transactions contemplated hereby, either alone or in combination with any other event, will not result in any "excess parachute payment" in respect of any employee, consultant or stockholder of such Party or any of its Subsidiaries within the meaning of Section 280G of the Code that is not exempt from the provisions of Sections 280G and 4999 of the Code.

     (f) Neither such Party nor any of its Subsidiaries or Affiliates has communicated to any of its employees any plan or commitment to create any additional material employee benefit or compensation plan, program or arrangement or to amend or modify in any material respect or to terminate any existing Plan or any other employee benefit or compensation plan or arrangement.

     (g) With respect to each Plan, there are no pending or, to such Party's knowledge, threatened Proceedings (other than routine claims for benefits) with respect to such Plan or against the assets of such Plan.

     (h) None of such Party nor any of its Subsidiaries has any obligation or Liability to provide health or life insurance benefits to retirees or other former employees under any Plan, other than benefits mandated by Section 4980B of the Code. To such Party's knowledge, there has been no communication to any employee of such Party or any of its Subsidiaries that would reasonably be expected to promise or guarantee any such employee retiree health or life insurance benefits on a permanent basis.

     (i) None of such Party nor any of its Subsidiaries nor any Plan is under audit or is the subject of a pending or, to such Party's knowledge, threatened audit or investigation by the IRS, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation or any other governmental agency.

     (j) Such Party and its Subsidiaries have timely paid all contributions, premiums and expenses payable by it to or in respect of each Plan under the terms thereof and in accordance with applicable Legal Requirements and, to the extent any such contributions, premiums or expenses are not yet due, the Liability therefor has been properly and adequately accrued on the Historical Financial Statements and the Interim Financial Statements of such Party.

     (k) None of the assets of any Plan are invested in "employer securities" or "employer real property" within the meaning of Section 407 of ERISA.

     3.16.  Taxes.

     (a) Such Party and each of its Subsidiaries has timely filed (taking into account all available extensions) all material Tax Returns concerning Taxes (or such Tax Returns have been filed on behalf of such Party and each of its Subsidiaries, as the case may be) required to be filed by applicable Legal Requirements and have paid or accrued in such Party's financial statements in accordance with GAAP all material amounts due in respect of Taxes (whether or not actually shown on such Tax Returns) for all periods covered by such Tax Returns. All such Tax Returns are true, correct and complete in all material respects.

     (b) The amount of such Party's and its Subsidiaries' liability for unpaid Taxes for all periods ending on or before the date of this Agreement does not, in the aggregate, exceed by a material amount the amount accrued in respect of Taxes (excluding amounts for deferred taxes to reflect book-tax timing differences) as shown in the Interim Financial Statements, in the case of the Company, or the financial statements contained in Parent's Quarterly Report on Form 10-Q for the period ended March 31, 2002, in the case of Parent, in each case as adjusted through the date of this Agreement in the ordinary course of business.

     (c) No deficiency with respect to Taxes has been proposed, asserted or assessed against such Party or any of its Subsidiaries in writing by any Tax authority. Neither such Party nor any of its Subsidiaries has received any written notice from any Tax authority of any examinations, audits or litigation involving Taxes, or of any proposed assessments or adjustments regarding Taxes. There are and have been within the past five years no examinations, audits or litigation involving a material amount of Taxes involving such Party or any of its Subsidiaries. As of the date hereof, neither such Party nor any of its Subsidiaries has executed any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any material Taxes or Tax Returns; and the period during which any assessment against such Party or any of its Subsidiaries may be made by the United States Internal Revenue Service (the "IRS") or other appropriate taxing authority has expired or will expire without waiver or extension of any such period by such Party or any of its Subsidiaries.

     (d) There are no agreements relating to allocating or sharing of Taxes of which such Party or any of its Subsidiaries is a party. Neither such Party nor any of its Subsidiaries is currently under any contractual obligation to indemnify any Person with respect to any amounts of Taxes (except for customary agreements to indemnify lenders or security holders in respect of Taxes) or is a party to any agreement providing for payments by such Party or any of its Subsidiaries with respect to any amount of Taxes.

     (e) Neither such Party nor any of its Subsidiaries will be required after the Closing Date to pay any Tax which arises as a result of its joint and/or several liability for such Tax under Treasury regulation section 1.1502-6 or any comparable provision of any Tax law, except to the extent that such Tax is attributable to an adjustment by the Tax authority of the taxable income or loss of such Party or any of its Subsidiaries, as the case may be.

     (f) Neither such Party nor any or its Subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" within the meaning of
Section 355(a)(1)(A) of the Code.

     (g) Neither such Party nor any of its Subsidiaries has agreed to or is required to make, any adjustment under Code Section 481(a) or any similar provision of state or local law by reason of a change in accounting method initiated by it or any other relevant party or otherwise. Neither such Party nor any of its Subsidiaries has any knowledge that the IRS has proposed any such adjustment or change in accounting method, nor has any application pending with any governmental or regulatory authority requesting permission for any changes in accounting methods that relate to the business or assets of such Party or any of its Subsidiaries.

     (h) Neither such Party nor any of its Subsidiaries has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or within the meaning of any similar provision of law to which such Party or any of its Subsidiaries may be subject, other than the affiliated group of which such Party is the common parent.

     (i) Such Party has made available to the other Party true and complete copies of all Tax Returns of such Party and its Subsidiaries (including pro forma returns where applicable) for tax years beginning on or after 1998. No audit reports have been issued since 1998 (or otherwise with respect to any audit or proceeding in progress) relating to Taxes of such Party or any of its Subsidiaries.

     (j) Such Party and each of its Subsidiaries has withheld from its employees and timely paid to the appropriate authority, in compliance with all Tax withholding provisions under applicable Legal Requirements, material amounts which should have been withheld for all periods until the date of the Closing.

     (k) Such Party has complied in all material respects with any requirements to maintain books and records pursuant to Section 6001 of the Code and the rules and regulations thereunder, and comparable laws, rules and regulations of the countries, states, counties, provinces, localities and other political divisions wherein it is required to file Tax Returns and other reports relating to Taxes.

     (l) No claim has been made in writing on or after January 1, 2000, by any authority in a jurisdiction where neither such Party nor any of its Subsidiaries files Tax Returns that such Party or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

     (m) No Liens for Taxes exist with respect to any asset of such Party or any of its Subsidiaries, except for statutory liens for Tax not yet due.

     3.17.  Capitalization; Investments.

     (a) With respect to the Company, the authorized capital stock of the Company consists of (i) 30,000,000 Class A-1 Shares, of which 3,000,000 shares are designated as Series A-1A Common Stock, 4,400,000 shares are designated as Series A-1B Common Stock, 3,500,000 shares are designated as Series A-1C Common Stock, 2,500,000 shares are designated as Series A-1D Common Stock, 1,000,000 shares are designated as Series A-1E Common Stock, and 15,600,000 shares are designated as Series A-1F Common Stock; (ii) 4,000,000 Class A-2 Shares; and
(iii) 2,200,000 Class L Shares. As of the date hereof, (i) 2,111,464.9 Class L Shares are issued and outstanding; (ii) 16,824,268.7 Class A-1 Shares are issued and outstanding; (iii) 1,165,680 Class A-1 Shares are subject to outstanding Company Options issued pursuant to the Company Option Plan, 2,500,000 Class A-1 Shares are reserved for issuance under the Company Option Plan, 16,405 Class A-1 Shares are subject to outstanding Company Options issued pursuant to Company Option Agreements, and 2,185,121 Class A-2 Shares are reserved for issuance under outstanding Warrants; (iv) 1,106,641 Class A-1 Shares are subject to Other Options of which 1,096,641 Class A-1 Shares are subject to Other Options issued to Datek pursuant to the Datek Hedge Option Agreements; (v) 14,565 Class A-1 Shares are subject to outstanding Company SARs issued pursuant to the Company SAR Plan and 500,000 Class A-1 Shares are reserved for grant under the Company SAR Plan and (vi) no Shares were issued and held in the treasury of the Company.
Section 3.17 of the Company Disclosure Schedule sets forth a complete and correct list of all Shares, Warrants, Options and Company SARs, the holders thereof, the class of Shares for which any such Options or Company SARs are exercisable, the exercise prices for the Warrants and Options and the number of Warrants and Options at each such price, including the aggregate exercise or strike price for all Warrants and Options as of the date hereof and the strike prices for the Company SARs and the number of Company SARs at each such price, including the aggregate strike price for all Company SARs as of the date hereof. All the outstanding Shares and Warrants are, and Shares issuable upon the exercise of Options and Warrants will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and non-assessable. Other than as described above or as permitted by Section 4.1(a)(xvii), there have been no issuances of shares of the capital stock or other securities of the Company or of options, warrants or rights with respect to Shares or other securities of the Company, other than issuances of Shares pursuant to Options or Warrants outstanding on the date hereof as fully reflected on Section 3.17 of the Company Disclosure Schedule (or pursuant to additional Company Options granted after the date hereof, to the extent permitted by this Agreement). Except as set forth above, (1) there are no shares of capital stock of the Company authorized, issued or outstanding, (2) there are no authorized or outstanding options, warrants, calls, preemptive rights, subscriptions or other rights, agreements, arrangements or commitments of any character (whether or not conditional) relating to the issued or unissued capital stock of the Company or any of its Subsidiaries, obligating the Company or any of its Subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or other equity interest in the Company of any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment, and (3) there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Shares or other capital stock of the Company or any of its Subsidiaries, or to make any payments based on the market price or value of shares or other capital stock of the Company or its Subsidiaries, or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary or any other entity other than loans to Subsidiaries in the ordinary course of business. Section 3.17(a) of the Company Disclosure Schedule sets forth a complete and accurate schedule of the ownership of all issued and outstanding Class A Shares and Class L Shares immediately prior to the Effective Time assuming (i) that the Datek Distribution has occurred and (ii) the other assumptions set forth in such schedule.

     (b) With respect to Parent, the authorized capital stock of Parent consists of 950,000,000 shares of common stock, $0.01 par value per share, and 200,000 shares of preferred stock, $0.01 par value per share. As of May 31, 2002 (the "Parent Capitalization Date"), (i) 248,738,970 shares of Parent Common Stock were issued and outstanding; (ii) no shares of Parent preferred stock were issued and outstanding; (iii) 27,284,221 shares of Parent Common Stock were subject to outstanding options issued pursuant to the Parent 2000 Stock option Plan, 34,118,000 shares of Parent Common Stock were reserved for issuance under the Parent 2000 Stock Option Plan; and (iii) 185,455 shares of Parent Common Stock were issued and held in the treasury of Parent. All the outstanding shares of Parent Common Stock, and the shares of Parent Common Stock issuable upon exercise of outstanding options will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights. Other than as described above or as otherwise permitted under this Agreement, since the Parent Capitalization Date there have been no issuances of shares of the capital stock or other equity securities of Parent or of options, warrants or rights with respect to shares of Parent Common Stock or other equity securities of Parent, other than issuances of shares of Parent Common Stock pursuant to options. Except as set forth above, and except for the transactions contemplated or permitted by this Agreement, (1) there are no shares of capital stock of Parent authorized, issued or outstanding, (2) there are no authorized or outstanding options, warrants, calls, preemptive rights, subscriptions or other rights, agreements, arrangements or commitments of any character (whether or not conditional) relating to the issued or unissued capital stock of Parent or any of its Subsidiaries, obligating Parent or any of its Subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or other equity interest in Parent or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, or obligating Parent or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment, and (3) there are no outstanding contractual obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Parent Common Stock or other capital stock of Parent or any of its Subsidiaries, or to make any payments based on the market price or value of shares or other capital stock of Parent or its Subsidiaries, or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary or any other entity other than loans to Subsidiaries in the ordinary course of business.

     (c) All of the outstanding capital stock or other equity interests of such Party's Subsidiaries is owned by such Party, directly or indirectly, free and clear of any Lien or any other limitation or restriction (including any restriction on the right to vote or sell the same, except as may be provided as a matter of law), and there are no irrevocable proxies with respect to such capital stock or other equity interests.

     (d) Such Party, does not, directly or indirectly (i) own, of record or beneficially, any outstanding voting securities or other equity interests in any Person or (ii) Control any other Person, in each case other than its Subsidiaries.

     3.18. Environmental Matters. Except as has not caused a Material Adverse Effect, no hazardous wastes, substances or materials or oil or petroleum products have been generated, transported, used, disposed, stored or treated by such Party or any of its Subsidiaries and, to the knowledge of such Party, no hazardous wastes, substances or materials, or oil or petroleum products have been released, discharged, disposed, transported, placed or otherwise caused to enter the soil or water in, under or upon any real property owned, leased or operated by such Party or any of its Subsidiaries.

     3.19. Finders and Brokers. Neither such Party nor any of its Subsidiaries has entered into any other contract, arrangement or understanding with any Person, nor is such Party aware of any claim or basis for any claim based upon any act or omission of such Party or any of its Subsidiaries, which may result in the obligation of Parent, the Company or any of their respective Subsidiaries to pay to any Person other than, in the case of the Company, Credit Suisse First Boston Corporation and Morgan Stanley & Co. (all of whose fees and expenses will be paid by the Company), or, in the case of Parent, Lehman Brothers (all of whose fees and expenses will be paid by Parent) any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement and the Related Agreements or the consummation of the transactions contemplated hereby and thereby. The Company has made available to Parent complete and correct copies of all engagement letters or other Contracts between Credit Suisse First Boston Corporation and the Company or any of its Affiliates relating to the transactions contemplated by this Agreement. Parent has made available to the Company complete and correct copies of all engagement letters or other Contracts between Lehman Brothers and Parent or any of its Affiliates relating to the transactions contemplated by this Agreement.

     3.20.  Regulatory Registrations and Memberships.

     (a) The Party Broker-Dealer Subsidiaries are registered with the Commission as broker-dealers under Section 15(b) of the Exchange Act, and are members in good standing of the NASD or other applicable Self-Regulatory Organization.
Section 3.20(a) of its Party Disclosure Schedule sets forth (i) the jurisdictions in which each Party Broker-Dealer Subsidiary is registered as a broker-dealer, (ii) the jurisdictions of the United States of America in which each Party Broker-Dealer Subsidiary does business but is not registered as a broker-dealer, and (iii) for each jurisdiction referenced in clause (ii), the exception from registration of which each Party Broker-Dealer Subsidiary is availing itself. Other than the Party Broker-Dealer Subsidiaries, neither such Party nor any of its Subsidiaries is required to be registered with the Commission as a broker-dealer under Section 15(b) of the Exchange Act.

     (b) Section 3.20(b) of its Party Disclosure Schedule lists all of the Self-Regulatory Organizations of which such Party or any of its Subsidiaries is a member.

     (c) Such Party and each of its Subsidiaries, and to such Party's knowledge, each of the managers, officers, directors and employees of such Party and each of its Subsidiaries who is required to be registered as a broker-dealer, a registered principal or in a similar capacity with any Authority is duly registered as such and all such registrations are in full force and effect. All Legal Requirements in respect of such registrations have been complied with and, as currently filed, all such registrations and all periodic reports required to be filed with respect thereto are accurate and complete in all material respects. Each of the Party Broker-Dealer Subsidiaries is in compliance with Rule 15c3-1 under the Exchange Act and any net capital requirements imposed by any Self-Regulating Organization of which it is a member.

     (d) Neither such Party nor any of its Subsidiaries is required to be registered with the Commission as a national securities exchange under the Exchange Act.

     (e) Each of the Company Broker-Dealer Subsidiaries, in the case of the Company, and the Parent Broker-Dealer Subsidiaries, in the case of Parent, is in compliance with Regulation T of the Board of Governors of the Federal Reserve System, NASD Rule 2520 and the margin rules or similar rules of any Self-Regulatory Organization of which it is a member, including rules governing the extension or arrangement of credit to Customers. Other than the Company Broker-Dealer Subsidiaries, in the case of the Company, or the Parent Broker-Dealer Subsidiaries, in the case of Parent, none of such Party nor any of its Subsidiaries has or does extend or arrange credit for any Customer within the meaning of Regulation U or Regulation X of the Board of Governors of the Federal Reserve System.

     3.21. Consents. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, any Self-Regulatory Organization of which such Party or any of its Subsidiaries is a member, the Securities Act, the Exchange Act or state securities or "blue sky" laws and the HSR Act, the filing and recordation of a certificate of merger as required by the DGCL the filing of the Parent Charter Amendment and the Company Charter Amendment with the Secretary of State of the State of Delaware pursuant to the DGCL in the case of Parent and the Company, respectively, receipt of the UK Treasury Consent, if required, and as otherwise set forth in Section 3.21 of its Party Disclosure Schedule, neither such Party nor any of its Subsidiaries or Affiliates is required to submit any notice, report or other filing with any Authority, and no waiver, consent, approval or authorization of any Authority is required to be obtained by such Party or any of its Subsidiaries, in connection with the execution, delivery or performance of this Agreement or the Related Agreements.

     3.22. Takeover Statutes, etc. The board of directors of such Party has approved the Merger for purposes of Section 203 of the DGCL if such Section is applicable to such Party. Except for compliance with Section 4.10 in the case of Parent, such Party has taken all action required to be taken by it in order to exempt this Agreement and the Related Agreements and the transactions contemplated hereby and thereby from, and this Agreement, the Related Agreements and the transactions contemplated hereby and thereby are exempt from, the requirements of any "moratorium", "control share", "fair price", "affiliate transaction", "business combination" or other antitakeover laws and regulations of any state (collectively, "Takeover Statutes"), including, without limitation, any antitakeover provision in such Party's Constituent Documents.

     3.23. Information Supplied. None of the information supplied or to be supplied by such Party in writing for inclusion or incorporation by reference in
(i) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement/ Prospectus and any amendment or supplement thereto will, at the date mailed or provided to holders of Shares or holders of Parent Common Stock and at the time of any meeting of holders of Shares in accordance with Section 4.9, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein in light of the circumstances under which they were made or necessary to make the statements therein not misleading.

     3.24. Relationships with Related Persons. As of the date hereof, no Related Person of such Party or any of its Subsidiaries is a party to any material written Contract with, or has a material claim or right against or interest in any material assets or properties of or used by, such Party or any of its Subsidiaries, nor does such Party or any of its Subsidiaries have any material claim or right against any Related Person of such Party or any of its Subsidiaries.

     3.25. Registration Rights. Neither such Party nor any of its Subsidiaries is presently under any obligation or has granted any rights to register under the Securities Act any of its outstanding securities.

     3.26. Valid Authorization and Issuance. In the case of Parent, all shares of Parent Common Stock to be issued by Parent as a result of the Merger and under the Substitute Options, the Other Substitute Options and the Substitute Warrants, when issued, shall be duly authorized and validly issued, and shall be fully paid and nonassessable and free of preemptive rights.

                                   ARTICLE IV

                                   COVENANTS

     4.1. Conduct of the Company Pending the Closing. The Company covenants and agrees that during the period commencing on the date hereof and ending at the Effective Time:

          (a) except with the prior written consent of Parent, or as explicitly contemplated by this Agreement or as set forth in Section 4.1 of the Company Disclosure Schedule, the Company shall not, and shall cause its Subsidiaries not to, take, or commit to take, any of the following actions:

             (i) amend its Constituent Documents (other than the Company Charter Amendment);

             (ii) take any action that constitutes a Voluntary Bankruptcy or dissolve or liquidate;

             (iii) make any material change in its lines of business;

             (iv) (A) acquire, sell, lease or dispose of fixed assets outside the ordinary course of business for an amount, individually or in the aggregate, in excess of $1,000,000 or (B) acquire or dispose of (by merger, consolidation, or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any equity interest therein for an amount, individually or in the aggregate, in excess of $1,000,000;

             (v) enter into, amend, modify or terminate any Material Contract other than consulting agreements entered into in the ordinary course of business consistent with past practice with Persons other than Related Persons;

             (vi) create any material non wholly-owned subsidiary or enter into any material joint venture or partnership with any other Person;

             (vii) merge with or into, or consolidate with or convert into, another Person (other than mergers between wholly-owned Subsidiaries);

             (viii) terminate, or amend or modify in any material respect, any material Permit, government approval or other similar right, other than
        (A) as required by any applicable Authority or (B) in connection with the transactions contemplated by this Agreement or any Related Agreement or (C) in the ordinary course of business;

             (ix) except for sales or purchase orders or other similar agreements for the sale or purchase of goods or services entered into in the ordinary course consistent with past practice and to be performed within a period of twelve months from the date of entry, and except for capital expenditures in accordance with the annual budget included in
        Section 4.2 of the Company Disclosure Schedule, make, amend or modify any capital expenditures that will create or result in aggregate capital expenditure commitments on the part of the Company or any of its Subsidiaries in excess of $1,000,000;

             (x) settle any litigation, arbitration or administrative proceeding at a cost in excess of $500,000 in any one case or $1,500,000 in the aggregate or pursuant to terms that impose material restrictions on the business of the Company Group;

             (xi) enter into, amend, modify in a material way or terminate any collective bargaining agreement;

             (xii) make or agree to make any payment of cash or distribution of assets to any of the Holders or their Affiliates, by way of dividend or otherwise;

             (xiii) directly or indirectly redeem, purchase or otherwise acquire any Class L Shares, Class A-1 Shares, Warrants, other equity interests, options, warrants, calls, preemptive rights, subscriptions or other rights of any member of the Company Group;

             (xiv) unless in the ordinary course of business with respect to employees and consultants and, subject to Section 4.1(a)(v) in accordance with its existing policies and past practice or as may be required by applicable Legal Requirements, (A) grant or commit to grant any increases in wages, salaries or benefits of any of its officers, employees, consultants, independent contractors or directors unless required by an agreement existing as of the date hereof, (B) enter into, commit to, or amend any Plan or any employment, severance, consulting, retention, change in control, termination, deferred compensation or incentive pay agreement with or for any current or former officer, employee, consultant, independent contractor or director, (C) pay or agree to pay any pension, retirement allowance or other employee benefit not required by the current terms of an existing Plan or agreement to any officer, employee, consultant, independent contractor or director, whether past or present, or accelerate the vesting, funding or payments of any compensation payment, equity award or benefit to any such Person or group of Persons, or (D) commit itself to any additional pension, profit sharing, bonus, group insurance, severance pay, retirement, welfare, fringe or other employee benefit or compensation plan, agreement or arrangement, with or for the benefit of any of the Company's or any of its Subsidiaries' current or former officers, employees, consultants, independent contractors or directors, provided that no action described in any of the foregoing clauses (A) through (D) may be taken with respect to any individual listed in Section 4.1(a)(xiv) of the Company Disclosure Schedule unless such action is required by applicable Legal Requirements;

             (xv) impair the value of, or fail to use commercially reasonable efforts to maintain, any of its material Party Intellectual Property;

             (xvi) make or revoke any Tax election or change (or make a request to any taxing authority to change) any aspect of its method of accounting for Tax purposes;

             (xvii) except as set forth in Section 4.1(a)(xvii) of the Company Disclosure Schedule, issue any shares of capital stock of the Company or any of its Subsidiaries (except pursuant to the exercise of Warrants or Options outstanding on the date hereof in accordance with the terms thereof) or any warrants, options, calls, preemptive rights, subscription rights or other rights, agreements, arrangements or commitments relating to the capital stock of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to sell, transfer, issue or otherwise grant any such capital stock or any rights in respect thereof;

             (xviii) settle or compromise any material Tax Liability;

             (xix) file any federal income or material state Tax Return or amend any federal income or material state Tax Return that was previously filed in either case without complying with Section 4.1(b)(iii); or

             (xx) allow any pending application for registration as a national securities exchange under the Exchange Act to become effective.

          (b) except with the prior written consent of Parent, or as explicitly contemplated by this Agreement, the Company shall, and shall cause its Subsidiaries to:

             (i) conduct their operations in the usual and ordinary course of business, substantially consistent with past practice, and use commercially reasonable efforts to keep available the services of their present employees and contract service providers and to preserve relationships with those Persons having business relationships with the Company Group, maintain in effect current insurance coverage and maintain in effect all material Permits held;

             (ii) promptly after obtaining knowledge thereof, give notice to Parent of any claim (threatened or instituted) or any other event or occurrence which could reasonably be expected to have a Material Adverse Effect with respect to the Company; and

             (iii) for purposes of Section 4.1(a)(xix), provide Parent with a copy of a draft of any Tax Return, and Parent shall then have 10 Business Days after the date of receipt of such Tax Return to provide its written consent, which consent shall not be unreasonably withheld.

          (c) For purposes of Sections 4.1(a) and (b), Parent (i) must notify the Company of its determination to consent or withhold consent within 5 Business Days of any request therefor, except as provided in Section 4.1(b)(iii), and (ii) may not withhold any such consent if, in Parent's good faith judgment, after consultation with outside counsel, such withholding would constitute a violation of applicable Antitrust Laws. Failure to consent or withhold consent by 5:00 p.m. New York time on the fifth Business Day following receipt of a request therefor shall be deemed consent.

     4.2. Parent's Conduct of the Business Pending the Closing. Parent covenants and agrees that during the period commencing on the date hereof and ending at the Effective Time:

          (a) except with the prior written consent of the Company, or as explicitly contemplated by this Agreement or as set forth in Section 4.2 of the Parent Disclosure Schedule, Parent shall not, and shall cause its Subsidiaries not to, take, or commit to take, any of the following actions:

             (i) amend the Constituent Documents of Parent (other than the Parent Charter Amendment and the Parent Bylaw Amendment);

             (ii) take any action that constitutes a Voluntary Bankruptcy or dissolve or liquidate;

             (iii) make any material change in its lines of business;

             (iv) sell, lease or dispose of fixed assets outside the ordinary course of business for an amount in excess of $50,000,000 in any one case or $100,000,000 in the aggregate;

             (v) enter into, modify, amend or terminate any Contract (whether or not in writing) of the type described in Section 3.24 (disregarding the materiality standard set forth therein) which would be reasonably likely to result in a transfer of value from Parent and its Subsidiaries, on the one hand, to Reuters or any of its Subsidiaries (other than the Company and its Subsidiaries), on the other hand, (or vice versa) in excess of $50,000,000 in any individual case or $100,000,000 in the aggregate (such as providing for payments, receipts or expenditures, or, in the case of a modification or amendment, additional payments, receipts or expenditures; provided, that Parent shall, to the extent permitted by applicable Antitrust Laws, consult with the Chairman of the Company prior to entering into, amending, terminating or modifying any material Contract (whether or not in writing) of the type described in
        Section 3.24;

             (vi) (A) acquire or dispose of (by merger, consolidation, or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any equity interest therein or any fixed assets outside the ordinary course of business or (B) enter into, amend, modify or terminate any Material Contract of the type described in Section 3.9(a)(iv) or Section 3.9(a)(xii) other than (x) for an amount (in cash or the fair market value of Parent Common Stock or other consideration) in excess of $75,000,000 individually, or $200,000,000, in the aggregate (provided, expenditures applied towards the basket in Section 4.2(a)(ix) shall not apply to the foregoing baskets) or (y) as otherwise permitted pursuant to Section 4.2(a)(viii);

             (vii) enter into, amend, modify or terminate (A) any Material Contract of the type described in Section 3.9(a)(i), (vii) or (ix); (B) any Material Contract of the type described in Section 3.9(a)(iii), (v) or (viii) for amounts in excess of $200,000,000 in the aggregate; (C) any material Contract of the type described in Section 3.9(a)(x) for amounts in excess of $50,000,000, in the aggregate; (D) any Contract with an Authority other than in the ordinary course of business or in amounts not to exceed $50,000,000 individually or $100,000,000 in the aggregate; or (E) any Material Contract described in Section 3.9(a)(xvi) other than in amounts not to exceed $50,000,000 in the aggregate or as otherwise permitted hereunder;

             (viii) merge with or into, or consolidate with or convert into, another Person (other than mergers between wholly-owned Subsidiaries);

             (ix) make, amend or modify any capital expenditures that will create or result in aggregate capital expenditure commitments on the part of Parent or any of its Subsidiaries in excess of $50,000,000 in the aggregate;

             (x) terminate, or amend or modify in any material respect, any material Permit, government approval or other similar right, other than
        (A) as required by any applicable Authority or (B) in connection with the transactions contemplated by this Agreement or any Related Agreement or (C) in the ordinary course of business;

             (xi) directly or indirectly redeem, purchase or otherwise acquire any shares of Parent Common Stock, other equity interests, options, warrants, calls, preemptive rights, subscriptions or other rights of Parent;

             (xii) with respect to the acting Chief Executive Officer, the Chief Operating Officer and those other members of the senior management group who are identified in Section 4.2(a)(xii) of the Parent Disclosure Schedule (the "Parent Senior Management"), unless required by an agreement or Plan existing as of the date hereof or as may be required by applicable Legal Requirements, (A) grant or commit to grant any increases in wages or salaries of any member of Parent Senior Management, (B) enter into, commit to, or amend any employment, severance, consulting, retention, change in control, termination, deferred compensation or incentive pay agreement with or for any member of Parent Senior Management, (C) issue any shares of capital stock of the Parent (except pursuant to options or grants of restricted or deferred shares outstanding on the date hereof in accordance with the terms thereof) or any warrants, options, calls, preemptive rights, subscription rights or other rights, agreements, arrangements or commitments relating to the capital stock of the Parent or any of its Subsidiaries or obligating the Parent or any of its Subsidiaries to sell, transfer, issue or otherwise grant any such capital stock or any rights in respect thereof or (D) unless generally applicable on an equivalent basis to all employees or any category of employees not limited to Parent Senior Management, (1) enter into, commit to, or amend any Plan, (2) commit itself to any additional pension, profit sharing, bonus, group insurance, severance pay, retirement, welfare, fringe or other employee benefit or compensation plan, agreement or arrangement, with or for the benefit of any member of Parent Senior Management or (3) pay or agree to pay any pension, retirement allowance or other employee benefit not required by the current terms of an existing Plan or agreement to any Parent Senior Management or accelerate the vesting, funding or payments of any compensation payment, equity award or benefit to any Parent Senior Management;

             (xiii) impair the value of, or fail to use commercially reasonable efforts to maintain, any of its material Party Intellectual Property;

             (xiv) enter into, amend, modify in a material way or terminate any collective bargaining agreement;

             (xv) make or agree to make any payment of cash or distribution of assets to any of its stockholders or their Affiliates (except in a bona fide arrangement not involving payment of a dividend as permitted by
        Section 4.2(a)(v)), by way of dividend or otherwise, except in such aggregate amounts as would not cause all such payments or distributions from the date hereof until the Closing Date to exceed $250,000,000.00 (it being expressly understood that Parent intends to declare and pay a special dividend in an aggregate amount not to exceed $250,000,000.00); provided, however, that no such dividend or distribution shall be made unless, following such dividend or distribution, Parent and each of its Subsidiaries has Required Net Capital; or

             (xvi) issue any shares of capital stock of Parent except (A) pursuant to the exercise options outstanding on the date hereof or granted after the date hereof (subject to the limitations of Section 4.2(a)(xii)) or (B) in connection with one or more transactions permitted under Section 4.2(a)(vi).

          (b) except with the prior written consent of the Company, or as explicitly contemplated by this Agreement, Parent shall, and shall cause its Subsidiaries to:

             (i) conduct their operations in the usual and ordinary course of business, substantially consistent with past practice, and use commercially reasonable efforts to keep available the services of their present employees and contract service providers and to preserve relationships with those Persons having business relationships with Parent and its material Subsidiaries, maintain in effect current insurance coverage and maintain in effect all Permits held; and

             (ii) promptly after obtaining knowledge thereof, give notice to the Company of any claim (threatened or instituted) or any other event or occurrence which could reasonably be expected to have a Material Adverse Effect with respect to Parent.

          (c) For purposes of Sections 4.1(a) and (b), the Company (i) must notify Parent of its determination to consent or withhold consent within 5 Business Days of any request therefor and (ii) may not withhold any such consent if, in the Company's good faith judgment, after consultation with outside counsel, such withholding would constitute a violation of applicable Antitrust Laws. Failure to consent or withhold consent by 5:00 p.m. New York time on the fifth Business Day following receipt of a request therefor shall be deemed consent.

     4.3. Further Actions. Subject to Section 4.6, each of the Parties covenants and agrees (and such Party shall cause its Subsidiaries) to act in good faith and to use its reasonable best efforts:

          (a) to cause all conditions to the obligations of Parent, Merger Sub and the Company to consummate the Closing specified in Article V to be satisfied at or prior to the Closing Date; and

          (b) to obtain and effect prior to the Closing all Permits, Consents and Filings required for such Party to consummate the transactions contemplated hereby and by the Related Agreements to be entered into by such Party.

     4.4.  Right of Access.

          (a) Each of Parent and the Company shall, and shall cause its Subsidiaries to, upon reasonable notice, afford and to cause its officers, directors, employees, auditors, counsel and agents to afford, the officers, employees, auditors, counsel and agents of the other reasonable access during regular business hours to their respective officers, employees, auditors, counsel, agents, properties, offices and other facilities and to all of their respective books and records, and shall furnish the other with all financial, operating and other data and information as Parent and the Company may reasonably request. Notwithstanding the foregoing, no Party or any of its Subsidiaries shall be required to provide any information which it reasonably believes it may not provide pursuant to this Section 4.4(a) by reason of any applicable law, rule or regulation, which constitutes information protected by attorney/client privilege, or which it or any of its Subsidiaries is required to keep confidential by reason of contract, agreement or understanding with third parties.

          (b) Each of Parent and the Company agrees that all non-public, confidential information so received from the other Party or its representatives or agents shall be deemed received pursuant to the Confidentiality Agreement and shall cause its Subsidiaries and each of its and their respective officers, directors, employees, financial advisors, attorneys, accountants, consultants and agents to comply with the provisions of the Confidentiality Agreement with respect to such information, and the provisions of the Confidentiality Agreement are hereby incorporated by reference with the same effect as if fully set forth herein.

     4.5. Prohibited Transactions. Such Party will not, nor will it permit any of its Subsidiaries to, nor will it authorize or permit any officer, director or employee of or any investment banker, attorney, accountant or other advisor or representative of, such Party or any of its Subsidiaries to, directly or indirectly, (i) solicit, facilitate or encourage, directly or indirectly, any inquiries, discussions or proposals for, (ii) continue, propose or enter into any discussions or negotiations regarding or looking toward, or (iii) enter into any agreement or understanding providing for, any Prohibited Transaction; nor shall any of such Persons (x) provide any information to any Person (other than the other Party and its representatives) for the purpose of evaluating or determining whether to make or pursue any inquiries or proposals with respect to any such Prohibited Transaction or (y) amend or grant any waiver or release under any confidentiality, standstill or similar agreement with respect to such Party in connection with any actual or potential Prohibited Transaction. "Prohibited Transaction" means, with respect to a Party (a) any transaction or series of related transactions (including mergers, acquisitions, joint ventures or other commercial arrangements) that is a strategic alternative for such Party to the transactions contemplated by this Agreement or (b) any transaction that would reasonably be expected to have the effect of precluding or materially delaying the consummation of the transactions contemplated hereby. Each Party covenants and agrees to inform the other in writing by facsimile within twenty-four (24) hours if, at its own initiative or following the receipt by such Party or any of its Subsidiaries of any inquiry, proposal, offer or bid in respect of any Prohibited Transaction, it or any of its Subsidiaries, officers, directors, employees, investment bankers, attorneys, accountants or other advisors or representatives takes any action prohibited by this Section.

     4.6. Filings. Parent, Merger Sub and the Company shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and the Related Agreements and (ii) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers. Without limiting the provisions of this Section 4.6, Parent and the Company shall file with the Department of Justice and the Federal Trade Commission a Pre-Merger Notification and Report Form pursuant to the HSR Act in respect of the transactions contemplated hereby and by the Related Agreements as soon as reasonably practicable, and each such Person will use commercially reasonable efforts to take or cause to be taken all actions necessary, including to promptly and fully comply with any requests for information from Authorities, to obtain any clearance, waiver, approval or authorization relating to the HSR Act that is necessary to enable the Parties to consummate the transactions contemplated by this Agreement and the Related Agreements. The Company and Parent will coordinate all communications with Authorities with respect to such matters. Without limiting the provisions of this Section 4.6, each Party hereto shall use commercially reasonable efforts to make promptly the filings required to be made by it with all foreign Authorities in any jurisdiction in which the parties believe it is necessary or advisable. Notwithstanding anything to the contrary in this Agreement, none of Parent or any of its Subsidiaries, shall be required (and neither Parent nor the Company shall, without the prior written consent of the other, agree) to hold separate or divest any of Parent's, the Company's or any of their Subsidiaries' assets or operations or enter into any consent decree or licensing or other arrangement with respect to any of their assets or operations. Each Party shall promptly inform the others of any material communication received by such Party from the Federal Trade Commission, the Antitrust Division of the Department of Justice or any other Authority regarding any of the transactions contemplated hereby.

     4.7. Antitakeover Statutes. If any Takeover Statute is or may become applicable to the Merger, this Agreement or any Related Agreement, each of Parent and Company shall take such actions as are necessary so that the transactions contemplated by this Agreement and the Related Agreements may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on the Merger, this Agreement and the Related Agreements.

     4.8.  Approval of Parent Share Issuance; Registration.

     (a) Parent may seek to obtain a waiver or other appropriate confirmation from the NASD that the voting requirement of NASD Rule 4350(i) shall not apply to the Parent Share Issuance (the "NASD Waiver").

     (b) Promptly after the date hereof, Parent and the Company shall prepare and Parent shall file with the Commission a registration statement on Form S-4 (the "Registration Statement") in connection with the issuance of Parent Common Stock in the Merger (including the proxy statement and other proxy soliciting materials of the Company and the prospectus and the information statement of Parent constituting a part thereof (the "Proxy Statement/Prospectus") and all related documents). Each of Parent and the Company shall use reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after the filing thereof and to keep the Registration Statement effective as long as is necessary to consummate the Merger. In the event Parent determines not to seek the NASD Waiver or the NASD Waiver is not obtained, the Proxy Statement/Prospectus will contain an information statement relating to the transactions contemplated hereby as required by the Exchange Act. The Company shall mail or provide the Proxy Statement/Prospectus to its stockholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act and, if necessary, after the Proxy Statement/ Prospectus shall have been so mailed or provided, promptly circulate amended, supplemental or supplemented proxy or consent material, and, if required in connection therewith, resolicit proxies or consents. Parent shall cause the Proxy Statement/Prospectus to be mailed to Parent's stockholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act.

     (c) Parent will advise the Company, promptly after Parent receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Parent Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the Commission for the amendment or supplement of the Registration Statement or for additional information.

     (d) No filing of, or amendment or supplement to, or correspondence to the Commission or its staff with respect to the Proxy Statement/Prospectus will be made by Parent, without providing the Company a reasonable opportunity to review and comment thereon. Parent will advise the Company, promptly after it receives notice thereof, of any request by the Commission for the amendment of the Proxy Statement/ Prospectus or comments thereon and responses thereto or requests by the Commission for additional information. The Company shall cooperate with Parent in the preparation of such Proxy Statement/ Prospectus and provide Parent with such information regarding the Company and the Holders as may be required to be included therein. If at any time prior to the Effective Time, any event with respect to the Company, its officers and directors or any of its Subsidiaries, or, to the Company's knowledge, any Holder, should occur which is required to be described in an amendment of, or a supplement to, the Proxy Statement/ Prospectus, the Company shall promptly so advise Parent and, to the extent required by applicable Legal Requirements such event shall be so described, and such amendment or supplement to the Proxy Statement/ Prospectus shall promptly be filed with the Commission and, to the extent required by Legal Requirements, disseminated to the stockholders of Parent and the Company. If at any time prior to the Effective Time, any event with respect to Parent, its officers and directors or any of its Subsidiaries should occur which is required to be described in an amendment of, or a supplement to, the Proxy Statement/Prospectus, Parent shall promptly so advise the Company and, to the extent required by applicable Legal Requirements such event shall be so described, and such amendment or supplement to the information statement shall promptly be filed with the Commission and, to the extent required by Legal Requirements, disseminated to the stockholders of Parent and the Company. Parent will cause the Proxy Statement/Prospectus to comply as to form in all material respects with applicable provisions of the Securities Act and the Exchange Act and not, at the time it is filed with the Commission and at the time it is mailed or delivered to Parent's or the Company's stockholders, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation, warranty or covenant is made by Parent with respect to information supplied in writing by the Company, any Holder or any Affiliate of the Company or any Holder expressly for inclusion therein (and no representation, warranty or covenant is made by the Company with respect to information supplied in writing by Parent any Affiliate of Parent expressly for inclusion therein).

     4.9.  Stockholder Approvals.

     (a) The Company shall take, in accordance with applicable Legal Requirements and its Constituent Documents, all action necessary to convene an appropriate meeting of stockholders of the Company to consider and vote upon the adoption of this Agreement and the Company Charter Amendment and any other matters required to be approved by the Company's stockholders for consummation of the Merger as promptly as practicable after the Registration Statement is declared effective. The Company Board shall recommend such approval, and the Company shall take all reasonable lawful action to solicit such approval by its stockholders.

     (b) Parent shall take, in accordance with applicable Legal Requirements and its Constituent Documents, all action necessary to obtain the Parent Required Vote with respect to approval of the Parent Charter Amendment and, if applicable, the Parent Share Issuance.

     4.10. Parent Rights Agreement. Prior to the Closing Date, Parent shall take all action so that the consummation of the transactions contemplated by this Agreement and the Related Agreements do not and will not result in the grant of any rights to any person under the Rights Agreement (other than rights issued in respect of shares of Parent Common Stock constituting the Merger Consideration) or enable the rights to purchase Parent's Series A Junior Participating Preferred Stock to be exercised, or require that they be separated, distributed or triggered.

     4.11. UK Treasury Consent. If required, Parent shall apply for the UK Treasury Consent and use reasonable best efforts to obtain such consent.

     4.12.  Announcements; Notification of Certain Matters.

     (a) Except as required by any Legal Requirement or any stock exchange or any self-regulatory organization, or, in the case of Parent, any stock exchange or inter-dealer quotation system on which the Parent Common Stock is listed or quoted, from the date of this Agreement through the Closing and, in the event of any termination of this Agreement pursuant to Section 6.1, thereafter, no statement or announcement of any nature with respect to the existence of this Agreement or the transactions contemplated herein and no press release shall be issued or made to any other person by any of the parties hereto, without the express written consents of both the Company and Parent, which consents shall not be unreasonably withheld.

     (b) The Company shall give notice to Parent of any facts that to the knowledge of the Company, would allow Parent to terminate this Agreement or that would cause any condition to the Parent's obligations hereunder not to be satisfied. Parent shall give notice to the Company of any facts that come to its attention that would allow the Company to terminate this Agreement or that would cause any condition to its obligations hereunder to not be satisfied. Each of the Company and Parent shall give notice to the other of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

     (c) To the extent permitted by applicable legal requirements, the Company and Parent shall coordinate their respective communications regarding the Merger and the consequences of such transaction to such customers.

     4.13.  Directors' and Officers' Indemnification.

     (a) Parent shall cause the Surviving Corporation to keep in effect in its certificate of incorporation and by-laws and the certificates of incorporation and by-laws (or other comparable documents) of each of its Subsidiaries, provisions providing for mandatory exculpation and indemnification of the officers and directors of the Company and the Company Subsidiaries to the fullest extent permitted under applicable law. This Section 4.13 shall be binding upon all successors and assigns of Parent and the Surviving Corporation.

     (b) The Company may, prior to the Effective Time, acquire "tail coverage" directors' and officers' liability insurance (or extend existing policies) with respect to claims against current and former directors and officers of the Company arising from facts, events, acts or omissions which occurred at or prior to the Effective Time (including the transactions contemplated by this Agreement) for a period (including renewals) of up to six years following the Effective Time on terms no less favorable to such directors and officers than under the Company's current policies; provided, that in no event shall the annual premium for such policy exceed two hundred percent (200%) of the annual premium expended by the Company for such coverage as of the date hereof (and Parent shall pay or cause to be paid any premiums that come due during such period after the Effective Time); provided, further, that the Company shall consult with Parent prior to purchasing any such insurance and, if requested by Parent, shall allow Parent the opportunity to acquire insurance meeting the same requirements of this clause (b) in lieu of purchasing such insurance directly.

     (c) Following the Effective Time, Parent shall provide individuals who are former officers or directors of the Company who become officers or directors of Parent with the benefit of the same insurance policies and indemnities as are made available to other directors and officers of Parent or its Subsidiaries.

     4.14. Market Listing. Parent shall file an application to list on the Nasdaq National Market (prior to the Effective Time, subject to official notice of issuance) the shares of Parent Company Stock issuable in connection with the Merger, as soon as practicable hereafter, and will pay all necessary filing fees in connection therewith.

     4.15. Rule 16(b). Parent and the Company shall take all such steps reasonably necessary to cause the transactions contemplated hereby and any other acquisitions of equity securities of Parent (including derivative securities) in connection with this Agreement by each individual who (a) is a director or officer of the Company or Parent or (b) at the Effective Time, will become a director or officer of Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

     4.16. Transition. In order to facilitate an orderly transition of the management of the business of the Company and Parent and in order to facilitate the integration of the operations of the Company and Parent and their respective subsidiaries and to permit the coordination of their related operations on a timely basis, and in an effort to accelerate to the earliest time possible following the Effective Time the realization of synergies, operating efficiencies and other benefits expected to be realized by Parent and the Company as a result of the Merger, the Company and the Parent shall consult on all strategic and operational matters to the extent such consultation is not in violation of applicable Legal Requirements, including laws regarding the exchange of information and other laws regarding competition.

     4.17. Registration Rights Agreement. Parent and the Company shall take all requisite action so that, at the Effective Time or, with the Major Holders' consent, as promptly as practicable thereafter (and in any event no later than immediately after the expiration of Parent's October 1, 2001 registration rights agreement), a registration rights agreement (the "Registration Rights Agreement") will be entered into among Parent, Reuters, Reuters C Corp, Reuters Holdings Switzerland SA, the Major Holders, the Management Holder, Finanzas B.V. and the Advent Holders. Parent shall use all commercially reasonable efforts to assure that such Registration Rights Agreement is consistent with the terms and conditions described in Exhibit J and contains other customary terms and conditions for agreements of this type. However, in no event shall Parent or any of its Subsidiaries be required to make any payment to any Person in order to obtain such Person's consent to the terms of the Registration Rights Agreement. In all cases, such Registration Rights Agreement shall provide for rights no less favorable to the Major Holders, the Management Holder and the Group M2 Stockholders (as defined in Exhibit J) than those available to holders of Parent Common Stock pursuant to Parent's October 1, 2001 registration rights agreement (except that the Group M2 Stockholders shall not be entitled to trigger demands).

     4.18.  Tax Free Reorganization.

     (a) The parties intend that the Merger constitute a reorganization within the meaning of Section 368 of the Code and shall use their reasonable best efforts (and shall cause their respective Subsidiaries to use their reasonable best efforts) to cause the Merger to so qualify. Neither the Company, Parent or any of their respective Subsidiaries shall take any action, or fail to take any action, that would or would be reasonably likely to adversely affect the treatment of the Merger as a reorganization within the meaning of Section 368 of the Code.

     (b) The Company and Parent shall cooperate in obtaining the opinions of Ropes & Gray, counsel to the Company, and Cleary, Gottlieb, Steen & Hamilton, counsel to Parent. In connection therewith, both Parent and Company shall deliver to Ropes & Gray and Cleary, Gottlieb, Steen & Hamilton, representation letters, dated and executed as of the Closing Date (and as of such other date or dates as reasonably requested by Ropes & Gray or Cleary, Gottlieb, Steen & Hamilton), in form and substance as counsel reasonably requests (allowing for such amendments to the representation letters as counsel deems necessary) (together, the "Representation Letters").

     4.19. Affiliate Letters. Not later than the 15th day prior to the mailing of the Proxy Statement/ Prospectus, the Company shall deliver to Parent a schedule of each person, that, to its knowledge, is or is reasonably likely to be, as of the date of the meeting of stockholders of the Company to consider and vote upon the adoption of this Agreement, deemed to be an "affiliate" of it (each, a "Company Affiliate") as that term is used in Rule 145 under the Securities Act. The Company shall use its reasonable best efforts to cause each person who may be deemed to be a Company Affiliate to execute and deliver to Parent on or before the date of mailing of the Proxy Statement/Prospectus an agreement in the form attached as Exhibit K.

     4.20.  Shareholder Consent of Certain Executive Compensation
Arrangements. The Company shall submit any and all payments, awards and benefits paid or made available to, or that may become payable or available to, Edward Nicoll and shall use its reasonable best efforts to submit any and all payments, awards and benefits paid or made available to, or that may become payable or available to, any other current or former employee, officer, independent contractor or stockholder of the Company or any of its Subsidiaries, in each such case, that could constitute "parachute payments" within the meaning of Section 280G(b)(2)(A) of the Code to a shareholder vote which satisfies the requirements of Sections 280G(b)(5)(A)(ii) and 280G(b)(5)(B) of the Code such that following such vote, if the requisite number of affirmative votes are obtained, such payments, awards and benefits will qualify for the exemption provided under Section 280G(b)(5)(A)(ii) of the Code and will not be subject to any excise tax pursuant to Section 4999 of the Code.

     4.21. No Conversion. The Company shall not permit the conversion of Class L Shares into Class A Shares prior to or in connection with the Merger and shall take such action as is necessary or appropriate to prevent any such conversion.

     4.22. Certain Payments. The Company covenants and agrees that during the period commencing on the date hereof and ending at the Effective Time, the Company will not make or agree to make any payments or provide or agree to provide any employee benefits to any individual listed in Section 4.22 of the Company Disclosure Schedule, other than payments of base salary at the annual rate in effect on the date hereof and individual bonuses no greater than the pro rata portion (for the period up to the Effective Time) of the bonus received by such individuals in respect of calendar year 2001 in amounts determined by the Island compensation committee and Edward J. Nicoll prior to the Effective Time and to be paid by the Company in accordance with past practice. Parent will cause the Surviving Corporation to pay any portion of such amounts that are accrued but unpaid as of the Effective Time.

                                   ARTICLE V

                              CONDITIONS PRECEDENT

     5.1. Conditions Precedent to Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to consummate the Merger is subject to the satisfaction at or prior to the Closing of each of the conditions set forth below; provided, however, that, notwithstanding the failure of any one or more of such conditions, Parent and Merger Sub may nevertheless proceed with the Closing without satisfaction, in whole or in part, of any one or more of such conditions:

          (a) (i) Each of the representations and warranties of the Company contained herein shall be true and correct in all respects, disregarding for these purposes any qualification or exception for materiality or Material Adverse Effect, on and as of the Closing Date with the same force and effect as though the same had been made on and as of the Closing Date (except that representations and warranties that are made as of a specific date need be true and correct in all respects only as of such date), except where the failure of such representations and warranties to be so true and correct does not have, individually or in the aggregate, a Material Adverse Effect; provided, that the representations and warranties of the Company contained in Section 3.4(c), Section 3.19 and Section 3.20(d) shall be true and correct in all respects and (ii) each of the Company's Subsidiaries that is subject to Rule 15c3-1 under the Exchange Act as of the close of business on the third Business Day prior to the Closing Date has Required Net Capital. In the event Section 3.17(a) is untrue and such inaccuracy results in a greater than 10% reduction in either

     (i) the percentage of outstanding Shares subject to the Company Voting Agreement and the Datek Voting Agreement, taken together, or (ii) the percentage of outstanding shares of Parent Common Stock subject to the Stockholders Agreement and the Datek Stockholders Agreement, taken together, in each case the Company shall have cured such breach by procuring the agreement of additional holders of Shares to be bound by the terms of the Company Voting Agreement and the Stockholders Agreement such that (a) the total percentage of outstanding Shares subject to the Company Voting Agreement and the Datek Voting Agreement, taken together, is no less than 90% of the percentage of such Shares subject thereto on the date hereof and (b) the total percentage of outstanding shares of Parent Common Stock subject to the Stockholders Agreement and the Datek Stockholders Agreement, taken together, is no less than 90% of the percentage of such shares of Parent Common Stock subject thereto on the date hereof.

          (b) All of the covenants and agreements required by this Agreement to have been performed and complied with by the Company and its Subsidiaries shall have been performed and complied with in all material respects prior to or on the Closing Date.

          (c) No preliminary or permanent injunction or other Judgment of any court restraining or prohibiting the consummation of the transactions contemplated hereby shall be in effect. No material Proceedings shall have been instituted or threatened by (i) any Authority seeking to prohibit, restrict or delay, declare illegal or to enjoin or obtain Damages from Parent in respect of, the consummation of the transactions contemplated hereby or by the Related Agreements or (ii) any other Person which, in the case of this clause (ii), would be reasonably likely to cause a Material Adverse Effect with respect to the Company and Parent, taken as a whole.

          (d) Parent shall have received (i) the Required Parent Vote with respect to the Parent Charter Amendment and, if applicable, the Parent Share Issuance, (ii) the UK Treasury Consent, if required, (iii) all consents, approvals or orders of any Authority or Self-Regulatory Organization, (iv) all consents, approvals or orders of any other third party the granting of which is required for the consummation of the transactions contemplated herein or for the Parent or the Company and their respective Subsidiaries to conduct their business after the Closing Date in substantially the same manner as currently conducted (except, in the case of clause (iii) or (iv), to the extent failure to have received any such consent, approval or order would not, individually or in the aggregate, be material to the business of the Company and Parent taken as a whole), and
     (v) all waiting periods the expiration of which is required under applicable Legal Requirements, including under the HSR Act, shall have expired or been terminated.

          (e) Parent shall receive (i) a certificate, dated the Closing Date, from the Company as to its compliance with the conditions set forth in Sections 5.1(a) and 5.1(b) executed by a duly authorized officer of the Company and (ii) a certificate from the chief financial officer of the Company computing the Net Capital as of the close of business on the third Business Day prior to Closing Date of each of the Company Broker-Dealer Subsidiaries.

          (f) Each of the other Related Agreements to be entered into after the date hereof shall have been duly executed and delivered by each of the parties thereto (other than Parent, Merger Sub, or any of their controlled Affiliates) and each of the Related Agreements shall be in full force and effect and shall constitute the legal, valid and binding obligations of the parties thereto, enforceable against such parties in accordance with their terms. Each of the representations and warranties of the parties thereto (other than Parent, Merger Sub, or any of their controlled Affiliates) contained therein shall be true and correct in all respects, disregarding for these purposes any qualification or exception for materiality or Material Adverse Effect, on and as of the Closing Date with the same force and effect as though the same had been made on and as of the Closing Date (except that representations and warranties that are made as of a specific date need be true and correct in all respects only as of such date), except where the failure of such representations and warranties to be so true and correct does not have, individually or in the aggregate, a Material Adverse Effect. All of the covenants and agreements required by the Company Voting Agreement and the Datek Voting Agreement to have been performed and complied with by the Company, the Voting Holders and Datek shall have been performed and complied with in all material respects prior to or on the Closing Date and Parent shall receive a certificate, dated the Closing Date, from each Voting Holder and Datek, as to its compliance with its covenants and agreements thereunder.

          (g) (1) Edward J. Nicoll shall have entered into an employment agreement with Parent (the "Employment Agreement") containing the terms and conditions described in the term sheet attached to the letter agreement, dated as of the date hereof, between him and Parent, which Employment Agreement is in form and substance reasonably satisfactory to Parent, (2) he shall be an employee of the Company or one of its Subsidiaries on the Closing Date, (ii) none of the Company nor any of its Subsidiaries shall have (A) delivered a notice of termination to him, (B) any basis on which to terminate him for Cause or (C) any intention to terminate him for any other reason, except at the direction of Parent in connection with his commencing employment with Parent, (3) he shall not have notified (formally or informally) any Major Holder or any member of the Company Group, that he intends to resign from such employment and (4) the Employment Agreement shall be in full force and effect and Edward Nicoll shall not have terminated or purported to terminate such Employment Agreement (other than, in respect of clauses (1) through (4), as a result of his death or incapacity).

          (h) Parent shall have received from the Company the statement described in Treasury Regulation Section 1.1445-2(c)(3) certifying that none of the interests in the Company are U.S. real property interests for purposes of Section 1445 of the Code. Such statement will be complete, accurate and valid on the Closing Date.

          (i) The Registration Statement shall have been declared effective by the Commission and shall not be the subject of any stop order or proceedings seeking a stop order; any material "blue sky" and other state securities laws applicable to the registration and qualification of the Parent Common Stock following the Closing shall have been complied with; and the shares of Parent Common Stock issuable in connection with the Merger shall have been approved for listing on the Nasdaq National Market, subject to official notice of issuance.

          (j) Parent shall have received an opinion of Cleary, Gottlieb, Steen & Hamilton, its counsel, in form and substance reasonably satisfactory to it, dated as of the Closing Date, to the effect that the Merger will qualify as a reorganization described in Section 368(a) of the Code and, in rendering such opinion, Cleary, Gottlieb, Steen & Hamilton shall be entitled to rely upon the Representation Letters.

          (k) Parent shall have received an opinion of Ropes & Gray, in form and substance reasonably satisfactory to Parent, describing the capital structure of the Company (which opinion shall relate to all periods from and after October 15, 2001 through the Closing Date.

          (l) The Company Charter Amendment shall have been adopted by the Required Company Vote and shall have been filed with the Secretary of State of the State of Delaware and become effective.

     5.2. Conditions Precedent to Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction at or prior to the Closing of each of the conditions set forth below; provided, however, that, notwithstanding the failure of any one or more of such conditions, the Company may nevertheless proceed with the Closing without satisfaction, in whole or in part, of any one or more of such conditions:

          (a) (i) Each of the representations and warranties of Parent contained herein shall be true and correct in all respects, disregarding for these purposes any qualification or exception for materiality or Material Adverse Effect, on and as of the Closing Date with the same force and effect as though the same had been made on and as of the Closing Date (except that representations and warranties that are made as of a specific date need be true and correct in all respects only as of such date), except where the failure of such representations and warranties to be so true and correct does not have, individually or in the aggregate, a Material Adverse Effect; provided, that the representations and warranties of Parent contained in
     Section 3.4(c), Section 3.17(b) and Section 3.19 shall be true and correct in all respects and (ii) each of Parent's Subsidiaries that is subject to Rule 15c3-1 under the Exchange Act as of the close of business on the third Business Day prior to the Closing Date has Required Net Capital.

          (b) All of the covenants and agreements required by this Agreement to have been performed and complied with by Parent and Merger Sub shall have been performed and complied with in all material respects prior to or on the Closing Date.

          (c) No preliminary or permanent injunction or other Judgment of any court or Authority restraining or prohibiting the consummation of the transactions contemplated hereby shall be in effect. No material Proceedings shall have been instituted or threatened by (i) any Authority seeking to prohibit, restrict or delay, declare illegal or to enjoin or obtain Damages from Parent in respect of, the consummation of the transactions contemplated hereby or by the Related Agreements or (ii) any other Person which, in the case of this clause (ii), would be reasonably likely to cause a Material Adverse Effect with respect to the Company and Parent, taken as a whole.

          (d) The Company shall have received (i) all consents, approvals or orders of any Authority or Self-Regulatory Organization, (ii) all consents, approvals or orders of any other third party the granting of which is required for the consummation of the transactions contemplated herein or for Parent or the Company and their respective Subsidiaries to conduct their business after the Closing Date in substantially the same manner as currently conducted, (except, in the case of clause (i) or (ii) to the extent failure to have received any such consent approval or order would not, individually or in the aggregate, be material to the business of the Company and Parent taken as a whole), and (iii) all waiting periods the expiration of which is required under applicable Legal Requirements, including under the HSR Act, shall have expired or been terminated.

          (e) The Company shall have received (i) a certificate from Parent as to the compliance with the conditions set forth in Sections 5.2(a) and (b), dated the Closing Date, executed by a duly authorized officer of Parent and
     (ii) a certificate from the senior vice president, finance of Parent computing the Net Capital as of the close of business on the third Business Day prior to Closing Date of each of the Parent Broker-Dealer Subsidiaries.

          (f) Each of the other Related Agreements to be entered into after the date hereof shall have been duly executed and delivered by each of the parties thereto (other than the Company, any Holder or any other Affiliate of the Company) and each of the Related Agreements shall be in full force and effect and shall constitute the legal, valid and binding obligations of the parties thereto, enforceable against such parties in accordance with their terms. Each of the representations and warranties of the parties thereto (other than the Company and its Affiliates) contained therein shall be true and correct in all respects, disregarding for these purposes any qualification or exception for materiality or Material Adverse Effect, on and as of the Closing Date with the same force and effect as though the same had been made on and as of the Closing Date (except that representations and warranties that are made as of a specific date need be true and correct in all respects only as of such date), except where the failure of such representations and warranties to be so true and correct does not have, individually or in the aggregate, a Material Adverse Effect. All of the covenants and agreements required by the Parent Voting Agreement to have been performed and complied with by Parent, Reuters, Reuters C Corp and Reuters Holdings Switzerland SA shall have been performed and complied with in all material respects prior to or on the Closing Date and the Company shall receive a certificate, dated the Closing Date, from each of Reuters, Reuters C Corp and Reuters Holdings Switzerland SA, as to its compliance with its covenants and agreements thereunder.

          (g) The Company's stockholders shall have adopted this Agreement and the Company Charter Amendment by the Required Company Vote.

          (h) The Registration Statement shall have been declared effective by the Commission and shall not be the subject of any stop order or proceedings seeking a stop order, and any material "blue sky" and other state securities laws applicable to the registration and qualification of the Parent Common Stock following the Closing shall have been complied with and the shares of Parent Common Stock issuable in connection with the Merger shall have been approved for listing on the Nasdaq National Market, subject to official notice of issuance.

          (i) The Company shall have received an opinion of Ropes & Gray, its counsel, in form and substance reasonably satisfactory to it, dated as of the Closing Date, to the effect that the Merger will qualify as a reorganization described in Section 368(a) of the Code and, in rendering such opinion, Ropes & Gray shall be entitled to rely upon the Representation Letters.

          (j) The stockholders of Parent shall have approved the Parent Charter Amendment and, if applicable, the Parent Share Issuance by the Required Parent Vote.

                                   ARTICLE VI

                                  TERMINATION

     6.1. General. This Agreement may be terminated by written notice prior to the Closing as follows:

          (a) by the mutual written consent of the Company and Parent at any time prior to the Closing;

          (b) by the Company or Parent after December 15, 2002, if the Closing has not occurred by that date; provided, however, that, if the Closing has not occurred by such date due to a breach of this Agreement by one of such Parties or a breach of a Related Agreement by the stockholders or Affiliates of one of such Parties, then the breaching Party (or Party whose stockholders or Affiliates have breached) may not terminate this Agreement pursuant to this Section;

          (c) by the Company, in the event of any material breach of this Agreement by Parent or Merger Sub, which breach (A) would give rise to the failure of a condition set forth in Section 5.2(a) or 5.2(b), and (B) cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party;

          (d) by Parent in the event of any material breach of this Agreement by the Company, which breach (A) would give rise to the failure of a condition set forth in Section 5.1(a) or 5.1(b), and (B) cannot be or has not been cured within 30 days after the giving of written notice to Company;

          (e) by the Company, in the event of any material breach of the Parent Voting Agreement by Reuters, which breach cannot be or has not been cured within 30 days after giving of written notice to Parent (it being expressly understood that a party who has breached the Parent Voting Agreement as a result of a prohibited Transfer (as defined in the Parent Voting Agreement) of Parent Common Stock may cure such breach by procuring the agreement of another holder of Parent Common Stock to agree to cause an equivalent number of Shares of Parent Common Stock to become subject to the Parent Voting Agreement and the Stockholders Agreement); provided, that the Company shall not be entitled to terminate this Agreement pursuant to this clause (e) in the event of a breach of the Parent Voting Agreement relating to a failure to vote thereunder if the Required Parent Vote is nonetheless obtained with respect to the Parent Share Issuance and the Parent Charter Amendment; or

          (f) by Parent in the event of any material breach of the Company Voting Agreement by any Voting Holder or of the Datek Voting Agreement by Datek, which breach cannot be or has not been cured within 30 days after giving of written notice to the Company (it being expressly understood that a party who has breached the Company Voting Agreement or the Datek Voting Agreement as a result of a prohibited Transfer (as defined in such agreements) of Shares may cure such breach by procuring the agreement of another holder of Shares to agree to cause an equivalent number of Shares to become subject to the Company Voting Agreement or the Datek Voting Agreement, as applicable, and the Stockholders Agreement or the Datek Stockholders Agreement, as applicable); provided, that Parent shall not be entitled to terminate this Agreement pursuant to this clause (f) in the event of a breach of the Company Voting Agreement or the Datek Voting Agreement relating to a failure to vote thereunder if the Required Company Vote is nonetheless obtained with respect to the adoption of this Agreement and the Company Charter Amendment.

     6.2. No Liabilities in Event of Termination. In the event of any termination of this Agreement as provided in this Article VI, this Agreement (other than Section 8.2, Section 8.7 and Section 8.9) shall become void and of no further force and effect and there shall be no liability on the part of any Party as a result of any such termination; provided, however, that, notwithstanding any such termination, each Party shall be liable to the other Parties for any Damages arising from any breach of the covenants contained this Agreement.

                                  ARTICLE VII

            PERSONNEL, EMPLOYMENT ARRANGEMENTS AND EMPLOYEE BENEFITS

     7.1. Continuation of Benefits. Parent will cause the Surviving Corporation to provide benefits (including health benefits, severance policies, 401(k) plans and general employment policies and procedures, subject to the terms and conditions of such plans as in effect from time to time) which are substantially comparable in the aggregate to benefits that are available to similarly situated employees of Parent and its Subsidiaries, provided, however, that nothing in this Article VII shall prevent the Surviving Corporation or any of its Subsidiaries from making any change required by applicable law or from amending or terminating any such plan, policy or procedure, and provided, further, that it shall not result in any duplication of benefits.

     7.2. Service. To the extent permitted under applicable law, each employee of the Company or its Subsidiaries shall be given credit for all service with the Company or its Subsidiaries under all employee benefits plans, programs, policies and arrangements in which employees of Parent or the Surviving Corporation participate (other than sabbatical benefits, for which employees of the Company or its Subsidiaries will not receive any such past service credit) and in which such employee of the Company or its Subsidiaries becomes a participant, such credit to be given solely for purposes of eligibility and vesting; provided, however, that no such credit shall be provided in any circumstances that would result in duplicative benefits.

                                  ARTICLE VIII

                                 MISCELLANEOUS

     8.1. No Survival of Representations and Warranties. The representations and warranties contained in this Agreement or in any instrument delivered pursuant to this Agreement shall not survive beyond the Closing, and none of the Parties nor their respective officers, directors or stockholders shall have any liability with respect to breaches thereof. Covenants or agreements which, by their terms, contemplate performance at or before the Effective Time shall not survive the Effective Time and, after the Effective Time, none of the Parties nor their respective officers, directors or stockholders shall have any liability with respect to breaches thereof.

     8.2. Notices. All notices, demands, instructions, waivers, consents or other communications to be provided pursuant to this Agreement shall be in writing, shall be effective upon receipt, and shall be sent by hand, facsimile, air courier or registered mail, return receipt requested, as follows:

     (a) if to Parent or Merger Sub, to:

        Instinet Group Incorporated
        3 Times Square
        New York, NY 10036
        Attention: Paul Merolla
        Telephone: 212-310-9500
        Facsimile: 646-223-9017

        with a copy to:

        Cleary, Gottlieb, Steen & Hamilton
        One Liberty Plaza
        New York, NY 10006
        Attention: Yvette P. Teofan, Esq.
        Telephone: 212-225-2636
        Facsimile: 212-225-3999

     (b) if to the Company, to:

        Island Holding Company, Inc.
        50 Broad Street
        New York, NY 10004
        Attention: Matt Andresen
        Telephone: 212-231-5003
        Facsimile: 212-231-5945

        with a copy to:

        Ropes & Gray
        One International Place
        Boston, MA 02110
        Attention: Alfred O. Rose, Esq.
        Telephone: 617-951-7372
        Facsimile: 617-951-7050

or to such other address as a Party may specify by notice from time to time in writing to the other Parties in the manner specified in this Section.

     8.3. Entire Agreement; Disclosure Schedules. This Agreement (including the Exhibits and Schedules, which are hereby incorporated in the terms of this Agreement), the Confidentiality Agreement and the Related Agreements set forth the entire understanding and agreement among the Parties as to matters covered herein and supersedes any prior understanding, agreement or statement (written or oral) of intent among the Parties with respect to the subject matter hereof. The disclosure of any matter in any Schedule to this Agreement shall be deemed to be a disclosure for all purposes of this Agreement, but shall expressly not be deemed to constitute an admission by the Company or to otherwise imply that any such matter is material for the purposes of this Agreement.

     8.4. Third Party Rights. Except as otherwise expressly provided herein (including Section 8.6) and except for Article II and Sections 4.13, 4.17 and
4.22 (which are for the benefit of the Persons referred to therein), this Agreement is not intended to and shall not confer benefits upon, or create any rights in favor of, any Person or entity other than the Parties.

     8.5. Assignability. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. This Agreement shall not be assignable by any Party without the prior written consent of the other Party.

     8.6. Waiver and Amendment. No waiver shall be deemed to have been made by any Party of any of its rights under this Agreement unless the same is in writing and is signed on its behalf by its authorized officer; provided, however, that no such waiver by Parent or Merger Sub shall be effective unless Reuters shall have given its prior written consent to such waiver. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the Party granting such waiver in any other respect or at any other time. To be binding, any amendment of this Agreement must be effected by an instrument in writing signed by Parent, Merger Sub, Reuters and the Company.

     8.7. Expenses. The Company shall reimburse the Holders, or pay on their behalf, their reasonable out-of-pocket expenses, including New York State or City real property transfer taxes, if any, (excluding any penalties or interest due thereon), not to exceed $2,500,000 in the aggregate, incurred in connection with the negotiation, execution, delivery and performance of this Agreement (including the Closing) and the Related Agreements, provided that such Holders present to the Company evidence reasonably acceptable to Parent of their payment of, or their liability for, such expenses.

     8.8. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

     8.9. Governing Law; Submission to Jurisdiction; Appointment of Agent for Service of Process.

     (a) THE AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. Each Party hereby irrevocably agrees that any legal action or proceeding against it arising out of this Agreement or the transactions contemplated hereby shall be brought only in the Supreme Court of the State of New York in and for the County of New York or the U.S. District Court for the Southern District of New York, preserving, however, all rights of removal to a federal court under 28 U.S.C. sec.1441. Each Party hereby irrevocably agrees and consents to service of process for all purposes under this Agreement at the address specified for such Party in, or in accordance with
Section 8.2. Any service made on such Party shall be effective when delivered regardless of whether notice thereof is given to affected Party. The foregoing provisions of this Section 8.9 shall not affect, limit or prevent any Party from serving process in any other manner permitted by law.

     (b) Each Party irrevocably waives any objection to the venue of the courts designated in Section 8.9(a) (whether on the basis of forum non conveniens or otherwise), and accepts and submits to the jurisdiction of such courts in connection with any legal action or proceeding against it arising out of or concerning this Agreement.

     IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Agreement as of the date first above written.

                                          INSTINET GROUP INCORPORATED

                                          By: /s/ MARK NIENSTEDT
                                            ------------------------------------
                                            Name: Mark Nienstedt
                                            Title: Chief Executive Officer

                                          INSTINET MERGER CORPORATION

                                          By: /s/ MARK NIENSTEDT
                                            ------------------------------------
                                            Name: Mark Nienstedt
                                            Title: President

                                          ISLAND HOLDING COMPANY, INC.

                                          By: /s/ MATTHEW ANDRESEN
                                            ------------------------------------
                                            Name: Matthew Andresen
                                            Title: President

                [SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

                                                                         ANNEX B

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                          INSTINET GROUP INCORPORATED

     Instinet Group Incorporated, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

          1. The name of the corporation is Instinet Group Incorporated. The date of filing of its original Certificate of Incorporation with the Secretary of State of Delaware is May 9, 2001.

          2. This Amended and Restated Certificate of Incorporation amends and restates the provisions of the Certificate of Incorporation of this corporation pursuant to the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the "DGCL").

          3. This Amended and Restated Certificate of Incorporation has been approved by the board of directors of Instinet Group Incorporated and has been recommended to the stockholders.

          4. This Amended and Restated Certificate of Incorporation was duly adopted by written consent of the stockholders in accordance with the applicable provisions of Sections 228, 242 and 245 of the DGCL and written notice of the adoption of this Amended and Restated Certificate of Incorporation has been given as provided by Section 228 of the DGCL to every stockholder entitled to such notice.

          5. The text of the Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:

                                   ARTICLE I

     The name of the Corporation is Instinet Group Incorporated (the "Corporation").

                                   ARTICLE II

     The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

                                  ARTICLE III

     The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware ("DGCL"), as the same exists or may hereafter be amended.

                                   ARTICLE IV

     The Corporation is authorized to issue two classes of stock to be designated, respectively, common stock, par value $0.01 per share ("Common Stock"), and preferred stock, par value $0.01 per share ("Preferred Stock"). The total number of shares of Common Stock that the Corporation shall have authority to issue is 950,000,000. The total number of shares of Preferred Stock that the Corporation shall have authority to issue is 200,000,000. The Preferred Stock may be issued from time to time in one or more series.

     The board of directors is hereby authorized, subject to limitations prescribed by law and the provisions of this Article IV, by resolution to provide for the issuance of the shares of Preferred Stock in one or more series, and to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and relative participating, optional or other rights, if any, of the shares of each such series and the qualifications, limitations or restrictions thereof.

     The authority of the board of directors with respect to each series of preferred stock shall include, but not be limited to, determination of the following:

          A. The number of shares constituting that series (including an increase or decrease in the number of shares of any such series (but not below the number of shares in any such series then outstanding)) and the distinctive designation of that series;

          B. The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

          C. Whether that series shall have voting rights (including multiple or fractional votes per share) in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

          D. Whether that series shall have conversion privileges, and, if so, the terms and conditions of such privileges, including provision for adjustment of the conversion rate in such events as the board of directors shall determine;

          E. Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption rates;

          F. Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and the amount of such sinking funds;

          G. The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

          H. Any other relative rights, preferences and limitations of that series.

     No holders of shares of the Corporation of any class, now or hereafter authorized, shall have any preferential or preemptive rights to subscribe for, purchase or receive any shares of the Corporation of any class, now or hereafter authorized, or any options or warrants for such shares, or any rights to subscribe for, purchase or receive any securities convertible into or exchangeable for such shares, which may at any time be issued, sold or offered for sale by the Corporation.

                                   ARTICLE V

     For the management of the business and for the conduct of affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

          A. The management of the business and the conduct of the affairs of the Corporation shall be vested in its board of directors. Prior to the Trigger Date, the Corporation may have any number of directors fixed by the board of directors in the manner specified below, provided that such number shall be no less than 6. After the Trigger Date, the authorized directors of the Corporation shall be no more than 20 and no less than 6. The number of directors of the Corporation may be fixed and changed from time to time within the then-applicable limits by a resolution adopted by a majority of the Whole Board. For purposes of this Certificate of Incorporation, the term "Whole Board" shall mean the total number of authorized directors, whether or not there exist any vacancies in previously authorized directorships.

          B. The directors, other than with respect to those directors who may be elected by the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, shall be classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible, one class being originally elected for a term expiring at the annual meeting of stockholders to be held in 2002, another class being originally elected for a term expiring at the annual meeting of stockholders to be held in 2003, and another class being originally elected for a term expiring at the annual meeting of stockholders to be held in 2004, with directors of each class to hold office until their successors are duly elected and qualified. At each succeeding annual meeting of stockholders, directors elected to succeed those directors whose terms then expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election, with each director, including a director elected or appointed to fill a vacancy, to hold office until such person's successor shall have been elected and qualified or until such person's earlier resignation, removal, death or disqualification. No decrease in the number of directors constituting the board of directors shall shorten the term of any incumbent director.

          C. The board of directors is expressly empowered to adopt, amend or repeal bylaws of the Corporation (the "Bylaws"). The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the Bylaws of the Corporation; and further provided, however, that from and after the Trigger Date the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the Bylaws of the Corporation

          D. The directors need not be stockholders unless so required by the Bylaws, wherein other qualifications for directors may be prescribed.

          E. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

          F. Advance notice of stockholder nomination for the election of directors and of any other business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

          G. Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the board of directors resulting from death, resignation, retirement, disqualification, removal from office or other cause may, unless otherwise required by law or by resolution of the board of directors, be filled by a majority vote of the directors then in office, though less than a quorum, and directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been chosen expires and until such director's successor shall have been duly elected and qualified. Notwithstanding the foregoing in this paragraph G, the directors then in office shall fill such vacancies, to the extent permitted by applicable law, consistent with the terms of the Corporate Agreement and the Stockholders Agreement.

          H. Prior to the Trigger Date, any corporate action required to be taken at any annual or special meeting of stockholders of the Corporation, or any corporate action which may be taken at any annual or special meeting of the stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the corporate action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. On and after the Trigger Date (as hereinafter defined) the power to act by written consent is expressly denied, and any corporate action required to be taken at any annual or special meeting of the stockholders, or any corporate action which may be taken at any annual or special meeting of the stockholders, may be taken only at a duly called annual or special meeting of stockholders and may not be taken by written consent of the stockholders in lieu of such meeting. Except as set forth in this paragraph H and paragraph I, special meetings of the stockholders may not be called by any other person or persons.

          I. Unless provided by law or by this Certificate of Incorporation, special meetings of stockholders of the Corporation for any purpose or purposes may be called only by the Chairman of the board, the Chief Executive Officer or by the board of directors acting pursuant to a resolution adopted by a majority of the Whole Board; provided, however, that prior to the date on which Reuters or a Majority Transferee shall cease to Beneficially Own at least 15% of the then-outstanding shares of Common Stock, special meetings of stockholders of the corporation may also be called by Reuters (if Reuters Beneficially Owns 15% of the then-outstanding shares of Common Stock) or any such Majority Transferee (if such Majority Transferee Beneficially Owns 15% of the then-outstanding shares of Common Stock).

          J. Subject to the rights of the holders of any class of Preferred Stock or series thereof to elect additional directors and remove directors under specified circumstances, and except as provided in the Stockholders Agreement or the Corporate Agreement, (i) prior to the Trigger Date, any director may be removed from office, with or without cause, by the affirmative vote of the holders of at least of a majority of the then-outstanding Common Stock, and (ii) on and after the Trigger Date, any director may be removed from office only for cause by the affirmative vote of the holders of at least a majority of the then-outstanding Common Stock.

          K. Notwithstanding anything to the contrary contained in this Certificate of Incorporation, the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, alter, change or repeal any provision of this Article V; provided, however, that prior to the Trigger Date, the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be sufficient to effect any such amendments, alterations, changes or repeals to any provision of this Article V.

                                   ARTICLE VI

     A. For purposes of Articles V, VI and XI, the following definitions shall apply:

          1. "Affiliate" means, with respect to a given Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such Person; provided, however, that none of (x) the Instinet Entities and their Affiliates, (y) the Reuters Entities and their Affiliates and (z) the Island Entities and their Affiliates shall be deemed to be "Affiliates" of one another. For purposes of this definition,
     (i) "control" (including, with correlative meanings, the terms "controlled by" and "under common control with") as applied to any Person, means the possession, directly or indirectly, of the power to vote forty percent (40%) or more of the securities having voting power for the election of directors (or other Persons acting in similar capacities) of such Person or otherwise to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise and (ii) general partners of any Island Entity shall be deemed to control such Island Entity.

          2. "Beneficially Own" has the meaning specified in Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

          3. "Corporate Agreement" means the Amended and Restated Corporate Agreement dated June 9, 2002 between the Corporation and Reuters Limited, as it may be amended or modified from time to time in compliance with applicable provisions of the Stockholders Agreement.

          4. "Instinet Entities" means the Corporation and its Subsidiaries, and "Instinet Entity" shall mean any of the Instinet Entities.

          5. "Island Entities" means Bain Capital Fund VII, LLC, Bain Capital VII Coinvestment Fund, LLC, BCI Datek Investors, LLC, BCIP Associates II, BCIP Associates II-B, BCIP Trust Associates II, BCIP Trust Associates II-B, Silver Lake Partners, L.P., Silver Lake Investors, L.P., Silver Lake Technology Investors, L.L.C., TA IX, LP, Advent Atlantic & Pacific III L.P., 1998 GPH Fund, LLC, TA Atlantic & Pacific IV, LP, TA/Advent VIII, LP, TA Executives Fund, LLC, TA Investors, LLC, GPH DT Partners and 2000 Exchange Place Fund, LLC, and "Island Entity" shall mean any of the Island Entities.

          6. "Majority Transferee" means a transferee from Reuters of at least a majority of the then-outstanding shares of Common Stock and such transferee's Affiliates.

          7. "Market Transaction" means any transaction effected on an exchange or in the over-the-counter market (as such terms are used in Section 4(4) of the Securities Act of 1933, as amended), on an "alternative trading system" (as defined in Regulation ATS) or directly with a "market maker" (as defined in Section 3(a)(38) of the Securities Exchange Act of 1934, as amended).

          8. "Person" means any individual, partnership, limited liability company, joint venture, corporation, trust, unincorporated organization, government (and any department or agency thereof) or other entity.

          9. "Reuters" means Reuters Group PLC, a public limited company organized under the laws of England and Wales, and its Affiliates.

          10. "Reuters Entities" means Reuters and Subsidiaries of Reuters (other than Subsidiaries that constitute Instinet Entities), and "Reuters Entity" shall mean any of the Reuters Entities.

          11. "Reuters Limited" means Reuters Limited, a company organized under the laws of England and Wales.

          12. "Subsidiary" means, as to any Person, any corporation, association, partnership, joint venture or other business entity of which more than 50% of the voting power of capital stock or other voting ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is owned or controlled, directly or indirectly, by such Person or by one or more of the Subsidiaries of such Person or by a combination thereof.

          13. "Stockholders Agreement" means the Stockholders Agreement by and among the Corporation, Reuters Limited, Reuters C Corp, Reuters Holdings Switzerland SA, the Island Entities and certain other holders of Common Stock, as it may be amended or modified from time to time.

          14.  "Trigger Date" means the earlier of:

             (x) the date which is 21 days following the latest to occur of (i) the date (the "Dilution Date") on which Reuters or a Majority Transferee shall cease to Beneficially Own at least 51% of the then-outstanding shares of Common Stock, (ii) the date on which written notice of such Dilution Date and of the events giving rise thereto has been delivered to Reuters or such Majority Transferee by the Corporation pursuant to the Corporate Agreement and (iii) the first date on or following the Dilution Date on which Reuters or such Majority Transferee is, in its reasonable opinion, not prevented under any applicable securities laws from purchasing shares of Common Stock in a Market Transaction; and

             (y) the date, following a Dilution Date, on which Reuters or a Majority Transferee gives notice to the Corporation under the Corporate Agreement that it does not intend to maintain, or if necessary increase, its ownership of Common Stock so that it will Beneficially Own at least a majority of the then-outstanding shares of Common Stock;

provided that no date determined pursuant to clause (x) shall be a Trigger Date unless, on such date, Reuters or the Majority Transferee Beneficially Owns less than a majority, and at all times since the relevant Dilution Date Reuters or the Majority Transferee Beneficially Owned less than 51%, of the then-outstanding shares of Common Stock.

     B.  In anticipation that:

          (1) one or more of the Reuters Entities or the Island Entities will remain, for some period of time, a stockholder of the Corporation;

          (2) the Instinet Entities and their Affiliates, the Reuters Entities and their Affiliates and the Island Entities and their Affiliates may engage in the same or similar lines of business and may have an interest in the same or similar areas of corporate opportunities;

          (3) there will be benefits in providing guidelines for directors and officers of the Instinet Entities and their Affiliates, the Reuters Entities and their Affiliates and the Island Entities and their Affiliates with respect to the allocation of corporate opportunities and other matters;

     the provisions of this Article VI are set forth to regulate, define and guide the conduct of certain affairs of the Instinet Entities and their Affiliates as they may involve the Reuters Entities and their Affiliates and their officers and directors and the Island Entities and their Affiliates and their officers and directors, and the powers, rights, duties and liabilities of the Instinet Entities and their Affiliates and its officers, directors and stockholders in connection therewith.

     C. Except as the Reuters Entities or their Affiliates may otherwise agree in writing, the Reuters Entities or their Affiliates shall have the right to, and shall have no duty to refrain from, (i) engaging directly or indirectly in the same or similar lines of business as the Instinet Entities or their Affiliates, or (ii) employing or otherwise engaging any officer or employee of the Instinet Entities or their Affiliates. Except as the Island Entities or their Affiliates may otherwise agree in writing, the Island Entities or their Affiliates shall have the right to, and shall have no duty to refrain from engaging directly or indirectly in the same or similar lines of business as the Instinet Entities or their Affiliates.

     D. For the avoidance of doubt and in furtherance of the foregoing, the following provisions shall be applicable to the fullest extent consistent with, and permitted by, applicable Delaware law. Subject to the provisions of the next paragraph below, if the Reuters Entities or any of their Affiliates acquire knowledge of a potential transaction or matter that may be a corporate opportunity for any of the Reuters Entities, any of their Affiliates, any of the Instinet Entities or any of their Affiliates, neither the Reuters Entities nor their Affiliates will be under an obligation to communicate or offer such corporate opportunities to the Instinet Entities or their Affiliates and shall not be deemed to have breached any fiduciary duty as a stockholder of the Instinet Entities or their Affiliates solely because any of them pursues or acquires the corporate opportunity for itself, directs the corporate opportunity to another Person or does not communicate information regarding the corporate opportunity to the Instinet Entities or their Affiliates.

     In the event that a director, officer or employee of the Instinet Entities or their Affiliates who is also a director, officer or employee of any of the Reuters Entities or their Affiliates is expressly offered in his or her capacity as a director, officer or employee a potential transaction or matter that may be a corporate opportunity for both the Instinet Entities or their Affiliates and the Reuters Entities or their Affiliates, such director, officer or employee of the Instinet Entities shall act in good faith in a manner consistent with the following:

          (1) a corporate opportunity offered to any person who is an officer or employee (whether or not a director) of any of the Instinet Entities or their Affiliates and who is also a director but not an officer or employee of any of the Reuters Entities or their Affiliates shall belong to the relevant Instinet Entity, unless such opportunity is expressly offered to such person in his or her capacity as a director of any of the Reuters Entities or their Affiliates, in which case such opportunity shall belong to the relevant Reuters Entity;

          (2) a corporate opportunity offered to any person who is a director but not an officer or employee of any of the Instinet Entities or their Affiliates and who is also an officer or employee (whether or not a director) of any of the Reuters Entities or their Affiliates shall belong to the relevant Reuters Entity, unless such opportunity is expressly offered to such person in his or her capacity as a director of any of the Instinet Entities or their Affiliates, in which case such opportunity shall belong to the relevant Instinet Entity;

          (3) a corporate opportunity

             (i) offered to any other person who is either (A) an officer or employee of both any of the Instinet Entities or their Affiliates and any of the Reuters Entities or their Affiliates or (B) a director of both any of the Instinet Entities or their Affiliates and any of the Reuters Entities or their Affiliates (but not an officer or employee of any of the Instinet Entities or their Affiliates or any of the Reuters Entities or their Affiliates), and

             (ii) that is expressly offered to such person (A) in his or her capacity as an officer, employee or director of any of the Instinet Entities or their Affiliates shall belong to the relevant Instinet Entity; or (B) in his or her capacity as an officer, employee or director of any of the Reuters Entities or their Affiliates shall belong to the relevant Reuters Entity;

otherwise, such corporate opportunity shall belong to the relevant Reuters
Entity.

     Any person acting in a manner consistent with the foregoing, then to the fullest extent permitted by law, (i) shall be deemed to have fully satisfied and fulfilled the fiduciary duty of such officer or director to the Corporation or its stockholders with respect to such corporate opportunity, (ii) shall be deemed not to have breached any fiduciary duty to the Instinet Entities or their Affiliates or their stockholders solely by reason of the fact that any Reuters Entity or any of its Affiliates pursues or acquires such corporate opportunity for itself, directs the corporate opportunity to another Person, or does not communicate information regarding the corporate opportunity to any of the Instinet Entities or their Affiliates, (iii) shall be deemed to have acted in good faith and in a manner such Person reasonably believes to be in or not opposed to the best interests of any of the Instinet Entities or their Affiliates and (iv) shall be deemed not to have breached his or her duty of loyalty to the Instinet Entities or their Affiliates or their stockholders and not to have derived an improper benefit therefrom.

     E. For the avoidance of doubt and in furtherance of the foregoing, the following provisions shall be applicable to the fullest extent consistent with, and permitted by, applicable Delaware law. Subject to the provisions of the next paragraph below, if any Island Entity or any of its Affiliates acquires knowledge of a potential transaction or matter that may be a corporate opportunity for any of the Island Entities, any of their Affiliates, any of the Instinet Entities or any of their Affiliates, neither such Island Entity nor its Affiliates will be under an obligation to communicate or offer such corporate opportunities to the Instinet Entities or their Affiliates and shall not be deemed to have breached any fiduciary duty as a stockholder of the Instinet Entities or their Affiliates solely because any of them pursues or acquires the corporate opportunity for itself, directs the corporate opportunity to another Person or does not communicate information regarding the corporate opportunity to the Instinet Entities or their Affiliates.

     In the event that a director, officer or employee of the Instinet Entities or their Affiliates who is also a director, general partner, managing member, officer or employee of any of the Island Entities or their Affiliates is expressly offered in his or her capacity as a director, general partner, managing member, officer or employee a potential transaction or matter that may be a corporate opportunity for both the Instinet Entities or their Affiliates and the Island Entities or their Affiliates, such director, officer or employee of the Instinet Entities shall act in good faith in a manner consistent with the following:

          (1) a corporate opportunity offered to any person who is an officer or employee (whether or not a director) of any of the Instinet Entities or their Affiliates and who is also a director but not a general partner, managing member, officer or employee of any of the Island Entities or their Affiliates shall belong to the relevant Instinet Entity, unless such opportunity is expressly offered to such person in his or her capacity as a director of any of the Island Entities or their Affiliates, in which case such opportunity shall belong to the relevant Island Entity;

          (2) a corporate opportunity offered to any person who is a director but not an officer or employee of any of the Instinet Entities or their Affiliates and who is also a general partner, managing member, officer or employee (whether or not a director) of any of the Island Entities or their Affiliates shall belong to the relevant Island Entity, unless such opportunity is expressly offered to such person in his or her capacity as a director of any of the Instinet Entities or their Affiliates, in which case such opportunity shall belong to the relevant Instinet Entity;

          (3) a corporate opportunity

             (i) offered to any other person who is a director of both any of the Instinet Entities or their Affiliates and any of the Island Entities or their Affiliates (but not a general partner, managing member, officer or employee of any of the Instinet Entities or their Affiliates or any of the Island Entities or their Affiliates), and

             (ii) that is expressly offered to such person (A) in his or her capacity as a director of any of the Instinet Entities or their Affiliates shall belong to the relevant Instinet Entity; or (B) in his or her capacity as a director of any of the Island Entities or their Affiliates shall belong to the relevant Island Entity;

otherwise, such corporate opportunity shall belong to the relevant Island
Entity.

     Any person acting in a manner consistent with the foregoing, then to the fullest extent permitted by law, (i) shall be deemed to have fully satisfied and fulfilled the fiduciary duty of such officer or director to the Corporation or its stockholders with respect to such corporate opportunity, (ii) shall be deemed not to have breached any fiduciary duty to the Instinet Entities or their Affiliates or their stockholders solely by reason of the fact that any Island Entity or any of its Affiliates pursues or acquires such corporate opportunity for itself, directs the corporate opportunity to another Person, or does not communicate information regarding the corporate opportunity to any of the Instinet Entities or their Affiliates, (iii) shall be deemed to have acted in good faith and in a manner such Person reasonably believes to be in or not opposed to the best interests of any of the Instinet Entities or their Affiliates and (iv) shall be deemed not to have breached his or her duty of loyalty to the Instinet Entities or their Affiliates or their stockholders and not to have derived an improper benefit therefrom.

     F.  For the avoidance of doubt and in furtherance of the foregoing:

          (1) nothing contained in this Article VI amends or modifies, or will amend or modify, in any respect any written contractual arrangement between the Reuters Entities or any of their Affiliates or the Island Entities or any of their Affiliates, on the one hand and the Instinet Entities or any of their Affiliates on the other hand;

          (2) for purposes of this Article VI, a director who is Chairman or chairman of a committee of the board is not deemed an officer of the Corporation by reason of holding that position unless that person is a full-time employee of the Corporation.

     G. Notwithstanding anything in this Certificate of Incorporation to the contrary, (i) the provisions of paragraphs B through G of this Article VI shall apply (x) as to the Reuters Entities and their Affiliates and as to the Instinet Entities and their Affiliates until the day that Reuters ceases to Beneficially Own shares of Common Stock representing at least 20% of the voting power of the outstanding shares of Common Stock and when no person who is a director or officer of the Corporation is also a director or officer of Reuters or any of its Affiliates and (y) to any person who is a director or officer of the Corporation who is also a director, managing member, general partner, officer or employee of such Island Entity or any of its Affiliates and (ii) in addition to any vote of the stockholders required by this Certificate of Incorporation, (x) until the expiration referred to in clause (i)(x) above, the affirmative vote of a majority of the voting power of the shares of outstanding Common Stock, which must include the shares held by the Reuters Entities, shall be required to alter, amend or repeal (by merger or otherwise) in a manner adverse to the interests of the Reuters Entities, or adopt any provision adverse to the interests of the Reuters Entities and inconsistent with, any provision of this Article VI and (y) until the expiration referred to in clause (i)(y) above, the affirmative vote of a majority of the voting power of the shares of outstanding Common Stock, which must include the shares held by the relevant Island Entity, shall be required to alter, amend or repeal (by merger or otherwise) in a manner adverse to the interests of such Island Entity, or adopt any provision adverse to the interests of such Island Entity and inconsistent with, any provision of this Article VI.

     H. The provisions of this Article VI shall in no way limit or eliminate a director's or stockholder's (if any) duties, responsibilities and obligations with respect to any proprietary information of the Instinet Entities and their Affiliates, including any duty not to disclose or use such proprietary information improperly or to obtain therefrom an improper personal benefit. No amendment or repeal of this Article VI shall apply to or have any effect on the protections afforded hereby to any director or stockholder of the Instinet Entities or their Affiliates for or with respect to any investments, activities or opportunities of which such director or stockholder becomes aware prior to such amendment or repeal.

                                  ARTICLE VII

     To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

     The Corporation shall, in the case of directors, and may, in the case of officers and employees, indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestator is or was a director, officer or employee of the Corporation or serves or served at any other enterprise as a director, officer or employee at the request of the Corporation or any predecessor to the Corporation.

     Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of this Corporation's Certificate of Incorporation inconsistent with this Article VII, shall eliminate or reduce the effect of this Article VII, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

                                  ARTICLE VIII

     Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the laws of the State of Delaware) outside of the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the Bylaws.

                                   ARTICLE IX

     Except as provided in Articles V, VI and VII above, and notwithstanding any other Article of this Certificate of Incorporation, the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the laws of the state of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.

                                   ARTICLE X

     In accordance with Section 203(b)(1) of the DGCL relating to application of
Section 203, the Corporation shall not be governed by Section 203 of the DGCL.

                                   ARTICLE XI

     Notwithstanding any other provision of this Certificate of Incorporation, this Certificate of Incorporation shall be construed and interpreted in a manner consistent with the provisions of the Corporate Agreement and the Stockholders Agreement.

     IN WITNESS WHEREOF, Instinet Group Incorporated has caused this Amended and Restated Certificate of Incorporation of the Corporation to be executed by an
authorized officer of the Corporation this   day of        , 2002.


                                          Name:
                                          --------------------------------------
                                          Title:
                                          --------------------------------------

                                          By:
                                          --------------------------------------

                                                                         ANNEX C

                              AMENDED AND RESTATED
                                     BYLAWS
                                       OF
                          INSTINET GROUP INCORPORATED

                                   ARTICLE I

                               CORPORATE OFFICES

     1.1. Registered Office. The registered office of the Corporation shall be fixed in the Amended and Restated Certificate of Incorporation of the Corporation.

     1.2. Other Offices. The board of directors may at any time establish branch or subordinate offices at any place or places where the Corporation is qualified to do business.

                                   ARTICLE II

                            MEETINGS OF STOCKHOLDERS

     2.1. Place of Meetings. Meetings of stockholders shall be held at any place within or outside the State of Delaware designated by the board of directors. In the absence of any such designation, stockholders' meetings shall be held at the registered office of the Corporation.

     2.2. Annual Meeting. (a) The annual meeting of stockholders shall be held each year on a date and at a time designated by the board of directors, which date shall be within thirteen (13) months of the last annual meeting of stockholders. At the annual meeting, directors shall be elected, and any other proper business may be transacted.

     (b) At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be: (A) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the board of directors, (B) otherwise properly brought before the meeting by or at the direction of the board of directors, or (C) otherwise properly brought before the meeting by a stockholder. For nominations or other business to be properly brought before a stockholders meeting by a stockholder pursuant to clause (C) of the preceding sentence, (1) the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation, (2) such other business must otherwise be a proper matter for stockholder action under the Delaware General Corporation Law ("DGCL"), (3) if the stockholder, or the beneficial owner on whose behalf any such proposal or nomination is made, has provided the Corporation with a Solicitation Notice, as that term is defined in paragraph (e) of this Section 2.2, such stockholder or beneficial owner must, in the case of a proposal, have delivered a proxy statement and form of proxy to holders of at least the percentage of the Corporation's voting shares required under applicable law to carry any such proposal, or, in the case of a nomination or nominations, have delivered a proxy statement and form of proxy to holders of a percentage of the Corporation's voting shares reasonably believed by such stockholder or beneficial holder to be sufficient to elect the nominee or nominees proposed to be nominated by such stockholder, and must, in either case, have included in such materials the Solicitation Notice and (4) if no Solicitation Notice relating thereto has been timely provided pursuant to this section, the stockholder or beneficial owner proposing such business or nomination must not have solicited a number of proxies sufficient to have required the delivery of such a Solicitation Notice under this section. The chairman of the annual meeting shall, if the facts warrant, determine and declare in good faith and in accordance with his or her fiduciary duties at the meeting that business was not properly brought before the meeting and in accordance with the provisions of this paragraph (b), and, if he or she should so determine, he or she shall so declare at the meeting that any such business not properly brought before the meeting shall not be transacted. Notwithstanding the foregoing, the limitations on bringing matters to a meeting of shareholders contained in this paragraph (b) shall not apply to Reuters Group PLC, a public limited company organized under the laws of England and Wales and its Affiliates ("Reuters"), or a transferee from Reuters of at least a majority of the then outstanding shares of Common Stock and its Affiliates (a "Majority Transferee"), until the Trigger Date (as defined in the Amended and Restated Certificate of Incorporation); provided, however, that on or after the Trigger Date, the limitations contained in this paragraph (b) shall not apply to Reuters or a Majority Transferee solely with respect to the nomination or the removal of directors by Reuters or such Majority Transferee. Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at any annual meeting except in accordance with the procedures set forth in this paragraph (b).

     (c) To be timely, a stockholder's notice shall be delivered to the Secretary at the principal executive offices of the Corporation not less than forty-five (45) days or more than seventy five (75) days prior to the first anniversary (the "Anniversary") of the date on which the Corporation first mailed its proxy materials for the preceding year's annual meeting of stockholders; provided, however, that in the event that (i) no annual meeting was held in the previous year or (ii) the date of the annual meeting has been changed by more than thirty (30) days from the date of the previous year's meeting, notice by the stockholder to be timely must be so delivered not later than the close of business on the later of: (i) the day ninety (90) days in advance of such meeting or (ii) the day ten (10) days following the day on which public announcement of the date of the meeting is first made. In no event shall the public announcement of an adjournment of a stockholders meeting commence a new time period for the giving of a stockholder's notice as described above. Notwithstanding the foregoing, the limitations contained in this paragraph (c) shall not apply to Reuters or a Majority Transferee until the Trigger Date; provided, however, that on or after the Trigger Date, the limitations contained in this paragraph (c) shall not apply to Reuters or a Majority Transferee solely with respect to the nomination or the removal of directors by Reuters or such Majority Transferee.

     (d) Notwithstanding anything in paragraph (c) of this Section 2.2 to the contrary, in the event that the number of directors to be elected to the board of directors is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased board of directors made by the Corporation at least fifty-five (55) days prior to the Anniversary, a stockholder's notice required by paragraph (f) of this Section 2.2 shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the Corporation.

     (e) A stockholder's notice to the secretary shall set forth as to each matter the stockholder proposes to bring before the annual meeting: (a) a brief description of the business desired to be brought before the meeting, (b) the name and address, as they appear on the Corporation's books, of the stockholder proposing such business, (c) the class and number of shares of the Corporation which are owned beneficially by such stockholder, (d) any material interest of the stockholder in such business and (e) whether either such stockholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of, in the case of a proposal, at least the percentage of the Corporation's voting shares required under applicable law to carry the proposal or, in the case of a nomination or nominations, a sufficient number of holders of the Corporation's voting shares to elect such nominee or nominees (an affirmative statement of such intent, a "Solicitation Notice"). Notwithstanding the foregoing, the limitations contained in this paragraph (e) shall not apply to Reuters or a Majority Transferee until the Trigger Date; provided, however, that on or after the Trigger Date, the limitations contained in this paragraph
(e) shall not apply to Reuters or a Majority Transferee solely with respect to the nomination or the removal of directors by Reuters or such Majority Transferee.

     (f) Only persons who are nominated in accordance with the procedures set forth in this paragraph (f) shall be eligible for election as directors. Nominations of persons for election to the board of directors of the Corporation may be made at a meeting of stockholders by or at the direction of the board of directors or by any stockholder of the Corporation entitled to vote in the election of directors at the meeting who complies with the notice procedures set forth in this paragraph (f). Such nominations, other than those made by or at the direction of the board of directors, shall be made pursuant to timely notice in writing to the secretary of the

Corporation in accordance with the provisions of paragraphs (c) and (d) of this
Section 2.2. Such stockholder's notice shall set forth (i) as to each person, if any, whom the stockholder proposes to nominate for election or re-election as a director: (A) the name, age, business address and residence address of such person, (B) the principal occupation or employment of such person, (C) the class and number of shares of the Corporation which are beneficially owned by such person, (D) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder, and (E) any other information relating to such person that is required to be disclosed in solicitations of proxies for elections of directors, or is otherwise required, in each case pursuant to Regulation 14A under the 1934 Act (or any successor thereto) (including without limitation such person's written consent to being named in the proxy statement, if any, as a nominee and to serving as a director if elected); and (ii) as to such stockholder giving notice, the information required to be provided pursuant to paragraph (f) of this Section 2.2. The chairman of the meeting shall, if the facts warrant, determine and declare at the meeting that a nomination was not made in accordance with the procedures prescribed by these Bylaws, and if he or she should so determine, he or she shall so declare at the meeting, and the defective nomination shall be disregarded. Notwithstanding the foregoing, this paragraph (f) shall not apply to Reuters or a Majority Transferee with respect to the nomination of directors by Reuters or such Majority Transferee. Notwithstanding the foregoing, this paragraph (f) shall be construed in a manner consistent with the Corporate Agreement, dated May 17, 2001, entered into between the Corporation and Reuters Limited, a company organized under the laws of England and Wales (as such agreement may be amended from time to time, the "Corporate Agreement") and the Stockholders Agreement by and among the Corporation, Reuters Limited, Reuters C Corp, Reuters Holdings Switzerland SA, Bain Capital Fund VII, LLC, Bain Capital VII Coinvestment Fund, LLC, BCI Datek Investors, LLC, BCIP Associates II, BCIP Associates II-B, BCIP Trust Associates II, BCIP Trust Associates II-B, Silver Lake Partners, L.P., Silver Lake Investors, L.P., Silver Lake Technology Investors, L.L.C., TA IX, LP, Advent Atlantic & Pacific III L.P., 1998 GPH Fund, LLC, TA Atlantic & Pacific IV, LP, TA/Advent VIII, LP, TA Executives Fund, LLC, TA Investors, LLC, GPH DT Partners and 2000 Exchange Place Fund, LLC (as such agreement may be amended from time to time, the "Stockholders Agreement").

     (g) For purposes of these Bylaws, "public announcement" shall mean disclosure in a press release reported by Reuters or a comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

     (h) Notwithstanding the foregoing provisions of this Section 2.2, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to matters set forth in this Section 2.2. Nothing in this Section 2.2 shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation's proxy statement pursuant to Rule 14a-8 under the Exchange Act

     2.3. Organization. Meetings of stockholders shall be presided over by the chairman of the board, if any, or in his or her absence by the chief executive officer, if any, or in his or her absence by the vice chairman of the board, if any, or in his or her absence, or in the absence of the foregoing persons by a chairman of the meeting, which chairman must be an officer or director of the Company, designated by the board of directors. The secretary or in his or her absence an assistant secretary or in the absence of the secretary and all assistant secretaries a person whom the chairman of the meeting shall appoint shall act as secretary of the meeting and keep a record of the proceedings thereof.

     The board of directors of the Corporation shall be entitled to make such rules or regulations for the conduct of meetings of stockholders as it shall deem necessary, appropriate or convenient. Subject to such rules and regulations of the board of directors, if any, the chairman of the meeting shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are necessary, appropriate or convenient for the proper conduct of the meeting, including, without limitation, establishing an agenda or order of business for the meeting, rules and procedures for maintaining order at the meeting and the safety of those present, limitations on participation in such meeting to stockholders of record of the Corporation and their duly authorized and constituted proxies, and such other persons as the chairman shall permit, restrictions on entry to the meeting after the time fixed for the commencement thereof, limitations on the time allotted to questions or comments by participants, regulation of the opening and closing of the polls for balloting and matters which are to be voted on by ballot and adjourning the meeting to another place, if any, date and time. Unless and to the extent determined by the board of directors or the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with rules of parliamentary procedure.

     2.4. Notice of Stockholders' Meetings. All notices of meetings of stockholders shall be sent or otherwise given in accordance with Section 2.5 of these Bylaws not less than ten (10) nor more than sixty (60) days before the date of the meeting, except as otherwise provided herein or required from time to time by the DGCL or the Amended and Restated Certificate of Incorporation of the Corporation. The notice shall specify the place, date, and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed present and vote at such meeting and (i) in the case of a special meeting, the purpose or purposes for which the meeting is called (no business other than that specified in the notice may be transacted) or (ii) in the case of the annual meeting, those matters which the board of directors, at the time of giving the notice, intends to present for action by the stockholders (but any proper matter may be presented at the meeting for such action). The notice of any meeting at which directors are to be elected shall include the name of any nominee or nominees who, at the time of the notice, the board intends to present for election.

     2.5. Manner of Giving Notice; Affidavit of Notice. Notice of any meeting of stockholders shall be given either personally or by mail, telecopy, telegram or other electronic transmission. Notices not personally delivered shall be sent charges prepaid and shall be addressed to the stockholder at the address of that stockholder appearing on the books of the Corporation or given by the stockholder to the Corporation for the purpose of notice. Notice shall be deemed to have been given at the time when delivered personally or deposited in the mail or at the time of transmission when sent by telecopy, telegram or other electronic transmission.

     An affidavit of the mailing or other means of giving any notice of any stockholders' meeting, executed by the secretary, assistant secretary or any transfer agent of the Corporation giving the notice, shall be prima facie evidence of the giving of such notice or report.

     2.6. Quorum; Voting. The holders of a majority in voting power of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise provided by statute or by the Amended and Restated Certificate of Incorporation. If, however, such quorum is not present or represented at any meeting of the stockholders, then either (i) the chairman of the meeting or (ii) the stockholders by the vote of the holders of a majority of the stock, present in person or represented by proxy shall have power to adjourn the meeting in accordance with Section 2.8 of these Bylaws.

     When a quorum is present at any meeting, all elections shall be determined by a plurality of the votes cast and the vote of the holders of a majority of the stock having voting power present in person or represented by proxy shall decide any other question brought before such meeting, unless the question is one upon which, by express provision of the laws of the State of Delaware or of the Amended and Restated Certificate of Incorporation or these Bylaws, a vote of a greater number or voting by classes is required, in which case such express provision shall govern and control the decision of the question.

     If a quorum be initially present, the stockholders may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum, if any action taken is approved by a majority of the stockholders initially constituting the quorum.

     If a quorum shall fail to attend any meeting, the chairman of the meeting may adjourn the meeting to another place, if any, date, or time.

     2.7. Adjourned Meeting; Notice. Any stockholders' meeting, annual or special, whether or not a quorum is present, may be adjourned from time to time by the chairman of the meeting.

     When any meeting of stockholders, either annual or special, is adjourned to another time or place, notice need not be given of the adjourned meeting if the time, place and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. However, if a new record date for the adjourned meeting is fixed or if the adjournment is for more than thirty (30) days from the date set for the original meeting, then notice of the adjourned meeting shall be given. Notice of any such adjourned meeting shall be given to each stockholder of record entitled to vote at the adjourned meeting in accordance with the provisions of Sections
2.6 and 2.7 of these Bylaws. At any adjourned meeting the Corporation may transact any business which might have been transacted at the original meeting.

     2.8. Voting; Rights. The stockholders entitled to vote at any meeting of stockholders shall be determined in accordance with the provisions of Section
2.11 of these Bylaws, subject to the provisions of Sections 217 and 218 of the DGCL (relating to voting rights of fiduciaries, pledgers and joint owners, and to voting trusts and other voting agreements).

     Except as may be otherwise provided in the Amended and Restated Certificate of Incorporation, by these Bylaws or required by law, each stockholder shall be entitled to one vote for each share of capital stock held by such stockholder.

     2.9. Waiver of Notice. Whenever notice is required to be given under any provision of the DGCL or of the Amended and Restated Certificate of Incorporation or these Bylaws, a written waiver thereto, signed by the person entitled to notice or waiver by electronic transmission by such person, whether before or after the time of the event for which notice is to be given, will be deemed equivalent to notice. Attendance by a person at a meeting shall also constitute a waiver of notice of and presence at that meeting, except when the person objects at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened. Attendance at a meeting is not a waiver of any right to object to the consideration of matters required by law to be included in the notice of the meeting but not so included, if that objection is expressly made at the meeting. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice unless so required by the Amended and Restated Certificate of Incorporation or these Bylaws.

     2.10. Record Date for Stockholder Notice. For purposes of determining the stockholders entitled to notice of any meeting or to vote thereat, the board of directors may fix, in advance, a record date, which shall not be more than sixty
(60) days nor less than ten (10) days before the date of any such meeting, and in such event only stockholders of record on the date so fixed are entitled to notice and to vote, notwithstanding any transfer of any shares on the books of the Corporation after the record date, except as otherwise provided in the Amended and Restated Certificate of Incorporation, by these Bylaws or by applicable law.

     If the board of directors does not so fix a record date, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.

     A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting unless the board of directors fixes a new record date for the adjourned meeting, but the board of directors shall fix a new record date if the meeting is adjourned for more than thirty (30) days from the date set for the original meeting.

     The record date for any other purpose shall be as provided in Section 8.1 of these Bylaws.

     2.11. Proxies. Every person entitled to vote for directors, or on any other matter, shall have the right to do so either in person or by one or more agents authorized by a written proxy filed with the secretary of the Corporation. A written proxy may be in the form of a telegram, cablegram, or other means of electronic transmission which sets forth or is submitted with information from which it can be determined that the telegram, cablegram, or other means of electronic transmission was authorized by the person. No such proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period. A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212(e) of the DGCL. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by filing an instrument in writing revoking the proxy or by filing another duly executed proxy bearing a later date with the secretary of the Corporation.

     2.12. Inspectors of Election. Before any meeting of stockholders, the board of directors shall appoint an inspector or inspectors of election to act at the meeting or its adjournment. The number of inspectors shall be either one
(1) or three (3). If any person appointed as inspector fails to appear or fails or refuses to act, then the chairman of the meeting may, and upon the request of any stockholder or a stockholder's proxy shall, appoint a person to fill that vacancy.

     Such inspectors shall:

          (a) determine the number of shares outstanding and the voting power of each, the number of shares represented at the meeting, the existence of a quorum, and the authenticity, validity, and effect of proxies;

          (b) receive votes, ballots or consents;

          (c) hear and determine all challenges and questions in any way arising in connection with the right to vote;

          (d) count and tabulate all votes or consents;

          (e) determine when the polls shall close;

          (f) determine the result; and

          (g) do any other acts that may be proper to conduct the election or vote with fairness to all stockholders.

     The inspectors of election shall perform their duties impartially, in good faith, to the best of their ability and as expeditiously as is practical. If there are three (3) inspectors of election, the decision, act or certificate of a majority is effective in all respects as the decision, act or certificate of all. Any report or certificate made by the inspectors of election is prima facie evidence of the facts stated therein.

                                  ARTICLE III

                                   DIRECTORS

     3.1. Powers. Subject to the provisions of the DGCL and to any limitations in the Amended and Restated Certificate of Incorporation or these Bylaws relating to action required to be approved by the stockholders or by the outstanding shares, the business and affairs of the Corporation shall be managed and all corporate powers shall be exercised by or under the direction of the board of directors.

     3.2. Resignation and Vacancies. Any director may resign effective on giving written notice to the chairman of the board, the president, the secretary or the board of directors, unless the notice specifies a later time for that resignation to become effective. If the resignation of a director is effective at a future time, the board of directors may elect a successor to take office when the resignation becomes effective.

     Unless otherwise provided in the Amended and Restated Certificate of Incorporation and subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the board of directors resulting from death, resignation, retirement, disqualification, removal from office or other cause may, unless otherwise required by law or by resolution of the board of directors, be filled by a majority vote of the directors then in office, though less than a quorum, and directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been chosen expires and until such director's successor shall have been duly elected and qualified.

     If for any cause, the directors shall not have been elected at an annual meeting, they may be elected as soon thereafter as convenient at a special meeting of the stockholders called for that purpose in the manner provided in these Bylaws. Notwithstanding the foregoing in this Section 3.2, the directors then in office shall fill such vacancies, to the extent permitted by applicable law, consistent with the terms of the Corporate Agreement and the Stockholders Agreement.

     3.3. Place of Meetings; Meetings by Telephone. Regular meetings of the board of directors may be held at any place within or outside the State of Delaware that has been designated from time to time by resolution of the board of directors. In the absence of such a designation, regular meetings shall be held at the principal executive office of the Corporation. Special meetings of the board of directors may be held at any place within or outside the State of Delaware that has been designated in the notice of the meeting or, if not stated in the notice or if there is no notice, at the principal executive office of the Corporation.

     Any meeting, regular or special, may be held by conference telephone or other communications equipment by means of which directors participating in the meeting can hear one another; and all such directors shall be deemed to be present in person at the meeting.

     3.4. Regular Meetings. Regular meetings of the board of directors may be held without notice if the times of such meetings are fixed by the board of directors.

     3.5. Special Meetings; Notice. Special meetings of the board of directors for any purpose or purposes may be called at any time by the chairman of the board, the chief executive officer (whether or not a director) or by any two or more of the directors.

     Notice of the time and place of special meetings shall be delivered personally or by telephone to each director or sent by mail, telecopy, telegram or other electronic transmission, charges prepaid, addressed to each director at that director's address as it is shown on the records of the Corporation or if the address is not readily ascertainable, notice shall be addressed to the director at the city or place in which the meetings of directors are regularly held. If the notice is mailed, it shall be deposited in the United States mail at least four (4) days before the time of the holding of the meeting. If the notice is delivered personally or by telephone, telecopy, telegram or other electronic transmission, it shall be delivered personally or by telephone or other electronic transmission at least twenty-four (24) hours before the time of the holding of the meeting. Any oral notice given personally or by telephone may be communicated either to the director or to a person at the office of the director who the person giving the notice has reason to believe will promptly communicate it to the director. If the meeting is to be held at the principal executive office of the Corporation, the notice need not specify the place of the meeting. Moreover, a notice of special meeting need not state the purpose of such meeting, and, unless indicated in the notice thereof, any and all business may be transacted at a special meeting.

     3.6. Quorum. A majority of the Whole Board (as defined in the Amended and Restated Certificate of Incorporation) shall constitute a quorum for the transaction of business, except to fill vacancies in the board of directors as provided in Section 3.2 and to adjourn as provided in Section 3.8 of these Bylaws. Every act or decision done or made by a majority of the directors present at a duly held meeting at which a quorum is present shall be regarded as the act of the board of directors, subject to the provisions of the Amended and Restated Certificate of Incorporation and applicable law.

     A meeting at which a quorum is initially present may continue to transact business notwithstanding the withdrawal of directors, if any action taken is approved by at least a majority of the required quorum for that meeting.

     3.7. Waiver of Notice. Notice of a meeting need not be given to any director (i) who signs a waiver of notice or a consent to holding the meeting or an approval of the minutes thereof, whether before or after the meeting, or (ii) who attends the meeting without protesting, prior thereto or at its commencement, the lack of notice to such directors. The transactions of any meeting of the board, however called and noticed or wherever held, are as valid as though had at a meeting duly held after regular call and notice if a quorum is present and if, either before or after the meeting, each of the directors not present signs a written waiver of notice. All such waivers shall be filed with the corporate records or made part of the minutes of the meeting. A waiver of notice need not specify the purpose of any regular or special meeting of the board of directors.

     3.8. Adjournment. A majority of the directors present, whether or not constituting a quorum, may adjourn any meeting to another time and place.

     3.9. Notice of Adjournment. Notice of the time and place of holding an adjourned meeting need not be given if announced at the meeting from which the adjournment is taken unless the meeting is adjourned for more than twenty-four
(24) hours. If the meeting is adjourned for more than twenty-four (24) hours, then notice of the time and place of the adjourned meeting shall be given before the adjourned meeting takes place, in the manner specified in Section 3.5 of these Bylaws, to the directors who were not present at the time of the adjournment.

     3.10. Board Action by Written Consent Without a Meeting. Unless otherwise provided in the Amended and Restated Certificate of Incorporation, any action required or permitted to be taken by the board of directors may be taken without a meeting, provided that all members of the board of directors consent in writing, or by electronic transmission, to that action and the writing or writings or electronic transmission or transmissions are filed with the minutes of the proceedings of the board. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form. Such action by written consent shall have the same force and effect as a unanimous vote of the board of directors.

     3.11. Organization. At any meeting of the board of directors, business shall be transacted in such order and manner as the board of directors may from time to time determine, and all matters shall be determined by the vote of a majority of the directors present, except as otherwise provided herein or required by law.

     3.12. Fees and Compensation of Directors. Directors and members of committees may receive such compensation, if any, for their services and such reimbursement of expenses as may be fixed or determined by resolution of the board of directors and may be paid a fixed sum for attendance at each meeting of the board of directors or paid a stated salary or other compensation as director. This Section 3.12 shall not be construed to preclude any director from serving the Corporation in any other capacity as an officer, agent, employee or otherwise and receiving compensation for those services.

                                   ARTICLE IV

                                   COMMITTEES

     4.1.  Committees of Directors.  The board of directors may designate one
(1) or more committees, each consisting of one or more directors, to serve at the pleasure of the board of directors with such lawfully delegable powers and duties as it thereby confers. The board of directors may designate one (1) or more directors as alternate members of any committee, who may replace any absent member at any meeting of the committee. Any committee, to the extent provided in the resolution of the board, shall have all the authority of the board, but no such committee shall have the power or authority to (i) approve or adopt or recommend to the stockholders any action or matter that requires the approval of the stockholders or (ii) adopt, amend or repeal any Bylaw of the Corporation. Notwithstanding the foregoing in this Section 4.1, the directors then in office shall, to the extent permitted by applicable law, appoint those directors to serve on any such committee consistent with the terms of the Corporate Agreement and the Stockholders Agreement.

     4.2. Meetings and Action of Committees. Meetings and actions of committees shall be governed by, and held and taken in accordance with, the provisions of Article III of these Bylaws, Section 3.3 (place of meetings),
Section 3.4 (regular meetings), Section 3.5 (special meetings and notice),
Section 3.7 (waiver of notice), Section 3.8 (adjournment), Section 3.9 (notice of adjournment), and Section 3.10 (action without meeting), with such changes in the context of those Bylaws as are necessary to substitute the committee and its members for the board of directors and its members; provided, however, that the time of regular meetings of committees may be determined either by resolution of the board of directors or by resolution of the committee, that special meetings of committees may also be called by the chairperson of the committee or by resolution of the board of directors, and that notice of special meetings of committees shall also be given to all alternate members, who shall have the right to attend all meetings of the committee. In addition, for purposes of this Section 4.2, one-third ( 1/3) of the members of any committee of the board of directors shall constitute a quorum unless the committee shall consist of one (1) or two (2) members, in which event one (1) member shall constitute a quorum; and all matters shall be determined by a majority vote of the members present. The board of directors or the committee may adopt rules for the government of any committee not inconsistent with the provisions of these Bylaws.

     4.3. Committee Minutes. Each committee shall keep regular minutes of its meetings and report the same to the board of directors when required.

                                   ARTICLE V

                                    OFFICERS

     5.1. Officers. The officers of this Corporation shall consist of a chief executive officer, president, one or more vice presidents, a secretary and a chief financial officer who shall be chosen by the board of directors and such other officers, including but not limited to a chairman of the board, a vice chairman of the board, and a treasurer as the board of directors shall deem expedient, who shall be chosen in such manner as the board of directors may prescribe. Each officer shall hold office until his or her successor is elected and qualified or until his or her earlier resignation or removal. Any two or more of such offices may be held by the same person. The board of directors may designate one or more vice presidents as executive vice presidents or senior vice presidents. The board of directors may from time to time designate any executive vice president as the chief operating officer of the Corporation. Any vice president, treasurer or assistant treasurer, or assistant secretary respectively may exercise any of the powers of the president, the chief financial officer, or the secretary, respectively, as directed by the board of directors and shall perform such other duties as are imposed upon such officer by the Bylaws or the board of directors.

     5.2. Election of Officers. In addition to officers elected by the board of directors in accordance with Sections 5.1 and 5.3, the Corporation may have one or more appointed vice presidents. Such vice presidents may be appointed by the chairman of the board, the chief executive officer, or the president, and shall have such duties as may be established by the chairman, chief executive officer or president. Vice presidents appointed pursuant to this Section 5.2 may be removed in accordance with Section 5.4.

     5.3. Terms of Office and Compensation. The term of office and salary of each of said officers and the manner and time of the payment of such salaries shall be fixed and determined by the board of directors and may be altered by said board from time to time at its pleasure, subject to the rights, if any, of said officers under any contract of employment.

     5.4. Removal; Resignation of Officers and Vacancies. Any officer of the Corporation may be removed at the pleasure of the board of directors at any meeting or, except in the case of an officer chosen by the board of directors, at the pleasure of any officer who may be granted such power by a resolution of the board of directors. Any officer may resign at any time, absent any contractual provision to the contrary, upon written notice to the Corporation without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party. If any vacancy occurs in any office of the Corporation, the board of directors may elect a successor to fill such vacancy.

     5.5. Chairman of the Board. The chairman of the board shall have general supervision, direction and control of the Corporation's business and its officers, and, if present, preside at meetings of the stockholders and the board of directors and exercise and perform such other powers and duties as may from time to time be assigned to him by the board of directors or as may be prescribed by these Bylaws. The chairman of the board shall have the power and duty to call meetings of the board of directors to be held, subject to the limitations prescribed by law or by these Bylaws, at such times and at such places as the chairman of the board shall deem proper. The chairman of the board shall report to the board of directors.

     5.6. Vice Chairman of the Board. The vice chairman of the board of directors, if there shall be one, shall, in the case of the absence, disability or death of the chairman, exercise all the powers and perform all the duties of the chairman of the board, except to the extent any such powers or duties are conferred upon the chief executive officer by the Amended and Restated Certificate of Incorporation, these Bylaws or the resolution of the board of directors. The vice chairman shall have such other powers and perform such other duties as may be granted or prescribed by the board of directors.

     5.7. Chief Executive Officer. The chief executive officer shall have such powers and duties as the board of directors may from time to time prescribe. The president, if different from the chief executive officer, and other executive officers of the Corporation shall report to the chief executive officer.

     5.8.  President.  The powers and duties of the president are:

          (a) To affix the signature of the Corporation to all deeds, conveyances, mortgages, leases, obligations, bonds, certificates and other papers and instruments in writing which have been authorized by the board of directors or which, in the judgment of the chief executive officer or the president, should be executed on behalf of the Corporation, and to sign certificates for shares of stock of the Corporation.

          (b) To have such other powers and be subject to such other duties as the board of directors may from time to time prescribe.

     5.9. Vice Presidents. In case of the absence, disability or death of the president, the elected vice president, or one of the elected vice presidents, shall exercise all the powers and perform all the duties of the president. If there is more than one elected vice president, the order in which the elected vice presidents shall succeed to the powers and duties of the president shall be as fixed by the board of directors. The elected vice president or elected vice presidents shall have such other powers and perform such other duties as may be granted or prescribed by the board of directors.

     Vice presidents appointed pursuant to Section 5.2 shall have such powers and duties as may be fixed by the chairman, chief executive officer or president, except that such appointed vice presidents may not exercise the powers and duties of the president.

     5.10.  Secretary.  The powers and duties of the secretary are:

          (a) To keep a book of minutes at the principal office of the Corporation, or such other place as the board of directors may order, of all meetings of its directors and stockholders with the time and place of holding, whether regular or special, and, if special, how authorized, the notice thereof given, the names of those present at directors' meetings, the number of shares present or represented at stockholders' meetings and the proceedings thereof.

          (b) To keep the seal of the Corporation and affix the same to all instruments which may require it.

          (c) To keep or cause to be kept at the principal office of the Corporation, or at the office of the transfer agent or agents, a share register, or duplicate share registers, showing the names of the stockholders and their addresses, the number of and classes of shares, and the number and date of cancellation of every certificate surrendered for cancellation.

          (d) To keep a supply of certificates for shares of the Corporation, to fill in all certificates issued, and to make a proper record of each such issuance; provided, that so long as the Corporation shall have one or more duly appointed and acting transfer agents of the shares, or any class or series of shares, of the Corporation, such duties with respect to such shares shall be performed by such transfer agent or transfer agents.

          (e) To transfer upon the share books of the Corporation any and all shares of the Corporation; provided, that so long as the Corporation shall have one or more duly appointed and acting transfer agents of the shares, or any class or series of shares, of the Corporation, such duties with respect to such shares shall be performed by such transfer agent or transfer agents, and the method of transfer of each certificate shall be subject to the reasonable regulations of the transfer agent to which the certificate is presented for transfer, and also, if the Corporation then has one or more duly appointed and acting registrars, to the reasonable regulations of the registrar to which the new certificate is presented for registration; and provided, further that no certificate for shares of stock shall be issued or delivered or, if issued or delivered, shall have any validity whatsoever until and unless it has been signed or authenticated in the manner provided in Section 8.5 hereof.

          (f) To make service and publication of all notices that may be necessary or proper, and without command or direction from anyone. In case of the absence, disability, refusal, or neglect of the secretary to make service or publication of any notices, then such notices may be served and/or published by the assistant secretary, or by the president or a vice president, or by any person thereunto authorized by either of them or by the board of directors or by the holders of a majority of the outstanding shares of the Corporation.

          (g) Generally to do and perform all such duties as pertain to the office of secretary and as may be required by the board of directors.

     5.11. Chief Financial Officer. The powers and duties of the chief financial officer are:

          (a) To supervise the corporate-wide treasury functions and financial reporting to external bodies.

          (b) To have the custody of all funds, securities, evidence of indebtedness and other valuable documents of the Corporation and, at the chief financial officer's discretion, to cause any or all thereof to be deposited for account of the Corporation at such depositary as may be designated from time to time by the board of directors.

          (c) To receive or cause to be received, and to give or cause to be given, receipts and acquittances for monies paid in for the account of the Corporation.

          (d) To disburse, or cause to be disbursed, all funds of the Corporation as may be directed by the board of directors, taking proper vouchers for such disbursements.

          (e) To render to the president and to the board of directors, whenever they may require, accounts of all transactions and of the financial condition of the Corporation.

          (f) Generally to do and perform all such duties as pertain to the office of chief financial officer and as may be required by the board of directors.

     5.12. Delegation of Authority. The board of directors may from time to time delegate the powers or duties of any officer to any other officers or agents, notwithstanding any provision hereof.

     5.13. Securities of Other Corporations. Unless otherwise directed by the board of directors, the president or any officer of the corporation authorized by the president shall have power to vote and otherwise act on behalf of the Corporation, in person or by proxy, at any meeting of stockholders of or with respect to any action of stockholders of any other Corporation in which this Corporation may hold securities and otherwise to exercise any and all rights and powers which this Corporation may possess by reason of its ownership of securities in such other Corporation.

                                   ARTICLE VI

               INDEMNIFICATION OF DIRECTORS, OFFICERS, EMPLOYEES
                                AND OTHER AGENTS

     6.1. Indemnification of Directors and Officers. The Corporation shall, to the maximum extent and in the manner permitted by the DGCL, indemnify each of its directors and officers against expenses (including reasonable attorneys' fees), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding, whether the basis of such proceeding is alleged action in an official capacity as a director, officer or trustee or in any other capacity while serving as a director, officer or trustee; provided, however, that the Corporation may modify the extent of such indemnification by individual contracts with its directors and executive officers and, provided, further, that the Corporation shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized in advance by the board of directors of the Corporation, (iii) such indemnification is provided by the Corporation, in its sole discretion, pursuant to the powers vested in the Corporation under the DGCL or (iv) such indemnification is required to be made pursuant to an individual contract. For purposes of this Section 6.1, a "director" or "officer" of the Corporation includes any person (i) who is or was a director or officer of the Corporation, (ii) who is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, or (iii) who was a director or officer of a corporation which was a predecessor corporation of the Corporation or of another enterprise at the request of such predecessor corporation.

     6.2. Indemnification of Others. The Corporation shall have the power, to the maximum extent and in the manner permitted by the DGCL, to indemnify each of its employees and agents (other than directors and officers) against expenses (including reasonable attorneys' fees), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an employee or agent of the Corporation. For purposes of this Section 6.2, an "employee" or "agent" of the Corporation (other than a director or officer) includes any person (i) who is or was an employee or agent of the Corporation, (ii) who is or was serving at the request of the Corporation as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or (iii) who was an employee or agent of a corporation which was a predecessor corporation of the Corporation or of another enterprise at the request of such predecessor corporation.

     6.3. Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of the DGCL.

     6.4. Expenses. The Corporation shall advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefor, all expenses incurred by any director or officer in connection with such proceeding, upon receipt of an undertaking, if required under the DGCL, by or on behalf of such person to repay said amounts if it should be determined ultimately that such person is not entitled to be indemnified under this Bylaw or otherwise; provided, however, that the Corporation shall not be required to advance expenses to any director or officer in connection with any proceeding (or part thereof) initiated by such person unless the proceeding was authorized in advance by the board of directors of the Corporation.

     Notwithstanding the foregoing, unless otherwise determined pursuant to
Section 6.5, no advance shall be made by the Corporation to an officer of the Corporation (except by reason of the fact that such officer is or was a director of the Corporation in which event this paragraph shall not apply) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made (i) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding, or (ii) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the Corporation.

     6.5. Non-Exclusivity of Rights. The rights conferred on any person by this Bylaw shall not be exclusive of any other right which such person may have or hereafter acquire under any statute, provision of the Amended and Restated Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding office. The Corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advances, to the fullest extent not prohibited by the DGCL.

     6.6. Survival of Rights. The rights conferred on any person by this Bylaw shall continue as to a person who has ceased to be a director, officer, employee or other agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

     6.7. Amendments. Any repeal or modification of this Bylaw shall only be prospective and shall not affect the rights under this Bylaw in effect at the time of the alleged occurrence of any action or omission to act that is the cause of any proceeding against any agent of the Corporation.

                                  ARTICLE VII

                              RECORDS AND REPORTS

     7.1. Maintenance and Inspection of Records. The Corporation shall, either at its principal executive office or at such place or places as designated by the board of directors, keep a record of its stockholders listing their names and addresses and the number and class of shares held by each stockholder, a copy of these Bylaws as amended to date, accounting books and other records.

     Any stockholder of record, in person or by attorney or other agent, shall, upon written demand under oath stating the purpose thereof, have the right during the usual hours for business to inspect for any proper purpose the Corporation's stock ledger, a list of its stockholders, and its other books and records and to make copies or extracts therefrom. A proper purpose shall mean a purpose reasonably related to such person's interest as a stockholder. In every instance where an attorney or other agent is the person who seeks the right to inspection, the demand under oath shall be accompanied by a power of attorney or such other writing that authorizes the attorney or other agent to so act on behalf of the stockholder. The demand under oath shall be directed to the Corporation at its registered office in Delaware or at its principal place of business.

     7.2. Inspection by Director. Any director shall have the right to examine the Corporation's stock ledger, a list of its stockholders and its other books and records for a purpose reasonably related to his or her position as a director.

                                  ARTICLE VIII

                                GENERAL MATTERS

     8.1. Record Date for Purposes Other Than Notice and Voting. For purposes of determining the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any other lawful action, the board of directors may fix, in advance, a record date, which shall not be more than sixty
(60) days before any such action. In that case, only stockholders of record at the close of business on the date so fixed are entitled to receive the dividend, distribution or allotment of rights, or to exercise such rights, as the case may be, notwithstanding any transfer of any shares on the books of the Corporation after the record date so fixed, except as otherwise provided in the Amended and Restated Certificate of Incorporation, by these Bylaws, by agreement or by law.

     If the board of directors does not so fix a record date, then the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the board adopts the applicable resolution.

     8.2. Checks; Drafts; Evidences of Indebtedness. From time to time, the board of directors shall determine by resolution which person or persons may sign or endorse all checks, drafts, other orders for payment of money, notes or other evidences of indebtedness that are issued in the name of or payable to the Corporation, and only the persons so authorized shall sign or endorse those instruments.

     8.3. Corporate Contracts and Instruments; How Executed. The board of directors, except as otherwise provided in these Bylaws, may authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the Corporation; such authority may be general or confined to specific instances. Unless so authorized or ratified by the board of directors or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the Corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

     8.4. Fiscal Year. The fiscal year of the Corporation shall begin on the first day of January of each year and end on the last day of December of the following year.

     8.5. Stock Certificates. Every holder of shares of the Corporation shall be entitled to have a certificate signed by, or in the name of the Corporation by, the chairman or vice chairman of the board of directors, or the president or a vice president, and by the treasurer or an assistant treasurer, or the secretary or an assistant secretary of the Corporation representing the number of shares registered in certificate form. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.

     8.6. Statement of Rights. If the Corporation is authorized to issue more than one class of stock or more than one series of any class, then the powers, the designations, the preferences, and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate that the Corporation shall issue to represent such class or series of stock or the notice sent to holders of uncertificated shares; provided, however, that, except as otherwise provided in Section 202 of the DGCL, in lieu of the foregoing requirements there may be set forth on the face or back of the certificate that the Corporation shall issue to represent such class or series of stock or such notice to holders of uncertificated shares a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, the designations, the preferences, and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

     8.7. Lost Certificates. The Corporation may issue a new share certificate or new certificate for any other security in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate or the owner's legal representative to give the Corporation a bond (or other adequate security) sufficient to indemnify it against any claim that may be made against it (including any expense or liability) on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate. The board of directors may adopt such other provisions and restrictions with reference to lost certificates, not inconsistent with applicable law, as it shall in its discretion deem appropriate.

     8.8. Construction; Definitions. Unless the context requires otherwise, the general provisions, rules of construction, and definitions in the DGCL shall govern the construction of these Bylaws. Without limiting the generality of this provision, the singular number includes the plural, the plural number includes the singular, and the term "person" includes both a corporation and a natural person.

     8.9. Provisions Additional to Provisions of Law. All restrictions, limitations, requirements and other provisions of these Bylaws shall be construed, insofar as possible, as supplemental and additional to all provisions of law applicable to the subject matter thereof and shall be fully complied with in addition to the said provisions of law unless such compliance shall be illegal.

     8.10. Provisions Contrary to Provisions of Law. Any article, section, subsection, subdivision, sentence, clause or phrase of these Bylaws which upon being construed in the manner provided in Section 8.9 hereof, shall be contrary to or inconsistent with any applicable provisions of law, shall not apply so long as said provisions of law shall remain in effect, but such result shall not affect the validity or applicability of any other portions of these Bylaws, it being hereby declared that these Bylaws would have been adopted and each article, section, subsection, subdivision, sentence, clause or phrase thereof, irrespective of the fact that any one or more articles, sections, subsections, subdivisions, sentences, clauses or phrases is or are illegal.

     8.11. Notices. Any reference in these Bylaws to the time a notice is given or sent means, unless otherwise expressly provided, the time a written notice by mail is deposited in the United States mails, postage prepaid; or the time any other written notice is personally delivered to the recipient or is delivered to a common carrier for transmission, or actually transmitted by the person giving the notice by electronic means, to the recipient; or the time any oral notice is communicated, in person or by telephone or wireless, to the recipient or to a person at the office of the recipient who the person giving the notice has reason to believe will promptly communicate it to the recipient. Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders may be given by electronic transmission in the manner provided in Section 232 of the DGCL.

     8.12. Facsimile Signatures. In addition to the provisions for use of facsimile signatures elsewhere specifically authorized in these Bylaws, facsimile signatures of any officer or officers of the Corporation may be used whenever and as authorized by the board of directors or a committee thereof.

     8.13. Reliance Upon Books, Reports and Records. Each director, each member of any committee designated by the board of directors, and each officer of the Corporation shall, in the performance of his or her duties, be fully protected in relying in good faith upon the books of account or other records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of its officers or employees, or committees of the board of directors so designated, or by any other person as to matters which such director or committee member reasonably believes are within such other person's professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.

     8.13. Time Periods. In applying any provision of these Bylaws which requires that an act be done or not be done a specified number of days prior to an event or that an act be done during a period of a specified number of days prior to an event, calendar days shall be used, the day of the doing of the act shall be excluded, and the day of the event shall be included.

                                   ARTICLE IX

     Notwithstanding any other provision of these Bylaws, these Bylaws shall be construed and interpreted in a manner consistent with the provisions of the Corporate Agreement.

                                   ARTICLE X

                                   AMENDMENTS

     Subject to Section 6.7 hereof, the original or other bylaws of the Corporation may be adopted, amended or repealed (1) at any annual or special meeting of stockholders, by the affirmative vote of the holders of a majority of the voting power of the stock issued and outstanding and entitled to vote thereat; provided, however, that from and after the Trigger Date, the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then outstanding share of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the Bylaws of the Corporation; and, provided, further, however, that in the case of any such stockholder action at a special meeting of stockholders from and after the Trigger Date, notice of the proposed alteration, repeal or adoption of the new Bylaw or Bylaws must be contained in the notice of such special meeting, or (2) by the affirmative vote of a majority of the board of directors. The fact that the power to amend these Bylaws has been so conferred upon the directors shall not divest the stockholders of the power, nor limit their power to adopt, amend or repeal Bylaws.

     Whenever an amendment or new bylaw is adopted, it shall be copied in the book of Bylaws with the original Bylaws, in the appropriate place. If any bylaw is repealed, the fact of repeal with the date of the meeting at which the repeal was enacted or the filing of the operative written consent(s) shall be stated in said book.

                                                                         ANNEX D

                            CERTIFICATE OF AMENDMENT
                                     TO THE
               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                          ISLAND HOLDING COMPANY, INC.

                            PURSUANT TO SECTION 242
                       OF THE GENERAL CORPORATION LAW OF
                             THE STATE OF DELAWARE

     Island Holding Company, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify as follows:

     FIRST:  That the Board of Directors of the Corporation, in accordance with
Section 141 of the General Corporation Law of the State of Delaware, adopted a resolution setting forth a further amendment to the Fourth Amended and Restated Certificate of Incorporation of the Corporation and declaring said amendment to be advisable. The resolution setting forth the proposed amendment is as follows:

RESOLVED:  That, subject to stockholder approval, the Amended and Restated
           Certificate of Incorporation of this Corporation be amended in the manner set forth in Exhibit A attached hereto; that such amendment is hereby declared to be advisable, that the Board recommend that the stockholders of this Corporation vote in favor of adoption of such amendment and such amendment be submitted to the stockholders of this Corporation for their approval; and that, upon approval of such amendment by such stockholders, the Authorized Officers of this Corporation be, and they are, and each of them acting singly is, hereby authorized, in the name and on behalf of this Corporation, to execute, acknowledge and file a Certificate of Amendment to the Amended and Restated Certificate of Incorporation of this Corporation with the Secretary of State of the State of Delaware.

     The Exhibit A referred to in the foregoing resolution is attached to this Certificate of Amendment to the Amended and Restated Certificate of Incorporation.

     SECOND: That said amendment has been duly approved by: (i) holders of at least 66 2/3% of the outstanding shares of the Corporation's Class L Common Stock, par value $.001 per share ("Class L Common Stock"), voting as a separate class and (ii) holders of a majority of the outstanding shares of the Corporation's Class A-1 Common Stock, par value $.001 per share and Class L Common Stock, voting together as a single class.

     THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Amended and Restated Certificate of Incorporation to be signed
by its President this                day of           , 2002.

                                          Island Holding Company, Inc.

                                          By:
                                          --------------------------------------
                                            Matthew Andresen
                                            President

                                                                       EXHIBIT A

     1. The first full paragraph of Section 4.2, setting forth the definition of "Applicable Price per Share," is amended and restated in its entirety to read as follows:

          "Applicable Price per Share" shall mean (a) at the Public Offering Time, the Public Offering Price and (b) at the time of any other Realization Event, a fraction, the numerator of which is the excess, if any, of (i) the Aggregate Common Stock Value of the Corporation over (ii) the aggregate Remaining Class L Minimum Payment Amount with respect to all outstanding shares of Class L Common Stock and the denominator of which is the aggregate number of shares of Class A Common Stock and Class L Common Stock (assuming each share of Class L Common Stock had been converted into a number of shares of Class A Common Stock equal to the Class L Conversion Factor). For the purpose of clause (b)(i) above, "Aggregate Common Stock Value" shall mean (x) if all of the Common Stock of the Corporation is being Transferred in the subject Realization Event, the consideration to be paid in respect of Common Stock in such Realization Event, without deduction for any commissions, fees and expenses paid in connection with such Realization Event and (y) if less than all of the Common Stock of the Corporation is being Transferred in the subject Realization Event, the aggregate value of all Common Stock of the Corporation implied by reference to the consideration to be paid in respect of Common Stock being Transferred in such Realization Event, without deduction for any commissions, fees and expenses paid in connection with such Realization Event. For purposes of the foregoing sentence, if the consideration to be paid in respect of the subject Realization Event is other than cash, its value will be deemed its fair market value as determined in good faith by the Board of Directors, whose determination shall be conclusive, and any securities shall be valued as follows:

             (1) If traded on a securities exchange or through the Nasdaq National Market, the value shall be deemed to be the average (rounded to the nearest 1/1,000 of a dollar per share) of the closing prices of such securities on such exchange or quotation system for the twenty (20) trading days ending on the fifth trading day prior to the closing of the subject Realization Event (subject to equitable adjustment in the event of any stock split, stock dividend, combination, recapitalization or similar event with respect to such securities and further subject to adjustment as set forth clause (4) below);

             (2) If actively traded over-the-counter, the value shall be deemed to be the average (rounded to the nearest 1/1,000 of a dollar per share) of (i) the closing sale prices or (ii) the average of the closing bid and ask prices (whichever is applicable), of such securities for the twenty (20) trading days ending on the fifth trading day prior to the closing of the subject Realization Event (subject to equitable adjustment in the event of any stock split, stock dividend, combination, recapitalization or similar event with respect to such securities and further subject to adjustment as set forth in clause (4) below); and

             (3) If there is no active public market, the value shall be the fair market value of such securities, as determined in good faith by the Board of Directors, whose determination shall be conclusive.

             (4) In the case of clause (1) or (2) above, if the "ex" date (as hereinafter defined) for any distribution to the holders of such securities, whether by dividend or otherwise, of cash, property or other assets (other than the issuance or distribution of the consideration to be paid in respect of Common Stock in such Realization Event) occurs on or after the first trading day in the measurement period described in clause (1) or (2) above (the "Measurement Period") and on or prior to the date of closing of such Realization Event, then the closing price in the case of clause (1) and the closing sale price or the average of the closing bid and ask price in the case of clause (2) (as applicable, the "Closing Price") for each trading day in the Measurement Period prior to the "ex" date for such distribution shall be adjusted by subtracting the amount of any cash and the fair market value (as determined in good faith by the Board of Directors, whose determination shall be conclusive) of any property or other assets so or to be distributed applicable to one share of such securities. For purposes of this clause
        (4), the term "ex" date with respect to any distribution means the first date on which such securities trade, regular way, on the relevant exchange or in the relevant quotation system or other market from which the Closing Price was obtained without the right to receive the distribution to which such "ex" date pertains.

     2. Section 4.6.1 is amended and restated in its entirety to read as follows:

             4.6.1. First, the holders of the shares of Class L Common Stock (other than shares concurrently being converted into Class A Common Stock), as a single and separate class, shall be entitled to receive all Distributions until there has been paid with respect to each such share from amounts then and previously distributed pursuant to this Section
        4.6.1 (or pursuant to Section 4.6.1 of the Amended and Restated Certificate of Incorporation of the Island ECN, Inc. filed with the Secretary of State of the State of Delaware on December 14, 2000) an amount equal to the Class L Base Amount plus an amount sufficient to generate an internal rate of return thereon equal to twelve percent (12%) per annum, compounded quarterly on each three-month anniversary of the date on which the Class L Base Amount shall have been paid for such share as determined pursuant to the next sentence of this Section 4.6.1 (in the case that any final Distribution payable pursuant to this Section 4.6.1 with respect to such share is made other than on any such three-month anniversary, such quarterly compounding to be pro-rated based on the ratio of (i) the number of calendar days elapsed since the end of the prior three-month anniversary date to (ii) 90 days). Such internal rate of return shall otherwise be calculated in accordance with accepted financial practices, treating the Class L Base Amount of each share as having been paid for such share on December 14, 2000 or, if later, the date on which such share shall have been originally issued by the Corporation and each Distribution with respect to the Class L Common Stock as having been made on the date it is actually paid by the Corporation. For purposes of this Section 4.6.1, if the Distribution is other than in cash, its value will be determined consistent with the manner of determining the value of the consideration to be paid in respect of a Realization Event, as set forth in the definition of "Applicable Per Share Price" above.

                                                                         ANNEX E

      SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

sec. 262.  Appraisal rights.


     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.


     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec. 251 (other than a merger effected pursuant to sec. 251(g) of this title), sec. 252, sec. 254, sec. 257, sec. 258, sec. 263 or sec. 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of sec. 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec.sec. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:


          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or


          (2) If the merger or consolidation was approved pursuant to sec. 228 or sec. 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided that, if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.


     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.


     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.


     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.


     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law ("Section 145") permits indemnification of directors, officers, agents, employees and controlling persons of a corporation under certain conditions and subject to certain limitations. The registrant's certificate of incorporation provides that no director shall be personally liable to the registrant or its stockholders for monetary damages for a breach of fiduciary duty as a director. The registrant's bylaws further provide for indemnification of directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to modification by contract with individual directors and executive officers.

     Section 145 and the registrant's bylaws empower the registrant to purchase and maintain insurance that protects its officers, directors, employees and agents against liabilities incurred in connection with their service in those positions. The registrant currently maintains standard policies of insurance under which coverage is provided (a) to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, and
(b) to the registrant with respect to payments that may be made by the registrant to those officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) The following exhibits are filed herewith unless otherwise indicated:


EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
  2.1     Agreement and Plan of Merger, dated as of June 9, 2002 (as amended as of August 7, 2002), among Instinet Group
          Incorporated, Instinet Merger Corporation and Island Holding
          Company, Inc. (attached as Annex A to the proxy/information statement-prospectus contained in this registration
          statement).
  2.2     Contribution Agreement between Instinet Corporation and
          Instinet Group LLC, dated July 25, 2000 (incorporated herein by reference to Exhibit 2.1 to Instinet's Form S-1
          (Registration No. 333-55190)).
  2.3     Asset Contribution Agreement between Instinet Corporation
          and Instinet Group LLC, dated July 31, 2000 (incorporated
          herein by reference to Exhibit 2.2 to Instinet's Form S-1
          (Registration No. 333-55190)).
  2.4     Subscription Agreement between Reuters Holdings Switzerland
          SA and Instinet Group LLC, dated July 31, 2000 (incorporated herein by reference to Exhibit 2.3 to Instinet's Form S-1
          (Registration No. 333-55190)).
  2.5     Contribution Agreement between Reuters C Corporation and
          Instinet Group LLC, dated September 29, 2000 (incorporated herein by reference to Exhibit 2.4 to Instinet's Form S-1
          (Registration No. 333-55190)).
  2.6     Contribution Agreement between Reuters Holdings Switzerland
          SA and Instinet Group LLC, dated September 29, 2000
          (incorporated herein by reference to Exhibit 2.5 to
          Instinet's Form S-1 (Registration No. 333-55190)).
  2.7     Contribution Agreement between Reuters Holdings Switzerland
          SA and Instinet Group LLC, dated September 29, 2000
          (incorporated herein by reference to Exhibit 2.6 to
          Instinet's Form S-1 (Registration No. 333-55190)).
  3.1     Form of Proposed Amended and Restated Certificate of
          Incorporation of Instinet Group Incorporated (attached as
          Annex B to the proxy/information statement-prospectus
          contained in this registration statement).
  3.2     Form of Proposed Amended and Restated Bylaws of Instinet
          Group Incorporated (attached as Annex C to the
          proxy/information statement-prospectus contained in this
          registration statement).

EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
  4.1     Certificate of Incorporation of Instinet Group Incorporated
          (incorporated herein by reference to Exhibit 4.2 to
          Instinet's Form S-1 (Registration No. 333-55190)).
  4.2     By-laws of Instinet Group Incorporated (incorporated herein by reference to Exhibit 3.2 to Instinet's Quarterly Report on Form 10-Q for the period ended June 30, 2001).
  4.3     Form of Common Stock Certificate (incorporated herein by
          reference to Exhibit 4.1 to Instinet's registration
          statement on Form S-1 (No. 333-55190)).
  4.4     Corporate Agreement between Instinet Group Incorporated and
          Reuters Limited, dated May 17, 2001 (incorporated herein by reference to Exhibit 4.2 to Instinet's Quarterly Report on
          Form 10-Q for the period ended June 30, 2001).
  4.5     Rights Agreement between Instinet Group Incorporated and
          Mellon Investor Services LLC, dated May 15, 2001
          (incorporated herein by reference to Exhibit 4.3 to
          Instinet's Quarterly Report on Form 10-Q for the period
          ended June 30, 2001).
  5.1*    Opinion of Cleary, Gottlieb, Steen & Hamilton (including
          consent).
  8.1*    Tax Opinion of Cleary, Gottlieb, Steen & Hamilton (including consent).
  8.2*    Tax Opinion of Ropes and Gray (including consent).
 10.1**   Amended and Restated Corporate Agreement, dated as of June
          9, 2002, by and between Reuters Limited and Instinet Group
          Incorporated.
 10.2**   Datek Stockholders Agreement, dated as of June 9, 2002, by and among Instinet Group Incorporated, Reuters Limited and
          Datek Online Holdings Corp.
 10.3**   Stockholders Agreement, dated as of June 9, 2002, by and
          among Instinet Group Incorporated, Reuters Limited, Reuters
          C Corp., Reuters Holdings Switzerland SA, the other entities listed on Exhibit B thereto and Edward Nicoll.
 10.4**   Company Voting Agreement, dated as of June 9, 2002, by and among Island Holding Company, Inc., the stockholders of
          Island Holding Company, Inc., and Instinet Group
          Incorporated.
 10.5**   Parent Voting Agreement, dated as of June 9, 2002, by and
          among Reuters Limited, Reuters C Corp and Reuters Holdings
          Switzerland SA, Island Holding Company, Inc., and Instinet
          Group Incorporated.
 10.6**   Datek Voting Agreement, dated as of June 9, 2002, by and
          between Datek Online Holdings Corp. and Instinet Group
          Incorporated.
 10.7**   Registration Rights Agreement Term Sheet.
 10.8**   Edward Nicoll Employment Letter Agreement and Term Sheet.
 10.9**   Matthew Andresen Employment Letter Agreement and Term Sheet.
 10.10*   Amendment No. 1 to Company Voting Agreement, dated as of
          August 7, 2002, by and among Island Holding Company, Inc., the stockholders of Island Holding Company, Inc. and
          Instinet Group Incorporated.
 10.11*   Amendment No. 1 to Parent Voting Agreement, dated as of
          August 7, 2002, by and among Reuters Limited, Reuters C Corp and Reuters Holdings Switzerland SA, Island Holding Company,
          Inc., and Instinet Group Incorporated.
 10.12*   Amendment No. 1 to Datek Voting Agreement, dated as of
          August 7, 2002, by and between Datek Online Holdings Corp., and Instinet Group Incorporated.
 15.1*    Letter of Deloitte & Touche LLP Regarding Interim Financial
          Information of Island.
 23.1*    Consent of PricewaterhouseCoopers LLP.
 23.2*    Consent of Deloitte & Touche LLP.
 23.3*    Consent of Cleary, Gottlieb, Steen & Hamilton (included in
          Exhibit 5.1).
 23.4*    Consent of Cleary, Gottlieb, Steen & Hamilton (included in
          Exhibit 8.1).
 23.5*    Consent of Ropes & Gray (included in Exhibit 8.2).
 24.1**   Power of Attorney.
 99.1**   Consent of Edward J. Nicoll.

EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
 99.2**   Consent of C. Kevin Landry.
 99.3**   Consent of Stephen Pagliuca.
 99.4**   Consent of Glenn H. Hutchins.


---------------


*  Filed herewith.



** Previously filed.


ITEM 22.  UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b)(1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of this form; and

     (2) the registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (e) The undersigned registrant undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on August 8, 2002.


                                          INSTINET GROUP INCORPORATED

                                          By:     /s/ PAUL A. MEROLLA
                                          --------------------------------------
                                                  Name: Paul A. Merolla


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.



                    SIGNATURE                                      TITLES                      DATE
                    ---------                                      ------                      ----

                        *                                Acting President and Chief
 ------------------------------------------------       Executive Officer, and Chief
             Name: Mark D. Nienstedt                   Financial Officer and Director

                        *                             Senior Vice President and Chief
 ------------------------------------------------            Accounting Officer
             Name: Michael J. Clancy

                        *                            Director and Chairman of the Board
 ------------------------------------------------
           Name: Andre F.H. Villeneuve

                        *                                     Senior Director
 ------------------------------------------------
              Name: Thomas H. Glocer

                        *                                         Director
 ------------------------------------------------
               Name: John C. Bogle

                        *                                         Director
 ------------------------------------------------
              Name: David J. Grigson

                        *                                         Director
 ------------------------------------------------
                Name: Peter J. Job

                        *                                         Director
 ------------------------------------------------
                Name: John Kasich

                        *                                         Director
 ------------------------------------------------
               Name: Kay Koplovitz

                        *                                         Director
 ------------------------------------------------
                Name: Ian Strachan


 *By:              /s/ PAUL A. MEROLLA                                                    August 8, 2002
        ------------------------------------------
                     Paul A. Merolla
                     Attorney-In-Fact

                                 EXHIBIT INDEX


EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
  2.1     Agreement and Plan of Merger, dated as of June 9, 2002 (as amended as of August 7, 2002), among Instinet Group
          Incorporated, Instinet Merger Corporation and Island Holding
          Company, Inc. (attached as Annex A to the proxy/information statement-prospectus contained in this registration
          statement).
  2.2     Contribution Agreement between Instinet Corporation and
          Instinet Group LLC, dated July 25, 2000 (incorporated herein by reference to Exhibit 2.1 to Instinet's Form S-1
          (Registration No. 333-55190)).
  2.3     Asset Contribution Agreement between Instinet Corporation
          and Instinet Group LLC, dated July 31, 2000 (incorporated
          herein by reference to Exhibit 2.2 to Instinet's Form S-1
          (Registration No. 333-55190)).
  2.4     Subscription Agreement between Reuters Holdings Switzerland
          SA and Instinet Group LLC, dated July 31, 2000 (incorporated herein by reference to Exhibit 2.3 to Instinet's Form S-1
          (Registration No. 333-55190)).
  2.5     Contribution Agreement between Reuters C Corporation and
          Instinet Group LLC, dated September 29, 2000 (incorporated herein by reference to Exhibit 2.4 to Instinet's Form S-1
          (Registration No. 333-55190)).
  2.6     Contribution Agreement between Reuters Holdings Switzerland
          SA and Instinet Group LLC, dated September 29, 2000
          (incorporated herein by reference to Exhibit 2.5 to
          Instinet's Form S-1 (Registration No. 333-55190)).
  2.7     Contribution Agreement between Reuters Holdings Switzerland
          SA and Instinet Group LLC, dated September 29, 2000
          (incorporated herein by reference to Exhibit 2.6 to
          Instinet's Form S-1 (Registration No. 333-55190)).
  3.1     Form of Proposed Amended and Restated Certificate of
          Incorporation of Instinet Group Incorporated (attached as
          Annex B to the proxy/information statement-prospectus
          contained in this registration statement).
  3.2     Form of Proposed Amended and Restated Bylaws of Instinet
          Group Incorporated (attached as Annex C to the
          proxy/information statement-prospectus contained in this
          registration statement).
  4.1     Certificate of Incorporation of Instinet Group Incorporated
          (incorporated herein by reference to Exhibit 4.2 to
          Instinet's Form S-1 (Registration No. 333-55190)).
  4.2     By-laws of Instinet Group Incorporated (incorporated herein by reference to Exhibit 3.2 to Instinet's Quarterly Report on Form 10-Q for the period ended June 30, 2001).
  4.3     Form of Common Stock Certificate (incorporated herein by
          reference to Exhibit 4.1 to Instinet's registration
          statement on Form S-1 (No. 333-55190)).
  4.4     Corporate Agreement between Instinet Group Incorporated and
          Reuters Limited, dated May 17, 2001 (incorporated herein by reference to Exhibit 4.2 to Instinet's Quarterly Report on
          Form 10-Q for the period ended June 30, 2001).
  4.5     Rights Agreement between Instinet Group Incorporated and
          Mellon Investor Services LLC, dated May 15, 2001
          (incorporated herein by reference to Exhibit 4.3 to
          Instinet's Quarterly Report on Form 10-Q for the period
          ended June 30, 2001).
  5.1*    Opinion of Cleary, Gottlieb, Steen & Hamilton (including
          consent).
  8.1*    Tax Opinion of Cleary, Gottlieb, Steen & Hamilton (including consent).
  8.2*    Tax Opinion of Ropes & Gray (including consent).
 10.1**   Amended and Restated Corporate Agreement, dated as of June
          9, 2002, by and between Reuters Limited and Instinet Group
          Incorporated.
 10.2**   Datek Stockholders Agreement, dated as of June 9, 2002, by and among Instinet Group Incorporated, Reuters Limited and
          Datek Online Holdings Corp.

EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
 10.3**   Stockholders Agreement, dated as of June 9, 2002, by and
          among Instinet Group Incorporated, Reuters Limited, Reuters
          C Corp., Reuters Holdings Switzerland SA, the other entities listed on Exhibit B thereto and Edward Nicoll.
 10.4**   Company Voting Agreement, dated as of June 9, 2002, by and among Island Holding Company, Inc., the stockholders of
          Island Holding Company, Inc., and Instinet Group
          Incorporated.
 10.5**   Parent Voting Agreement, dated as of June 9, 2002, by and
          among Reuters Limited, Reuters C Corp and Reuters Holdings
          Switzerland SA, Island Holding Company, Inc., and Instinet
          Group Incorporated.
 10.6**   Datek Voting Agreement, dated as of June 9, 2002, by and
          between Datek Online Holdings Corp. and Instinet Group
          Incorporated.
 10.7**   Registration Rights Agreement Term Sheet.
 10.8**   Edward Nicoll Employment Letter Agreement and Term Sheet.
 10.9**   Matthew Andresen Employment Letter Agreement and Term Sheet.
 10.10*   Amendment No. 1 to Company Voting Agreement, dated as of
          August 7, 2002, by and among Island Holding Company, Inc., the stockholders of Island Holding Company, Inc. and
          Instinet Group Incorporated.
 10.11*   Amendment No. 1 to Parent Voting Agreement, dated as of
          August 7, 2002, by and among Reuters Limited, Reuters C Corp and Reuters Holdings Switzerland SA, Island Holding Company,
          Inc., and Instinet Group Incorporated.
 10.12*   Amendment No. 1 to Datek Voting Agreement, dated as of
          August 7, 2002, by and between Datek Online Holdings Corp.
          and Instinet Group Incorporated.
 15.1*    Letter of Deloitte & Touche LLP Regarding Interim Financial
          Information of Island.
 23.1*    Consent of PricewaterhouseCoopers LLP.
 23.2*    Consent of Deloitte & Touche LLP.
 23.3*    Consent of Cleary, Gottlieb, Steen & Hamilton (included in
          Exhibit 5.1).
 23.4*    Consent of Cleary, Gottlieb, Steen & Hamilton (included in
          Exhibit 8.1).
 23.5*    Consent of Ropes & Gray (included in Exhibit 8.2).
 24.1**   Power of Attorney.
 99.1**   Consent of Edward J. Nicoll.
 99.2**   Consent of C. Kevin Landry.
 99.3**   Consent of Stephen Pagliuca.
 99.4**   Consent of Glenn H. Hutchins.


---------------


 * Filed herewith.



** Previously filed.